Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-275889

PROSPECTUS

VIVID SEATS INC.

7,776,630 SHARES OF CLASS A COMMON STOCK

This prospectus relates to up to 7,776,630 shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), of Vivid Seats Inc., a Delaware corporation (“Vivid Seats PubCo,” “Vivid Seats,” “we,” “us” or “our”), which may be offered for sale from time to time by the selling stockholders named herein.

The shares of Class A common stock being registered were issued pursuant to the Agreement and Plan of Merger, dated November 3, 2023 (the “Merger Agreement”), among us, VDC Holdco, LLC, a Delaware limited liability company, Viva Merger Sub I, LLC, a Delaware limited liability company and our wholly owned subsidiary, Viva Merger Sub II, LLC, a Delaware limited liability company and our wholly owned subsidiary, the unitholders named therein (the “Unitholders”) and the Unitholders’ representative named therein.

We are registering the shares for resale pursuant to the Registration Rights and Lockup Agreement, dated November 3, 2023 (the “Registration Rights and Lockup Agreement”), that we entered into with the Unitholders in connection with the Merger Agreement. See “Selling Stockholders” for additional information regarding the selling stockholders and the Registration Rights and Lockup Agreement.

We are not selling any shares under this prospectus and will not receive any proceeds from any sale of shares by the selling stockholders or their permitted transferees. We will bear all expenses of any offering of Class A common stock, except that the selling stockholders will pay any applicable underwriting fees, discounts or commissions and transfer taxes.

The selling stockholders may sell the shares described in this prospectus in a number of different ways and at varying prices, which will be determined by the prevailing market price for the shares or in negotiated transactions. See “Plan of Distribution” for more information.

Our Class A common stock is listed on The Nasdaq Global Select Market under the symbol “SEAT.” On December 14, 2023, the closing sale price of our Class A common stock was $6.90 per share. Our Vivid Seats Public IPO Warrants (as defined herein) are listed on The Nasdaq Global Select Market under the symbol “SEATW.” On December 14, 2023, the closing sale price of our Vivid Seats Public IPO Warrants was $1.30 per warrant.

Investing in our Class A common stock involves risks that are described in the “Risk Factors” section beginning on page 4 of this prospectus. You should also review carefully any risk factors included in any applicable prospectus supplement for a discussion of additional risks that you should consider before investing in our Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be sold under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 15, 2023.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

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CERTAIN DEFINED TERMS

Unless the context otherwise requires, references in this prospectus to:

•	“2021 ESPP” are to the Vivid Seats Inc. 2021 Employee Stock Purchase Plan;

•	“2021 Plan” are to the Vivid Seats Inc. 2021 Incentive Award Plan;

•	“2021 Registration Rights Agreement” are to the Amended and Restated Registration Rights Agreement, dated October 18, 2021, among Vivid Seats, Sponsor, Hoya Topco and the other holders party thereto;

•	“Amended and Restated Bylaws” are to the amended and restated bylaws of Vivid Seats, as amended;

•	“Amended and Restated Charter” are to the amended and restated certificate of incorporation of Vivid Seats;

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“Amended and Restated Warrant Agreement” are to the Warrant Agreement, dated October 14, 2021, between Continental Stock Transfer & Trust Company and Horizon, which amended and restated the Warrant Agreement, dated August 20, 2020, between Continental Stock Transfer & Trust Company and Horizon;

•	“Betcha” are to Betcha Sports, Inc., which we acquired in December 2021;

•	“Blocker Corporations” are to the Blocker Corporations as defined in the Tax Receivable Agreement;

•	“Board” are to our board of directors;

•	“Business Combination” are to the transactions contemplated by the Transaction Agreement;

•	“Class A common stock” are to our Class A common stock, par value $0.0001 per share;

•	“Class B common stock” are to our Class B common stock, par value $0.0001 per share;

•	“Closing” are to the consummation of the Business Combination;

•	“Closing Amount” are to the shares of our common stock that were issued and outstanding on the Closing Date;

•	“Closing Date” are to October 18, 2021;

•	“Code” are to the U.S. Internal Revenue Code of 1986, as amended;

•	“DGCL” are to the General Corporation Law of the State of Delaware;

•	“ERP” are to a proprietary enterprise resource planning tool;

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“Exchange” are to the irrevocable tender by Sponsor to Horizon all of its Horizon Class B ordinary shares, par value $0.0001 per share, for cancellation in exchange for (i) the Horizon $10.00 Exercise Warrants, (ii) the Horizon $15.00 Exercise Warrants and (iii) 50,000 shares of Horizon Class A ordinary shares pursuant to the Exchange Agreement;

•	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•	“Exchange Agreement” are to the Exchange Agreement, dated April 21, 2021, between Sponsor and Horizon;

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“Form of New Warrant Agreement” are to the form of warrant agreement entered into between Horizon and Continental Stock Transfer & Trust Company pursuant to which the Vivid Seats $10.00 Exercise Warrants and the Vivid Seats $15.00 Exercise Warrants were issued;

•	“GAAP” are to accounting principles generally accepted in the United States of America;

•	“Horizon” are to Horizon Acquisition Corporation;

•	“Horizon $10.00 Exercise Warrants” are to warrants for Horizon Class A ordinary shares with an exercise price of $10.00, issued in connection with the Exchange;

•	“Horizon $15.00 Exercise Warrants” are to warrants for Horizon Class A ordinary shares with an exercise price of $15.00, issued in connection with the Exchange;

•	“Horizon Class A ordinary shares” are to Horizon’s Class A ordinary shares, par value $0.0001 per share;

•	“Horizon Equityholders” are to Sponsor and any investment vehicles or funds managed or controlled, directly or indirectly, by any of Sponsor’s affiliates;

•	“Horizon IPO Private Placement Warrants” are to the warrants sold by Horizon as part of the private placement in connection with the IPO;

•	“Horizon IPO Public Warrants” are to the warrants sold by Horizon as part of the units in the IPO;

•	“Horizon Warrants” are to the Horizon IPO Public Warrants, the Horizon IPO Private Placement Warrants, the Horizon $10.00 Exercise Warrants and the Horizon $15.00 Exercise Warrants;

•	“Hoya Intermediate” are to Hoya Intermediate, LLC, a Delaware limited liability company;

•	“Hoya Intermediate LLC Agreement” are to the Second Amended and Restated Limited Liability Company Agreement of Hoya Intermediate;

•	“Hoya Intermediate Warrants” are warrants issued by Hoya Intermediate to Vivid Seats and Hoya Topco;

•	“Hoya Topco” are to Hoya Topco, LLC, a Delaware limited liability company;

•	“Intermediate Units” means common units of Hoya Intermediate;

•	“IPO” are to Horizon’s initial public offering of units, the base offering of which closed on August 25, 2020;

•	“IRS” are to the U.S. Internal Revenue Service;

•	“JOBS Act” are to Jumpstart Our Business Startups Act of 2012;

•	“Lock-up Period” are to the 12-month period beginning on the Closing Date;

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“lock-up shares” are to (a) with respect to Sponsor, any shares of our common stock and any warrants exercisable for shares of our common stock held by Sponsor and its affiliates (other than any such shares acquired in connection with the PIPE Subscription) and (b) with respect to Hoya Topco, any shares of our common stock and any warrants exercisable for shares of our common stock held by Hoya Topco and its affiliates;

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“Marketplace GOV” are to the total transactional amount of Marketplace segment orders placed on our platform in a period, inclusive of fees, exclusive of taxes, and net of event cancellations that occurred during that period;

•	“Merger” are to the merging of Horizon with and into Vivid Seats, upon which the separate corporate existence of Horizon ceased and Vivid Seats became the surviving entity;

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“Merger Agreement” are to the Agreement and Plan of Merger, dated November 3, 2023, among Vivid Seats, VDC, Viva Merger Sub I, LLC, a Delaware limited liability company and a wholly owned subsidiary of Vivid Seats, Viva Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Vivid Seats, the Unitholders and the Unitholders’ representative named therein;

•	“Nasdaq” are to The Nasdaq Global Select Market;

•	“Nasdaq Rules” are to the Nasdaq Stock Market LLC rules;

•	“PIPE Investors” are to the qualified institutional buyers and accredited investors, including Sponsor and its affiliates, that purchased shares of our Class A common stock in the PIPE Subscription;

•	“PIPE Subscription” are to the issuance and sale of shares of our Class A common stock to the PIPE Investors in a private placement that closed concurrently with the Closing;

•	“Private Equity Owner” are to, collectively, GTCR Fund XI/B LP, GTCR Fund XI/C LP, GTCR Co-Invest XI LP, GTCR Golder Rauner, L.L.C., GTCR Golder Rauner II, L.L.C., GTCR Management XI LLC and GTCR LLC;

•	“public shareholders” are to the holders of Horizon’s public shares prior to the Closing;

•	“public shares” are to Horizon Class A ordinary shares sold as part of the units in the IPO (whether they were purchased in the IPO or thereafter in the open market);

•	“Registration Rights and Lockup Agreement” are to the Registration Rights and Lockup Agreement, dated November 3, 2023, among Vivid Seats and the Unitholders party thereto;

•	“Reorganization Transaction” are to a Reorganization Transaction as defined in the Tax Receivable Agreement;

•	“Repurchase Program” are to the share repurchase program of our Class A common stock of up to $40.0 million, which our Board authorized on May 25, 2022.

•	“SEC” are to the Securities and Exchange Commission;

•	“Securities Act” are to the Securities Act of 1933, as amended;

•	“SOX” are to the Sarbanes-Oxley Act of 2002;

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“special dividend” are to the special dividend, in an amount of $0.23 per share as described herein, paid by Vivid Seats on November 2, 2021 to holders of shares of our Class A common stock as of the record date for such special dividend, which holders included, among others, Sponsor, as a shareholder, and the PIPE Investors, but not holders of shares of our Class B common stock;

•	“Sponsor” are to Horizon Sponsor, LLC, a Delaware limited liability company;

•	“Sponsor Agreement” are to the Sponsor Agreement, dated April 21, 2021, among Eldridge Industries, LLC, Sponsor, Horizon and Hoya Topco;

•	“Stockholders’ Agreement” are to the Stockholders’ Agreement, dated October 18, 2021, among Vivid Seats PubCo, Sponsor and Hoya Topco;

•	“Tax Receivable Agreement” are to the Tax Receivable Agreement, dated October 18, 2021, among Vivid Seats Inc., Hoya Intermediate, the TRA Holder Representative, Hoya Topco and the other TRA Holders;

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“Topco Equityholders” are to (a) Hoya Topco or (b) after the distribution (in the aggregate pursuant to one or more distributions) by Hoya Topco of more than 50% of the voting shares of Vivid Seats Inc. held by Hoya Topco on the Closing Date, (i) GTCR Fund XI/B LP, GTCR Fund XI/C LP, GTCR Co-Invest XI LP, GTCR Golder Rauner, L.L.C., GTCR Golder Rauner II, L.L.C., GTCR Management XI LLC and/or GTCR LLC and (ii) any investment vehicles or funds managed or controlled, directly or indirectly, by or otherwise affiliated with the foregoing entities;

•	“Total Marketplace orders” are to the volume of Marketplace segment orders placed on our platform during a period, net of event cancellations that occurred during that period;

•	“Total Resale orders” are to the volume of Resale segment orders sold in a period, net of event cancellations that occurred during that period;

•	“TRA Holder Representative” are to GTCR Management XI, LLC;

•	“TRA Holders” are to the TRA Holders as defined in the Tax Receivable Agreement;

•	“Transactions” means the PIPE Subscription and the Business Combination;

•	“Transaction Agreement” are to the Transaction Agreement, dated April 21, 2021, among Horizon, Sponsor, Hoya Topco, Hoya Intermediate and Vivid Seats Inc.;

•	“Trust Account” are to the trust account for the benefit of Horizon, certain of its public shareholders and the underwriter of the IPO;

•	“Unitholders” are to the unitholders named in the Merger Agreement;

•	“VDC” are to VDC Holdco, LLC, the indirect parent company of Vegas.com, LLC, which we acquired in November 2023;

•	“VDC Acquisition” are to our acquisition of VDC, which closed on November 3, 2023;

•	“Vivid Seats” are to, prior to the consummation of the Business Combination, Hoya Intermediate and its consolidated subsidiaries;

•	“Vivid Seats PubCo” are to Vivid Seats Inc., a Delaware corporation;

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“Vivid Seats $10.00 Exercise Warrants” are to warrants for our Class A common stock with an exercise price of $10.00, issued in exchange for the Horizon $10.00 Exercise Warrants, with terms consistent with the Form of New Warrant Agreement;

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“Vivid Seats $15.00 Exercise Warrants” are to warrants for our Class A common stock with an exercise price of $10.00, issued in exchange for the Horizon $15.00 Exercise Warrants, with terms consistent with the Form of New Warrant Agreement;

•	“Vivid Seats Class B Warrants” are to warrants for our Class B common stock exercisable upon the exercise of Hoya Intermediate Warrants held by Hoya Topco;

•	“Vivid Seats common stock” are to our Class A common stock and our Class B common stock, collectively;

•	“Vivid Seats Warrants” are to the warrants for our Class A common stock and our Class B common stock;

•	“Vivid Seats Private Placement IPO Warrants” are to warrants for our Class A common stock, with terms identical to the Horizon IPO Private Placement Warrants;

•	“Vivid Seats Public IPO Warrants” are to warrants for our Class A common stock, with terms identical to Horizon IPO Public Warrants; and

•	“Wavedash” are to WD Holdings Co., Ltd., the parent company of Wavedash Co., Ltd., which we acquired in August 2023.

Additionally, unless the context otherwise requires, references in this prospectus to the “Company,” “we,” “us” or “our” refer to the business of Vivid Seats Inc. and its subsidiaries, including Hoya Intermediate.

BASIS OF PRESENTATION

Vivid Seats Inc. was incorporated on March 29, 2021 under the laws of the state of Delaware as a wholly owned subsidiary of Hoya Intermediate for the purpose of consummating the Business Combination. On October 18, 2021, Horizon merged with and into Vivid Seats with Vivid Seats continuing as the surviving entity, following which Vivid Seats owned 39.4% of the Intermediate Units of Hoya Intermediate. Unless otherwise indicated, the financial information included herein is that of Vivid Seats Inc. and its consolidated subsidiaries.

TRADEMARKS

This prospectus contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. Horizon and Vivid Seats do not intend their use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of Horizon or Vivid Seats by, any other companies.

The inclusion of website links in this prospectus is for convenience only. Notwithstanding any references to website links in this prospectus, the information contained on or accessible through such website links is not incorporated in, and does not constitute a part of, this prospectus. You should not consider information found on or through such website links to be part of this prospectus.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Words such as “anticipate,” “believe,” “can,” “continue,” “could,” “designed,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will” and “would,” as well as similar expressions which predict or indicate future events and trends or which do not relate to historical matters, are intended to identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. For example, we may use forward-looking statements when addressing topics such as:

•	our ability to raise financing in the future;

•	our future financial performance;

•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors;

•	our ability to pay dividends on our Class A common stock on the terms currently contemplated or at all;

•	factors relating to our business, operations and financial performance, including, but not limited to:

•	our ability to compete in the ticketing industry;

•	our ability to maintain relationships with ticket buyers, sellers and distribution partners;

•	our ability to continue to improve our platform and maintain and enhance our brand;

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the impact of extraordinary events or adverse economic conditions, such as inflation, rising interest rates and risks of recession, on discretionary consumer and corporate spending or on the supply and demand of live events;

•	our ability to identify suitable acquisition targets, and to complete and realize the expected benefits of planned acquisitions;

•	our ability to comply with applicable regulatory regimes;

•	our ability to successfully defend against litigation;

•	our ability to maintain the integrity of our information systems and infrastructure, and to mitigate possible cyber security risks;

•	our ability to generate sufficient cash flows or raise additional capital necessary to fund our operations;

•	the impact of pandemics or other public health crises on our business and the industries in which we operate; and

•	other factors detailed under the “Risk Factors” section of this prospectus.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements are not guarantees of future performance, conditions or results, and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially and adversely from those anticipated in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. While we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information.

Important factors that could cause or contribute to such differences include, but are not limited to, those discussed under the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of this prospectus, in our press releases and in our other filings with the SEC. Except as required by applicable law, we undertake no obligation to update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events or otherwise.

SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision. Before investing in our Class A common stock, you should carefully read this entire prospectus, including our financial statements and the related notes and VDC’s financial statements and the related notes included in this prospectus and the information set forth under the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Condensed Combined Financial Information” sections of this prospectus. Also see the “Where You Can Find Additional Information” section of this prospectus.

At the closing of the Business Combination, Horizon merged with and into us, upon which the separate corporate existence of Horizon ceased and we became the surviving corporation. Unless the context otherwise requires, all references in this prospectus to the “Company,” “we,” “us” or “our” refer to the business of Vivid Seats and its subsidiaries, including Hoya Intermediate.

Our Company

We are an online ticket marketplace that utilizes our technology platform to connect fans of live events seamlessly with ticket sellers. Our mission is to empower and enable fans to Experience It Live.

We believe in the power of shared experiences to connect people with live events delivering some of life’s most exciting moments. We operate a technology platform and marketplace that enables ticket buyers to easily discover and purchase tickets from ticket sellers while enabling ticket sellers to seamlessly manage their operations. We differentiate from competitors by offering an extensive breadth and depth of ticket listings at a competitive value. During the years ended December 31, 2022, 2021 and 2020, our revenues were $600.3 million, $443.0 million and $35.1 million, respectively, and our Marketplace GOV was $3,184.8 million, $2,399.1 million and $347.3 million, respectively. Our net income was $70.8 million for the year ended December 31, 2022. Our net loss was $19.1 million and $774.2 million for the years ended December 31, 2021 and 2020, respectively. During the three and nine months ended September 30, 2023, our revenues were $188.1 million and $514.6 million, respectively, and our Marketplace GOV was $998.9 million and $2,808.2 million, respectively. During the three and nine months ended September 30, 2022, our revenues were $156.8 million and $435.3 million, respectively, and our Marketplace GOV was $781.8 million and $2,338.8 million, respectively. Our net income was $16.0 million and $84.6 million for the three and nine months ended September 30, 2023, respectively, and $18.7 million and $45.9 million for the three and nine months ended September 30, 2022, respectively.

Our platform is built on years of customer transactional and engagement data that provides us with deep insights into how to best connect ticket buyers with the experiences they seek. We understand the feeling of anticipation as the start of an event approaches and work diligently to enable fans to experience as many of these moments as possible. We seek to provide enriching customer engagement opportunities with personalized recommendations, engaging discovery options, a streamlined shopping experience and our Vivid Seats Rewards program, which allows ticket buyers to earn Reward Credits to spend on future orders and experience even more of their favorite events.

On November 3, 2023, we entered into a definitive agreement to acquire 100% ownership of VDC Holdco, LLC, the indirect parent company of Vegas.com, LLC (“VDC”), a leading entertainment marketplace for consumers exploring Las Vegas, Nevada. The agreed upon purchase price was approximately $243.8 million, comprised of approximately $153.6 million in cash and approximately 15.6 million shares of our Class A common stock. The transaction also closed on November 3, 2023. We financed the cash portion of the purchase price with cash on hand.

Private Equity Owner

We have a valuable relationship with our Private Equity Owner, which consists of certain investment funds affiliated with GTCR LLC (“GTCR”). Founded in 1980, GTCR is a leading growth-oriented private equity firm focused on investing in growth companies in the Healthcare, Financial Services & Technology, Technology, Media & Telecommunications and Business & Consumer Services industries. The Chicago-based firm pioneered The Leaders Strategy™—finding and partnering with management leaders in core domains to identify, acquire and build market-leading companies through transformational acquisitions and organic growth. Since its inception, our Private Equity Owner has invested more than $25.0 billion in more than 270 companies. Our Private Equity Owner purchased its interest in Vivid Seats on June 30, 2017.

Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in the “Risk Factors” section of this prospectus, that represent challenges that we face in connection with the successful implementation of our strategy and the growth of our business. In particular, the following considerations, among others, may offset our competitive strengths or have a negative effect on our business strategy, which could cause a decline in the price of our Class A common stock and result in a loss of all or a portion of your investment:

Risks Related to Our Business and the Live Events and Ticketing Industries

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Our business depends on the continued occurrence of large-scale sporting events, concerts and theater shows and on relationships with ticket buyers, sellers and distribution partners, and any adverse change in the number of such events or in these relationships could adversely affect our business.

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Changes in internet search engine algorithms and dynamics, or search engine disintermediation, or changes in marketplace rules could have a negative impact on traffic for our sites and, ultimately, our business and results of operations.

•	We face intense competition in the ticketing industry.

•	If we do not continue to maintain and improve our platform or develop successful new solutions and enhancements or improve existing ones, our business will suffer.

•	We may be adversely affected by the occurrence of extraordinary events or the effects of inflation.

•	We have acquired and may in the future acquire other businesses; if any of such acquisitions are unsuccessful, our business could suffer.

•	Due to our business’s seasonality, our financial performance in particular financial periods may not be indicative of, or comparable to, our financial performance in subsequent financial periods.

•	Disease epidemics or pandemics, such as the global COVID-19 pandemic, have had, and may in the future have, a material negative impact on our business and operating results.

Risks Related to Government Regulation and Litigation

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The processing, storage, use and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements or differing applications of privacy regulations.

•	Unfavorable legislative outcomes, or unfavorable outcomes in legal proceedings in which we may be involved, may adversely affect our business and operating results.

Risks Related to Information Technology, Cybersecurity and Intellectual Property

•	System interruption and the lack of integration and redundancy in our systems and infrastructure may have an adverse impact on our business, financial condition and results of operations.

•	Cyber security risks, data loss or other breaches of our network security could materially harm our business and results of operations.

•	Our payments system depends on third-party providers.

Risks Related to Our Indebtedness

•	The agreements governing our indebtedness impose restrictions on us that limit the discretion of management in operating our business.

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We depend on the cash flows of our subsidiaries in order to satisfy our obligations, we may face liquidity constraints if we are unable to generate sufficient cash flows and we may be unable to raise the additional capital necessary or desirable.

Risks Related to Our Organizational Structure

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While we are no longer a “controlled company” within the meaning of the Nasdaq Rules, we may continue to rely on exemptions from certain corporate governance requirements during a one-year transition period.

•	The Tax Receivable Agreement requires us to make cash payments to Hoya Topco.

•	Our only material asset is our direct and indirect interests in Hoya Intermediate.

Risks Related to Being a Public Company

•	We have identified a material weakness in our internal control over financial reporting.

•	We are an emerging growth company.

•	Warrants are exercisable for shares of our Class A common stock, which will increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Corporate Information

Vivid Seats Inc. was incorporated on March 29, 2021 under the laws of the state of Delaware as a wholly owned subsidiary of Hoya Intermediate for the purpose of consummating the Business Combination and merging with Horizon, a blank check company incorporated on June 12, 2020 as a Cayman Islands exempted company, with Vivid Seats Inc. continuing as the surviving entity. Following the Business Combination, Vivid Seats owned 39.4% of the Intermediate Units of Hoya Intermediate.

Our principal executive offices are located at 24 E. Washington St., Suite 900, Chicago, Illinois 60602, and our telephone number is (312) 291-9966. Our website address is www.vividseats.com.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of SOX, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and the price of our Class A common stock may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the prior June 30th; and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

RISK FACTORS

An investment in our Class A common stock involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The market price of our Class A common stock could decline due to any of these risks, and, as a result, you may lose all or part of your investment.

In the course of conducting our business operations, we are exposed to a variety of risks. Any of the risk factors we describe below have affected or could materially adversely affect our business, financial condition and results of operations. The market price of shares of our Class A common stock could decline, possibly significantly or permanently, if one or more of these risks and uncertainties occurs. Certain statements in “Risk Factors” are forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Business and the Live Events and Ticketing Industries

Our success depends on the supply and demand of concert, sporting and theater events and if either declines, it could have a material adverse effect on our business, financial condition and results of operations.

A reduction in the number of live concert, sporting and theater events will have an adverse effect on our revenue and operating income. Many of the factors affecting the number and availability of live concert, sporting and theater events are beyond our control. For instance, certain sports leagues have experienced labor disputes leading to threatened or actual player lockouts. Any such lockouts that result in shortened or cancelled seasons will adversely impact our business due to fewer events and increased event cancellations as well as the possibility of decreased attendance following such a lockout due to adverse fan reaction.

A decline in attendance at live concert, sporting and theater events may also have an adverse effect on our revenue and operating income. Our business depends on discretionary consumer and corporate spending. Many factors related to corporate spending and discretionary consumer spending, including economic conditions affecting disposable consumer income such as unemployment levels, fuel prices, interest rates, changes in tax rates and tax laws that impact companies or individuals, and rising inflation can significantly impact our operating results. Business conditions, as well as various industry conditions, can also significantly impact our operating results as these factors can affect premium seat sales. Negative factors such as challenging economic conditions and public concerns over terrorism and security incidents, particularly when combined, can also impact corporate and consumer spending. During periods of economic slowdown and recession, many consumers have historically reduced their discretionary spending. The risks associated with our business will become more acute in periods of a slowing economy or recession, which may be accompanied by a decrease in attendance at live concert, sporting and theater events.

The impact of economic slowdowns could result in reductions in ticket sales and could have an adverse effect on our ability to generate revenue. We have limited operating history during economic slowdowns as our marketplace developed subsequent to the last significant financial crisis (starting in 2008 and 2009). The impact of the COVID-19 pandemic starting in 2020 and related economic slowdown impacted our business through event cancellations and restrictions but may not be representative of an economic slowdown or recession not induced by a pandemic. Despite slowing economic activity in 2022, demand for live events remained strong. However, there can be no assurance that consumer and corporate spending will not subsequently be adversely impacted by any future deterioration in economic conditions, which could have a material adverse effect on our business, financial condition and results of operations.

Our business depends on the continued occurrence of large-scale sporting events, concerts and theater shows and any decrease in the number of such events will result in decreased demand for our services.

Ticket sales are sensitive to fluctuations in the number of entertainment, sporting and theater events and activities offered by promoters, teams and facilities, and adverse trends in the entertainment, sporting and leisure event industries could adversely affect our business, financial condition and results of operations. We rely on these artists, entertainers and teams to create and perform at live music, sporting and theater events, and any unwillingness to tour, lack of availability of popular artists or decrease in the number of games or performances held could limit our ability to generate revenue. Accordingly, our success depends upon the ability of these promoters, teams and facilities to correctly anticipate public demand for particular events, as well as the availability of popular artists, entertainers and teams, and any decrease in availability or failure to anticipate public demand could result in reduced demand for our services, which would adversely affect our business, financial condition and results of operations.

Our business depends on relationships with ticket buyers, sellers and distribution partners, and any adverse changes in these relationships will adversely affect our business, financial condition and results of operations.

Our business depends on maintaining our deep and longstanding relationships with the parties that use our platform to buy and sell tickets, including ticket buyers, sellers, and distribution partners. We cannot provide assurance that we will be able to maintain existing relationships, or enter into new relationships, on acceptable terms, if at all, and the failure to do so could have a material adverse effect on our business, financial condition and results of operations.

Changes in internet search engine algorithms and dynamics, or search engine disintermediation, or changes in marketplace rules could have a negative impact on traffic for our sites and, ultimately, our business and results of operations.

We rely heavily on internet search engines, such as Google, to generate traffic to our website, through a combination of organic and paid searches. Search engines frequently update and change the logic that determines the placement and display of results of a user’s search, such that the purchased or algorithmic placement of links to our website can be negatively affected. In addition, a search engine could, for competitive or other purposes, alter its search algorithms or results causing our website to be placed lower in organic search query results. If a major search engine changes its algorithms in a manner that negatively affects the search engine ranking of our website or those of our partners, our business, results of operations and financial condition would be harmed. Furthermore, our failure to successfully manage our search engine optimization could result in a substantial decrease in traffic to our website, as well as increased costs if we were to replace free traffic with paid traffic, which may harm our business, results of operations and financial condition.

We also rely on application marketplaces, such as Apple’s App Store and Google’s Play, to enable downloads of our applications. Such marketplaces have in the past made, and may in the future make, changes that make access to our products more difficult or limit the features we are able to offer. For example, our applications may receive unfavorable treatment compared to the promotion and placement of competing applications, such as the order in which they appear within marketplaces. Further, iOS and Android apps are an important distribution channel for sales of our tickets. If Apple or Google choose to charge commissions or fees on our revenue from app-based purchases, and we fail to negotiate favorable terms, it may harm our business, results of operations and financial condition. Similarly, if problems arise in our relationships with providers of application marketplaces, our user growth could be harmed.

We face intense competition in the ticketing industry, and we may not be able to maintain or increase our ticket listings and sales, which could adversely affect our business, financial condition and results of operations.

Our business faces significant competition from other national, regional and local primary and secondary ticketing service providers to secure new and retain existing ticket buyers, sellers, and distribution partners on a continuous basis. We also face competition in the resale of tickets from other professional ticket resellers. The intense competition that we face in the ticketing industry could cause the volume of our ticketing business to decline, which could adversely affect our business, financial condition and results of operations.

Other competitive variables that could lead to a decrease in orders, ticket prices, fees and/or profit margins that could adversely affect our financial performance include:

•	competitors’ offerings that may include more favorable terms or pricing;

•	competitors’ increase in marketing spending;

•	technological changes and innovations that we are unable to adopt or are late in adopting that offer more attractive alternatives;

•	other entertainment options or ticket inventory selection and variety that we do not offer;

•	increased pricing in the primary ticket marketplace, which could result in reduced profits for secondary ticket sellers;

•	primary ticket marketplaces trying to restrict ticket sales by secondary marketplaces; and

•	increased search engine marketing costs as competitors increase bid prices.

In addition, competition within the gaming and fantasy sports industry is significant, and our existing and potential users may elect to use competing daily fantasy sports products.

If we do not continue to maintain and improve our platform or develop successful new solutions and enhancements or improve existing ones, our business will suffer.

Our ability to attract and retain ticket buyers, sellers, and distribution partners depends in large part on our ability to provide a user-friendly and effective platform, develop and improve our platform and introduce compelling new solutions and enhancements. Our industry is characterized by rapidly changing technology, service and product introductions and changing demands of ticket buyers, sellers, and distribution partners. We spend substantial time and resources understanding such parties’ needs and responding to them. Building new solutions is costly and complex, and the timetable for commercial release is difficult to predict and may vary from our historical experience. In addition, after development, ticket buyers, sellers, and distribution partners may not be satisfied with our enhancements or perceive that the enhancements do not adequately meet their needs. The success of a new solution or enhancement to our platform can depend on several factors, including timely completion and delivery, competitive pricing, adequate quality testing, integration with our platform, user awareness and overall market acceptance and adoption. If we do not continue to maintain and improve our platform or develop successful new solutions and enhancements or improve existing ones, our business, results of operations and financial condition could be harmed.

The reputation and brand of our marketplace is important to our success, and if we are not able to maintain and enhance our brand, our business, financial condition and results of operation may be adversely affected.

Maintaining and enhancing our reputation and brand as a differentiated ticketing marketplace serving ticket buyers, sellers and distribution partners is critical in retaining our relationships with our existing ticket buyers, sellers and distribution partners and to our ability to attract new ticket buyers, sellers and distribution partners. The successful promotion of our brand attributes will depend on a number of factors that we control and some factors outside of our control.

The promotion of our brand requires us to make substantial expenditures and management investment, which will increase as our market becomes more competitive and as we seek to expand our marketplace. To the extent these activities yield increased revenue, this revenue may not offset the increased expenses we incur. If we do not successfully maintain and enhance our brand and successfully differentiate our marketplace from competitive products and services, our business may not grow, we may not be able to compete effectively and we could lose ticket buyers, sellers or distribution partners or fail to attract potential new ticket buyers, sellers and distribution partners, all of which would adversely affect our business, results of operations and financial condition.

There are also factors outside of our control, which could undermine our reputation and harm our brand. Negative perception of our marketplace may harm our business, including as a result of complaints or negative publicity about us; the promotion on our platform of events that are deemed to be COVID-19 “superspreader” events by the media; our inability to timely comply with local laws, regulations and/or consumer protection related guidance; the use of our platform to sell fraudulent tickets; responsiveness to issues or complaints and timing of refunds and/or reversal of payments on our platform; actual or perceived disruptions or defects in our platform; security incidents; or lack of awareness of our policies or changes to our policies that sellers, buyers or others perceive as overly restrictive, unclear or inconsistent with our values.

If we are unable to maintain a reputable platform that provides valuable solutions and desirable events, then our ability to attract and retain sellers, buyers and distribution partners could be impaired and our reputation, brand and business could be harmed.

Disease epidemics or pandemics, such as the global COVID-19 pandemic, have had, and may in the future have, a material negative impact on our business and operating results.

Disease epidemics or pandemics have had, and may in the future have, a material negative impact on macroeconomic conditions, the supply of live events and consumer behavior, all of which can adversely affect our business, financial results and outlook. Governmental responses to epidemics or pandemics can also affect the foregoing items. The duration and scope of an epidemic or pandemic can be difficult to predict and depend on many factors, including the emergence of new variants and the availability, acceptance and effectiveness of preventative measures.

For example, the global COVID-19 pandemic has been complex, unpredictable and evolving. It resulted in significant disruption and additional risks to our business, the entertainment industry and the global economy, particularly in 2020 and 2021. The pandemic led governments and other authorities around the world to impose measures intended to control its spread, including travel bans, border closings and restrictions, business closures, quarantines and vaccine requirements. In mid-March 2020, as the unprecedented impact of the pandemic became clearer, concert promoters, venue operators, sports leagues and theaters around the world shut down. Our business depends on live events in order to generate most of our revenue from ticket sales in the secondary ticket market. During the pandemic, fewer live events, as well as lower fan attendance, had a negative impact on our revenue. While live events are now, by and large, held at pre-pandemic scope and scale, it is difficult to predict the continued impacts of the pandemic, the emergence of new COVID-19 variants and whether restrictions could be put into place again in the future. It is possible these circumstances could re-emerge and once again threaten the live events industry and have a negative impact on our revenue.

A disease epidemic or pandemic may also precipitate or aggravate other risk factors, which have had, and may continue to have, a material negative impact on our business and operating results. Such additional or attendant risks and uncertainties include, among other things:

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the impact of any lingering economic downturn or recession including, without limitation, any reduction in discretionary spending or confidence for both buyers and sellers, that would result in a decline in ticket sales and attendance;

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a reduction in the profitability of our operations due to governmental restrictions or safety precautions and protocols voluntarily undertaken, such as venues running under capacity due to spacing and social distancing limitations, which could limit the number of tickets sold;

•	increase in performer cancellations because of illness;

•	loss of ticketing sales due to the economic impact whereby certain venue operators are no longer in operation, reducing the number of events our marketplace can serve;

•	the inability to pursue expansion opportunities or acquisitions due to capital constraints;

•	increase in the prevalence of electronic tickets which could be rendered nontransferable;

•	the future availability or increased cost of insurance coverage; and

•	the incurrence of additional expenses related to compliance, precautions and management.

We may be adversely affected by the occurrence of extraordinary events, such as terrorist attacks, disease epidemics or pandemics, severe weather events and natural disasters.

The occurrence and threat of extraordinary events, such as terrorist attacks, intentional or unintentional mass-casualty incidents, public health concerns such as contagious disease epidemics or pandemics, public safety incidents such as Astroworld, and natural disasters or similar severe weather events, may deter artists from touring and teams from holding games and/or substantially decrease the use of and demand for our services, which may decrease our revenue or expose us to substantial liability.

Terrorism and security incidents, military actions and wars, periodic elevated terrorism alerts and fears related to contagious disease epidemics and pandemics have, among other things, resulted in public concerns regarding air travel and regional or nationwide disruptions of commercial and leisure activities. The occurrence of any such events may deter buyers from attending and purchasing tickets to live concerts, sporting or theater events, which will negatively impact our business and financial performance. Moreover, performers, venues, teams or promoters may as a result decide to cancel concert, sporting and theater events, including due to security concerns or security-related disruptions, social distancing requirements, such as those imposed in response to the COVID-19 pandemic, or severe weather events or natural disasters. Attendance at events may decline or events may be cancelled due to these extraordinary events, which could adversely impact our operating results. Cancellations of such events could adversely affect our financial performance, as we are obligated to issue refunds or credits for tickets purchased for those events that are not rescheduled.

We have acquired and may in the future enter into agreements to acquire certain businesses; if any of such acquisitions are unsuccessful, our business could be adversely impacted.

Our strategy involves, and our future growth rate may continue to depend in part on, our selective acquisition of additional businesses. For example, we acquired Fanxchange Limited in 2019, Betcha in 2021, Wavedash in August 2023 and VDC in November 2023. However, we may be unable to identify other suitable acquisition targets in the future or to make acquisitions at favorable prices. Even if we identify a suitable acquisition candidate, our ability to successfully complete the acquisition may depend on a variety of factors, including, but not limited to, our ability to obtain financing on acceptable terms and requisite government approvals. And, even if we complete an acquisition, our ability to successfully integrate the acquired business is subject to additional risks and uncertainties. Further, our Term Loan Facility (as defined in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus) restricts our ability to make certain acquisitions. In connection with future acquisitions, we could take certain actions that could adversely affect our business, including:

•	using a significant portion of our available cash;

•	issuing equity securities, which would dilute current stockholders’ percentage ownership;

•	incurring substantial debt;

•	incurring or assuming contingent liabilities, known or unknown; and

•	incurring large accounting write-offs, impairments or amortization expenses.

In addition, acquisitions involve inherent risks which, if realized, could adversely affect our business and results of operations, including those associated with:

•	integrating the operations, financial reporting, technologies and personnel of acquired companies;

•	scaling of operations, system and infrastructure and achieving synergies to meet the needs of the combined or acquired company;

•	managing geographically dispersed operations;

•	the diversion of management’s attention from other business concerns;

•	the inherent risks in entering markets or lines of business in which we have either limited or no direct experience;

•	the potential loss of key employees, customers and strategic partners of acquired companies; and

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the impact of laws and regulations at the state, federal and international levels when entering new markets or business, which could significantly affect our ability to complete acquisitions and expand our business.

For example, our acquisitions of Fanxchange Limited, Betcha, Wavedash and VDC all involve inherent risks, including, as applicable, those associated with integrating new lines of business, operating in new markets and adhering to new regulatory regimes. The success of these and future acquisitions is based, in part, on our ability to overcome these risks.

Our financial performance in certain quarters and years may not be indicative of, or comparable to, our financial performance in subsequent financial quarters or years due to seasonality and other operational factors.

Our financial results and cash needs will vary greatly from quarter to quarter and year to year depending on, among other things, sports teams’ performances, the timing of tours, tour cancellations, event ticket sales, weather, seasonal and other fluctuations in our operating results, the timing of guaranteed payments, financing activities, competitive dynamics, acquisitions and investments and receivables management. Because our results may vary significantly from quarter to quarter and year to year, our financial results for one quarter or year cannot necessarily be compared to another quarter or year and may not be indicative of our future financial performance in subsequent quarters or years. Typically, we experience lower financial performance in the first, second and third quarters of the calendar year due to the timing of large-scale events and concert onsales and we experience increased activity in the fourth quarter when all major sports leagues are in season and there is an increase in order volume for theater events during the holiday season and concert on-sales for the following year. In addition, the timing of tours of top grossing acts can impact comparability of quarterly results year over year and potentially annual results. Similarly, the number of games in playoff series and the teams involved can vary year over year and impact our results. The seasonality of our business could create cash flow management risks if we do not adequately anticipate and plan for periods of decreased activity, which could negatively impact our ability to execute on our strategy, which in turn could harm our results of operations. Due to the unprecedented stoppage of concert, sporting and theater events globally in mid-March of 2020, and the gradual reopening of live events, we did not experience our typical seasonality trends in 2020 or 2021.

We rely on the experience and expertise of our senior management team, key technical employees and other highly skilled personnel and the failure to retain, motivate or integrate any of these individuals could have an adverse effect on our business, financial condition or results of operations.

Our success depends upon the continued service of our senior management team and key technical employees, as well as our ability to continue to attract and retain additional highly qualified personnel. Our success depends on our continuing ability to identify, hire, develop, motivate, retain and integrate highly skilled personnel for all areas of our organization. Each of our executive officers, key technical personnel and other employees could terminate his or her relationship with us at any time. The loss of any member of our senior management team or key personnel might significantly delay or prevent the achievement of our business objectives and could harm our business and our relationships. Competition in our industry for qualified employees is intense. In addition, our compensation arrangements, such as our equity award programs, may not always be successful in attracting new employees and retaining and motivating our existing employees.

We face significant competition for personnel, particularly in Chicago, Illinois, Dallas, Texas and Toronto, Ontario. To attract top talent, we have had to offer, and we will need to continue to offer, competitive compensation and benefits packages. We may also need to increase our employee compensation levels in response to competition and rising inflation. In 2020, as a result of the COVID-19 pandemic, we reduced our workforce by approximately 50%. In 2021, as the economy recovered from the pandemic, we made extraordinary efforts to attract and secure top talent, which resulted in our workforce reaching approximately 85% of our pre-COVID number. In 2022, we surpassed our pre-COVID headcount by approximately 10%. However, the market for talent continues to be competitive. If we fail to effectively manage our hiring needs or successfully integrate new hires, our efficiency, ability to meet forecasts and our employee morale, productivity and retention could suffer, which may harm our business.

Impairment of our goodwill could negatively impact our financial results and financial condition.

In accordance with GAAP, we test goodwill and indefinite-lived intangible assets for impairment annually, or more frequently if events or changes in circumstances indicate that the assets might be impaired. If the carrying amount of our goodwill exceeds its implied fair value, an impairment loss equal to the excess is recorded. During the year ended December 31, 2020, we recognized a total non-cash impairment charge of $573.8 million, including an impairment of goodwill of $377.1 million. As of December 31, 2021, we had goodwill of approximately $718.2 million, which constituted approximately 51% of our total assets at that date. As of September, 2023 and December 31, 2022, we had goodwill of approximately $760.0 million and $715.3 million, respectively, which constituted approximately 54.9% and 62.1%, respectively, of our total assets at those dates. Due to stock market volatility, economic uncertainty and the continued impact of the COVID-19 pandemic on our business, we cannot provide assurance that remaining goodwill will not be further impaired in future periods. Impairment may result from, among other things, a significant decline in our expected cash flows, an adverse change in the business climate and slower growth rates in our industry. If we are required to record an impairment charge for goodwill in the future, this would adversely impact our financial results.

We may be adversely affected by the effects of inflation.

Inflation has the potential to adversely affect our liquidity, business, financial condition and results of operations by increasing our overall cost structure, particularly if we are unable to achieve commensurate increases in the revenues we earn from our customers. The existence of inflation in the economy has resulted in, and may continue to result in, higher interest rates and capital costs, increased costs of labor, weakening exchange rates and other similar effects. As a result of inflation, we have experienced and may continue to experience cost increases. Although we may take measures to mitigate the impact of inflation, these measures may not be effective and our business, financial condition, results of operations and liquidity could be materially adversely affected. Even if such measures are effective, there could be a difference in timing between the impact of inflation and effects of the mitigating actions we take.

Risks Related to Government Regulation and Litigation

The processing, storage, use and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements or differing applications of privacy regulations.

We receive, transmit and store a large volume of personal data and other user data. Numerous federal, state and international laws address privacy, data protection and the collection, storage, sharing, usage, disclosure and protection of personal data and other user data. Numerous U.S. states already have, and a number of states are looking to adopt or expand, data protection legislation requiring companies like ours to consider solutions to meet differing rights, needs and expectations of buyers and sellers. For example, California enacted the California Consumer Privacy Act (“CCPA”), which took effect on January 1, 2020. The CCPA established a new privacy framework for covered businesses such as ours and may require us to further modify our data processing practices and policies and incur additional compliance-related costs and expenses. The CCPA requires companies that process information on California residents to disclose to consumers their data collection, use and share practices and grants consumers certain rights, including to opt out of certain data sharing with third parties. The CCPA provides for statutory penalties, and a private right of action for data breaches resulting from a failure to implement reasonable security procedures and practices. In addition, in November 2020, California voters approved the California Privacy Rights Act (“CPRA”) ballot initiative which introduced significant amendments to the CCPA and established and funded a dedicated California privacy regulator, the California Privacy Protection Agency (“CPPA”). The amendments introduced by the CPRA go into effect on January 1, 2023, and new implementing regulations are expected to be introduced by the CPPA, which may require further modifications to our data processing practices and policies and to incur additional compliance-related costs and expenses. Further, in March 2021, Virginia enacted the Virginia Consumer Data Protection Act, and in July 2021, Colorado enacted the Colorado Privacy Act. In addition, Connecticut has passed the Personal Data Privacy and Online Monitoring Act, which is effective on July 1, 2023 and Utah has passed the Utah Consumer Privacy Act, which is effective on December 31, 2023. These are all comprehensive privacy statutes that share similarities with the CCPA and CPRA. Similar laws have been proposed in other states and at the federal level, reflecting a trend toward more stringent privacy legislation in the United States, which could increase our potential liability. The enactment of such laws could have potentially conflicting requirements that would make compliance challenging and necessitate further modification of our data processing practices and policies. In addition to new regulation, courts around the country continue to evolve their interpretation of applicable data privacy and protection laws, including the CCPA.

Outside the United States, personal data and other user data is increasingly subject to legislation and regulations in numerous jurisdictions in which we operate, the intent of which is to protect the privacy of information that is collected, processed and transmitted in or from the governing jurisdiction. Foreign data protection, privacy, information security, user protection and other laws and regulations are often more restrictive and complex than those in the United States. For example, the Canadian Personal Information Protection and Electronic Documents Act (“PIPEDA”) is a comprehensive privacy and security law for organizations collecting, using, or disclosing information about identified individuals for commercial purposes, and may impose obligations upon organizations subject to that law that are greater than what is commonplace in the United States. Certain Canadian provinces have their own data protection regulations as well. Similarly, the United Kingdom (the “U.K.”), the European Union (the “EU”) and countries in the European Economic Area (“EEA”) traditionally have taken broader views as to types of data that are subject to privacy and data protection laws and regulations, and have imposed different legal obligations on companies in this regard. For example, the European Union General Data Protection Regulation (“GDPR”) became effective May 25, 2018. The GDPR applies to any company established in the EEA as well as to those outside the EEA if they collect and use personal data in connection with the offering of goods or services to individuals in the EEA or the monitoring of their behavior. Although we do not currently trigger the application of the GDPR, if we materially alter our operations such that we become established in the EU/ U.K. (e.g., by employing individuals in those locations), begin monitoring individuals in the EU/ U.K. or demonstrate an intention to offer goods and services to individuals in the EU/ U.K., we may be required to comply with data protection laws in the EEA or the U.K., such as the GDPR and the U.K. General Data Protection Regulation. If we are required to comply with PIPEDA or EEA or U.K. data privacy laws, this may significantly increase our operational costs and our overall risk exposure. In addition, the Canadian Parliament has debated a new privacy and security law, proposed to replace PIPEDA, which may impose new or additional obligations upon companies subject to it. The proposed new privacy and security bill was introduced on June 18, 2022 and is subject to further debate and amendment. If PIPEDA is replaced with a new privacy and security law in the future, it may require us to further modify our data processing practices and policies and incur additional compliance-related costs and expenses.

The interpretation and application of many privacy and data protection laws are, and will likely remain, uncertain, and it is possible that these laws may be interpreted and applied in a manner that is inconsistent with our existing data management practices or product features. If so, in addition to the possibility of fines, lawsuits and other claims and penalties, we could be required to fundamentally change our business activities and practices or modify our products, which could harm our business. In addition to government regulation, privacy advocacy and industry groups may propose new and different self-regulatory standards that legally or contractually apply to us. Any inability to adequately address privacy, data protection and data security concerns or comply with applicable privacy, data protection or data security laws, regulations, policies and other obligations could result in additional cost and liability to us, damage our reputation, inhibit sales and harm our business.

Our failure, and/or the failure by our various service providers and partners, to comply with applicable privacy policies or federal, state or similar international laws and regulations or any other obligations relating to privacy, data protection or information security, or any compromise of security that results in the unauthorized access, acquisition or release of personal data or other user data, or the perception that any such failure or compromise has occurred, could negatively harm our brand and reputation, result in a loss of sellers, buyers or distribution partners, discourage potential sellers or buyers from trying our platform and/or result in fines and/or proceedings by governmental agencies and/or users, any of which could have a material adverse effect on our business, practices, results of operations and financial condition.

In addition, U.S. and international law may in certain circumstances require businesses to notify affected individuals, governmental entities, and/or credit reporting agencies of certain security incidents affecting personal information. Such laws are inconsistent, and compliance in the event of a widespread security incident is complex and costly and may be difficult to implement. Our existing general liability and cyber liability insurance policies may not cover, or may cover only a portion of, any response costs, remediation, and potential claims related to security breaches to which we are exposed or may not be adequate to indemnify us for all or any portion of liabilities that may be imposed. We also cannot be certain that our existing insurance coverage will continue to be available on acceptable terms or in amounts sufficient to cover the potentially significant losses that may result from a security incident or breach or that the insurer will not deny coverage of any future claim.

Unfavorable outcomes in legal proceedings in which we may be involved may adversely affect our business and operating results.

We may be called on to defend ourselves against lawsuits relating to our business operations. Some of these claims may seek significant damage amounts due to the nature of our business. Due to the inherent uncertainties of litigation, we cannot accurately predict the ultimate outcome of any such proceedings.

Our results may be affected by the outcome of future litigation. Unfavorable rulings in our legal proceedings may have a negative impact on us that may be greater or smaller depending on the nature of the rulings. In addition, we are currently, and from time to time in the future may be, subject to various other claims, investigations, legal and administrative cases and proceedings (whether civil or criminal) or lawsuits by governmental agencies or private parties. If the results of these investigations, proceedings or suits are unfavorable to us or if we are unable to successfully defend against third-party lawsuits, we may be required to pay monetary damages or may be subject to fines, penalties, injunctions or other censure that could have a material adverse effect on our business, financial condition and results of operations. Even if we adequately address the issues raised by an investigation or proceeding or successfully defend a third-party lawsuit or counterclaim, we may have to devote significant financial and management resources to address these issues, which could harm our business, financial condition and results of operations.

Unfavorable legislative outcomes may adversely affect our industry, our business and our operating results.

Approximately 40 states regulate the secondary ticket market, such as by requiring certain disclosures, refunding practices or other consumer affairs obligations. It is possible that further regulation or unfavorable legislative outcomes imposing additional restrictions on ticket resales, such as maximum resale price caps and bans on transferability, may adversely affect our industry, our business and our operating results.

Various jurisdictions have enacted, and others may enact, rules and regulations, including tax and license requirements for daily fantasy sports operators that may make the entry process cumbersome, expensive, and lengthy. Our growth potential depends on the legal status of real-money daily fantasy sports in various jurisdictions and our ability to obtain licenses to operate in jurisdictions where licenses are required. We currently offer our fantasy sports contests in the District of Columbia and 23 states that either do not require a license or where we have obtained the required license. Any change in existing daily fantasy sports rules and regulations or their interpretation related to our daily fantasy sports product, or the regulatory climate applicable to daily fantasy sports, could adversely impact our ability to operate our business as currently conducted or as we seek to operate in the future.

Our business may be subject to sales tax and other indirect taxes in various jurisdictions.

The application of indirect taxes, such as sales and use, amusement, value-added, goods and services, business and gross receipts, to businesses like ours, and to ticket buyers and sellers in our marketplace, is a complex and evolving issue. Significant judgment is required to evaluate applicable tax obligations and as a result, amounts recorded are subject to adjustment. In many cases, the ultimate tax determination is uncertain because it is unclear how new and existing statutes might apply to our business. One or more states, localities, the federal government or other countries may seek to impose additional reporting, record-keeping or indirect tax collection obligations on businesses like ours that facilitate online marketplaces. Imposition of an information reporting or tax collection requirement could decrease seller activity on our platform, which would harm our business. New legislation could require us, or sellers on our marketplace, to incur substantial costs in order to comply, including costs associated with tax calculation, collection and remittance and audit requirements, which could adversely affect our business and results of operations.

It is possible that we could face sales and use tax and value-added tax audits in the future and that state or international tax authorities could assert that we are obligated to collect additional amounts as taxes on behalf of sellers and remit those taxes to those authorities. We could also be subject to audits and assessments with respect to states and international jurisdictions for which we have not accrued tax liabilities. A successful assertion that we should be collecting additional sales or other taxes in jurisdictions where we have not historically done so, and do not accrue for sales or other taxes, could result in substantial tax liabilities for past sales and otherwise harm our business and results of operations.

Our business depends on the ability for sellers to sell tickets on the secondary market unencumbered.

Our business is dependent upon sellers having the ability to list tickets for sale on the secondary ticket market for events put on by artists, teams and promoters. Any actions taken by federal, state or local governments, rights holders or companies that issue tickets (i.e., the primary ticketing companies), such as enacting restrictions regarding resale policies, using technology to limit where and how tickets are sold on the secondary market, charging incremental fees for the ability to sell tickets on the secondary market or partnering with other resale marketplaces on an exclusive basis, could result in reduced demand for our services, which would adversely affect our business, financial condition and results of operations.

Risks Related to Information Technology, Cybersecurity and Intellectual Property

The success of our operations depends, in part, on the integrity of our systems and infrastructure, as well as affiliate and third-party computer systems, computer networks and other communication systems. System interruption and the lack of integration and redundancy in these systems and infrastructure may have an adverse impact on our business, financial condition and results of operations.

System interruption and the lack of integration and redundancy in the information systems and infrastructure, both of our own ticketing systems and other computer systems and of affiliate and third-party software, computer networks and other communications systems service providers on which we rely, may adversely affect our ability to operate websites, process and fulfill transactions, respond to customer inquiries and generally maintain cost-efficient operations. Similarly, due to our reliance on a network of technology systems, many of which are outside of our control, changes to interfaces upon which we rely or a reluctance of our counterparties to continue supporting our systems could lead to technology interruptions. Such interruptions could occur by virtue of natural disaster, malicious actions such as cyber attacks or intrusions, or acts of terrorism or war, or human error. In addition, the loss of some or all of certain key personnel could require us to expend additional resources to continue to maintain our software and systems and could subject us to systems interruptions. The large infrastructure footprint that is required to operate our systems requires an ongoing investment of time, money and effort to maintain or refresh hardware and software and to ensure it remains at a level capable of servicing the demand and volume of business that we receive. Failure to do so may result in system instability, degradation in performance, or unfixable security vulnerabilities that could adversely impact both the business and the consumers utilizing our services.

While we have backup systems for certain aspects of our operations, disaster recovery planning by its nature may not be sufficient for all eventualities. In addition, we may not have adequate insurance coverage to compensate for losses from a major interruption. If any of these adverse events were to occur, it could adversely affect our business, financial condition and results of operations.

Cyber security risks, data loss or other breaches of our network security could materially harm our business and results of operations, and the processing, storage, use and disclosure of personal or sensitive information could give rise to liabilities and additional costs as a result of governmental regulation, litigation and conflicting legal requirements, including those relating to personal privacy rights.

Due to the nature of our business, we process, store, use, transfer and disclose certain personal or sensitive information about our customers and employees. Penetration of our network or other misappropriation or misuse of personal or sensitive information and data, including credit card information and other personally identifiable information, could cause interruptions in our operations and subject us to increased costs, litigation, inquiries and actions from governmental authorities, and financial or other liabilities. In addition, security breaches, incidents or the inability to protect information could lead to increased incidents of ticketing fraud and counterfeit tickets. Security breaches and incidents could also significantly damage our reputation with sellers, buyers, distribution partners and other third parties, and could result in significant costs related to remediation efforts, such as credit or identity theft monitoring. Such incidents may occur in the future, resulting in unauthorized, unlawful, or inappropriate access to, inability to access, disclosure of, or loss of the sensitive, proprietary and confidential information that we handle.

Although we have developed systems and processes that are designed to protect customer and employee information and to prevent security breaches or incidents (which could result in data loss or other harm or loss), such measures cannot provide absolute security or certainty. It is possible that advances in computer and threat actor capabilities, new variants of malware, the development of new penetration methods and tools, inadvertent violations of company policies or procedures or other developments could result in a compromise of customer or employee information or a breach of the technology and security processes that are used to protect customer and employee information. The techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems may change frequently and as a result, may be difficult for our business to detect for long periods of time. We have expended significant capital and other resources to protect against and remedy such potential security breaches, incidents and their consequences and will continue to do so in the future. However, despite our efforts, we may be unaware of or unable to anticipate these techniques or implement adequate preventative measures.

We also face risks associated with security breaches and incidents affecting third parties with which we are affiliated or with which we otherwise conduct business. In particular, hardware, software or applications we develop or procure from third parties may contain defects in design or manufacture and/or may pose a security risk that could unexpectedly compromise information security. Sellers, buyers and distribution partners are generally concerned with the security and privacy of the internet, and any publicized security problems affecting our businesses and/or third parties may discourage sellers, buyers or distribution partners from doing business with us, which could have an adverse effect on our business, financial condition and results of operations.

Canadian law and laws in all states and U.S. territories require businesses to notify affected individuals, governmental entities, and/or credit reporting agencies of certain security incidents affecting personal information. Such laws are inconsistent, and compliance in the event of a widespread security incident is complex and costly and may be difficult to implement. Our existing general liability and cyber liability insurance policies may not cover, or may cover only a portion of, any potential claims related to security breaches to which we are exposed or may not be adequate to indemnify us for all or any portion of liabilities that may be imposed. We also cannot be certain that our existing insurance coverage will continue to be available on acceptable terms or in amounts sufficient to cover the potentially significant losses that may result from a security incident or breach or that the insurer will not deny coverage of any future claim.

If we fail to adequately protect or enforce our intellectual property rights, our competitive position and our business could be materially adversely affected.

Our proprietary technologies and information, including our software, informational databases, and other components that make our products and services are critical to our success, and we seek to protect our technologies, products and services through a combination of intellectual property rights, including trademarks, domain names, copyrights and trade secrets, as well as through contractual restrictions with employees, customers, suppliers, affiliates and others. Despite our efforts, it may be possible for a third-party to copy or otherwise obtain and use our intellectual property without authorization which, if discovered, might require legal action to correct. In addition, third parties may independently and lawfully develop products or services substantially similar to ours. While we do not currently hold patents over our technology, we do have 10 pending patent applications in the United States, Canada and the U.K., six published patents in the United States and the U.K. and one completed patent under the Patent Cooperation Treaty, and we may file additional patent applications in the future.

We seek to protect our trade secrets and proprietary know-how and technology methods through confidentiality agreements and other access control measures. Failure of such strategies to protect our technology or our inability to protect patents in the future to the extent we obtain them could have a materially adverse impact on our business, financial condition and results of operations.

We have been granted trademark registrations with the United States Patent and Trademark Office and/or various foreign authorities for certain of our brands. Our existing or future trademarks may be adjudicated invalid by a court or may not afford us adequate protection against competitors.

We cannot be certain that the measures we implement will prevent infringement, misappropriation, dilution or other violations of our intellectual property rights, particularly in foreign countries where the laws may not protect our proprietary rights as fully as they do in the United States. Our failure to protect our intellectual property rights in a meaningful manner or challenges to our related contractual rights could result in erosion of our brand names or other intellectual property and could adversely affect our business, financial condition and results of operations. Litigation may be necessary in the future to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could adversely affect our business, financial condition and results of operations.

We may face potential liability and expense for legal claims alleging that the operation of our business infringes intellectual property rights of third parties, who may assert claims against us for unauthorized use of such rights.

We cannot be certain that the operation of our business does not, or will not, infringe or otherwise violate the intellectual property rights of third parties. From time to time, we have been and may in the future be, subject to legal proceedings and claims alleging that we infringe or otherwise violate the intellectual property rights of third parties. These claims, whether or not successful, could divert management’s time and attention away from our business and harm our reputation and financial condition. In addition, the outcome of litigation is uncertain, and third parties asserting claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief against us, which could require us to rebrand, redesign, or reengineer our platform, products or services, and/or effectively block our ability to distribute, market or sell our products and services.

Our payments system depends on third-party providers and is subject to risks that may harm our business.

We rely on third-party providers to support our payment methods, as our ticket buyers primarily use credit or debit cards to purchase tickets on our marketplace. Nearly all our revenue is associated with payments processed through a single provider, which relies on banks and payment card networks to process transactions. If this provider or any of its vendors do not operate well with our platform or suffer any failures, our payments systems and our business could be adversely affected. If this provider does not perform adequately or determines certain types of transactions are prohibited, if this provider’s technology does not interoperate well with our platform, or if our relationships with this provider, the bank or the payment card networks on which it relies were to terminate or be suspended unexpectedly, ticket buyers may find our platform more difficult to use. Such an outcome could harm the ability of sellers to use our platform, which could cause them to use our platform less.

Our payment processing partner requires us to comply with payment card network operating rules, which are set and interpreted by the payment card networks. The payment card networks could adopt new operating rules or interpret or re-interpret existing rules in ways that might prohibit us from providing certain services to some ticket buyers or sellers, be costly to implement or difficult to follow. We are required to reimburse our payment processor for fines assessed by payment card networks if we, or ticket buyers or sellers using our platform, violate these rules, such as our processing of various types of transactions that may be interpreted as a violation of certain payment card network operating rules. Changes to these rules and requirements, or any change in our designation by payment card networks, could require a change in our business operations and could result in limitations on or loss of our ability to accept payment cards, any of which could negatively impact our business.

We are also subject to the Payment Card Industry (“PCI”) Data Security Standard, which is a standard designed to protect credit card account data as mandated by payment card industry entities. We rely on vendors to handle PCI matters and to ensure PCI compliance. Despite our compliance efforts, we may become subject to claims that we have violated the PCI Data Security Standard based on past, present, and future business practices. Our actual or perceived failure to comply with the PCI Data Security Standard can subject us to fines, termination of banking relationships, and increased transaction fees.

Under current credit, debit and payment card practices and network rules, we are liable for fraudulent activity on the majority of our credit and debit card transactions. We are also exposed to financial crime risk, and do not currently carry insurance against this risk. Additionally, while we deploy sophisticated technology to detect fraudulent purchase activity, we may incur losses if we fail to prevent the use of fraudulent payment information on transactions in the future. Fraud schemes are becoming increasingly sophisticated and common, and our ability to detect and combat fraudulent schemes may be negatively impacted by the adoption of new payment methods and new technology platforms. If we or this provider fail to identify fraudulent activity or are unable to effectively combat the use of fraudulent payments on our platform or if we otherwise experience increased levels of disputed credit card payments or transactions, our results of operations and financial positions could be materially adversely affected. In addition, our failure to adequately mitigate this risk could damage our reputation and brand and substantially harm our business, results of operations, financial condition, prospects and our ability to accept payments.

Payment card networks and our payment processing partner could increase the fees or interchange they charge us for their services or to accept or process transactions, which would increase our operating costs and reduce our margins. Any such increase in fees could harm our business, results of operations and financial condition.

Finally, applicable laws and regulations that govern payment methods and processing are complex and subject to change; and we may be required to expend considerable time and effort to determine if such laws and regulations apply to our business. There can be no assurance that we will be able to meet all compliance obligations, including obtaining any required licenses in the jurisdictions we service, and, even if we were able to do so, there could be substantial costs and potential product changes involved in complying with such laws, which could have a material and adverse effect on our business. Any noncompliance by us in relation to existing or new laws and regulations, or any alleged noncompliance, could result in reputational damage, litigation, increased costs or liabilities, damages, or require us to stop offering payment services in certain markets. Failure to predict how a law or regulation from any jurisdiction in which we operate with respect to money transmission, prepaid access or similar requirements will be applied to us could result in licensure or registration requirements, administrative enforcement actions, and/or could materially interfere with our ability to offer certain payment methods or to conduct our business in particular jurisdictions. We cannot predict what actions the United States or other governments may take, or what restrictions these governments may impose, that will affect our ability to process payments or to conduct our business in particular jurisdictions. Further, we may become subject to changing payment regulations and requirements that could potentially affect the compliance of our current payment processes and increase the operational costs we incur to support payments. The factors identified here could impose substantial additional costs, involve considerable delay to the development or provision of our solutions, require significant and costly operational changes, or prevent us from providing our solutions in any given market.

Risks Related to Our Indebtedness

We are a party to debt agreements that could restrict our operations and impair our financial condition. The agreements governing our indebtedness impose restrictions on us that limit the discretion of management in operating our business and that, in turn, could impair our ability to meet our obligations under our debt.

The agreement governing our Term Loan Facility includes restrictive covenants that, among other things, restrict our ability to: incur additional debt; pay dividends and make distributions; make certain investments; prepay certain indebtedness; create liens; enter into transactions with affiliates; modify the nature of our business; transfer and sell assets, including material intellectual property; amend or modify the terms of any junior financing arrangements; amend our organizational documents; and merge or consolidate.

Our failure to comply with the terms and covenants of our indebtedness could lead to a default under the terms of the governing documents, which would entitle the lenders to accelerate the indebtedness and declare all amounts owed due and payable.

As of September 30, 2023 and December 31, 2022, our total indebtedness, excluding unamortized debt discounts and debt issuance costs, was $273.9 million and $272.9 million, respectively.

A substantial portion of our debt is variable-rate debt. We incur higher interest costs if interest rates increase. Interest rates were at historic lows during 2020 and 2021 when the U.S. Federal Reserve took several steps to protect the economy from the impact of the COVID-19 pandemic. However, the U.S. Federal Reserve raised interest rates by more than 400 basis points in 2022 and 100 basis points to date in 2023, and it may continue to increase interest rates. Any such increase in interest costs could have a material adverse impact on the levels of cash we maintain for working capital.

Our current level of indebtedness and any future increases in our indebtedness could have adverse consequences, including:

•	making it more difficult for us to satisfy our obligations;

•	increasing our vulnerability to adverse economic, regulatory and industry conditions;

•	limiting our ability to obtain additional financing for future working capital, capital expenditures, acquisitions and other purposes;

•	requiring us to dedicate a substantial portion of our cash flow from operations to fund payments on our debt, thereby reducing funds available for operations and other purposes;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	making us more vulnerable to increases in interest rates; and

•	placing us at a competitive disadvantage compared to our competitors that have less debt.

We depend on the cash flows of our subsidiaries in order to satisfy our obligations.

We rely on distributions and/or loans from our subsidiaries to meet our payment requirements under our obligations. If our subsidiaries are unable to pay dividends or otherwise make payments to us, we may not be able to make debt service payments on our obligations. Subject to certain exceptions, each of our subsidiaries guarantees our indebtedness under our Term Loan Facility. We conduct substantially all of our operations through our subsidiaries. Our operating cash flows and consequently our ability to service our debt is therefore principally dependent upon our subsidiaries’ earnings and their distributions of those earnings to us and may also be dependent upon loans or other payments of funds to us by those subsidiaries. In addition, the ability of our subsidiaries to provide funds to us may be subject to restrictions under our Term Loan Facility and may be subject to the terms of such subsidiaries’ future indebtedness, as well as the availability of sufficient surplus funds under applicable law.

We may face liquidity constraints if we are unable to generate sufficient cash flows and we may be unable to raise additional capital when necessary or desirable.

As of September 30, 2023 and December 31, 2022, we had cash and cash equivalents of $268.7 million and $251.5 million, respectively, which is available to us to fund our operating, investing and financing activities. We cannot assure you that our business will generate sufficient cash flow from operations, or that we will be able to obtain financing, in an amount sufficient to fund our operations or other liquidity needs.

In the future, we may need to raise additional funds, and we may not be able to obtain additional debt or equity financing on favorable terms, if at all. Our ability to obtain financing will depend on a number of factors, including: general economic and capital market conditions, including as a result of the COVID-19 pandemic and inflationary concerns; the availability of credit from banks or other lenders; investor confidence in us; and our results of operations.

If we raise additional equity financing, our security holders may experience significant dilution of their ownership interests, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock.

If we need additional capital and cannot raise it on acceptable terms, if at all, we may not be able to, among other things: further develop and enhance our platform and solutions; continue to develop and enhance our platform and solutions; hire, train and retain employees; respond to competitive pressures or unanticipated working capital requirements; or pursue acquisition opportunities.

Our inability to do any of the foregoing could reduce our ability to compete successfully and could have an adverse effect on our business.

Risks Related to Our Organizational Structure

Pursuant to the Stockholders’ Agreement, our Private Equity Owner exercises significant control over us, and its interests may conflict with ours or yours in the future.

Hoya Topco, which is controlled by our Private Equity Owner and its affiliates, controls approximately 36.3% of the voting power of our outstanding common stock. Although we are no longer a “controlled company,” for so long as our Private Equity Owner continues to own a significant percentage of our common stock, our Private Equity Owner will be able to significantly influence the composition of our Board and the approval of actions requiring shareholder approval. Accordingly, for such period of time, our Private Equity Owner has significant influence with respect to our management, business plans and policies, including the appointment and removal of our officers, decisions on whether to raise future capital and amending our charter and bylaws, which govern the rights attached to our common stock. In particular, for so long as our Private Equity Owner continues to own a significant percentage of our common stock, our Private Equity Owner will be able to cause or prevent a change of control or a change in the composition of our Board and could preclude any unsolicited acquisition of us. The concentration of ownership could deprive you of an opportunity to receive a premium for your shares of our Class A common stock as part of a potential sale and ultimately might affect the market price of our Class A common stock.

Our Stockholders’ Agreement provides our Private Equity Owner the right to nominate to our Board: (i) five directors, so long as our Private Equity Owner beneficially owns at least 24% of the shares of our common stock that were issued and outstanding on October 18, 2021 (the “Closing Amount”), of which at least one will qualify as an “independent director” under applicable stock exchange regulations; (ii) four directors, so long as our Private Equity Owner beneficially owns at least 18% but less than 24% of the Closing Amount; (iii) three directors, so long as our Private Equity Owner beneficially owns at least 12% but less than 18% of the Closing Amount; (iv) two directors, so long as our Private Equity Owner beneficially owns at least 6% but less than 12% of the Closing Amount; and (v) until the date our Private Equity Owner beneficially owns a number of voting shares representing less than 5% of the shares of our common stock that were held by our Private Equity Owner on October 18, 2021, one director. Pursuant to the foregoing provisions of the Stockholders’ Agreement, our Private Equity Owner will be able to designate the majority of the members of our Board and generally have control over our business and affairs.

Our Private Equity Owner and its affiliates engage in a broad spectrum of activities, including investments in our industry generally. In the ordinary course of their business activities, our Private Equity Owner and its affiliates may engage in activities where their interests conflict with our interests or those of our other shareholders, such as investing in or advising businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. Our Amended and Restated Charter provides that our Private Equity Owner, any of its affiliates or any of our directors who is not employed by us (including any non-employee director who serves as one of our officers in both his or her director and officer capacities) will not have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. Our Private Equity Owner also may pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. In addition, our Private Equity Owner may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to you or may not prove beneficial.

While we are no longer a “controlled company” within the meaning of the Nasdaq Rules, we may continue to rely on exemptions from certain corporate governance requirements during a one-year transition period.

We are no longer a “controlled company” within the meaning of the Nasdaq Rules. As a result, we are subject to additional corporate governance requirements of Nasdaq, including the requirements that:

•	a majority of our Board be independent directors;

•	our Compensation Committee have a formal written charter and be composed of entirely independent directors; and

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our director nominees be selected or recommended for our Board’s selection either by independent directors constituting a majority of our Board’s independent directors in a vote in which only independent directors participate or by a nominating and corporate governance committee comprised solely of independent directors with a formal written charter.

The Nasdaq Rules provide for phase-in periods for these requirements, but we must be fully compliant with the requirements within one year of the date on which we ceased to be a “controlled company.” During this transition period, we may continue to utilize the available exemptions from certain corporate governance requirements as permitted by the Nasdaq Rules. We presently do not have a majority of independent directors, and our Nominating and Corporate Governance and Compensation Committees do not consist entirely of independent directors. Accordingly, during the transition period, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance rules and requirements of the Nasdaq Rules. Furthermore, a change in the composition of our Board and its committees may result in a change in corporate strategy and operation philosophies and may result in deviations from our current strategy. We intend to be in full compliance with the applicable Nasdaq Rules in accordance with the phase-in periods.

While we are no longer a “controlled company,” our Private Equity Owner continues to be able to significantly influence our decisions. Our Private Equity Owner exercises significant control over the direction of our business and has the right to nominate for election members of our Board. See “Management—Corporate Governance—Stockholders’ Agreement” for more information. If the ownership of our common stock continues to be highly concentrated, it could prevent you and other stockholders from influencing significant corporate decisions.

The Tax Receivable Agreement requires us to make cash payments to Hoya Topco (or other parties that become entitled to rights to payment under the Tax Receivable Agreement) in respect of certain tax benefits and such payments may be substantial. In certain cases, payments under the Tax Receivable Agreement may exceed any actual tax benefits or be accelerated.

We are party to the Tax Receivable Agreement, pursuant to which we will generally be required to pay Hoya Topco and the other TRA Holders 85% of the amount of savings, if any, in U.S. federal, state, local, and foreign taxes that are based on, or measured with respect to, our net income or profits and any interest related thereto that our consolidated subsidiaries realizes, or is deemed to realize, as a result of certain tax attributes (the “Tax Attributes”), which include:

•	existing tax basis in certain assets of Hoya Intermediate and certain of its subsidiaries, including assets that will be subject to depreciation or amortization, once placed in service;

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tax basis adjustments resulting from taxable exchanges of Intermediate Units for shares of our Class A common stock acquired by us from a TRA Holder pursuant to the terms of the Hoya Intermediate LLC Agreement;

•	certain tax attributes of Blocker Corporations holding Intermediate Units that are acquired by us pursuant to a Reorganization Transaction;

•	certain tax benefits realized by us as a result of the Merger; and

•	tax deductions in respect of portions of certain payments made under the Tax Receivable Agreement.

Payments under the Tax Receivable Agreement generally will be based on the tax reporting positions that we determine (in consultation with an advisory firm and subject to the TRA Holder Representative’s review and consent), and the IRS or another taxing authority may challenge a position we take, and a court may sustain such a challenge. If any Tax Attributes we initially claimed or utilized are disallowed, the TRA Holders will not be required to reimburse us for any excess payments that we may have previously made pursuant to the Tax Receivable Agreement, for example, due to adjustments resulting from examinations by taxing authorities. Rather, any excess payments made to such TRA Holders will reduce any future cash payments we are required to make under the Tax Receivable Agreement, after the determination of such excess. However, a challenge to any Tax Attributes we initially claimed or utilized may not arise for a number of years after such payment and, even if challenged earlier, such excess cash payment may be greater than the amount of future cash payments that we may be required to make under the terms of the Tax Receivable Agreement. As a result, there might not be future cash payments against which such excess can be applied and we could be required to make payments under the Tax Receivable Agreement in excess of our actual savings in respect of the Tax Attributes.

Moreover, the Tax Receivable Agreement provides that, in certain early termination events, we are required to make a lump-sum cash payment to all the TRA Holders equal to the present value of all forecasted future payments that would have been made under the Tax Receivable Agreement, which would be based on certain assumptions. The lump-sum payment could be material and could materially exceed any actual tax benefits that we realize subsequent to such payment.

The amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of exchanges, the market price of our Class A common stock at the time of an exchange of Intermediate Units by a TRA Holder pursuant to the Hoya Intermediate LLC Agreement and the amount and timing of the recognition of our income for applicable tax purposes. While many of these factors are outside of our control, the aggregate payments we will be required to make under the Tax Receivable Agreement could be substantial. There can be no assurance that we will be able to finance our obligations under the Tax Receivable Agreement in a manner that does not adversely affect our working capital and growth requirements.

Any payments we make under the Tax Receivable Agreement will generally reduce our overall cash flow. If we are unable to make timely payments for any reason, the unpaid amounts will be deferred and will accrue interest until paid. Additionally, nonpayment for a specified period and/or under certain circumstances may constitute a material breach and therefore accelerate payments. Furthermore, our future obligation to make payments under the Tax Receivable Agreement could make us a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the Tax Attributes that may be deemed realized under the Tax Receivable Agreement.

Our only material asset is our direct and indirect interests in Hoya Intermediate, and we are accordingly dependent upon distributions from Hoya Intermediate to pay dividends, taxes and other expenses, including payments we are required to make under the Tax Receivable Agreement.

We are a holding company with no material assets other than our direct and indirect ownership of equity interests in Hoya Intermediate. As such, we do not have any independent means of generating revenue. We intend to cause Hoya Intermediate to make quarterly distributions to its members, including us, in an amount at least sufficient to allow us to pay all applicable taxes, to make payments under the Tax Receivable Agreement, and to pay our corporate and other overhead expenses. To the extent that we need funds, and Hoya Intermediate is restricted from making such distributions under applicable laws or regulations, or is otherwise unable to provide such funds, it could materially and adversely affect our liquidity and financial condition.

In certain circumstances, Hoya Intermediate will be required to make distributions to us and Hoya Topco, and the distributions that Hoya Intermediate will be required to make may be substantial.

Hoya Intermediate is treated, and will continue to be treated, as a partnership for U.S. federal income tax purposes and, as such, generally is not subject to U.S. federal income tax. Instead, its taxable income is generally allocated to its members, including us. Hoya Intermediate may make cash or tax distributions to the members, including us, as set forth in its LLC Agreement calculated using an assumed tax rate, to provide liquidity to members to pay taxes on such member’s allocable share of the taxable income. Under applicable tax rules, Hoya Intermediate may be required to allocate net taxable income disproportionately to its members in certain circumstances. Because tax distributions are made pro rata on a per-common unit basis to all members and such tax distributions are determined based on the member with the highest assumed tax liability per common unit, Hoya Intermediate may be required to make tax distributions that, in the aggregate, exceed the amount of taxes that Hoya Intermediate would have paid if it were taxed on its net income at the assumed rate.

As a result of (i) potential differences in the amount of net taxable income allocable to us and to Hoya Topco, (ii) the lower maximum tax rate applicable to corporations than individuals and (iii) the use of an assumed tax rate in calculating Hoya Intermediate’s distribution obligations, we may receive distributions significantly in excess of our actual tax liabilities and our obligations to make payments under our TRA. If we do not distribute such cash balances as dividends on our Class A common stock and instead, for example, hold such cash balances or lend them to Hoya Intermediate, Hoya Topco would benefit from any value attributable to such accumulated cash balances as a result of its right to acquire shares of our Class A common stock or, at our election, an amount of cash equal to the fair market value thereof, in exchange for its Intermediate Units. We will have no obligation to distribute such cash balances to our shareholders, and no adjustments will be made to the consideration provided to an exchanging holder in connection with a direct exchange or redemption of Hoya Intermediate limited liability company interests under our LLC Agreement as a result of any retention of cash by us.

Risks Related to Being a Public Company

The market price and trading volume of our securities may be volatile.

Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our Class A common stock in spite of our operating performance. We cannot assure you that the market price of our Class A common stock will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

•	the realization of any of the risk factors presented in this prospectus;

•	difficult global market and economic conditions;

•	loss of investor confidence in the global financial markets and investing in general;

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adverse market reaction to indebtedness we may incur, securities we may grant under our 2021 Plan or otherwise, or any other securities we may issue in the future, including shares of our Class A common stock;

•	adverse market reaction to changes in our ownership or capital structure including a secondary offering for our Class A common stock;

•	unanticipated variations in our quarterly and annual operating results or dividends;

•	failure to meet securities analysts’ earnings estimates;

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publication of negative or inaccurate research reports about us or the live events or ticketing industry or the failure of securities analysts to provide adequate coverage of our Class A common stock in the future;

•	changes in market valuations of similar companies;

•	speculation in the press or investment community about our business;

•	the trading activity of our largest stockholders;

•	the number of shares of our Class A common stock that are available for public trading;

•	short sales, hedging and other derivative transactions involving our capital stock;

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additional or unexpected changes or proposed changes in laws or regulations or differing interpretations thereof affecting our business or enforcement of these laws and regulations, or announcements relating to these matters; and

•	increases in compliance or enforcement inquiries and investigations by regulatory authorities.

We may be subject to securities class action litigation, which may harm our business, financial condition and results of operations.

Companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial legal fees, settlement or judgment costs and a diversion of management’s attention and resources that are needed to successfully run our business, which could seriously harm our business, financial condition and results of operations.

We continue to have a material weakness in our internal control over financial reporting and may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, which may result in material misstatements of our financial statements or cause us to fail to meet our periodic reporting obligations.

Subject to applicable reporting requirement exemptions we take advantage of as an emerging growth company, we are required to comply with the SEC rules implementing Sections 302 and 404 of SOX, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting.

Effective internal control over financial reporting is necessary for us to provide reliable and timely financial reports and, together with adequate disclosure controls and procedures, are designed to reasonably detect and prevent fraud. We are also required to report any material weaknesses in such internal control. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis.

In connection with the audit of our financial statements for the fiscal year ended December 31, 2020, we identified deficiencies in our internal control over financial reporting, which in the aggregate, constituted a material weakness. We made the same determination in connection with the audits of our financial statements for the fiscal years ended December 31, 2021 and 2022. We determined in all three years that we had deficiencies related to implementation of segregation of duties as part of our control activities, establishment of clearly defined roles within our finance and accounting functions and the number of personnel in our finance and accounting functions with an appropriate level of technical accounting and SEC reporting experience, which in the aggregate, constitute a material weakness.

As part of our plan to address this material weakness, we are performing a full review of our internal control procedures. We have implemented, and plan to continue to implement, new controls and processes. We have hired, and plan to continue to hire, additional qualified personnel and establish more robust processes to support our internal control over financial reporting, including clearly defined roles and responsibilities and appropriate segregation of duties. While we have begun implementing a plan to remediate this material weakness, we cannot predict the success of such plan or the outcome of our assessment of this plan at this time. If our steps are insufficient to successfully remediate the material weakness and otherwise establish and maintain an effective system of internal control over financial reporting, the reliability of our financial reporting, investor confidence in us, and the value of our common stock could be materially and adversely affected. We can give no assurance that this implementation will remediate this deficiency in internal control or that additional material weaknesses in our internal control over financial reporting will not be identified in the future. Our failure to implement and maintain effective internal control over financial reporting could result in errors in our financial statements that could result in a restatement of our financial statements, or cause us to fail to meet our periodic reporting obligations. For as long as we are an “emerging growth company” under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404. We could be an “emerging growth company” until December 31, 2026.

Once we no longer qualify as an “emerging growth company,” we will be required to have our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting. An independent assessment of the effectiveness of our internal control over financial reporting could detect problems that our management’s assessment might not. Undetected material weaknesses in our internal control over financial reporting could lead to financial statement restatements and require us to incur the expense of remediation.

An adverse report may be issued if our independent registered public accounting firm is not satisfied with the level at which our controls are documented, designed or operating.

The obligations associated with being a public company will involve significant expenses and will require significant resources and management attention, which may divert from our business operations.

As a public company, we are subject to the reporting requirements of the Exchange Act and SOX. The Exchange Act requires the filing of annual, quarterly and current reports with respect to a public company’s business and financial condition. SOX requires, among other things, that a public company establish and maintain effective internal control over financial reporting. As a result, we will incur significant legal, accounting and other expenses that we did not incur as a private company. Our management team and many of our other employees will need to devote substantial time to compliance, and may not effectively or efficiently manage our transition into a public company.

These rules and regulations will result in us incurring substantial legal and financial compliance costs and will make some activities more time-consuming and costly. For example, these rules and regulations make it more difficult and more expensive for us to obtain director and officer liability insurance, and we incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for us to attract and retain qualified people to serve as our executive officers or on our Board or its committees.

We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to “emerging growth companies” could make our Class A common stock less attractive to investors.

We are an “emerging growth company,” and, for as long as we continue to be an “emerging growth company,” we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including:

•	not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of SOX;

•	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation or golden parachute payments not previously approved.

Our status as an “emerging growth company” will end as soon as any of the following occurs:

•	the last day of the fiscal year in which we have more than $1.235 billion in annual revenue;

•	the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates;

•	the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; or

•	December 31, 2026.

We cannot predict if investors will find our securities less attractive if we choose to rely on any of the exemptions afforded to “emerging growth companies.” If some investors find our securities less attractive because we rely on any of these exemptions, there may be a less active trading market for our securities and the market price of those securities may be more volatile.

Further, the JOBS Act exempts “emerging growth companies” from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an “emerging growth company,” can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company, which is neither an “emerging growth company” nor a company that has opted out of using the extended transition period, difficult because of the potential differences in accounting standards used.

An active trading market for our Class A common stock may not be maintained.

Although our Class A common stock is listed on Nasdaq under the symbol “SEAT,” an active trading market for our Class A common stock may not be maintained. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers. If an active market for our Class A common stock is not maintained, or if we fail to satisfy the continued listing standards of Nasdaq for any reason and our Class A common stock is delisted, it may be difficult for our stockholders to sell their shares without depressing the market price for the Class A common stock or at all. An inactive trading market may also impair our ability to both raise capital by selling shares of capital stock and acquire other complementary products, technologies or businesses by using our shares of capital stock as consideration.

Warrants are exercisable for shares of our Class A common stock and Intermediate Units, which will increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

The following warrants to purchase our Class A common stock are outstanding and exercisable:

•	private warrants to purchase 6,519,791 shares at an exercise price of $11.50 per share;

•	warrants to purchase 17,000,000 shares at an exercise price of $10.00 per share;

•	warrants to purchase 17,000,000 shares at an exercise price of $15.00 per share; and

•	public warrants to purchase 6,766,853 shares at an exercise price of $11.50 per share.

To the extent such warrants are exercised, additional shares of our Class A common stock will be issued. This will result in dilution to the holders of our Class A common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of our Class A common stock.

The following Hoya Intermediate Warrants are outstanding and exercisable and are held by Hoya Topco:

•	warrants to purchase 3,000,000 shares at an exercise price of $10.00 per share; and

•	warrants to purchase 3,000,000 shares at an exercise price of $15.00 per share.

Upon exercise of a Hoya Intermediate Warrant, one share of our Class B common stock will also be issued. Holders of Intermediate Units (other than us and our subsidiaries) may exchange them for shares of our Class A common stock. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of our Class A common stock.

Our management also holds options to purchase shares of our Class A common stock. To the extent such options are exercised, additional shares of our Class A common stock will be issued. This will result in dilution to the holders of our Class A common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such options may be exercised could adversely affect the market price of our Class A common stock.

Securities analysts may not publish favorable research or reports about our business or may publish no information at all, which could cause our stock price or trading volume to decline.

The trading market for our securities will be influenced to some extent by the research and reports that industry or financial analysts publish about us and our business. We will not control these analysts, and the analysts who publish information about us may have relatively little experience with us or our industry, which could affect their ability to accurately forecast our results and could make it more likely that we fail to meet their estimates. If any current or future analysts who cover us provide inaccurate research or issue an adverse opinion regarding our stock price, our stock price could decline. If one or more of these analysts cease coverage of us or fail to publish reports covering us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.

Registration of the shares of our Class A common stock issuable upon exercise of the Vivid Seats Public IPO Warrants under the Securities Act may not be in place when an investor desires to exercise Vivid Seats Public IPO Warrants.

Under the terms of the Amended and Restated Warrant Agreement, we are obligated to file and maintain an effective registration statement under the Securities Act covering the issuance of shares of our Class A common stock issuable upon exercise of the Vivid Seats Public IPO Warrants and thereafter will use our commercially reasonable efforts to maintain a current prospectus relating to the shares of Class A common stock issuable upon exercise of the Vivid Seats Public IPO Warrants, until the expiration of the Vivid Seats Public IPO Warrants in accordance with the provisions of the Amended and Restated Warrant Agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order. If the shares issuable upon exercise of the Vivid Seats Public IPO Warrants are not registered under the Securities Act, we are required to permit holders to exercise their Vivid Seats Public IPO Warrants on a cashless basis. However, no Vivid Seats Public IPO Warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. If and when the Vivid Seats Public IPO Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying shares of Class A common stock for sale under all applicable state securities laws.

Provisions in our organizational documents and certain rules imposed by regulatory authorities may delay or prevent our acquisition by a third-party.

Our Amended and Restated Charter and our Amended and Restated Bylaws contain several provisions that may make it more difficult or expensive for a third party to acquire control of us without the approval of our Board. These provisions, which may delay, prevent or deter a merger, acquisition, tender offer, proxy contest or other transaction that stockholders may consider favorable, include the following:

•	the sole ability of directors to fill a vacancy on our Board;

•	advance notice requirements for stockholder proposals and director nominations;

•	provisions limiting stockholders’ ability to (i) call special meetings of stockholders, (ii) require extraordinary general meetings of stockholders and (iii) take action by written consent;

•

the ability of our Board to designate the terms of and issue new series of preferred stock without stockholder approval, which could be used, among other things, to institute a rights plan that would have the effect of significantly diluting the stock ownership of a potential hostile acquirer, likely preventing acquisitions that have not been approved by our governing body;

•	the division of our Board into three classes, with each class serving staggered three-year terms; and

•	the lack of cumulative voting for the election of directors.

These provisions of our Amended and Restated Charter and our Amended and Restated Bylaws could discourage potential takeover attempts and reduce the price that investors might be willing to pay for shares of our Class A common stock in the future, which could reduce the market price of our Class A common stock.

The provisions of our Amended and Restated Charter requiring exclusive forum in the Court of Chancery of the State of Delaware and the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.

Our Amended and Restated Charter provides that, to the fullest extent permitted by law, and unless we provide consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our Amended and Restated Charter or our Amended and Restated Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine, provided that this provision, including for any “derivative action,” will not apply to suits to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our Amended and Restated Charter further provides that the U.S. federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. By becoming our stockholder, you will be deemed to have notice of and consented to the exclusive forum provisions of our Amended and Restated Charter. There is uncertainty as to whether a court would enforce such a provision relating to causes of action arising under the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

These provisions may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against us, a court could find the choice of forum provisions contained in our Amended and Restated Charter to be inapplicable or unenforceable in such action.

USE OF PROCEEDS

We will not receive any proceeds from any sale of shares of Class A common stock by the selling stockholders or their permitted transferees. All proceeds from the sale of shares of Class A common stock will be for the accounts of the selling stockholders or their permitted transferees.

MARKET PRICE OF OUR CLASS A COMMON STOCK

Our Class A common stock and our Vivid Seats Public IPO Warrants are listed on Nasdaq under the symbols “SEAT” and “SEATW,” respectively.

As of November 3, 2023, there were outstanding (i) 112,162,928 shares of our Class A common stock, net of treasury shares, held of record by 66 holders, (ii) 99,800,000 shares of our Class B common stock held of record by one holder and (iii) 6,766,853 of our Vivid Seats Public IPO Warrants held of record by one holder. The number of record holders of our Class A common stock and our Vivid Seats Public IPO Warrants does not include The Depository Trust Company participants or beneficial owners holding shares through nominee names.

On December 14, 2023, the closing sale price of our Class A common stock was $6.90 per share. On December 14, 2023, the closing sale price of our Vivid Seats Public IPO Warrants was $1.30 per warrant. There is no established public trading market for our Class B common stock.

DIVIDEND POLICY

Vivid Seats was incorporated on March 29, 2021 for the purpose of consummating the Business Combination. On November 2, 2021, we paid a special dividend of $0.23 per share of Class A common stock.

Vivid Seats is a holding company with no material assets other than its direct and indirect ownership of equity interests in Hoya Intermediate. As such, we do not have any independent means of generating revenue. However, our management expects to cause Hoya Intermediate to make distributions to its members, including us, in an amount at least sufficient to allow us to pay all applicable taxes, to make payments under the Tax Receivable Agreement, and to pay our corporate and other overhead expenses.

Although we may pay cash dividends in the future, the payment of cash dividends on shares of our Class A common stock will be within the discretion of our Board at such time, and will depend on numerous factors, including:

•	general economic and business conditions;

•	our strategic plans and prospects;

•	our business and investment opportunities;

•	our financial condition and operating results, including our cash position, net income and realizations on investments made by its investment funds;

•	working capital requirements and anticipated cash needs;

•	contractual restrictions and obligations, including payment obligations pursuant to the Tax Receivable Agreement and restrictions pursuant to any credit facility; and

•	legal, tax and regulatory restrictions.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

On November 3, 2023 (the “Closing Date”), Vivid Seats Inc. (for purposes of this section, “Vivid Seats” or the “Company”) completed its acquisition of VDC Holdco, LLC (“VDC”) pursuant to the Agreement and Plan of Merger, dated November 3, 2023, among the Company, VDC, Viva Merger Sub I, LLC (“Merger Sub I”), Viva Merger Sub II, LLC (“Merger Sub II”), the unitholders named therein (the “Unitholders”) and the Unitholders’ representative named therein (the “Merger Agreement”). The Merger Agreement provides for the Company’s acquisition of VDC (the indirect parent company of Vegas.com, LLC) through a two-step merger, consisting of (i) Merger Sub I merging with and into VDC, with VDC continuing as the surviving company and becoming a wholly owned subsidiary of the Company, and (ii) VDC subsequently merging with and into Merger Sub II, with Merger Sub II continuing as the surviving company and as a wholly owned subsidiary of the Company (collectively, the “Acquisition”). The consideration paid in the Acquisition consisted of $153.6 million in cash and approximately 15.6 million shares of the Company’s Class A common stock (the “Class A Shares”), which was provided to the previous shareholders of VDC (“Selling Shareholders”). The Company financed the cash portion of the purchase consideration with cash on hand.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The unaudited pro forma condensed combined balance sheet as of September 30, 2023 gives effect to the Acquisition as if the transaction had been completed on September 30, 2023 and combines the unaudited consolidated balance sheets of Vivid Seats and VDC as of September 30, 2023. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022 and the nine months ended September 30, 2023 give effect to the Acquisition as if it had been consummated on January 1, 2022, the first day of Vivid Seats’ fiscal year. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023 combines the unaudited condensed consolidated statement of operations for Vivid Seats and the unaudited consolidated statement of income of VDC for the nine month periods ended September 30, 2023. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 combines the audited consolidated statement of operations of Vivid Seats and the audited consolidated statement of operations of VDC for the year ended December 31, 2022.

The historical financial statements of Vivid Seats and VDC, which are included elsewhere in this prospectus, have been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events to give effect to the Acquisition. The unaudited pro forma adjustments are based upon available information and certain assumptions that Vivid Seats’ management believes are reasonable.

The unaudited pro forma condensed combined financial information should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial information;

•	the unaudited condensed consolidated financial statements of Vivid Seats as of and for the three and nine months ended September 30, 2023 and the related notes included elsewhere in this prospectus;

•	the audited consolidated financial statements of Vivid Seats as of and for the year ended December 31, 2022 and the related notes included elsewhere in this prospectus;

•	the unaudited consolidated financial statements of VDC as of and for the nine months ended September 30, 2023 and the related notes included elsewhere in this prospectus; and

•	the audited consolidated financial statements of VDC as of and for the year ended December 31, 2022 and the related notes included elsewhere in this prospectus.

Accounting for the Acquisition

The Acquisition will be accounted for using the acquisition method of accounting in accordance with ASC 805—Business Combinations (“ASC 805”). Vivid Seats’ management has evaluated the guidance contained in ASC 805 with respect to the identification of the acquirer in the Acquisition and concluded, based on a consideration of the pertinent facts and circumstances, that Vivid Seats will be the acquirer for financial accounting purposes. Accordingly, Vivid Seats’ cost to acquire VDC has been allocated to the acquired assets and liabilities based upon their estimated fair values. Any differences between the estimated fair value of the consideration transferred and the estimated fair value of the identified assets acquired and liabilities assumed will be recorded as goodwill. The allocation of the purchase consideration is preliminary and is dependent upon estimates of certain valuations that are not yet finalized and subject to change. Refer to Note 1 – Basis of Presentation to the accompanying notes for more information.

The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Acquisition occurred as of the dates indicated. The unaudited pro forma condensed combined financial information also should not be considered indicative of the future results of operations or financial position of Vivid Seats.

The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information as required by SEC rules. Differences between these preliminary estimates and the final business combination accounting may be material.

VIVID SEATS INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2023

(in thousands, except share and per share data)

	Historical
	Vivid Seats Inc.	VDC Reclassified (Note 2)				Pro Forma Combined
	As of September 30, 2023	As of September 30, 2023	Transaction Accounting Adjustments			As of September 30, 2023
ASSETS
Current assets:
Cash and cash equivalents	$268,678	$34,032	$(28,281)	(a	)	$115,079
			(5,751)	(b	)
			(153,599)	(d	)
Restricted cash	1,056	284	—			1,340
Accounts receivable – net	64,829	454	—			65,283
Inventory – net	21,533	—	—			21,533
Prepaid expenses and other current assets	49,407	2,775	—			52,182

Total current assets	$405,503	$37,545	$(187,631)			$255,417

Property and equipment – net	10,240	1,998	(1,721)	(f	)	10,517
Right-of-use assets – net	9,291	763	—			10,054
Intangible assets – net	113,873	6,129	87,755	(f	)	207,757
Goodwill	759,971	45,748	5,751	(b	)	960,596
			249,096	(d	)
			(13,936)	(e	)
			(86,034)	(f	)
Deferred tax assets	77,376	1,435	(29,282)	(g	)	49,529
Investments	6,042	—	—			6,042
Other non-current assets	2,780	452	—			3,232

Total assets	$1,385,076	$94,070	$23,998			$1,503,144

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$219,118	$32,222	$2,760	(c	)	$254,100
Accrued expenses and other current liabilities	197,247	12,775	(222)	(a	)	209,800
Deferred revenue	34,447	6,942	—			41,389
Current maturities of long-term debt	3,308	2,700	(2,700)	(a	)	3,308

Total current liabilities	$454,120	$54,639	$(162)			$508,597

Long-term debt- net	265,875	17,275	(17,275)	(a	)	265,875
Long-term lease liabilities	15,931	136	—			16,067
Tax Receivable Agreement liability	98,977	—	—			98,977
Other non-current liabilities	29,745	—	—			29,745

Total long-term liabilities	$410,528	$17,411	$(17,275)			$410,664

Commitments and contingencies
Redeemable noncontrolling interests	640,717	—	—			640,717
Shareholders’ deficit:
Class A common stock, $0.0001 par value; 500,000,000 shares authorized at September 30, 2023; 101,803,392 issued and outstanding at September 30, 2023; 117,356,648 pro forma issued and outstanding at September 30, 2023	$11	$—	$2	(d	)	$13
Class B common stock, $0.0001 par value; 250,000,000 shares authorized, 99,800,000 issued and outstanding at September 30, 2023; 99,800,000 pro forma issued and outstanding at September 30, 2023	10	—	—			10
Additional paid-in capital	884,523	—	95,495	(d	)	980,018
Treasury stock, at cost, 5,291,497 shares at September 30, 2023 (historical and pro forma)	(40,106)	—	—			(40,106)
Accumulated deficit	(964,561)	22,020	(8,084)	(a	)	(996,603)
			(2,760)	(c	)
			(13,936)	(e	)
			(29,282)	(g	)

Accumulated other comprehensive loss	(166)	—	—			(166)

Total Shareholders’ deficit	$(120,289)	$22,020	$41,435			$(56,834)

Total liabilities, Redeemable noncontrolling interests, and Shareholders’ deficit	$1,385,076	$94,070	$23,998			$1,503,144

See the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

VIVID SEATS INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2023

(in thousands, except share and per share data)

	Historical
	Vivid Seats Inc.	VDC Reclassified (Note 2)				Pro Forma Combined
	For the nine months ended September 30, 2023	For the nine months ended September 30, 2023	Transaction Accounting Adjustments			For the nine months ended September 30, 2023
Revenues	$514,576	$77,784	$—			$592,360
Costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	130,838	11,128	—			141,966
Marketing and selling	196,970	23,424	—			220,394
General and administrative	107,921	18,161	—			126,082
Depreciation and amortization	8,603	1,593	13,529	(c	)	23,725
Change in fair value of contingent consideration	(998)	—	—			(998)

Income from operations	71,242	23,478	(13,529)			81,191
Other (income) expense:
Interest expense – net	8,596	1,519	(1,519)	(a	)	8,596
Other (income) expense	(365)	70	—			(295)

Income before income taxes	63,011	21,889	(12,010)			72,890
Income tax (benefit) expense	(21,605)	4,577	1,482	(d	)	(15,546)

Net income	84,616	17,312	(13,492)			88,436
Net income attributable to redeemable noncontrolling interests	35,045	—	1,767	(e	)	36,812

Net income attributable to Class A Common Stockholders	$49,571	$17,312	$(15,259)			$51,624

Net income per Class A common stock – see Note 6
Basic	$0.57					$0.51
Diluted	$0.43					$0.34
Weighted average Class A common stock outstanding
Basic	86,403,617					101,956,873
Diluted	196,307,731					211,860,987

See the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

VIVID SEATS INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2022

(in thousands, except share and per share data)

	Historical
	Vivid Seats Inc.	VDC Reclassified (Note 2)				Pro Forma Combined
	For the year ended December 31, 2022	For the year ended December 31, 2022	Transaction Accounting Adjustments			For the year ended December 31, 2022
Revenues	$600,274	$91,359	$—			$691,633
Costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	140,508	13,127	—			153,635
Marketing and selling	248,375	25,393	—			273,768
General and administrative	127,619	22,178	2,760	(b	)	152,557
Depreciation and amortization	7,732	6,729	13,537	(c	)	27,998
Change in fair value of contingent consideration	(2,065)	—	—			(2,065)

Income from operations	78,105	23,932	(16,297)			85,740
Other (income) expense:
Interest expense – net	12,858	1,972	(1,972)	(a	)	12,858
Loss on extinguishment of debt	4,285	—	—			4,285
Other income	(8,227)	(3,816)	—			(12,043)

Income before income taxes	69,189	25,776	(14,325)			80,640
Income tax (benefit) expense	(1,590)	5,559	(4,075)	(d	)	(106)

Net income	70,779	20,217	(10,250)			80,746
Net income attributable to redeemable noncontrolling interests	42,117	—	2,326	(e	)	44,443

Net income attributable to Class A Common Stockholders	$28,662	$20,217	$(12,576)			$36,303

Net income per Class A Common Stock - see Note 6
Basic	$0.36					$0.38
Diluted	$0.36					$0.37
Weighted average Class A Common Stock outstanding
Basic	80,257,247					95,810,503
Diluted	198,744,381					214,297,637

See the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

VIVID SEATS INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 – Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared by Vivid Seats in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information presented is for illustrative purposes only and is not necessarily indicative of what Vivid Seats’ condensed combined statements of operations or condensed combined balance sheet would have been had the Acquisition been consummated as of the dates indicated or will be for any future periods. The unaudited pro forma condensed combined financial information does not purport to project the future financial position or results of operations of Vivid Seats following the Acquisition. The pro forma condensed combined financial information reflects financing and transaction accounting adjustments Vivid Seats management believes are necessary to fairly present Vivid Seats’ unaudited pro forma financial position and results of operations following the Acquisition as of and for the periods indicated. The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies, or revenue enhancements that the combined company may achieve as a result of the Acquisition, nor does it reflect the costs to integrate the operations of Vivid Seats and VDC.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, with Vivid Seats as the accounting acquirer, using the fair value concepts defined in ASC Topic 820, Fair Value Measurement (“ASC 820”), and based on the historical consolidated financial statements of Vivid Seats and VDC. Under ASC 805, all assets acquired and liabilities assumed in a business combination are recognized and measured at their assumed acquisition date fair value, while transaction costs associated with the business combination are expensed as incurred. Under ASC 805, the excess of purchase consideration over the estimated fair value of the identified assets acquired and liabilities assumed, if any, is allocated to goodwill.

The allocation of the purchase consideration in the unaudited combined pro forma financial information depends upon certain estimates and assumptions, all of which are preliminary. The allocation of the purchase consideration has been made for the purpose of developing the unaudited pro forma condensed combined financial information. The final determination of fair values of assets acquired and liabilities assumed relating to the Acquisition may differ materially from the amounts reflected herein.

The financing and transaction accounting adjustments represent Vivid Seats’ best estimates and are based upon currently available information and certain assumptions that Vivid Seats believes are reasonable under the circumstances. Vivid Seats is not aware of any material transactions between Vivid Seats and VDC during the periods presented. Accordingly, adjustments to eliminate transactions between Vivid Seats and VDC have not been reflected in the unaudited pro forma condensed combined financial information.

Vivid Seats is conducting a comprehensive review of VDC’s accounting policies. As a result of this review, Vivid Seats may identify differences between the accounting policies of the two companies, which when conformed, could have a material impact on the combined results of VDC and Vivid Seats. Based upon the preliminary analysis performed, Vivid Seats has determined that no significant adjustments are required to conform the accounting policies of VDC to Vivid Seats, with exception to those reflected in Note 2 – Vivid Seats and VDC Reclassification Adjustments.

Note 2 – Vivid Seats and VDC Reclassification Adjustments

During the preparation of this unaudited pro forma condensed combined financial information, Vivid Seats’ management performed a preliminary analysis of VDC’s financial information to identify potential differences in account classifications and financial statement presentation. Based upon the preliminary analysis performed, Vivid Seats has made reclassification adjustments to conform VDC’s historical financial statement presentation to Vivid Seats’ historical financial statement presentation, which are reflected in the tables below. The Company is currently performing a full and detailed review of VDC’s accounting policies and financial statement presentation, which may differ materially from the amounts set forth below.

VDC Historical Consolidated Balance Sheet Line Items	Vivid Historical Consolidated Balance Sheet Line Items	VDC Historical Consolidated Balances as of September 30, 2023	Reclassifications			VDC Reclassified as of September 30, 2023
Cash and cash equivalents	Cash and cash equivalents	$34,032	$—			$34,032
Restricted Cash	Restricted cash	284	—			284
Accounts receivable	Accounts receivable – net	402	52	(a	)	454
Other receivables		52	(52)	(a	)	—
Prepaid expenses	Prepaid expenses and other current assets	2,775	—			2,775
Property and equipment, net	Property and equipment – net	1,998	—			1,998
Goodwill	Goodwill	45,748	—			45,748

VDC Historical Consolidated Balance Sheet Line Items	Vivid Historical Consolidated Balance Sheet Line Items	VDC Historical Consolidated Balances as of September 30, 2023	Reclassifications			VDC Reclassified as of September 30, 2023
Intangible assets, net	Intangible assets – net	6,129	—			6,129
Deferred income taxes	Deferred tax assets	1,435	—			1,435
Operating lease right-of-use-asset	Right-of-use assets – net	763	—			763
Security deposit	Other non-current assets	452	—			452
Accounts payable	Accounts payable	18,823	13,399	(b	)	32,222
Accrued expenses		12,034	(12,034)	(c	)	—
	Accrued expenses and other current liabilities	—	12,775	(c	)	12,775
Deferred merchant bookings		13,371	(13,371)	(b	)	—
Contract liabilities	Deferred revenue	6,942	—			6,942
Current maturities of long-term debt	Current maturities of long-term debt	2,700	—			2,700
Current maturities of operating lease liability		741	(741)	(c	)	—
Other payables		28	(28)	(b	)	—
Long-term debt, less current maturities	Long-term debt- net	17,275	—			17,275
Operating lease liability, less current maturities	Long-term lease liabilities	136	—			136
Members’ Equity	Accumulated deficit	22,020	—			22,020

(a)	Reflects the reclassification of other receivables to accounts receivable - net.
(b)	Reflects the reclassification of deferred merchant bookings and other payables to accounts payable.
(c)	Reflects the reclassification of accrued expenses and current maturities of operating lease liability to accrued expenses and other current liabilities.

Refer to the table below for a summary of adjustments made to present VDC’s statement of operations for the nine months ended September 30, 2023 to conform with that of Vivid Seats’ (amounts in thousands):

VDC Historical Consolidated Statement of Income Line Items	Vivid Seats Historical Consolidated Statement of Operations Line Items	VDC nine months ended September 30, 2023	Reclassifications			VDC Reclassified nine months ended September 30, 2023
Revenue	Revenues	$77,784	$—			$77,784
Cost of revenue, exclusive of depreciation and amortization	Cost of revenues (exclusive of depreciation and amortization shown separately below)	11,128	—			11,128
Paid search fees and marketing	Marketing and selling	23,424	—			23,424
General and administrative expenses	General and administrative	5,325	12,836	(a	)	18,161
Salaries and wages		10,023	(10,023)	(a	)	—
Depreciation and amortization	Depreciation and amortization	1,593	—			1,593
License fee		1,875	(1,875)	(a	)	—
Rent expense		941	(941)	(a	)	—
Interest expense	Interest expense – net	1,875	(356)	(b	)	1,519
Interest income		(356)	356	(b	)	—
Breakage loss (income)		70	(70)	(c	)	—
	Other income	—	70	(c	)	70
Income tax expense	Income tax (benefit) expense	4,577	—			4,577
(Gain) loss on sale of property and equipment		(3)	3	(a	)	—

(a)	Reflects the reclassification of salaries and wages, license fee, rent expense, and (gain) loss on sale of property and equipment to general and administrative.
(b)	Reflects the reclassification of interest income to interest expense - net.
(c)	Reflects the reclassification of breakage loss (income) to other income.

Refer to the table below for a summary of adjustments made to present VDC’s statement of operations for the year ended December 31, 2022 to conform with that of Vivid Seats’ (amounts in thousands):

VDC Historical Consolidated Statement of Operations Line Items	Vivid Seats Historical Consolidated Statement of Operations Line Items	VDC year ended December 31, 2022	Reclassifications			VDC Reclassified year ended December 31, 2022
Revenue	Revenues	$91,359	$—			$91,359
Cost of revenue, exclusive of depreciation and amortization	Cost of revenues (exclusive of depreciation and amortization shown separately below)	13,127	—			13,127
Paid search fees and marketing	Marketing and selling	25,393	—			25,393
General and administrative expenses	General and administrative	5,012	17,166	(a	)	22,178
Salaries and wages		13,058	(13,058)	(a	)	—
Depreciation and amortization	Depreciation and amortization	6,729	—			6,729
License fee		2,500	(2,500)	(a	)	—
Rent expense		1,603	(1,603)	(a	)	—
Interest expense	Interest expense – net	1,972	—			1,972
Breakage income		(3,209)	3,209	(b	)	—
Other income	Other income	(607)	(3,209)	(b	)	(3,816)
Loss on sale of property and equipment		5	(5)	(a	)	—
Provision for Income Taxes	Income tax (benefit) expense	5,559	—			5,559

(a)	Reflects the reclassification of salaries and wages, license fee, rent expense, and loss on sale of property and equipment to general and administrative.
(b)	Reflects the reclassification of breakage income to other income.

Note 3 – Preliminary Purchase Price Allocation

Estimated Purchase Consideration

In accordance with the terms and conditions of the Merger Agreement, the previous shareholders of VDC (“Selling Shareholders”) received cash consideration of $153.6 million, in addition to 15.6 million Class A Shares. The Class A Shares have an estimated fair value of $95.5 million, based on a share price of $6.14 per share on the Acquisition Date.

The preliminary estimated total purchase consideration reflected in the unaudited pro forma condensed combined financial information is $249.1 million, which consists of the following (in thousands except share and per share data):

Cash consideration		$153,599
Share consideration
Shares of Vivid Seats as of November 3, 2023	15,553,256
Vivid Seats share price on November 3, 2023	$6.14

Estimated value of Vivid Seats common stock issued to Selling Shareholders		$95,497

Preliminary fair value of estimated total purchase consideration		$249,096

Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired, and liabilities assumed will be recognized and measured at fair value as of the Acquisition Date. The determination of fair value used in the transaction-related adjustments presented herein are preliminary and based on management estimates of fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Acquisition.

The allocation is dependent upon certain valuation and other analyses that have not yet been finalized. Accordingly, the pro forma purchase price allocation will be subject to further adjustments as additional information becomes available and as estimates are finalized. There can be no assurances that these final valuations and analyses will not result in significant changes to the estimates set forth below.

The following table sets forth a preliminary allocation of the purchase consideration to the identifiable tangible and intangible assets acquired and liabilities acquired in the Acquisition, assuming the Acquisition had been consummated on September 30, 2023. The amounts reflected below are based on the unaudited consolidated balance sheet of VDC as of September 30, 2023, with the excess reflected as goodwill (in thousands):

Preliminary fair value of estimated purchase consideration	$249,096
Assets
Restricted cash	$284
Accounts receivable – net	454
Prepaid expenses and other current assets	2,775
Property and equipment – net	277
Right-of-use assets – net	763
Intangible assets – net	93,884
Goodwill	200,625
Deferred tax assets	1,435
Other non-current assets	452

Total assets	300,949

Liabilities
Accounts payable	32,222
Accrued expenses and other current liabilities	12,553
Deferred revenue	6,942
Long-term lease liabilities	136

Total liabilities	51,853

Acquired net assets	$249,096

The intangible assets, which are recognized at their preliminary fair value in the unaudited pro forma condensed combined balance sheet, consist of the following (dollars in thousands):

	Amount	Estimated Useful Life
Trademarks	27,543	Indefinite-lived
Supplier relationships	25,853	4 years
Customer relationships	13,272	3 years
Developed technology	27,216	3 years

	$93,884

Note 4 – Transaction Accounting Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

(a)

Reflects payment of cash and cash equivalents of $28.3 million to settle VDC’s outstanding debt of $20.0 million (of which $2.7 million was reflected as a current liability) and accrued interest of $0.2 million prior to consummation of the Acquisition, in addition to paying a dividend of $8.1 million to the Selling Shareholders. The dividend is reflected as an increase to accumulated deficit.

(b)

Reflects the payment of $5.8 million in transaction costs incurred by VDC in connection with the Acquisition that had not been recognized as of September 30, 2023. The reduction in cash and cash equivalents from the payment of these transaction costs is reflected as an increase to Goodwill. Following payment of the outstanding debt, the dividend to Selling Shareholders, and the payment of VDC’s transaction costs, the amount of cash and cash equivalents acquired in the Acquisition is zero.

(c)	Represents $2.8 million of incremental transaction costs incurred by Vivid Seats in connection with the Acquisition which had not been recognized as of September 30, 2023.

(d)

Represents the payment of purchase consideration by Vivid Seats in connection with the Acquisition, consisting of $153.6 million in cash and cash equivalents and the issuance of 15.6 million Class A Shares to Selling Shareholders. The issuance of Class A Shares results in an increase to additional paid-in capital of $95.5 million, which reflects a share price of $6.14 per share for the Class A Shares.

(e)	Represents the elimination of remaining historical equity account balances of VDC as of September 30, 2023 after consideration of the dividend paid to Selling Shareholders (see Adjustment (a)).

(f)

Reflects the de-recognition of historical intangible assets recognized by VDC as of September 30, including $1.7 million of capitalized software classified within Property and equipment – net, and the recognition of $93.9 million of intangible assets in connection with the Acquisition. Refer to Note 3 – Preliminary Purchase Price Allocation for the estimated intangible asset balances acquired and reflected in the unaudited condensed combined pro forma financial information.

(g)

Represents the elimination of the historical deferred tax assets recognized by VDC of $1.4 million, in addition to a reduction in the deferred tax assets recognized by Vivid Seats of $27.9 million following the Acquisition. In connection with the Acquisition, the Company contributed the acquired VDC entities to Hoya Intermediate, LLC (“the partnership”). The reduction in deferred tax assets is primarily related to the Company’s investment in the partnership and is reflected as an increase to accumulated deficit.

Note 5 – Transaction Accounting Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations

(a)

Reflects the elimination of historical interest expense (net) incurred by VDC of $1.5 million and $2.0 million for the nine months ended September 30, 2023 and the year ended December 31, 2022, respectively. In connection with the Acquisition, all historical debt balances of VDC were extinguished.

(b)

In connection with the Acquisition, Vivid Seats expects to incur $3.3 million of non-recurring transaction expenses, of which $0.5 million were incurred as of September 30, 2023. Unrecognized costs of $2.8 million are reflected as an increase to general and administrative expenses during the year ended December 31, 2022.

(c)

Reflects incremental amortization expense of $13.5 million during both the nine months ended September 30, 2023 and the year ended December 31, 2022. The incremental amortization is associated with the step-up in fair value of the acquired intangibles described in Note 3 - Preliminary Purchase Price Allocation.

(d)

Represents a decrease in income tax benefit of $1.5 million during the nine months ended September 30, 2023, which relates primarily to an assumed decrease in the amount of valuation allowance released by the Company during the period of $3.4 million, an increase in expense on taxable income of $2.7 million, and elimination of VDC’s historical income tax expense of $4.6 million. The unaudited condensed combined pro forma financial information for the year ended December 31, 2022 reflects incremental tax benefit of $4.1 million, consisting of the elimination of VDC’s historical income tax expense of $5.6 million and $1.5 million of income tax expense incurred by the Company following the Acquisition

(e)

In connection with the Acquisition, Selling Shareholders received 15.6 million Class A Shares. The increased quantity of Class A Shares, combined with the income attributable to the Acquisition results in a $1.8 million and $2.3 million increase to net income attributable to redeemable noncontrolling interests during the nine months ended September 30, 2023 and the year ended December 31, 2022, respectively.

Note 6 – Earnings Per Share

Represents the net income per share calculated using the weighted average shares outstanding and the issuance of additional Class A Shares in connection with the Acquisition (“Acquisition Shares”), assuming that the Acquisition Shares were issued on January 1, 2022.

	Historical		Pro Forma
	Nine Months Ended	Year Ended	Nine Months Ended	Year Ended
(in thousands, except share and per share data)	September 30, 2023	December 31, 2022	September 30, 2023	December 31, 2022
Net income per Class A Common Stock:
Numerator—basic:
Net income	$84,616	$70,779	$88,436	$80,746
Less: Income attributable to redeemable noncontrolling interests	(35,045)	(42,117)	(36,812)	(44,443)

Net income attributable to Class A Common Stockholders—basic	$49,571	$28,662	$51,624	$36,303
Denominator—basic:
Weighted average Class A Common Stock outstanding—basic	86,403,617	80,257,247	101,956,873	95,810,503

Net income per Class A Common Stock—basic	$0.57	$0.36	$0.51	$0.38

Numerator—diluted:
Net income attributable to Class A Common Stockholders—basic	$49,571	$28,662	$51,624	$36,303
Net income effect of dilutive securities:
Effect of dilutive Exercise Warrants	—	55	—	55
Effect of RSUs	68	6	68	6
Effect of noncontrolling interests	33,874	42,056	19,432	42,898

Net income attributable to Class A Common Stockholders—diluted	$83,513	$70,779	$71,124	$79,262
Denominator—diluted:
Weighted average Class A Common Stock outstanding—basic	86,403,617	80,257,247	101,956,873	95,810,503
Weighted average effect of dilutive securities:
Effect of dilutive Exercise Warrants	—	258,906	—	258,906
Effect of RSUs	389,828	28,228	389,828	28,228
Effect of noncontrolling interests	109,514,286	118,200,000	109,514,286	118,200,000

Weighted average Class A Common Stock outstanding—diluted	196,307,731	198,744,381	211,860,987	214,297,637

Net income per Class A Common Stock—diluted	$0.43	$0.36	$0.34	$0.37

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our discussion and analysis is intended to help the reader understand our results of operations and financial condition and is provided as an addition to, and should be read in connection with, our audited consolidated financial statements, our unaudited condensed consolidated financial statements and the accompanying notes included elsewhere in this prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” or in other parts of this prospectus. Our historical results are not necessarily indicative of the results that may be expected for any period in the future.

Overview

We are an online ticket marketplace that utilizes our technology platform to connect fans of live events seamlessly with ticket sellers. Our mission is to empower and enable fans to Experience It Live. We believe in the power of shared experiences to connect people with live events delivering some of life’s most exciting moments. We operate a technology platform and marketplace that enables ticket buyers to easily discover and purchase tickets from ticket sellers while enabling ticket sellers to seamlessly manage their operations. We differentiate from competitors by offering an extensive breadth and depth of ticket listings at a competitive value. During the years ended December 31, 2022, 2021, and 2020, our revenues were $600.3 million, $443.0 million, and $35.1 million, respectively, and Marketplace Gross Order Value (“Marketplace GOV”) was $3,184.8 million, $2,399.1 million and $347.3 million, respectively. Our net income was $70.8 million for the year ended December 31, 2022. Our net loss was $19.1 million and $774.2 million for the years ended December 31, 2021 and 2020, respectively. During the three and nine months ended September 30, 2023, our revenues were $188.1 million and $514.6 million, respectively, and Marketplace GOV was $998.9 million and $2,808.2 million, respectively. During the three and nine months ended September 30, 2022, our revenues were $156.8 million and $435.3 million, respectively, and our Marketplace GOV was $781.8 million and $2,338.8 million, respectively. Our net income was $16.0 million and $84.6 million for the three and nine months ended September 30, 2023, respectively, and $18.7 million and $45.9 million for the three and nine months ended September 30, 2022, respectively.

Our Business Model

We operate our business in two segments, Marketplace and Resale.

Marketplace

In our Marketplace segment, we act as an intermediary between ticket buyers and sellers. We earn revenue processing ticket sales from our Owned Properties, consisting of our websites and mobile applications, and from our Private Label Offering, which is comprised of numerous distribution partners. Our Marketplace segment also includes our daily fantasy sports offering, where users partake in contests by making picks from a variety of sport and player matchups. Using our online platform, we facilitate customer payments, deposits and withdrawals, coordinate ticket deliveries, and provide customer service to our ticket buyers and sellers and daily fantasy sports users. We do not hold ticket inventory in our Marketplace segment.

We primarily earn revenue from service and delivery fees charged to ticket buyers. We also earn referral fee revenue by offering event ticket insurance to ticket buyers, using a third-party insurance provider. The revenue we earn from our daily fantasy sports offering is the difference between cash entry fees collected and cash amounts paid out to users for winning picks, less customer promotions and incentives in a period.

We incur costs for developing and maintaining our platform, providing back-office and customer support to ticket buyers, sellers and daily fantasy sports users, facilitating payments and deposits, and shipping non-electronic tickets. We also incur substantial marketing costs, primarily related to online advertising.

A key component of our platform is Skybox, a proprietary enterprise resource planning (“ERP”) tool used by the majority of our ticket sellers. Skybox is a free-to-use system that helps ticket sellers manage ticket inventories, adjust pricing, and fulfill orders across multiple ticket resale marketplaces. Professional ticket sellers use an ERP to manage their operations and Skybox is their most widely adopted ERP.

Resale

In our Resale segment, we acquire tickets to resell on secondary ticketing marketplaces, including our own. Our Resale segment also provides internal research and development support for Skybox and our ongoing efforts to deliver industry-leading seller software and tools.

Key Business Metrics and Non-GAAP Financial Measure

We use the following metrics to evaluate our performance, identify trends, formulate financial projections, and make strategic decisions. We believe these metrics provide useful information to investors and others in understanding and evaluating our results of operations in the same manner as our management team.

The following table summarizes our key business metrics and non-GAAP financial measure (in thousands) for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30
	2023	2022	2023	2022
Marketplace GOV(1)	$998,933	$781,834	$2,808,200	$2,338,789
Total Marketplace orders(2)	3,022	2,572	7,924	7,001
Total Resale orders(3)	110	90	273	225
Adjusted EBITDA(4)	$33,367	$28,284	$106,879	$79,625

(1)

Marketplace GOV represents the total transactional amount of Marketplace segment orders placed on our platform in a period, inclusive of fees, exclusive of taxes, and net of event cancellations that occurred during that period. Marketplace GOV was negatively impacted by event cancellations in the amount of $10.1 million and $33.9 million during the three and nine months ended September 30, 2023, respectively, and $13.8 million and $63.3 million during the three and nine months ended September, 2022, respectively.

(2)

Total Marketplace orders represents the volume of Marketplace segment orders placed on our platform in a period, net of event cancellations that occurred during that period. During the three and nine months ended September 30, 2023, our Marketplace segment experienced 28,203 and 78,034 event cancellations, respectively, compared to 42,942 and 170,258 event cancellations during the three and nine months ended September 30, 2022, respectively.

(3)

Total Resale orders represents the volume of Resale segment orders in a period, net of event cancellations that occurred during that period. During the three and nine months ended September 30, 2023, our Resale segment experienced 851 and 2,363 event cancellations, respectively, compared to 1,113 and 4,383 event cancellations during the three and nine months ended September 30, 2022, respectively.

(4)

Adjusted EBITDA is a non-GAAP financial measure. We believe Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations, as well as provides a useful measure for making period-to-period comparisons of our business performance. Refer to the “Adjusted EBITDA” section below for more information and a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure.

The following table summarizes our key business metrics and non-GAAP financial measure (in thousands) for the fiscal years indicated:

	2022	2021	2020
Marketplace GOV(1)	$3,184,754	$2,399,092	$347,259
Total Marketplace orders(2)	9,183	6,637	1,066
Total Resale orders(3)	313	199	49
Adjusted EBITDA(4)	$113,325	$109,869	$(80,204)

(1)

Marketplace GOV represents the total transactional amount of Marketplace segment orders placed on our platform in a period, inclusive of fees, exclusive of taxes, and net of event cancellations that occurred during that period. During the year ended December 31, 2022, Marketplace GOV was negatively impacted by event cancellations in the amount of $80.3 million, compared to $108.0 million and $216.0 million during the years ended December 31, 2021 and 2020.

(2)

Total Marketplace orders represents the volume of Marketplace segment orders placed on our platform during a period, net of event cancellations that occurred during that period. During the year ended December 31, 2022, our Marketplace segment experienced 199,595 event cancellations, compared to 257,109 and 549,085 event cancellations during the years ended December 31, 2021 and 2020.

(3)

Total Resale orders represents the volume of Resale segment orders in a period, net of event cancellations that occurred during that period. During the year ended December 31, 2022, our Resale segment experienced 5,205 event cancellations, compared to 6,165 and 20,644 event cancellations during the years ended December 31, 2021 and 2020.

(4)

Adjusted EBITDA is a non-GAAP financial measure. We believe Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations, as well as provides a useful measure for making period-to-period comparisons of our business performance. Refer to the “Adjusted EBITDA” section below for more information and a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure.

Marketplace GOV

Marketplace GOV is a key driver of our Marketplace segment revenue. Marketplace GOV represents the total transactional amount of Marketplace orders in a period, inclusive of fees, exclusive of taxes, and net of event cancellations that occurred during that period. Marketplace GOV reflects our ability to attract and retain customers, as well as the overall health of the industry.

Our Marketplace GOV is impacted by seasonality, and typically sees increased activity in the fourth quarter when all major sports leagues are in season and we experience increases in order volume for theater events during the holiday season and concert on-sales for the subsequent year. Quarterly fluctuations in our Marketplace GOV result from the number of cancellations, the popularity and demand of performers, tours, teams, and events, and the length and team composition of sports playoff series and championship games.

Our Marketplace GOV increased during the year ended December 31, 2022 as a result of a higher number of orders processed, driven by the resumption and increasing number of live events and fewer event cancellations.

Total Marketplace Orders

Total Marketplace orders represents the volume of Marketplace segment orders placed on our platform in a period, net of event cancellations that occurred during that period. An order can include one or more tickets and/or parking passes. Total Marketplace orders allow us to monitor order volume and better identify trends within our Marketplace segment.

Total Marketplace orders increased during the year ended December 31, 2022 as a result of a higher number of orders processed, driven by the resumption and increasing number of live events and fewer event cancellations.

Total Resale Orders

Total Resale orders represents the volume of Resale segment orders in a period, net of event cancellations that occurred during that period. An order can include one or more tickets and/or parking passes. Total Resale orders allow us to monitor order volume and better identify trends within our Resale segment.

Adjusted EBITDA

We present Adjusted EBITDA, which is a non-GAAP financial measure, because it is a measure frequently used by analysts, investors, and other interested parties to evaluate companies in our industry. Further, we believe this measure is helpful in highlighting trends in our operating results because it excludes the impact of items that are outside the control of management or not reflective of ongoing performance related directly to the operation of our business.

Adjusted EBITDA is a key measure used by our management internally to make operating decisions, including those related to analyzing operating expenses, evaluating performance, and performing strategic planning and annual budgeting. Moreover, we believe Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations, as well as provides a useful measure for making period-to-period comparisons of our business performance and highlighting trends in our operating results.

Adjusted EBITDA is not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP. Adjusted EBITDA does not reflect all amounts associated with our operating results as determined in accordance with GAAP and may exclude recurring costs, such as interest expense, equity-based compensation, litigation, settlements and related costs, change in fair value of warrants, change in fair value of derivative assets and foreign currency revaluation (gains)/losses. In addition, other companies may calculate Adjusted EBITDA differently than us, thereby limiting its usefulness as a comparative tool. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from Adjusted EBITDA.

The following is a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, net income (in thousands) for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net income	$16,018	$18,747	$84,616	$45,945
Income tax expense (benefit)	2,595	118	(21,605)	194
Interest expense – net	2,544	2,901	8,596	9,542
Depreciation and amortization	3,301	2,158	8,603	5,269

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Sales tax liability(1)	—	(118)	—	2,814
Transaction costs(2)	2,290	538	7,234	4,285
Equity-based compensation(3)	7,578	5,073	20,488	13,982
Loss on extinguishment of debt(4)	—	—	—	4,285
Litigation, settlements and related costs(5)	26	89	260	1,084
Change in fair value of warrants(6)	(1,664)	(65)	(991)	(6,618)
Change in fair value of derivative assets(7)	83	—	83	—
Change in fair value of contingent consideration(8)	20	(1,220)	(998)	(1,220)
Loss on asset disposals(9)	34	63	51	63
Foreign currency revaluation losses(10)	542	—	542	—

Adjusted EBITDA	$33,367	$28,284	$106,879	$79,625

(1)

We have historically incurred sales tax expense in jurisdictions where we expected to remit sales tax payments but were not yet collecting from customers. During the second half of 2021, we began collecting sales tax from customers in the required jurisdictions. The sales tax liability presented herein represents the tax liability for sales tax prior to the date we began collecting sales tax from customers reduced by abatements received, inclusive of any penalties and interest assessed by the jurisdictions. The remaining historic sales tax liability payments were made during the year ended December 31, 2022.

(2)

These consist of legal, accounting, tax, and other professional fees; personnel-related costs, which consist of retention bonuses; and integration costs. Transaction costs recognized in 2023 were primarily related to the May 2023 Secondary Offering (as defined herein) and our acquisitions and strategic investments. Transaction costs recognized in 2022 were primarily related to our acquisitions and strategic investments, the refinancing of the June 2017 First Lien Loan (as defined herein) with the February 2022 First Lien Loan (as defined herein) and our exchange offering of shares of our Class A common stock for properly tendered public warrants.

(3)

We incur equity-based compensation expenses for profits interests issued prior to the Horizon Merger (as defined herein) and equity granted pursuant to the 2021 Plan, which we do not consider to be indicative of our core operating performance.

(4)	Losses incurred resulted from the extinguishment of the June 2017 First Lien Loan in February 2022.
(5)	This relates to external legal costs, settlement costs and insurance recoveries, which were unrelated to our core business operations.
(6)	This relates to the revaluation of warrants to purchase Intermediate Units (as defined herein) held by Hoya Topco following the Horizon Merger.
(7)	This relates to the revaluation of derivatives recorded at fair value.
(8)	This relates to the revaluation of Vivid Picks cash earnouts.
(9)	This relates to asset disposals, which are not considered indicative of our core operating performance.
(10)	This relates to unrealized foreign currency revaluation losses from the remeasurement of non-operating assets and liabilities denominated in non-functional currencies on the balance sheet date.

The following is a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, net income (loss) (in thousands) for the fiscal years indicated:

	2022	2021	2020
Net income (loss)	$70,779	$(19,129)	$(774,185)
Income tax expense (benefit)	(1,590)	304	—
Interest expense – net	12,858	58,179	57,482
Depreciation and amortization	7,732	2,322	48,247
Sales tax liability(1)	2,814	8,956	6,772
Transaction costs(2)	4,840	12,852	359
Equity-based compensation(3)	19,053	6,047	4,287
Loss on extinguishment of debt(4)	4,285	35,828	685
Litigation, settlements and related costs(5)	2,477	2,835	1,347
Severance related to COVID-19(6)	—	286	795
Change in fair value of warrants(7)	(8,227)	1,389	—
Change in fair value of contingent consideration(8)	(2,065)	—	—
Loss on asset disposals(9)	369	—	169
Impairment charges(10)	—	—	573,838

Adjusted EBITDA	$113,325	$109,869	$(80,204)

(1)

We have historically incurred sales tax expense in jurisdictions where we expected to remit sales tax payments but were not yet collecting from customers. During the second half of 2021, we began collecting sales tax from customers in the required jurisdictions. The sales tax liability presented herein represents the tax liability for sales tax prior to the date we began collecting sales tax from customers reduced by abatements received, inclusive of any penalties and interest assessed by the jurisdictions. The aforementioned liability was fully paid in 2022.

(2)

Transaction costs consist of legal; accounting; tax and other professional fees; personnel-related costs, which consist of retention bonuses; and integration costs. Transaction costs recognized in 2022 were related to the Horizon Merger, the acquisition of Betcha, which we branded as “Vivid Picks,” refinancing of the remaining June 2017 First Lien Loan with the February 2022 First Lien Loan and our offering to the holders of our outstanding public warrants to receive shares of our Class A common stock in exchange for each outstanding public warrant tendered by the holder. Transaction costs recognized in 2021 were related to the Horizon Merger, to the extent they were not eligible for capitalization, and the acquisition of Vivid Picks. Transaction costs recognized in 2020 were related to the acquisition of Fanxchange Ltd. in 2019.

(3)

We incur equity-based compensation expenses for profits interests issued prior to the Horizon Merger and equity granted according to the 2021 Plan, which we do not consider to be indicative of our core operating performance. The 2021 Plan was approved and adopted in order to facilitate the grant of equity incentive awards to our employees and directors. The 2021 Plan became effective on October 18, 2021.

(4)

Loss on extinguishment of debt incurred in 2022 resulted from the extinguishment of the June 2017 First Lien Loan in February 2022. Loss on extinguishment of debt incurred in 2021 and 2020 resulted from the retirement of the May 2020 First Lien Loan (as defined herein), fees paid related to the early payment of a portion of the principal of the June 2017 First Lien Loan in October 2021, and the retirement of the revolving credit facility in May 2020.

(5)	These expenses relate to external legal costs and settlement costs, which were unrelated to our core business operations.
(6)	These charges relate to severance costs resulting from significant reductions in employee headcount due to the effects of the COVID-19 pandemic.
(7)	This relates to the revaluation of warrants to purchase common units of Intermediate Units (as defined herein) held by Hoya Topco following the Horizon Merger.
(8)	This relates to the revaluation of Vivid Picks cash earnouts.
(9)	This relates to asset disposals, which are not considered indicative of our core operating performance.
(10)

We incurred impairment charges triggered by the effects of the COVID-19 pandemic during the year ended December 31, 2020. The impairment charges resulted in a reduction in the carrying values of our goodwill, indefinite-lived trademark, definite-lived intangible assets, and other long-lived assets.

Key Factors Affecting Our Performance

Our operational and financial results have been, and will continue to be, affected by a number of factors that present significant opportunities as well as risks and challenges, including those discussed below and elsewhere in this prospectus. The key factors discussed below impacted our 2022 results or are anticipated to impact our 2023 results.

Growth and Retention of Buyers, Sellers and Distribution Partners

Our revenue growth primarily depends on acquiring and retaining customers. We seek to have ticket buyers and sellers view us as the go-to ticketing marketplace when searching for, purchasing and selling event tickets. We differentiate from competitors by offering an extensive breadth and depth of ticket listings at a competitive value, and by providing a reliable and secure experience for ticket buyers. We acquire new ticket buyers through various marketing channels, partnerships, brand advertisement and word-of-mouth. Performance marketing channels are highly competitive, and we must continue to be effective in these acquisition channels. We seek to retain buyers by cultivating brand awareness and affinity for our differentiated offering. We provide an optimal customer experience, additional avenues for engagement and outreach such as through customized emails and Vivid Picks, and most importantly, exceptional value with our Vivid Seats Rewards program. Likewise, we must preserve our longstanding relationships with ticket sellers to maintain extensive ticket listing options at competitive prices. We recognize the importance of seller and other distribution relationships in the ticketing ecosystem and offer products and services designed to support the needs of our sellers and distribution partners.

Macroenvironment and Resulting Consumer Demand for Live Events

Consumer demand for live events could be impacted by economic conditions affecting disposable consumer income, including unemployment levels, fuel prices, interest rates, changes in tax rates and tax laws that impact individuals and rising inflation, that affect disposable consumer income. These economic conditions could affect overall demand for live event tickets, ticket prices and/or price sensitivity, which in turn could have a negative impact on our business and financial results.

Ticketing Industry Competition

Our business faces significant competition from other national, regional and local primary and secondary ticketing service providers. We also face competition in the resale of tickets from other professional ticket resellers. Forms of competition can include, but are not limited to, increasing performance marketing spend, increasing brand advertisement spend, pricing changes, exclusive partnerships, and new product offerings and enhancements. To combat such competitive dynamics, we continue to refine our marketing strategies to attract and retain customers and innovate to offer our customers an attractive value proposition.

Supply of Concert, Sporting and Theater Events

The number of live concert, sporting, and theater events will have a significant effect on our revenue and operating income. Many of the factors affecting the number of live events are beyond our control.

Attracting and Retaining Talent

We rely on the ability to attract and retain employees. Our future success depends on our continuing ability to identify, hire, develop, motivate and retain highly skilled personnel for all areas of our organization. We share the dedication to our mission to Experience It Live. Offering employees an engaging and positive work environment contributes to both their success and our success. We are committed to fostering an environment that is inclusive and welcoming to diversity in backgrounds, experiences and thoughts as a means toward achieving employee engagement, empowerment, innovation and good decision-making.

Seasonality

Our operational and financial results can be impacted by seasonality, with increased activity in the fourth quarter when all major sports leagues are in season and we experience an increase in order volume for theater events during the holiday season and concert on-sales for the subsequent year. In addition, our quarterly results and quarterly year-over-year growth rates can be impacted by:

•	sports teams’ performance, the number of playoff games in a series and teams involved;

•	the timing of tours of top grossing acts;

•	tour, game, and other event cancellations due to weather, illness or other factors; and

•	popularity and demand for certain performers and events.

COVID-19 Pandemic

The COVID-19 pandemic has had a significant negative impact on our business, operational and financial results. Beginning in the second quarter of 2021, and continuing throughout the third quarter of 2023, we have seen a recovery in ticket orders as mitigation measures eased. While we have experienced recovery from the pandemic, uncertainty remains. If economic conditions caused by the pandemic were to worsen, our financial condition, cash flows, and results of operations may be further materially impacted.

Recent Developments

Business Acquisitions

On November 3, 2023, we acquired 100% ownership of VDC, a leading entertainment marketplace for consumers exploring Las Vegas, Nevada. The purchase price was approximately $243.8 million, comprised of approximately $153.6 million in cash and approximately 15.6 million shares of our Class A common stock. We financed the cash portion of the purchase price with cash on hand. The acquisition was accounted for as an acquisition of a business in accordance with the acquisition method of accounting.

On September 8, 2023, we acquired 100% of the outstanding shares of Wavedash, an online ticket marketplace headquartered in Tokyo, Japan. The purchase price was JPY 10,946.1 million, or approximately $74.3 million based on the exchange rate in effect on the date of the acquisition, before considering the net effect of cash acquired. We financed the transaction at closing with cash on hand. The acquisition was accounted for as an acquisition of a business in accordance with the acquisition method of accounting.

December 2023 Secondary Offering and Share Repurchase

We completed a public offering of 23.575 million shares of our Class A common stock on December 12, 2023 (the “December 2023 Secondary Offering”). The shares were purchased by the underwriters from the selling stockholder, Hoya Topco, at price of $6.24 per share and, other than the shares subject to the Share Repurchase (as defined below), were sold at a public offering price of $6.50 per share. The sale of the shares included the full exercise of the underwriters’ option to purchase additional shares. Hoya Topco exchanged 23.575 million shares of our Class B common stock and 23.575 million Intermediate Units for the shares of our Class A common stock that it sold in the December 2023 Secondary Offering. We did not receive any proceeds from the sale of the shares by Hoya Topco in the December 2023 Secondary Offering.

Pursuant to the underwriting agreement, we purchased 2.0 million of the shares subject to the December 2023 Secondary Offering from the underwriters at a price of $6.24 per share (the same price per share paid by the underwriters to Hoya Topco) (the “Share Repurchase”). We financed the Share Repurchase with cash on hand.

May 2023 Secondary Offering

We completed a public offering of 18.4 million shares of our Class A common stock, comprised of 16.0 million shares sold on May 22, 2023 and 2.4 million shares sold on June 15, 2023 pursuant to the full exercise of the underwriters’ option to purchase additional shares (the “May 2023 Secondary Offering”). The shares were purchased by the underwriters from the selling stockholder, Hoya Topco, at a price of $7.68 per share and were sold at a public offering price of $8.00 per share. Hoya Topco exchanged 18.4 million shares of our Class B common stock and 18.4 million Intermediate Units for the shares of our Class A common stock that it sold in the May 2023 Secondary Offering. We did not receive any proceeds from the sale of the shares by Hoya Topco in the May 2023 Secondary Offering. In connection with the May 2023 Secondary Offering, we incurred $1.5 million of expenses during the nine months ended September 30, 2023, which are included within General and administrative expenses in our condensed consolidated statements of operations.

Results of Operations

Comparison of the Three and Nine Months Ended September 30, 2023 and 2022

The following table sets forth our results of operations (in thousands, except percentages):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2023	2022	Change	% Change	2023	2022	Change	% Change
Revenues	$188,133	$156,818	$31,315	20%	$514,576	$435,284	$79,292	18%
Costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	50,462	37,617	12,845	34%	130,838	102,203	28,635	28%
Marketing and selling	77,006	66,323	10,683	16%	196,970	179,963	17,007	9%
General and administrative	37,225	30,239	6,986	23%	107,921	95,721	12,200	13%
Depreciation and amortization	3,301	2,158	1,143	53%	8,603	5,269	3,334	63%
Change in fair value of contingent consideration	20	(1,220)	1,240	102%	(998)	(1,220)	222	18%
Income from operations	20,119	21,701	(1,582)	(7)%	71,242	53,348	17,894	34%
Other (income) expense:
Interest expense – net	2,544	2,901	(357)	(12)%	8,596	9,542	(946)	(10)%
Loss on extinguishment of debt	—	—	—	—%	—	4,285	(4,285)	(100)%
Other (income) expense	(1,038)	(65)	(973)	(1,497)%	(365)	(6,618)	6,253	94%
Income before income taxes	18,613	18,865	(252)	(1)%	63,011	46,139	16,872	37%
Income tax expense (benefit)	2,595	118	2,477	2,099%	(21,605)	194	(21,799)	(11,237)%
Net income	16,018	18,747	(2,729)	(15)%	84,616	45,945	38,671	84%
Net income attributable to redeemable noncontrolling interests	9,341	11,084	(1,743)	(16)%	35,045	27,368	7,677	28%
Net income attributable to Class A Common Stockholders	$6,677	$7,663	$(986)	(13)%	$49,571	$18,577	$30,994	167%

Revenues

The following table presents revenues by segment (in thousands, except percentages):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2023	2022	Change	% Change	2023	2022	Change	% Change
Revenues:
Marketplace	$154,388	$130,542	23,846	18%	$430,119	$370,972	$59,147	16%
Resale	33,745	26,276	7,469	28%	84,457	64,212	20,145	31%
Total revenues	$188,133	$156,818	$31,315	20%	$514,576	$435,284	$79,292	18%

Total revenues increased $31.3 million, or 20%, during the three months ended September 30, 2023 compared to the three months ended September 30, 2022 and increased $79.3 million, or 18%, during the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. The increase, which occurred in both our Marketplace and Resale segments, resulted primarily from an increase in new orders processed and an increase in average order size which is calculated by dividing Marketplace GOV by Total Marketplace Orders.

Marketplace

The following table presents Marketplace revenues by event category (in thousands, except percentages):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2023	2022	Change	% Change	2023	2022	Change	% Change
Revenues:
Concerts	$87,142	$63,802	$23,340	37%	$239,762	$188,291	$51,471	27%
Sports	52,169	52,812	(643)	(1)%	143,118	143,012	106	0%
Theater	14,788	13,526	1,262	9%	45,705	37,997	7,708	20%
Other	289	402	(113)	(28)%	1,534	1,672	(138)	(8)%

Total Marketplace revenues	$154,388	$130,542	$23,846	18%	$430,119	$370,972	$59,147	16%

Marketplace revenues increased $23.8 million, or 18%, during the three months ended September 30, 2023 compared to the three months ended September 30, 2022 and increased $59.1 million, or 16%, during the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. The increase resulted primarily from an increase in new orders processed and an increase in average order size, especially in our concerts event category.

Total Marketplace orders increased 449,784, or 17%, during the three months ended September 30, 2023 compared to the three months ended September 30, 2022 and increased 922,788, or 13%, during the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022.

Cancellation charges, which are typically recognized as a reduction of revenues, represented a $1.0 million increase to revenue for the three months ended September 30, 2023 compared to a $3.0 million reduction for the three months ended September 30, 2022, and a $7.6 million reduction to revenue for the nine months ended September 30, 2023 compared to a $24.0 million reduction for the nine months ended September 30, 2022. Cancellation charges for the three months ended September 30, 2023 were lower than the three months ended September 30, 2022 due to higher store credit breakage. Cancellation charges for the nine months ended September 30, 2023 were lower than the nine months ended September 30, 2022 due to higher store credit breakage and negative impacts in early 2022 from abnormally high cancellations.

Marketplace revenues by business model consisted of the following (in thousands, except percentages):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2023	2022	Change	% Change	2023	2022	Change	% Change
Revenues:
Owned Properties	$122,778	$106,597	$16,181	15%	$329,006	$288,827	$40,179	14%
Private Label	31,610	23,945	7,665	32%	101,113	82,145	18,968	23%

Total Marketplace revenues	$154,388	$130,542	$23,846	18%	$430,119	$370,972	$59,147	16%

The increase in revenue from Owned Properties during the three and nine months ended September 30, 2023 resulted primarily from an increase in new orders processed and an increase in average order size.

Within our Marketplace segment, we also earn referral fee revenue by offering event ticket insurance to ticket buyers, using a third-party insurance provider. Our referral fee revenue was $7.3 million and $21.9 million during the three and nine months ended September 30, 2023, respectively, and $7.6 million and $25.9 million during the three and nine months ended September 30, 2022, respectively. The decrease for both periods was due to declining insurance attachment rates to orders following abnormally high rates during the height of the COVID-19 pandemic and following the resumption of live events in 2021 and 2022.

Resale

Resale revenues increased $7.5 million, or 28%, during the three months ended September 30, 2023 compared to the three months ended September 30, 2022 and increased $20.1 million, or 31%, during the nine months ended September 30, 2023 compared to the nine months ended September 30 2022. The increase resulted primarily from higher order volume.

Total Resale orders increased 20,031, or 22%, during the three months ended September 30, 2023 compared to the three months ended September 30, 2022 and increased 48,276, or 21%, during the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. Cancellation charges, which are classified as a reduction of revenues, negatively impacted Resale revenue by $0.3 million and $1.0 million for the three and nine months ended September 30, 2023, respectively, compared to less than $0.1 million and $0.6 million for the three and nine months ended September 30, 2022, respectively, due to an increase in the reserve for future cancellations.

Cost of Revenues (exclusive of Depreciation and Amortization)

The following table presents cost of revenues by segment (in thousands, except percentages):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2023	2022	Change	% Change	2023	2022	Change	% Change
Cost of revenues:
Marketplace	$23,923	$17,950	$5,973	33%	$66,749	$52,912	$13,837	26%
Resale	26,539	19,667	6,872	35%	64,089	49,291	14,798	30%

Total cost of revenues	$50,462	$37,617	$12,845	34%	$130,838	$102,203	$28,635	28%

Total cost of revenues increased $12.8 million, or 34%, for the three months ended September 30, 2023 compared to the three months ended September 30, 2022, and increased $28.6 million, or 28%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. The increase was primarily driven by higher Marketplace GOV in our Marketplace segment and higher revenue in our Resale segment.

Marketplace

Marketplace cost of revenues increased $6.0 million, or 33%, for the three months ended September 30, 2023 compared to the three months ended September 30, 2022, and increased $13.8 million, or 26%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. The increase was relatively consistent with the increase in Marketplace GOV, which increased by 28% and 20% during the same respective periods.

Resale

Resale cost of revenues increased $6.9 million, or 35%, for the three months ended September 30, 2023 compared to the three months ended September 30, 2022, which was higher than the 28% increase in Resale revenues over the same period, due to event category mix. Resale cost of revenues increased $14.8 million, or 30%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. The increase was relatively consistent with the 31% increase in Resale revenues over the same period.

Marketing and Selling

The following table presents marketing and selling expenses (in thousands, except percentages):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2023	2022	Change	% Change	2023	2022	Change	% Change
Marketing and selling:
Online	$66,226	$59,774	$6,452	11%	$174,224	$164,444	$9,780	6%
Offline	10,780	6,549	4,231	65%	22,746	15,519	7,227	47%

Total marketing and selling	$77,006	$66,323	$10,683	16%	$196,970	$179,963	$17,007	9%

Marketing and selling expenses, which are entirely attributable to our Marketplace segment, increased $10.7 million, or 16%, during the three months ended September 30, 2023 compared to the three months ended September 30, 2022, and increased $17.0 million, or 9%, during the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. The increase resulted from greater spending on online advertising, attributable to higher Marketplace GOV, and higher spending on offline advertising, attributable to increased brand marketing and partnership efforts to further cultivate brand awareness and affinity.

General and Administrative

The following table presents general and administrative expenses (in thousands, except percentages):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2023	2022	Change	% Change	2023	2022	Change	% Change
General and administrative:
Personnel expenses	$27,740	$22,251	$5,489	25%	$78,791	$64,685	$14,106	22%
Non-income tax expenses	472	177	295	167%	1,426	3,859	(2,433)	(63)%
Other	9,013	7,811	1,202	15%	27,704	27,177	527	2%

Total general and administrative	$37,225	$30,239	$6,986	23%	$107,921	$95,721	$12,200	13%

Total general and administrative expenses increased $7.0 million, or 23%, for the three months ended September 30, 2023 compared to the three months ended September 30, 2022, and increased $12.2 million, or 13%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. The increase was primarily due to higher personnel expenses from higher equity-based compensation expense and from higher employee headcount.

Depreciation and Amortization

Depreciation and amortization expenses increased $1.1 million, or 53%, during the three months ended September 30, 2023 compared to the three months ended September 30, 2022 and increased $3.3 million, or 63%, during the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. The increase was primarily related to an increase in development activities related to our platform and the intangibles acquired as part of our acquisition of Betcha (which was rebranded as “Vivid Picks”).

Change in Fair Value of Contingent Consideration

Change in fair value of contingent consideration was less than $0.1 million and $1.0 million during the three and nine months ended September 30, 2023, respectively, due to the fair value remeasurement of cash earnouts.

Other (Income) Expense

Interest Expense – Net

Interest expense decreased $0.4 million, or 12%, for the three months ended September 30, 2023 compared to the three months ended September 30, 2022 and decreased $0.9 million, or 10%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022 due to higher interest income.

Loss on Extinguishment of Debt

Loss on extinguishment of debt was $4.3 million during the nine months ended September 30, 2022 due to the refinancing of the June 2017 First Lien Loan with the amendment we entered into on February 3, 2022, which refinanced the remaining balance of the June 2017 First Len Loan with a new $275.0 million term loan (the “February 2022 First Lien Loan”). There was no loss on extinguishment of debt for the nine months ended September 30, 2023.

Other (Income) Expense

Other income increased $1.0 million, or 1,497%, for the three months ended September 30, 2023 compared to the three months ended September 30, 2022 and decreased $6.3 million, or 94%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022, primarily due to the fair value remeasurement of the warrants issued by Hoya Intermediate to Vivid Seats and Hoya Topco (“Hoya Intermediate Warrants”) and foreign currency revaluation losses due to unrealized losses arising from the remeasurement of non-operating assets and liabilities denominated in non-functional currencies on the balance sheet date.

Income Tax Expense (Benefit)

Income tax expense was $2.6 million during the three months ended September 30, 2023 and income tax benefit was $21.6 million during the nine months ended September 30, 2023 largely due to the impact of noncontrolling interests and the release of our valuation allowance on our U.S. net operating losses, interest limitations, and tax credit carryforwards.

Comparison of the Years Ended December 31, 2022 and 2021

The following table sets forth our results of operations (in thousands, except percentages):

	2022	2021	Change	% Change
Revenues	$600,274	$443,038	$157,236	35%
Costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	140,508	90,617	49,891	55%
Marketing and selling	248,375	181,358	67,017	37%
General and administrative	127,619	92,170	35,449	38%
Depreciation and amortization	7,732	2,322	5,410	233%
Change in fair value of contingent consideration	(2,065)	—	(2,065)	100%

Income from operations	78,105	76,571	1,534	2%
Other (income) expense:
Interest expense – net	12,858	58,179	(45,321)	(78)%
Loss on extinguishment of debt	4,285	35,828	(31,543)	(88)%
Other (income) expense	(8,227)	1,389	(9,616)	(692)%

Income (loss) before income taxes	69,189	(18,825)	88,014	468%
Income tax expense (benefit)	(1,590)	304	(1,894)	(623)%

Net income (loss)	70,779	(19,129)	89,908	470%
Net loss attributable to Hoya Intermediate, LLC shareholders prior to reverse recapitalization	—	(12,836)	12,836	100%
Net income (loss) attributable to redeemable noncontrolling interests	42,117	(3,010)	45,127	1,499%

Net income (loss) attributable to Class A Common Stockholders	$28,662	$(3,283)	$31,945	973%

Revenues

The following table presents revenues by segment (in thousands, except percentages):

	2022	2021	Change	% Change
Revenues:
Marketplace	$511,094	$389,668	$121,426	31%
Resale	89,180	53,370	35,810	67%

Total revenues	$600,274	$443,038	$157,236	35%

Total revenues increased $157.2 million for the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase, which occurred in both our Marketplace and Resale segments, resulted from an increase in new orders processed resulting from the resumption and increasing number of live events and fewer event cancellations. The pandemic and resulting mitigation measures had a significant adverse effect on order volume and event cancellations during the year ended December 31, 2021. In the second quarter of 2021, most local governments began to lift large scale restrictions on live events such that there was a significant increase in live events held for the year ended December 31, 2022 compared to the year ended December 31, 2021.

Marketplace

The following table presents revenues in our Marketplace segment by event category (in thousands, except percentages):

	2022	2021	Change	% Change
Revenues:
Concerts	$251,423	$171,149	$80,274	47%
Sports	196,467	175,471	20,996	12%
Theater	61,483	41,745	19,738	47%
Other	1,721	1,303	418	32%

Total Marketplace revenues	$511,094	$389,668	$121,426	31%

Marketplace revenues increased $121.4 million during the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase in Marketplace revenues for the year ended December 31, 2022 resulted primarily from an overall increase in new orders processed, driven by the resumption and increasing number of live events, and fewer event cancellations compared to the year ended December 31, 2021. The increase in Marketplace revenues was primarily driven by the concert category and resulted from an increase in new orders processed, driven by the resumption and overall increasing number of events, rescheduling of postponed events and reduced event cancellations.

Total Marketplace orders increased 2.5 million, or 38%, during the year ended December 31, 2022 compared to the year ended December 31, 2021.

Cancellation charges, which are recognized as a reduction to revenues, were $27.8 million for the year ended December 31, 2022, compared to $34.5 million for the year ended December 31, 2021. Cancellation charges for the year ended December 31, 2022 were lower than the year ended December 31, 2021 due to lower event cancellations in all event categories and higher recorded breakage on customer credits, partially offset by higher customer refunds that increase as order volume increases.

Marketplace revenues by business model consisted of the following (in thousands, except percentages):

	2022	2021	Change	% Change
Revenues:
Owned Properties	$400,413	$308,226	$92,187	30%
Private Label	110,681	81,442	29,239	36%

Total Marketplace revenues	$511,094	$389,668	$121,426	31%

The increases in revenue from both Owned Properties and Private Label during the year ended December 31, 2022 compared to the year ended December 31, 2021 resulted from an increase in new orders processed, particularly in the concert category, and fewer event cancellations.

Within the Marketplace segment, we also earn referral fee revenue by offering event ticket insurance to ticket buyers, using a third-party insurance provider. Our referral fee revenue was $33.4 million and $33.5 million during the years ended December 31, 2022 and 2021, respectively. Referral fees were flat compared to 2021 as insurance attachment rate to orders declined.

Resale

Revenue for our Resale segment increased $35.8 million, or 67%, during the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase resulted primarily from higher order volume in the concert category. Total Resale orders increased 0.1 million, or 57%, during the year ended December 31, 2022 compared to the year ended December 31, 2021. Cancellation charges, classified as a reduction of revenue, negatively impacted Resale revenue by less than $0.1 million and $2.8 million for the years ended December 31, 2022 and 2021, respectively.

Cost of Revenues (exclusive of Depreciation and Amortization)

The following table presents cost of revenues by segment (in thousands, except percentages):

	2022	2021	Change	% Change
Cost of revenues:
Marketplace	$73,126	$51,702	$21,424	41%
Resale	67,382	38,915	28,467	73%

Total cost of revenues	$140,508	$90,617	$49,891	55%

Total cost of revenues increased $49.9 million, or 55%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase to total cost of revenues resulted primarily from higher order volume in both our Marketplace and Resale segments and a higher proportion of revenue from our Resale segment.

Marketplace

Marketplace cost of revenues increased $21.4 million, or 41%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase in cost of revenues is fairly consistent with the increase in total Marketplace orders, which increased by 2.5 million orders, or 38%, for the year ended December 31, 2022 compared to the year ended December 31, 2021.

Resale

Resale cost of revenues increased $28.5 million, or 73%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase resulted from an increase in total Resale orders of 0.1 million orders, or 57%, during the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase in Resale cost of revenues is not consistent with the increase in Resale revenues for the year ended December 31, 2022 compared to the year ended December 31, 2021. This was driven by strong post-COVID recovery demand in 2021 that resulted in abnormally high margins. Cancellation charges resulted in a reduction to Resale cost of revenues of $0.5 million and $1.4 million for the years ended December 31, 2022 and 2021, respectively.

Marketing and Selling

The following table presents marketing and selling expenses (in thousands, except percentages):

	2022	2021	Change	% Change
Marketing and selling:
Online	$224,872	$160,420	$64,452	40%
Offline	23,503	20,938	2,565	12%

Total marketing and selling	$248,375	$181,358	$67,017	37%

Marketing and selling expenses, which are entirely attributable to our Marketplace segment, increased $67.0 million, or 37%, during the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase in expenses primarily resulted from greater spending on online advertising. Our spending on online advertising increased by $64.5 million, or 40%, during the year ended December 31, 2022 compared to the year ended December 31, 2021 as we scaled to capture an increase in live event demand and experienced increased competition in performance marketing channels. The increase in our offline advertising expense was driven by our revamped brand awareness marketing efforts, which began with a large campaign in the fourth quarter of 2021.

General and Administrative

The following table presents general and administrative expenses (in thousands, except percentages):

	2022	2021	Change	% Change
General and administrative:
Personnel expenses	$88,037	$47,546	$40,491	85%
Non-income tax expenses	4,380	10,016	(5,636)	(56)%
Other	35,202	34,608	594	2%

Total general and administrative	$127,619	$92,170	$35,449	38%

Total general and administrative expenses increased $35.4 million, or 38%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase was primarily due to a higher personnel expenses attributable to higher employee headcount, an increase in costs for our outsourced customer service provider and an increase in stock compensation expense from awards granted pursuant to the 2021 Plan, which became effective on October 18, 2021. This increase was partially offset by a decrease in non-income tax expense as we began collecting sales tax from customers in the required jurisdictions in the second half of 2021. The majority of the non-income tax expense in the prior periods represents the exposure for sales tax prior to the date we began collecting sales tax from customers, reduced by abatements received, and inclusive of any penalties and interest assessed by the jurisdictions.

Depreciation and Amortization

Depreciation and amortization expenses increased $5.4 million, or 233%, during the year ended December 31, 2022 compared to the year ended December 31, 2021 primarily as a result of an increase in development activities related to our platform and the intangibles acquired as part of the Vivid Picks acquisition.

Change in fair value of contingent consideration

Change in fair value of contingent consideration was $2.1 million during the year ended December 31, 2022 due to the fair value remeasurement of cash earnouts.

Other (Income) Expense

Interest Expense – Net

Interest expense decreased $45.3 million, or 78%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. We paid off the May 2020 First Lien Loan and made a partial payment of the outstanding principal on the June 2017 First Lien Loan in the fourth quarter of 2021. In addition, we further reduced our outstanding debt balance and effective interest rate on February 3, 2022 when we refinanced the June 2017 First Lien Loan with the February 2022 First Lien Loan.

Loss on Extinguishment of Debt

Loss on extinguishment of debt decreased $31.5 million during the year ended December 31, 2022 compared to the year ended December 31, 2021. For the year ended December 31, 2022, loss on extinguishment of debt was due to the refinancing of the June 2017 First Lien Loan with the February 2022 First Lien Loan in the first quarter of 2022. For the year ended December 31, 2021, loss on extinguishment of debt was due to our full repayment of the May 2020 First Lien Loan and a partial repayment of the outstanding principal on the June 2017 First Lien Loan. The loss includes $28.0 million for a prepayment penalty, $6.1 million for the amortization of the remaining balance of the original issuance discount and issuance costs related to the repayment of the May 2020 First Lien Loan in full and $1.7 million for the amortization of the balance of the original issuance discount and issuance costs related to the partial repayment of the outstanding principal on the June 2017 First Lien Loan.

Other (Income) Expense

Other (income) expense decreased $9.6 million during the year ended December 31, 2022 compared to the year ended December 31, 2021. For the year ended December 31, 2022, other (income) expense was related to the fair value remeasurement of the Hoya Intermediate Warrants. For the year ended December 31, 2021, other (income) expense was primarily related to our modification of the terms of warrants to purchase shares of Class A common stock to former warrant holders of Horizon in connection with the Merger.

Comparison of the Years Ended December 31, 2021 and 2020

The following table sets forth our results of operations (in thousands, except percentages):

	2021	2020	Change	% Change
Revenues	$443,038	$35,077	$407,961	1163%
Costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	90,617	24,690	65,927	267%
Marketing and selling	181,358	38,121	143,237	376%
General and administrative	92,170	66,199	25,971	39%
Depreciation and amortization	2,322	48,247	(45,925)	(95)%
Impairment charges	—	573,838	(573,838)	(100)%

Income (loss) from operations	76,571	(716,018)	792,589	111%
Other expenses:
Interest expense – net	58,179	57,482	697	1%
Loss on extinguishment of debt	35,828	685	35,143	5,130%
Other expenses	1,389	—	1,389	100%

Loss before income taxes	(18,825)	(774,185)	755,360	98%
Income tax expense	304	—	304	100%

Net loss	(19,129)	(774,185)	755,056	98%
Net loss attributable to Hoya Intermediate, LLC shareholders prior to reverse recapitalization	(12,836)	(774,185)	761,349	98%
Net loss attributable to redeemable noncontrolling interests	(3,010)	—	(3,010)	100%

Net loss attributable to Class A Common Stockholders	$(3,283)	$—	$(3,283)	100%

Revenues

The following table presents revenues by segment (in thousands, except percentages):

	2021	2020	Change	% Change
Revenues:
Marketplace	$389,668	$23,281	$366,387	1,574%
Resale	53,370	11,796	41,574	352%

Total revenues	$443,038	$35,077	$407,961	1,163%

Total revenues increased $408.0 million for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase, which occurred in both our Marketplace and Resale segments, resulted from an increase in new orders processed resulting from the resumption of live events and a reduction in event cancellations due to the COVID-19 pandemic. The pandemic and resulting mitigation measures had a significant adverse effect on order volume and event cancellations during 2020. By the third quarter of 2021, most local governments had lifted large scale restrictions on live events. For the second half of 2021, our annualized order volume exceeded 2019 levels.

Marketplace

The following table presents revenues in our Marketplace segment by event category (in thousands, except percentages):

	2021	2020	Change	% Change
Revenues:
Concerts	$171,149	$15,775	$155,374	985%
Sports	175,471	3,484	171,987	4,936%
Theater	41,745	3,759	37,986	1,011%
Other	1,303	263	1,040	395%

Total Marketplace revenues	$389,668	$23,281	$366,387	1,574%

Marketplace revenues increased $366.4 million during the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase in Marketplace revenues resulted primarily from an overall increase in new orders processed on our Marketplace platform combined with fewer event cancellation charges.

Total Marketplace orders increased 5.6 million, or 523%, during the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase in orders resulted from the increase in events held after restrictions on fan attendance due to the COVID-19 pandemic were reduced or lifted. These increases occurred across all event categories with the greatest increase in sports.

Cancellation charges, which are recognized as a reduction to revenues, were $34.5 million for the year ended December 31, 2021, compared to $76.7 million for the year ended December 31, 2020. Due to the mass cancellations of live events during the initial phases of the pandemic in 2020, cancellation charges were higher in 2020 compared to 2021. For the year ended December 31, 2021 and 2020, we recognized an increase in revenue of $5.1 million and a decrease of $15.3 million, respectively, due to the impact of cancellation charges for cancelled events where the performance obligations were satisfied in prior periods.

Marketplace revenues by business model consisted of the following (in thousands, except percentages):

	2021	2020	Change	% Change
Revenues:
Owned Properties	$308,226	$24,188	$284,038	1,174%
Private Label	81,442	(907)	82,349	9,079%

Total Marketplace revenues	$389,668	$23,281	$366,387	1,574%

The increases in revenue from both Owned Properties and Private Label during the year ended December 31, 2021 resulted primarily from the increase in order volume resulting from the loosening of restrictions on live events and fewer event cancellations than the year ended December 31, 2020.

Resale

Revenue for our Resale segment increased $41.6 million, or 352%, during the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase resulted primarily from higher order volume. Total Resale orders increased 0.1 million, or 305%, during the year ended December 31, 2021 compared to the year ended December 31, 2020. Cancellation charges, classified as a reduction of revenue, negatively impacted Resale revenue by $2.8 million and $6.7 million for the years ended December 31, 2021 and 2020, respectively.

Cost of Revenues (exclusive of Depreciation and Amortization)

The following table presents cost of revenues by segment (in thousands, except percentages):

	2021	2020	Change	% Change
Cost of revenues:
Marketplace	$51,702	$13,741	$37,961	276%
Resale	38,915	10,949	27,966	255%

Total cost of revenues	$90,617	$24,690	$65,927	267%

Total cost of revenues increased $65.9 million, or 267%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase to total cost of revenues resulted from higher order volume in both our Marketplace and Resale segments.

Marketplace

Marketplace cost of revenues increased $38.0 million, or 276%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase in cost of revenues is consistent with the increase in total Marketplace orders, which increased by 5.6 million orders, or 523%, for the year ended December 31, 2021 compared to the year ended December 31, 2020.

Resale

Resale cost of revenues increased $28.0 million, or 255%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase resulted from an increase in total Resale orders of 0.1 million orders, or 305%, during the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase in Resale cost of revenues is not consistent with the increase in Resale revenues due to higher ticket prices and margins in 2021 compared to 2020. Cancellation charges resulted in a reduction to Resale cost of revenues of $1.4 million and $4.3 million for the years ended December 31, 2021 and 2020, respectively.

Marketing and Selling

The following table presents marketing and selling expenses (in thousands, except percentages):

	2021	2020	Change	% Change
Marketing and selling:
Online	$160,420	$34,213	$126,207	369%
Offline	20,938	3,908	17,030	436%

Total marketing and selling	$181,358	$38,121	$143,237	376%

Marketing and selling expenses, which are entirely attributable to our Marketplace segment, increased $143.2 million, or 376%, during the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase in expenses primarily resulted from greater spending on online advertising during the second half of 2021. Our spending on online advertising increased by $126.2 million, or 369%, during the year ended December 31, 2021 compared to 2020. As restrictions on the attendance of live events were reduced or lifted, we increased our spending on marketing to capitalize on the increase in live event attendance. In addition, starting in the fourth quarter of 2021, we increased our marketing efforts in additional offline channels including broadcast TV and radio as part of our brand awareness efforts.

General and Administrative

The following table presents general and administrative expenses (in thousands, except percentages):

	2021	2020	Change	% Change
General and administrative:
Personnel expenses	$47,546	$37,696	$9,850	26%
Non-income tax expenses	10,016	7,060	2,956	42%
Other	34,608	21,443	13,165	61%

Total general and administrative	$92,170	$66,199	$25,971	39%

Total general and administrative expenses increased $26.0 million, or 39%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. Other general and administrative expenses increased $13.2 million, or 61%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was primarily due to a $9.5 million increase in consulting and professional service fees related to the Horizon Merger, a $3.8 million increase in legal fees, and a $0.5 million increase in legal settlement expenses. Additionally, there was a $3.5 million increase in other general and administrative expenses, primarily related to an increase in licensed software costs and rent expenses. This was offset by a $4.1 million decrease in other expenses, primarily related to a decrease in charitable contributions as a result of the reduction in event cancellations in 2021 compared to 2020.

Personnel expenses increased $9.9 million, or 26%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was due to higher employee headcount and an increase in costs for our outsourced customer service provider primarily due to the increase in order volume. This was partially offset by government payroll subsidies for U.S. and Canadian employers.

Non-income tax expenses increased $3.0 million, or 42%, of which $2.2 million was related to sales tax expense, and the remainder related to non-income based taxes. This increase primarily resulted from higher order volume.

Depreciation and Amortization

Depreciation and amortization expenses decreased $45.9 million, or 95%, during the year ended December 31, 2021 compared to the year ended December 31, 2020 primarily due to the impairment of our definite-lived intangible assets and other long-lived assets and equipment during the year ended December 31, 2020.

Impairment Charges

During the second quarter of 2020, we incurred impairment charges of $573.8 million. These impairment charges were triggered by the effects of the COVID-19 pandemic. Due to the effects of the pandemic, we experienced a substantial reduction of revenue during the first half of 2020, which continued through the remainder of the year and into the first half of 2021. We have not incurred any impairment charges during the year ended December 31, 2021.

Other Expenses

The following table presents other expenses (in thousands, except percentages):

	2021	2020	Change	% Change
Other expenses
Interest expense - net	$58,179	$57,482	$697	1%
Loss on extinguishment of debt	35,828	685	35,143	5,130%
Other expenses	1,389	—	1,389	100%

Total other expenses	$95,396	$58,167	$37,229	64%

Interest Expense – Net

Interest expense increased $0.7 million, or 1%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. Although we paid off the May 2020 First Lien Loan and made a partial payment of the outstanding principal on the June 2017 First Lien Loan on October 18, 2021, interest expense was similar to the prior year due to the timing of when we entered into the May 2020 First Lien Loan and made the debt repayments in 2021. In addition, the interest rate cap and interest rate swaps matured during the years ended December 31, 2021 and 2020, respectively.

Loss on Extinguishment of Debt

Loss on extinguishment of debt increased $35.1 million during the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was due to our full repayment of the May 2020 First Lien Loan and a partial repayment of the outstanding principal on the June 2017 First Lien Loan. The loss includes $28.0 million for a prepayment penalty and $6.1 million for the amortization of the remaining balance of the original issuance discount and issuance costs related to the repayment of the May 2020 First Lien Loan in full, as well as $1.7 million for the amortization of the balance of the original issuance discount and issuance costs related to the partial repayment of the outstanding principal on the June 2017 First Lien Loan.

Other Expenses

Other expenses were $1.4 million during the year ended December 31, 2021 primarily due to our modification of the terms of the warrants to purchase shares of Class A common stock at an exercise price of $11.50 per share in connection with the Horizon Merger. There were no other expenses for the year ended December 31, 2020.

Liquidity and Capital Resources

We have historically financed our operations primarily through cash generated from our operating activities. Our primary short-term requirements for liquidity and capital are to fund general working capital, capital expenditures, and debt service requirements. Our primary long-term liquidity needs are related to debt repayment and potential acquisitions.

Our primary source of funds is cash generated from operations. Our existing cash and cash equivalents are sufficient to fund our liquidity needs for at least the next 12 months. As of September 30, 2023, we had $268.7 million of cash and cash equivalents, which consist of interest-bearing deposit accounts, money market accounts managed by financial institutions, and highly liquid investments with maturities of three months or less. For the nine months ended September 30, 2023, we generated positive cash flows from our operating activities.

In 2020, we received $251.5 million in net cash proceeds from the May 2020 First Lien Loan (as defined below), which we used to repay the $50.0 million in outstanding borrowings under the revolving credit facility in May 2020 and to fund our operations. As noted in “— Loan Agreements” below, we repaid the May 2020 First Lien Loan in connection with, and using the proceeds from, the Horizon Merger and the private investment in public equity we undertook in connection with the Horizon Merger (the “PIPE Financing”). Our existing cash and cash equivalents are sufficient to fund our liquidity needs for the next 12 months.

As of March 31, 2023 and December 31, 2022, we had $303.3 million and $251.5 million of cash and cash equivalents, respectively. Cash and cash equivalents consist of interest-bearing deposit accounts and money market accounts managed by financial institutions. For each of the three months ended March 31, 2023 and the year ended December 31, 2022, we generated positive cash flows from our operating activities.

Loan Agreements

In response to the COVID-19 pandemic, we entered into a $260.0 million first lien term loan (the “May 2020 First Lien Loan”), which resulted in $251.5 million in net cash proceeds. The May 2020 First Lien Loan, which is pari passu with the June 2017 First Lien Loan, carries a variable interest rate of LIBOR plus an applicable margin of 9.50%, or a base rate plus an applicable margin of 8.50%. The May 2020 First Lien Loan matures in May 2026, subject to an earlier springing maturity date of June 30, 2024 if the June 2017 First Lien Loan, or a refinancing thereof with scheduled payments of principal prior to June 30, 2024, remains outstanding as of that date. The effective interest rate on the May 2020 First Lien Loan, which fluctuates based on certain paid-in-kind elections, was 11.50% per annum as of December 31, 2020. We made no payments during 2020 on the May 2020 First Lien Term Loan. Interest incurred under the May 2020 First Lien Loan was capitalized into the principal quarterly in August and November 2020, resulting in an outstanding principal of $275.7 million as of December 31, 2020. Additional interest was capitalized into the principal in the first nine months of 2021, resulting in an outstanding principal of $304.1 million as of September 30, 2021. On October 18, 2021, we repaid this loan in full in connection with, and using the proceeds from, the Horizon Merger and the PIPE Financing and incurred a $28.0 million prepayment penalty.

In June 2017, we entered into a $575.0 million first lien debt facility, which consisted, in part, of $525.0 million term loan (the “June 2017 First Lien Loan”). We had an outstanding loan balance of $465.7 million under the June 2017 First Lien Loan as of December 31, 2021. In the first quarter of 2022, we repaid $190.7 million of the outstanding June 2017 First Lien Loan. On February 3, 2022, we

entered into an amendment which refinanced the remaining June 2017 First Lien Loan with a new $275.0 million February 2022 First Lien Loan with a maturity date of February 3, 2029, added a new revolving credit facility (the “Revolving Facility”) in an aggregate principal amount of $100.0 million with a maturity date of February 3, 2027, replaced the LIBOR based floating interest rate with a term secured overnight financing rate (“SOFR”) based floating interest rate and revised the springing financial covenant to require compliance with a first lien net leverage ratio when revolver borrowings exceed certain levels. The February 2022 First Lien Loan requires quarterly amortization payments of $0.7 million. The Revolving Facility does not require periodic payments. All obligations under the February 2022 First Lien Loan are secured, subject to permitted liens and other exceptions, by first-priority perfected security interests in substantially all of our assets. The February 2022 First Lien Loan carries an interest rate of SOFR (subject to a 0.5% floor) plus 3.25%.

In connection with our acquisition of Wavedash, we assumed long-term debt from Shoko Chukin Bank Loan of JPY 458.3 million (approximately $3.1 million), which has a maturity date of June 24, 2026, subject to a fixed interest rate of 1.27% per annum (the “Shoko Chukin Bank Loan”).

As of September 30, 2023, we had the February 2022 First Lien Loan and Shoko Chukin Bank Loan outstanding. At September 30, 2023 and December 31, 2022, we had no outstanding borrowings under our Revolving Facility.

Share Repurchase Program

On May 25, 2022, our Board authorized a share repurchase program of our Class A common stock of up to $40.0 million (the “Repurchase Program”). The Repurchase Program was announced on May 26, 2022 was effective through March 31, 2023. Cumulatively under the Repurchase Program, we repurchased 5.3 million shares of our Class A common stock for $40.0 million and paid $0.1 million in commissions. The share repurchases are accounted for as Treasury stock in our condensed consolidated balance sheets. We made no share repurchases during the three months ended September 30, 2023.

Distributions to non-controlling interests

Per its limited liability company agreement, Hoya Intermediate is required to make pro-rata tax distributions to its members, of which $3.8 million and $5.2 million was distributed to non-controlling interests in the three months ended March 31, 2023 and the year ended December 31, 2022, respectively.

Tax Receivable Agreement

In connection with the Horizon Merger, we entered into a Tax Receivable Agreement (the “Tax Receivable Agreement”) with the existing Hoya Intermediate shareholders that provides for our payment to such shareholders of 85% of the amount of the tax savings, if any, that we realize (or, under certain circumstances, are deemed to realize) as a result of, or attributable to, (i) increases in the tax basis of assets owned directly or indirectly by Hoya Intermediate or its subsidiaries from, among other things, any redemptions or exchanges of Intermediate Units, (ii) existing tax basis (including depreciation and amortization deductions arising from such tax basis) in long-lived assets owned directly or indirectly by Hoya Intermediate and its subsidiaries, and (iii) certain other tax benefits (including deductions in respect of imputed interest) related to us making payments under the Tax Receivable Agreement.

In conjunction with the May 2023 Secondary Offering in the second quarter of 2023, Hoya Topco exchanged Intermediate Units, and as a result, we recorded a liability of $99.0 million and a deferred tax asset of $52.8 million related to the May 2023 Secondary Offering as well as the projected payments under the Tax Receivable Agreement, with a corresponding reduction to additional paid-in capital of $46.1 million. Tax Receivable Agreement-related liabilities are classified as current or long-term based on the expected date of payment. As of September 30, 2023, there are no amounts due within 12 months and, therefore, the entire liability is included in Tax Receivable Agreement liability within long-term liabilities in the condensed consolidated balance sheets.

Cash Flows

Comparison of Cash Flows for the Nine Months Ended September 30, 2023 and 2022

The following table summarizes our cash flows for the periods indicated (in thousands):

	Nine Months Ended September 30,
	2023	2022
Net cash provided by operating activities	$114,386	1,389
Net cash used in investing activities	(71,032)	(11,888)
Net cash used in financing activities	(26,696)	(204,911)
Impact of foreign exchange on cash, cash equivalents, and restricted cash	786	—

Net increase (decrease) in cash, cash equivalents, and restricted cash	$17,444	$(215,410)

Cash Provided by Operating Activities

Net cash provided by operating activities was $114.4 million for the nine months ended September 30, 2023 due to $84.6 million in net income, non-cash charges of $6.1 million, and net cash inflows from a $23.6 million change in net operating assets. The net cash inflows from the change in our net operating assets were primarily due to an increase in amounts payable to ticket sellers due to higher volume of orders.

Net cash provided by operating activities was $1.4 million for the nine months ended September 30, 2022 due to $45.9 million in net income, non-cash charges of $18.2 million, and net cash outflows from a $62.7 million change in net operating assets. The net cash outflows from the change in our net operating liabilities were primarily due to decreases in accrued expenses and other current liabilities and accounts payable. The decreases resulted primarily from sales tax liability settlements, the redemption of customer credits issued during the COVID-19 pandemic, and a decrease in amounts payable to ticket sellers as events postponed during the COVID-19 pandemic finally occurred.

Cash Used in Investing Activities

Net cash used in investing activities was $71.0 million for the nine months ended September 30, 2023, which was primarily related to our acquisition of Wavedash, capital spending on development activities related to our platform and our investment in a privately held company.

Net cash used in investing activities was $11.9 million for the nine months ended September 30, 2022, which was primarily related to capital spending on development activities related to our platform.

Cash Used in Financing Activities

Net cash used in financing activities was $26.7 million for the nine months ended September 30, 2023, which was primarily related tax distributions to non-controlling interest and our Repurchase Program.

Net cash used in financing activities was $204.9 million for the nine months ended September 30, 2022, which was due to the repayment of the June 2017 First Lien Loan in connection with the refinancing.

Comparison of Cash Flows for the Years Ended December 31, 2022, 2021 and 2020

The following table summarizes our cash flows for the periods indicated (in thousands):

	2022	2021	2020
Net cash provided by (used in) operating activities	$14,375	$175,790	$(33,892)
Net cash used in investing activities	(15,415)	(9,345)	(7,605)
Net cash (used in) provided by financing activities	(236,480)	38,028	245,545

Net increase (decrease) in cash, cash equivalents, and restricted cash	$(237,520)	$204,473	$204,048

Cash Provided by (Used in) Operating Activities

Net cash provided by operating activities was $14.4 million for the year ended December 31, 2022 due to $70.8 million in net income, non-cash charges of $24.4 million, and net cash outflows from a $80.8 million change in net operating liabilities. The net cash outflows from the change in our net operating liabilities were primarily due to a $94.4 million decrease in accrued expenses and other current liabilities and a $30.8 million decrease in accounts payable, partially offset by a $42.9 million decrease in prepaid expenses and other current assets. The decreases resulted primarily from sales tax liability settlements, the redemption of customer credits issued during the COVID-19 pandemic, and a decrease in amounts payable to ticket sellers as events postponed during the COVID-19 pandemic finally occurred.

Net cash provided by operating activities was $175.8 million for the year ended December 31, 2021 due to $19.1 million in net loss, non-cash charges of $75.3 million, and net cash inflows from a $119.7 million change in net operating assets. The net cash inflows from the change in our net operating assets were primarily due to a $128.2 million increase in accounts payable, $19.2 million increase in deferred revenue, and a $14.2 million increase in accrued expenses and other current liabilities, partially offset by a $44.1 million decrease related to deferred paid-in-kind interest paid on May 2020 First Lien Loan, $7.6 million decrease in prepaid expenses and other current assets and a $4.3 million increase in inventory. Excluding the decrease related to deferred paid-in-kind interest, each of these resulted from higher order volume and lower event cancellations in 2021. We identified an immaterial error and revised the deferred interest payment of $44.1 million from an outflow in cash flows from financing activities to an outflow in cash flows from operating activities in our consolidated statement of cash flows for the year ended December 31, 2021. This is outlined within Note 1 to our audited consolidated financial statements included elsewhere in this prospectus.

Net cash used in operating activities was $33.9 million for the year ended December 31, 2020 due to $774.2 million in net loss, non-cash charges of $646.8 million, and net cash outflows from a $93.5 million change in net operating assets. The net cash outflows from the change in net operating assets were primarily due to an increase of $195.4 million in accrued expenses and other current liabilities, partially offset by a $67.6 million increase in prepaid expenses and other current assets and a $28.7 million decrease in accounts payable. These changes primarily resulted from lower order volume and higher cancellation rates in 2020.

Cash Used in Investing Activities

Net cash used in investing activities for the year ended December 31, 2022 was $15.4 million, which was attributable to capital spending on development activities related to our platform and capital expenditures related to our new corporate headquarters in Chicago, which we moved into in late 2022.

Net cash used in investing activities for the years ended December 31, 2021 and 2020 was $9.3 million and $7.6 million, respectively, which was primarily attributable to capital spending on development activities related to our platform.

Cash (Used in) Provided by Financing Activities

Net cash used in financing activities for the year ended December 31, 2022 was $236.5 million and was primarily related to the repayment of the June 2017 First Lien Loan in connection with the refinancing and our Repurchase Program.

Net cash provided by financing activities was $38.0 million for the year ended December 31, 2021. This was due to capital contributions of $752.9 million, offset by $441.0 million in debt payments and debt extinguishment costs, $236.0 million of preferred equity redemptions, $20.1 million of Horizon Merger costs, and $17.7 million of dividends paid. We identified an immaterial error and revised the deferred interest payment of $44.1 million from an outflow in cash flows from financing activities to an outflow in cash flows from operating activities in the consolidated statement of cash flows for the year ended December 31, 2021. This is outlined within Note 1 to our audited consolidated financial statements included elsewhere in this prospectus.

Net cash provided by financing activities was $245.5 million for the year ended December 31, 2020, which resulted primarily from $260.0 million in proceeds from our May 2020 First Lien Loan. This was partially offset by $6.5 million arranger fee on the May 2020 First Lien Loan, $5.9 million in principal payments on our June 2017 First Lien Loan, and $2.1 million in other debt-related costs. We also borrowed $50.0 million under our Revolving Facility, which we subsequently repaid in 2020.

Off-Balance Sheet Arrangements

As of September 30, 2023 and December 31, 2022, we did not have any off-balance sheet arrangements, as defined in item 303(a)(4)(ii) of Regulation S-K promulgated under the Exchange Act, that have or are reasonably likely to have a current or future effect on our financial condition, results of operations, or cash flows.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with GAAP. Preparation of our financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs, and expenses, and related disclosures. On an ongoing basis, we evaluate our estimates and assumptions. Actual results may differ from these estimates under different assumptions or conditions. The assumptions and estimates associated with revenue recognition; equity-

based compensation, warrants and earnouts, and impairment of our goodwill, indefinite-lived intangible assets, definite-lived intangible assets, long-lived assets, and valuation allowances have the greatest potential impact on our consolidated financial statements. Accordingly, these are the policies that are the most critical to aid in fully understanding and evaluating our consolidated balance sheets, results of operations, and cash flows.

Revenue Recognition

Revenue from our Marketplace segment primarily consists of service and delivery fees from ticketing operations, reduced by incentives provided to ticket buyers. We also recognize revenue for referral fees earned on the purchase of ticket insurance by ticket buyers from third-party insurers. We recognize revenue from our Marketplace segment when the ticket seller confirms an order with the ticket buyer, at which point the seller is obligated to deliver the tickets to the ticket buyer in accordance with the original marketplace listing. Revenue from Marketplace transactions is recognized on a net basis because we act as an agent for these transactions. Additionally, the revenue we earn from our daily fantasy sports offering is the difference between cash entry fees collected and cash amounts paid out to users for winning picks, less customer promotions and incentives in a period.

We estimate and reserve for future cancellation charges based on historical trends, with the corresponding charge reducing revenue. This reserve, known as accrued future customer compensation, is classified within Accrued expenses and other current liabilities, with a corresponding asset for expected recoveries from ticket sellers and distribution partners recorded within Prepaid expenses and other current assets on our consolidated balance sheets.

Specific judgments and assumptions considered when estimating future cancellation charges include historical cancellation charges as a percentage of sales, the average length of time to realize such charges, and the potential exposure based on the volume of recent sales activity. Following the onset of the COVID-19 pandemic, estimates for future cancellation charges resulting from event cancellations have been determined based on historical event cancellation rates during different phases of the recovery and management’s estimates of future event cancellation trends.

Such estimates are inherently uncertain as we are unable to predict the rate at which actual cancellation charges will occur. To the extent that actual cancellation charges are materially different than previously estimated amounts, or changes in recent trends require updates to previously reserved amounts, revenue may be materially impacted. As a result of the COVID-19 pandemic, cancellation charge reserves increased materially in 2020 due to the large volume of cancellations that occurred from the pandemic. In 2021 and 2022, reserves reduced due to reductions in estimated future cancellation rates. In extreme circumstances, should actual cancellation charges exceed previous estimates by a significant amount, we may experience negative overall revenue.

When an event is cancelled, ticket buyers may receive either a cash refund or credit for future purchases in our marketplace. Credits issued to buyers for cancellations are recorded as accrued customer compensation within Accrued expenses and other current liabilities on our consolidated balance sheets. When a credit is redeemed, revenue is recognized for the newly placed order. Breakage income from customer credits that are not expected to be used, and are not subject to escheatment, is estimated and recognized as revenue in proportion to the pattern of redemption for the customer credits that are used. We estimate breakage based on historical usage trends for credits issued by us and available data on comparable programs. To the extent that actual usage differs from expected usage, that trends in usage rates differ from those used to establish our breakage estimate, or that the volume of credits subject to escheatment changes, revenue may be materially impacted. In 2022, we increased our estimated breakage rates based on lower credit usage. Our recorded breakage estimates exclude credits subject to escheatment and are further constrained by our limited history of customer credits and exposure to events beyond our control.

We also offer our customers the opportunity to participate in our loyalty program, Vivid Seats Rewards, through our Marketplace segment, which allows customers to earn and redeem credits on Owned Properties transactions. We defer revenue associated with these credits, which is recorded as Deferred revenue on our consolidated balance sheets. The deferred amount is based on expected future usage, including the frequency with which buyers reach the ten stamp threshold for reward credit conversions and the rate of credit redemptions, and is recognized as revenue when the credits are redeemed. To the extent that actual usage differs from expected usage, or that recent trends require a change in the estimated usage rate of unexpired credits, our revenue will be impacted by the change.

Revenue from our Resale business primarily consists of sales of tickets to customers through online secondary ticket marketplaces. We recognize Resale revenue on a gross basis because we act as a principal in these transactions. We recognize Resale revenue when an order is confirmed.

Equity-Based Compensation

We account for restricted stock units (“RSUs”), stock options, and profits interest at fair value as of the grant date. We award RSUs to our employees, directors and consultants. We also award stock options to certain employees. The awards are subject to the recipient’s continued service through the applicable vesting date. The grant-date fair value of stock options is estimated using an option pricing model. The model requires us to make assumptions and judgments about the variables used in the calculation, the volatility of our common stock, risk-free interest rate, and expected dividends. We estimate the fair value of profits interest using the Black-Scholes option pricing model, which includes assumptions related to volatility, expected term, dividend yield and risk-free interest rate. We account for forfeitures of outstanding, but unvested grants, in the period they occur. Expense related to grants of equity-based awards is recognized as equity-based compensation in our consolidated statements of operations.

Warrants

The estimated fair value of warrant liabilities is determined by using the Black-Scholes model. The model requires us to make assumptions and judgments about the variables used in the calculation related to volatility, expected term, dividend yield and risk-free interest rate. The warrant liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our consolidated statements of operations.

Impairment of Goodwill, Indefinite-Lived Intangible Assets, Definite-Lived Intangible Assets, and Other Long-Lived Assets

We assess goodwill and our indefinite-lived intangible asset (our trademark) for impairment annually, or more frequently if events or changes in circumstances indicate that an asset may be impaired. We assess definite-lived intangible assets and other long-lived assets (collectively, “long-lived assets”) for impairment whenever events or changes in circumstances indicate the carrying amount of an asset or asset group may not be recoverable.

Goodwill and Indefinite-lived Intangible Asset (Trademark)

We account for acquired businesses using the acquisition method of accounting which requires that the assets acquired, and liabilities assumed be recorded at the date of acquisition at their respective fair values. Our goodwill and our indefinite-lived trademark are held by our Marketplace segment, which contains one reporting unit.

Goodwill is not subject to amortization and is reviewed for impairment annually, or earlier whenever events or changes in business circumstances indicate an impairment may have occurred. We assess goodwill for impairment at the reporting unit level. Goodwill is considered impaired if the carrying value of the reporting unit exceeds its fair value, with an impairment charge recognized for the difference.

When reviewing goodwill for impairment, we begin by performing a qualitative assessment, which includes, but is not limited to, reviewing factors such as macroeconomic conditions, industry and market considerations, cost factors, entity-specific financial performance and other events, including changes in our management. If we determine that it is more likely than not that the fair value of a reporting unit is less than its carrying value, we then perform a quantitative assessment. Depending upon the results of that assessment, the recorded goodwill may be written down, and impairment expense is recorded in the consolidated statements of operations when the carrying amount of the reporting unit exceeds the fair value of the reporting unit.

For the year ended December 31, 2022, as part of our annual assessment, a qualitative goodwill assessment was performed and we determined it was not more likely than not that the fair value of our reporting unit was less than its carrying value.

Similar to goodwill, our indefinite-lived trademark is not amortized, but reviewed for impairment annually, or earlier whenever events or changes in business circumstances indicate that the carrying value may not be recoverable. For the year ended December 31, 2022, as part of our annual assessment, a qualitative assessment was performed resulting in no impairment. The qualitative assessment included the history and longevity of our brand, our reputation, market share, and importance of our brand in buying decisions.

Each reporting period, we perform an evaluation of the remaining useful life of our indefinite-lived trademark to determine whether events and circumstances continue to support an indefinite life. We consider the life of our indefinite-lived trademark to be appropriate for the year ended December 31, 2022.

Long-lived assets

We also periodically review the carrying amount of our long-lived assets to determine whether current events or business circumstances indicate that the carrying amounts of an asset or asset group may not be recoverable. We classify our long-lived assets as a single asset group, which consists primarily of definite-lived intangible assets, property and equipment, right-of-use assets, and personal seat licenses. Our definite-lived intangible assets consist of developed technology, customer and supplier relationships, and non-compete agreements.

For the year ended December 31, 2022, management did not identify any events or changes in circumstances which would indicate the carrying amount of an asset or asset group may not be recoverable. As such, there were no long-lived asset impairments for the year ended December 31, 2022.

Tax Valuation Allowance

We recognize deferred tax assets for the expected future benefit from certain net operating losses, tax credits, basis differences from investments in operating partnerships and other similar items. To the extent we believe these assets, or a portion of these assets, are not more likely than not to be realized, we record a valuation allowance against the deferred tax asset’s value.

In determining the realizability of our deferred tax assets, we consider all available positive and negative evidence, including historical taxable income or loss amounts, projected future taxable income, anticipated reversals of temporary book/tax differences, tax planning strategies and recent results of operations. This assessment requires us to make judgements that rely heavily on future projections, and assumptions, that are inherently uncertain. In addition, we must make determinations about the relative weighting of certain positive and negative evidence to arrive at a conclusion regarding the need for a valuation allowance. To the extent actual results of operations, or actual taxable income or loss, differs materially from our assumptions, we would need to modify the valuation allowance with a corresponding adjustment to net income or net loss.

Recent Accounting Pronouncements

See Note 2 to our audited consolidated financial statements and Note 2 to our unaudited condensed consolidated financial statements included elsewhere in this prospectus for a description of recently adopted accounting pronouncements and issued accounting pronouncements not yet adopted.

JOBS Act Accounting Election

Section 107 of the JOBS Act allows emerging growth companies to take advantage of the extended transition period for complying with new or revised accounting standards. Under Section 107, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Any decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable. We have elected to use the extended transition period under the JOBS Act.

Quantitative and Qualitative Disclosures about Market Risk

Market risk is the potential loss from adverse changes in interest rates, foreign exchange rates, and market prices. Our primary market risk is interest rate risk associated with our long-term debt. We manage our exposure to this risk through established policies and procedures. Our objective is to mitigate potential income statement, cash flow, and market exposures from changes in interest rates.

Interest Rate Risk

Our market risk is affected by changes in interest rates. We maintain floating-rate debt that bears interest based on market rates plus an applicable spread. Because our interest rate is tied to market rates, we will be susceptible to fluctuations in interest rates if we do not hedge the interest rate exposure arising from our floating-rate borrowings. A hypothetical 1% increase or decrease in interest rates, assuming rates are above our interest rate floor, would change our interest expense by $3.0 million based on amounts outstanding under the June 2017 First Lien Loan and February 2022 First Lien Loan during the year ended December 31, 2022. A hypothetical 1% change in interest rates, assuming rates are above our interest rate floor, would change our interest expense by $2.1 million based on amounts outstanding under the February 2022 First Lien Loan during the nine months ended September 30, 2023.

BUSINESS

Overview

We are an online ticket marketplace that utilizes our technology platform to connect fans of live events seamlessly with ticket sellers. Our mission is to empower and enable fans to Experience It Live.

We believe in the power of shared experiences to connect people with live events delivering some of life’s most exciting moments. We are relentless about finding ways to make event discovery and ticket purchasing easy, exciting and stress-free. Our platform provides ticket buyers and sellers with an easy-to-use, trusted marketplace experience, ensuring fans can attend live events and create new memories.

We operate a technology platform and marketplace that enables ticket buyers to easily discover and purchase tickets from ticket sellers while enabling ticket sellers to seamlessly manage their operations. To generate ticket sales, drive traffic to our website and mobile applications, and build brand recognition, we have mutually beneficial partnerships with media partners, product and service partners, distribution partners and content rights holders such as teams, leagues and venues. To attract and retain sellers, we offer a variety of products and services that allow their businesses to thrive.

Our platform is built on years of transactional and engagement data that provides us with deep insights into how to best connect ticket buyers with the experiences they seek. We understand the feeling of anticipation as the start of an event approaches and work diligently to enable fans to experience as many of these moments as possible. We seek to provide enriching customer engagement opportunities with personalized recommendations, engaging discovery options, a streamlined shopping experience and a differentiated value proposition through competitively priced tickets and loyalty rewards. Our Vivid Seats Rewards program allows ticket buyers to earn Reward Credits to spend on future orders and experience even more of their favorite events.

As a two-sided marketplace, our customer base includes both ticket buyers and ticket sellers, as well as Vivid Picks daily fantasy sports users.

Recent Developments

VDC Acquisition

On November 3, 2023, we acquired 100% ownership of VDC, a leading entertainment marketplace for consumers exploring Las Vegas, Nevada. The purchase price was approximately $243.8 million, comprised of approximately $153.6 million in cash and approximately 15.6 million shares of our Class A common stock. We financed the cash portion of the purchase price with cash on hand. The acquisition was accounted for as an acquisition of a business in accordance with the acquisition method of accounting.

Wavedash Acquisition

On September 8, 2023, we acquired 100% of the outstanding shares of Wavedash, an online ticket marketplace headquartered in Tokyo, Japan. The purchase price was JPY 10,946.1 million, or approximately $74.3 million based on the exchange rate in effect on the date of the acquisition, before considering the net effect of cash acquired. We financed the transaction at closing with cash on hand. The acquisition was accounted for as an acquisition of a business in accordance with the acquisition method of accounting.

December 2023 Secondary Offering and Share Repurchase

On December 12, 2023, we completed an underwritten secondary public offering of 23.575 million shares of our Class A common stock. The shares were purchased by the underwriters from the selling stockholder, Hoya Topco, at price of $6.24 per share and, other than the shares subject to the Share Repurchase, were sold at a public offering price of $6.50 per share. The sale of the shares included the full exercise of the underwriters’ option to purchase additional shares. Hoya Topco exchanged 23.575 million shares of our Class B common stock and 23.575 million Intermediate Units for the shares of our Class A common stock that it sold in the December 2023 Secondary Offering. We did not receive any proceeds from the sale of the shares by Hoya Topco in the December 2023 Secondary Offering.

Pursuant to the underwriting agreement, we purchased 2.0 million of the shares subject to the December 2023 Secondary Offering from the underwriters at a price of $6.24 per share (the same price per share paid by the underwriters to Hoya Topco). We financed the Share Repurchase with cash on hand.

Our Business Model

We operate our business in two segments, Marketplace and Resale.

Marketplace

In our Marketplace segment, we act as an intermediary between ticket buyers and sellers through which we earn revenue from processing ticket sales on our website and mobile applications and sales initiated through our numerous distribution partners. Our Marketplace segment also includes our daily fantasy sports offering, where users partake in contests by making picks from a variety of sport and player matchups. Using our online platform, customers are able to make payments, deposits and withdrawals, and we coordinate ticket deliveries, and provide customer service to our ticket buyers and sellers and daily fantasy sports users. We do not hold ticket inventory in our Marketplace segment.

We primarily earn revenue from service and delivery fees charged to ticket buyers. We also earn referral fee revenue by offering event ticket insurance to ticket buyers, using a third-party insurance provider. The revenue we earn from our daily fantasy sports offering is the difference between cash entry fees collected and cash amounts paid out to users for winning picks, less customer promotions and incentives in a period.

We incur costs for developing and maintaining our platform, providing back-office and customer support to ticket buyers, sellers and daily fantasy sports users, facilitating payments and shipping non-electronic tickets. We also incur substantial marketing costs, primarily related to online advertising.

A key component of our platform is Skybox, a proprietary ERP tool used by the majority of our ticket sellers. Skybox is a free-to-use system that helps ticket sellers manage ticket inventories, adjust pricing, and fulfill orders across multiple ticket resale marketplaces. Professional ticket sellers use an ERP to manage their operations and Skybox is their most widely adopted ERP.

The tickets we sell through our Marketplace segment are diversified across event categories including sports, concerts and theater. A diversified mix across these three major categories broadens our opportunities, limits exposure to any particular category, and reduces seasonal variation in order volumes.

Within each of these categories, there are a broad range of productions that provide further diversification:

•

Sports. The sports category includes the four major professional leagues (MLB, NFL, NBA and NHL), college sports and a wide variety of other sporting activities including soccer, racing and minor league baseball.

•	Concerts. The concert category includes musical acts across a broad range of genres touring across major venues, small venues, and music festivals.

•	Theater. The theater category includes Broadway and off-Broadway plays and musicals, family entertainment events, comedy acts, and speaker series.

Resale

In our Resale segment, we acquire tickets to resell on secondary ticket marketplaces, including our own. Our Resale segment also provides internal research and development support for Skybox and our ongoing efforts to deliver industry-leading seller software and tools.

Our Growth Strategies

New Customer Acquisition via Performance Marketing

Fans interested in attending live events frequently utilize internet search engines to browse tickets. With our proprietary digital marketing technology and real-time first-party data, we have historically captured customer search traffic within reasonable customer acquisition cost thresholds. We will continue to hone our performance marketing algorithms, test new performance marketing channels and invest to acquire new customers where we identify positive lifetime value.

Increase Our Brand Awareness and Affinity

We want Vivid Seats to be the go-to ticketing marketplace for buyers and sellers when searching for, purchasing and selling event tickets. We seek to offer the best value to ticket buyers and sellers in the secondary ticketing market and want to amplify our message to maximize awareness of what differentiates our offerings. We differentiate ourselves from competitors by offering an extensive breadth and depth of ticket listings at a competitive value. Our Vivid Seats Rewards program allows ticket buyers to earn Reward Credits to spend on future orders, enhancing our value proposition, and also surprises and delights buyers with other perks and upgrades. Our most recent brand campaign connects Vivid Seats with the number 11 and drives awareness of the key tenet of our Vivid Seats Rewards program, the free 11th ticket.

We offer a reliable and secure experience for ticket buyers. We provide our buyers with award-winning customer service and a 100% buyer guarantee. Our 100% buyer guarantee provides full-service customer care, safe and secure transactions and valid tickets, which are delivered before the event. Our ticket buyers receive compensation for late delivery of tickets and cancelled events. Live event tickets are often a significant purchase. The more customers understand our value proposition, appreciate that we are a trusted marketplace, develop an affinity for our brand, and interact with our platform, the more transactions we expect to complete.

Increase Customer Retention

Once customers transact with us, many return and complete additional transactions. We seek to increase both the number and frequency of these repeat customer visits and transactions by having ticket buyers view us as their ticketing platform of choice. The combination of our Vivid Seats Rewards program, increasing brand awareness and ongoing product improvements will drive a more personalized and engaging experience and will result in greater affinity towards our marketplace. As ticket buyers gain a full appreciation of our value proposition relative to other ticketing marketplaces, we anticipate they will increasingly choose us over other marketplaces and make purchases more frequently. We typically incur lower marketing costs from repeat customers that go directly to our website and mobile application to browse and place orders.

Increase Customer Engagement

We want to connect with our customers and we want our customers to connect with us. Such engagement allows us to know our customers better, fosters brand affinity and ultimately drives higher repeat purchase activity. We aim to close the awareness gap to ensure that our ticket buyers know when their favorite artists or sports teams are performing or playing near them. Accordingly, we strive to improve the discovery process to help our ticket buyers attend more of their favorite events.

We provide customized content to our customers to enhance their experience while driving continued engagement. We provide a broad selection of competitively priced tickets and personalized recommendations, blog content, and industry news. Additionally, with Vivid Picks we provide an adjacent opportunity for our sports fans to partake in a fun, interactive gamification experience where they can play and win real money.

Develop Additional Seller Tools and Services

We enable our ticket sellers to thrive by offering products and services that support their business needs. Our proprietary Skybox platform helps ticket sellers manage their inventory, set pricing, fulfill orders, and track sales. We have a proud history of innovating to support our ticket sellers and continue to develop additional tools and service offerings that address existing problems or add efficiency to the sales and fulfillment process. As we increase the quality and depth of our seller tools and service offerings, we will attract additional sellers and listings to our platform, reinforce our existing seller relationships and help sellers improve the efficiency of their business processes. We anticipate this will result in more transactions in our marketplace.

Expand our Partnerships

Partnerships are an important and additive part of our ecosystem. They help generate ticket sales, drive traffic to our website and mobile applications and build brand recognition. Our partner ecosystem includes:

•

Media Partners. We have partnered with well-known media companies to integrate our branding, promotions and links to allow their users to access and purchase tickets from us. By working with media partners, we broaden our reach and cultivate brand awareness with high-value live event fans. We enhance their users’ experiences by providing a wide variety of tickets at competitive prices. Our partnership with ESPN, for example, exposes our tickets sellers’ inventory to new audiences with high interest in attending a variety of live sporting events.

•

Product and Service Partners. We partner with providers of related products and services when they are additive to our customers’ experiences. For example, we offer ticket buyers the option to purchase ticket insurance and are exploring several relevant adjacencies that seek to add value to the customer experience.

•	Distribution Partners. We allow our distribution partners to offer event tickets to their existing customers by leveraging our technology, fulfillment and customer service capabilities.

•

Content Rights Holders Partners. Teams, leagues and venues engage with us in partnerships in which we receive certain marketing or advertising rights in exchange for a monetary commitment. We may also receive ticket allotments, or the right to purchase tickets, from these partners.

We will continue to seek out mutually beneficial partnerships in our existing ecosystem and other categories that improve the experience for our customers while leveraging our existing brand, traffic and reputation.

Our Platform

Modern Technology that Delivers a Seamless Experience

Our “built in the cloud” technology platform supports all elements of the customer experience. Customers can search for an event, buy or sell a ticket, engage with curated content, and contact customer support. Our technology mission is to continually innovate and deliver market-leading products and services that support the evolving needs and preferences of ticket buyers, ticket sellers and daily fantasy sports users. Our scalable, reliable and performant systems power a consumer and partner-facing platform that supports ticket buyers while our tools power inventory management and ticket fulfillment for ticket sellers.

Buyer Technology and Products

Our consumer systems are designed to respond to the dynamic, fast-paced landscape of the live events industry. Our marketplace, supported by proprietary digital marketing technology, is adept at capitalizing on demand opportunities by bringing ticket buyers to our platform for their desired event and seamlessly supporting their shopping and checkout experience. We continually invest in optimizing our consumer-facing technology across our website and mobile applications. We see opportunities to create engaging and delightful experiences through a wide range of event ticket listings, relevant content, curated recommendations and a seamless checkout process. We power that experience through a host of technology systems that consider historical transactional and engagement behavior, proximity and ticket buyer preferences. We leverage the latest technologies in search, customer relationship management and data analytics and incorporate these capabilities into our advanced and flexible infrastructure.

Seller Technology and Products

Skybox, our premier ERP, enables ticket sellers to manage, price and fulfill their inventory. Utilizing a cloud-based technology infrastructure and a web-based application interface, Skybox serves as an asset to the entire ticket seller ecosystem. We invest in building capabilities that serve the needs of small, medium and large ticket sellers alike, including offering free integrations to other inventory distribution channels and third-party tools. Skybox allows ticket sellers to more effectively move their inventory, which in turn helps to increase the number of orders transacted in our marketplace.

Partner Technology and Products

Our platform allows distribution partners to bring additional ticket buyer demand into our ecosystem. Distribution partners can integrate our event feeds and ticket listings into their online properties through application programming interfaces (“APIs”) or fully-managed web sites. We also provide turn-key checkout, customer service and fulfillment. This offering increases the number of ticket buyers and sellers accessing our platform, allowing us to leverage our scale to drive operational and marketplace efficiencies while enabling our partners to offer additional products to their customers.

Technology Infrastructure

Our platform is extensible and flexible. We can integrate with new partners, target new customer channels, access new supply bases, and connect with complementary technologies.

We have scalable and reliable systems. We continue to build and modernize our technology infrastructure to support the growth of our marketplace. We can handle increases from unpredictable surges in site traffic across our ticket buyer, seller and partner platform. We utilize a host of technology availability, monitoring and scaling solutions to respond to rapid changes for a business that operates around the clock.

Our technology architecture is service-oriented, cloud-based, and modular. Each individual component of our architecture is independent. We can innovate quickly, increase development velocity and leverage new development technologies available in the market. We can also scale our platform to meet changing levels of ticket buyer demand and evolving ticket seller needs.

Third-Party Developers

Our APIs allow a broad ecosystem of third-party tools and systems to integrate with our platform. Third-party tools integrate with our marketplace ticket broker API and ticket broker portal to streamline and automate the sales and fulfillment process. Our Skybox ERP integrates with numerous third-party automation and workflow management solutions. Thus, ticket sellers can leverage other applications and functions to support the specific needs of their business.

Our Values

Our passion and excitement for live events drives us to provide memorable experiences and services to our customers and partners.

Our values ground us in all that we do:

•

We Create Exceptional Experiences. Whether we are engaging with a customer, partner or teammate, we do not compromise when it comes to their experience. We hold ourselves accountable and lean into every connection to make the moment count.

•	We Raise the Bar. We shape our industry. We are ambitious and disciplined teammates who make smart plays and get better every day.

•	We Commit as a Team. We are one team that trusts and supports each other, and we are ready to tackle the most difficult challenges.

•	We Embrace Change. The only constant is change; we are ready for it. As a team, we are energized by working with speed and agility to anticipate both the known and unknown.

•

We Enhance Communities. We invest in our communities. We are united in raising awareness around causes close to our hearts and are passionate about giving back. We are proud to partner with national and local community organizations including Make-A-Wish®, MusiCares, Chicago’s Lurie Children’s Hospital and Ronald McDonald house where our employees have provided care packages, donated wish list gifts, and hosted patients and families at live events. We, and our ticket buyers, have been proud to support MusiCares, the Recording Academy’s charity, and their efforts to provide relief for the live events community which is vital in bringing to life those events that are cherished by fans across the country. We have donated more than $2 million since the start of the COVID-19 pandemic to help strengthen MusiCares’ relief efforts. In 2022, through our charitable foundation Vivid Cheers, we launched a partnership with Make-A-Wish®, the global organization responsible for creating life-changing wishes for children with critical illnesses. Through this partnership we have pledged $250,000 to share once in a lifetime experiences with children and families in their time of need.

Employees and Human Capital

We are passionate about facilitating amazing experiences for our customers and we are similarly intent on providing compelling experiences for our employees. In 2022 we were named to Built In Chicago’s Best Places to Work and Fast Company’s Best Workplaces for Innovators lists. Our employees give us a competitive advantage. To support our employees, we have built a company culture that empowers them to embrace challenges, collaborate freely and seek to constantly evolve. We strive to hire talented, dedicated and diverse team members. As of September 30, 2023, we had approximately 660full-time employees, with most employees based at one of our office locations in Chicago, Illinois; Coppell, Texas; Toronto, Ontario (Canada); and Tokyo (Japan).

The main objectives of our human capital resources are identifying, recruiting, developing, incentivizing and retaining our existing and new employees. Our talent management team identifies key positions based on current and future business strategies and creates robust programs for talent development, including evaluating bench strength, building redundancy, and identifying potential successors. In addition to providing an engaging work environment, we provide a robust assortment of benefits including healthcare and retirement programs, flexible paid time off, paid parental leave, wellness programs, in-office and remote working perks, and ticket discounts.

Competition

Our business faces significant competition from other primary and secondary ticketing service providers to acquire new and retain existing ticket buyers and sellers. Our main competitive factors are:

•	availability and variety of ticket offerings;

•	pricing, including pricing in the primary ticket market;

•	acquiring customer traffic by way of internet search engines impacting customer acquisition and marketing costs;

•	brand recognition; and

•	technology, including functionality and ease of use to search for offerings and complete a purchase.

We have several competitive advantages that enable us to maintain and grow our position as a leading secondary ticket provider:

•	wide selection of listings and ticketing options;

•	competitive pricing;

•	Vivid Seats Rewards, the most comprehensive loyalty program among our key competitors;

•	full-service marketplace with excellent customer service;

•	proprietary performance marketing algorithms supported by first-party and real-time data;

•	scale, profitable unit economics and strong balance sheet;

•	close relationships with, and excellent customer service provided to, our professional ticket sellers and

•	free-to-use Skybox ERP for professional ticket sellers, the most widely adopted in the industry.

Our key competitors are StubHub, Ticketmaster, SeatGeek and TicketNetwork.

With our real money daily fantasy sports offering on our Vivid Picks app, we face a highly competitive gaming market, including other free-to-play and real money online gaming and daily fantasy sports providers. We provide a differentiated product and experience to users with an easy-to-use app with simple player props. The app is enhanced by social and gamification features, the opportunity to play and win real money and the availability to purchase tickets directly in the app.

We also face competition from other avenues for entertainment. Consumers have a wide array of entertainment options including restaurants, movies and television and we compete for the discretionary spend of our ticket buyers and daily fantasy sports users.

Government Regulation

Government regulation impacts key aspects of our business. These laws and regulations involve privacy, data protection, intellectual property, competition, consumer protection, ticketing; payments, export taxation and sports gaming.

For example, we are required to comply with federal, state and international laws regarding privacy and the storing, sharing, use, disclosure and protection of personally identifiable information and user data, an area that is increasingly subject to legislation and regulations in numerous jurisdictions, including the CCPA.

From time to time, federal, state, local and international authorities and/or consumers commence investigations, inquiries or litigation with respect to our compliance with applicable consumer protection, advertising, unfair business practice, antitrust (and similar or related laws) and other laws, particularly as related to ticket resale services. Some jurisdictions prohibit the resale of event tickets at prices above the face value of the tickets or at all, or highly regulate the resale of tickets. New laws and regulations or changes to existing laws and regulations could limit or inhibit our ability to operate, or our ticket buyers’ and sellers’ ability to continue to use, our ticket marketplace. For example, New York amended its Arts and Cultural Affairs Law to require additional disclosures by ticket marketplaces and restricted a ticket marketplace’s ability to charge fees for the e-delivery of tickets.

As a result of the COVID-19 pandemic, we experienced a high volume of event reschedules, postponements, and cancellations and made certain changes to our refund practices. Although we have restored our refund policies to be consistent with our policies pre-pandemic, such changes to our refund practices have drawn the attention of, and inquiry from, various attorneys general and other regulators.

We are subject to laws and regulations that affect companies conducting business on the Internet in many jurisdictions where we operate. With the continued state adoption of internet sales tax laws and marketplace facilitator laws, more buyers across the United States will encounter sales tax on our platform in the future. Tax collection responsibility and the additional costs associated with complex sales and use tax collection, remittance and audit requirements could create additional burdens for ticket buyers and sellers on our website and mobile applications.

Many of the laws and regulations to which we are subject are still evolving and being tested in courts and could be interpreted in ways that could harm our business. In addition, the application and interpretation of these laws and regulations often are uncertain, particularly in the rapidly evolving industry in which we operate. Compliance with these laws, regulations, and similar requirements may be onerous and expensive, and variances and inconsistencies from jurisdiction to jurisdiction may further increase the cost of compliance and doing business.

Intellectual Property

Our business relies substantially on the creation, use and protection of intellectual property related to our platform and services. We protect our intellectual property through a combination of trademarks, domain names, copyrights and trade secrets, and we are currently pursuing patent protection in connection with certain technology developments. We further protect our intellectual property through contractual provisions with employees, customers, suppliers, partners, affiliates and others, including, but not limited to, employee confidentiality and intellectual property assignment agreements, and commercial contracts that protect our intellectual property and other confidential information.

Seasonality

Our financial results can be impacted by seasonality, with increased activity in the fourth quarter when all major sports leagues are in season and we experience an increase in order volume for theater events during the holiday season and concert on-sales for the subsequent year.

Legal proceedings

We are, from time to time, party to various claims and legal proceedings arising out of our ordinary course of business, but we do not believe that any of these claims or proceedings will have a material effect on our business, consolidated financial condition or results of operations. Refer to Note 14 to our unaudited condensed consolidated financial statements for the nine months ended September 30, 2023 included elsewhere in this prospectus.

Properties

As of September 30, 2023, we leased approximately 48,000 square feet of space in Chicago, Illinois (United States) for our headquarters under a lease agreement that runs through December 31, 2033 with a five-year renewal option, unless terminated sooner. We also lease facilities in Coppell, Texas (United States), Toronto, Ontario (Canada) and Tokyo (Japan).

Corporate Information

Vivid Seats was founded in 2001, and in 2004, we launched our website www.vividseats.com. In 2010, we launched our marketplace platform, which we scaled rapidly while we developed and refined our proprietary systems to enable us to best serve our customers. We launched Skybox in 2014, a free-to-use cloud-based ERP tool for sellers to manage their business, and first deployed our mobile application in 2015 to capture the increasing volume of tickets purchased through mobile channels. In 2019, we launched our loyalty program, and have since focused on building long-term customer value thorough brand affinity and a differentiated value proposition.

In March of 2021, we incorporated an entity in Delaware for the purpose of completing the transactions contemplated by the Transaction Agreement among Horizon, Sponsor, Hoya Intermediate and Hoya Topco.

In October 2021, at the same time as the Merger, we became a publicly traded company listed on Nasdaq with our Class A common stock trading under the symbol “SEAT” and our Vivid Seats Public IPO Warrants trading under the symbol “SEATW.”

Our internet address is www.vividseats.com. At our Investor Relations website, investors.vividseats.com, we make available free of charge a variety of information for investors, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file that material with or furnish it to the SEC.

MANAGEMENT

Officers and Directors

Set forth below are the names, ages and positions of each of the individuals who serve as our directors and officers as of September 30, 2023. There are no family relationships among any of our executive officers or directors.

Name	Age	Position
Stanley Chia	42	Chief Executive Officer and Director
Lawrence Fey	43	Chief Financial Officer
Riva Bakal	39	Chief Product and Strategy Officer
Emily Epstein	45	General Counsel
Jon Wagner	51	Chief Technology Officer
Mark Anderson	48	Director
Todd Boehly	50	Director
Jane DeFlorio	53	Director
Craig Dixon	48	Director
David Donnini	58	Director
Tom Ehrhart	36	Director
Julie Masino	52	Director
Martin Taylor	53	Director

Stanley Chia. Mr. Chia has served as our Chief Executive Officer and a member of our Board since joining Vivid Seats in November 2018. From 2015 to November 2018, Mr. Chia served as Chief Operating Officer at Grubhub Inc., an online and mobile food ordering and delivery marketplace. He has also held senior roles at Amazon.com, Inc., Cisco Systems, Inc. and General Electric Company, where he led strategic businesses and organizations. He also serves on the board of directors of 1871, where he is a member of the nominating and governance committee, and on the president’s advisory board of the Georgia Institute of Technology. Mr. Chia graduated from the Georgia Institute of Technology and Emory University Goizueta Business School. Mr. Chia also served in the Singapore Armed Forces as an Armored Infantry Platoon Commander. Mr. Chia is well qualified to serve on our Board because of his experience with Vivid Seats, including in his capacity as our Chief Executive Officer, and his public company executive experience.

Lawrence Fey. Mr. Fey has served as our Chief Financial Officer since April 2020, and previously served as a member of our Board from 2017 to February 2020. From 2005 to March 2020, he worked at GTCR, a private equity firm, most recently serving as a Managing Director. While at GTCR, Mr. Fey was a member of the boards of directors of many successful investments, including Six3 Systems, CAMP Systems, Zayo Group, Cision, Park Place Technologies, GreatCall, Simpli.fi and EaglePicher. Mr. Fey graduated from Dartmouth College.

Riva Bakal. Ms. Bakal has served as our Chief Product and Strategy Officer since March 2022. Ms. Bakal joined Vivid Seats in February 2019 as our Vice President of Strategy and Corporate Development. From 2016 to December 2018, Ms. Bakal served in a variety of senior positions across functions at Grubhub, most recently as Vice President of Market Operations. Ms. Bakal graduated from the Massachusetts Institute of Technology and Harvard Business School.

Emily Epstein. Ms. Epstein has served as our General Counsel since joining Vivid Seats in October 2022. From January 2022 to July 2022, Ms. Epstein served as General Counsel at Datto, Inc. From December 2020 to January 2022, she served as Deputy General Counsel and Corporate Secretary at Coupang, Inc. From 2016 to December 2020, she served in various leadership positions at Nielsen Holdings Inc., most recently as Deputy Chief Legal Officer. Prior to that, Ms. Epstein worked in the legal department at American Express Company. She began her legal career at Simpson Thacher & Bartlett LLP. Ms. Epstein is a graduate of Harvard University and the University of Virginia School of Law.

Jon Wagner. Mr. Wagner has served as our Chief Technology Officer since joining Vivid Seats in December 2018. He has more than 25 years of experience in the technology sector, including most recently as a freelance decision engineering consultant from January to December 2018. From 2017 to January 2018, Mr. Wagner served as Co-Founder of Aidan.ai, a start-up specializing in applied artificial intelligence. From February to May 2017, he served as Vice President of Systems and Decision Engineering at Grubhub. From 2015 to 2017, he served as Chief Operating Officer of Zoomer, a B2B food delivery company. Mr. Wagner graduated from La Salle University.

Mark M. Anderson. Mr. Anderson serves as a member of our Board. Since 2000, Mr. Anderson has worked at GTCR, most recently as a Managing Director. Mr. Anderson also serves on the boards of directors of Gogo Inc. (NASDAQ: GOGO), where he is a member of the nominating and corporate governance committee, CommerceHub, Jet Support Services Inc., Lexipol and Point Broadband. Mr. Anderson graduated from the University of Virginia and Harvard Business School. Mr. Anderson is well qualified to serve on our Board because of his directorship experience and deep understanding of the technology and e-commerce industries.

Todd Boehly. Mr. Boehly has served as a member of our Board since October 2021.From June 2020 to October 2021, Mr. Boehly served as Chief Executive Officer and director of Horizon, and from July 2020 to October 2021, he served as Horizon’s Chief Financial Officer and Chairman. Mr. Boehly has also served as Chief Executive Officer, Chief Financial Officer and director of Horizon Acquisition Corporation II (NYSE: HZON) since August 2020 and of Horizon Acquisition Corporation III (NYSE: HZNA) since November 2020. In 2015, Mr. Boehly co-founded Eldridge Industries, LLC (“Eldridge”), a holding company with a unique network of businesses across finance, technology, real estate and entertainment, and has since served as its Chairman and Chief Executive Officer. From 2002 to 2015, Mr. Boehly worked at Guggenheim Partners, most recently as President. Mr. Boehly also serves on the boards of directors of Kennedy-Wilson Holdings (NYSE: KW), the Los Angeles Lakers, Flexjet, PayActiv, CAIS, and Cain International. Mr. Boehly graduated from the College of William & Mary. He also studied at the London School of Economics. Mr. Boehly is well qualified to serve on our Board because of his substantial experience building and managing businesses.

Jane DeFlorio. Ms. DeFlorio has served as a member of our Board since October 2021. Ms. DeFlorio served as Managing Director of Retail/Consumer Sector Investment Banking Coverage at Deutsche Bank AG from 2007 to 2013. From 2002 to 2007, Ms. DeFlorio was an Executive Director in the Investment Banking Consumer and Retail Group at UBS Investment Bank. Ms. DeFlorio also serves on the boards of directors of SITE Centers Corp. (NYSE: SITC), where she is chair of the audit committee and a member of the compensation and pricing committees, The Parsons School of Design and the Museum at Fashion Institute of Technology. She also serves on the board of trustees of The New School University in New York City, where she is chair of the audit and risk committee. Ms. DeFlorio previously served on the board of directors of Perry Ellis International. Ms. DeFlorio graduated from the University of Notre Dame and Harvard Business School. Ms. DeFlorio is well qualified to serve on our Board because of her more than 15 years of experience in investment banking, as well as her recent public board service.

Craig Dixon. Mr. Dixon has served as a member of our Board since October 2021. Mr. Dixon is the Co-Founder and Co-Chief Executive Officer of The St. James, a leading developer and operator of premium performance, wellness and lifestyle brands, technology experiences and destinations. From 2006 to 2013, Mr. Dixon served as Assistant Vice President, Senior Counsel and Assistant Corporate Secretary at Smithfield Foods, a global food business. Mr. Dixon began his legal career at McGuireWoods LLP and Cooley LLP, and as a Law Clerk to the Honorable James R. Spencer, U.S. District Court for the Eastern District of Virginia. He is a member of the board of trustees of Episcopal High School. Mr. Dixon graduated from the College of William & Mary and William & Mary School of Law. Mr. Dixon is well qualified to serve on our Board because of his extensive experience in corporate governance and business transactions, as well as his executive experience.

David Donnini. Mr. Donnini has served as a member of our Board since October 2021. Mr. Donnini joined GTCR in 1991 and is currently a Managing Director. Prior to joining GTCR, Mr. Donnini worked at Bain & Company. Mr. Donnini also serves on the boards of directors of AssuredPartners, Consumer Cellular, Park Place Technologies, Greatcall and Sotera (NYSE: SHC), where he serves on the nominating and corporate governance committee. Mr. Donnini graduated from Yale University and Stanford Graduate School of Business. Mr. Donnini is well qualified to serve on our Board because of his directorship experience and deep understanding of the technology and e-commerce industries.

Tom Ehrhart. Mr. Ehrhart has served as a member of our Board since October 2021. Mr. Ehrhart joined GTCR in 2012 and is currently a Principal. Prior to joining GTCR, Mr. Ehrhart worked as an Analyst in the Financial Institutions group at Credit Suisse. Mr. Ehrhart also serves on the boards of directors of AssuredPartners, Consumer Cellular, Global Claims Services, Park Place Technologies, PPC Flexible Packaging and Senske Services. Mr. Ehrhart graduated from Georgetown University. Mr. Ehrhart is well qualified to serve on our Board because of his directorship experience and deep understanding of the technology and e-commerce industries.

Julie Masino. Ms. Masino has served as a member of our Board since October 2021. Ms. Masino has served as President and Chief Executive Officer of Cracker Barrel Old Country Store, Inc. (NASDAQ: CBRL) since August 2023. From January 2020 to June 2023, Ms. Masino served as President, International at Taco Bell, a subsidiary of Yum! Brands (NYSE: YUM). From January 2018 to December 2019, Ms. Masino served as President, North America at Taco Bell. Ms. Masino held senior positions at Mattel (NASDAQ: MAT) from 2017 to January 2018 and at Sprinkles Cupcakes from 2014 to 2017. Ms. Masino serves on the boards of directors of Cole Haan and PhysicianOne Urgent Care. Ms. Masino graduated from Miami University. Ms. Masino is well qualified to serve on our Board because of her extensive experience in the areas of marketing, organizational strategy, technology, and public company leadership.

Martin Taylor. Mr. Taylor has served as a member of our Board since October 2021. Mr. Taylor has been an Operating Managing Director at Vista Equity Partners since 2006. Prior to joining Vista, Mr. Taylor spent more than 13 years at Microsoft Corporation, including in roles managing corporate strategy, sales, product marketing and segment focused teams in North America and Latin America. Mr. Taylor also serves on the boards of directors of Jamf Holding Corp. (NASDAQ: JAMF), where he serves on the compensation and nominating committee, and Integral Ad Science (NASDAQ: IAS), where he serves on the compensation and nominating and committee. He previously served on the board of directors of Ping Identity Holding Corp. (NYSE: PING). Mr. Taylor graduated from George Mason University. Mr. Taylor is well qualified to serve on our Board because of his extensive experience in the areas of corporate strategy, technology, finance, business transactions and software investments.

Corporate Governance

Composition of Our Board of Directors

Our business and affairs are managed under the direction of our Board, which is comprised of Stanley Chia, Mark Anderson, Todd Boehly, Jane DeFlorio, Craig Dixon, David Donnini, Tom Ehrhart, Julie Masino and Martin Taylor. Mr. Donnini serves as the Chair of our Board. Subject to the terms of the Stockholders’ Agreement, our Amended and Restated Charter and our Amended and Restated Bylaws, the number of directors will be fixed by our Board.

When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable our Board to satisfy its oversight responsibilities effectively in light of its business and structure, our Board expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.

Stockholders’ Agreement

In connection with the Business Combination, we entered into the Stockholders’ Agreement pursuant to which, among other things, (a) Hoya Topco or (b) after the distribution (in the aggregate pursuant to one or more distributions) by Hoya Topco of more than 50% of our voting shares held by Hoya Topco on October 18, 2021, (i) our Private Equity Owner and (ii) the Topco Equityholders, were granted rights to designate five directors for election to our Board. The Horizon Equityholders, have the right to designate three directors for election to our Board.

The Horizon Equityholders have the right to nominate:

(a)

three directors to our Board, so long as the Horizon Equityholders beneficially own at least 12% of the Closing Amount, of which at least two will qualify as “independent directors” under applicable stock exchange regulations,

(b)

two directors to our Board, so long as the Horizon Equityholders beneficially own at least 6% but less than 12% of the Closing Amount, each of which shall qualify as “independent directors” under applicable stock exchange regulations, and

(c)

until the date the Horizon Equityholders beneficially own a number of shares of our voting stock representing less than 5% of the shares of our common stock that were held by the Horizon Equityholders on October 18, 2021, one director to our Board, who shall qualify as an “independent director” under applicable stock exchange regulations.

The Topco Equityholders have the right to nominate:

(a)

five directors to our Board, so long as the Topco Equityholders beneficially own at least 24% of the Closing Amount, of which at least one will qualify as an “independent director” under applicable stock exchange regulations,

(b)	four directors to our Board, so long as the Topco Equityholders beneficially own at least 18% but less than 24% of the Closing Amount,

(c)	three directors to our Board, so long as the Topco Equityholders beneficially own at least 12% but less than 18% of the Closing Amount,

(d)	two directors to our Board, so long as the Topco Equityholders beneficially own at least 6% but less than 12% of the Closing Amount, and

(e)

until the date the Topco Equityholders beneficially own a number of voting shares representing less than 5% of the shares of our common stock that were held by the Topco Equityholders on October 18, 2021, one director to our Board.

No reduction in the number of directors that Topco Equityholders and Horizon Equityholders are entitled to designate pursuant to the foregoing two sentences shall shorten the term of any such designated director then-serving on our Board. Additionally, once the Topco Equityholders beneficially own less than 40% of the shares of our common stock that were held by the Topco Equityholders as of October 18, 2021, none of the directors designated by the Topco Equityholders shall be required to qualify as “independent directors” under any stock exchange regulations. If the size of our Board is increased in accordance with applicable law and our organizational documents, the Topco Equityholders shall have the right to designate a number of directors of our Board which give the Topco Equityholders the same percentage of total directors on our Board as permitted to be designated pursuant to the foregoing, rounded up to the next whole number.

Any director designated by the Topco Equityholders or the Horizon Equityholders may resign at any time upon written notice to our Board. The Topco Equityholders have the exclusive right to remove a director designated by the Topco Equityholders or to fill any vacancy created by a director designated by the Topco Equityholders. The Horizon Equityholders have the exclusive right to remove a director designated by the Horizon Equityholders or to fill any vacancy created by a director designated by the Horizon Equityholders.

Pursuant to the Stockholders’ Agreement, the Topco Equityholders designated Mark Anderson, David Donnini, Tom Ehrhart, Julie Masino and Martin Taylor and the Horizon Equityholders designated Todd Boehly, Jane DeFlorio and Craig Dixon.

Director Independence

Under our Corporate Governance Guidelines and the applicable Nasdaq Rules, a director is not independent unless our Board affirmatively determines that s/he does not have a direct or indirect material relationship with us or any of our subsidiaries. In addition, the director must not be precluded from qualifying as independent under the per se bars set forth by the Nasdaq Rules.

Our Board has undertaken a review of its composition, the composition of its committees and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that Jane DeFlorio, Craig Dixon, Julie Masino and Martin Taylor, four of our nine directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors qualifies as “independent” as that term is defined under the Nasdaq Rules. In making these determinations, our Board considered the relationships that each non-employee director has with us and all other facts and circumstances our Board deemed relevant in determining their independence, including the director’s beneficial ownership of our common stock.

As of November 3, 2023, we ceased to be a “controlled company” within the meaning of the Nasdaq Rules. The Nasdaq Rules require that we appoint a majority of independent directors to our Board within one year of the date on which we ceased to be a “controlled company.” During this transition period, we are also not required to have our Nominating and Corporate Governance Committee or Compensation Committee consist entirely of independent directors, and we intend to continue to utilize the available exemptions from certain corporate governance requirements as permitted by the Nasdaq Rules. See “Risk Factors—Risks Related to Our Organizational Structure—While we are no longer a ‘controlled company’ within the meaning of the Nasdaq Rules, we may continue to rely on exemptions from certain corporate governance requirements during a one-year transition period.” We intend to be in full compliance with the applicable Nasdaq Rules in accordance with the phase-in periods.

Classified Board of Directors

Pursuant to our Amended and Restated Charter, our Board is divided into three classes, with each class of directors serving staggered three-year terms. Our Board consists of three Class I directors, three Class II directors and three Class III directors. Our directors are divided among the three class as follows:

•	our Class I directors are Stanley Chia, Jane DeFlorio and David Donnini;

•	our Class II directors are Craig Dixon, Tom Ehrhart and Martin Taylor; and

•	our Class III directors are Mark Anderson, Todd Boehly and Julie Masino.

At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of our Class I directors, Class II directors and Class III directors will expire upon the election and qualification of successor directors at our annual meeting of stockholders held during the calendar years 2025, 2026 and 2024, respectively.

Committees of Our Board of Directors

Our Board directs the management of its business and affairs, as provided by Delaware law, and conducts its business through meetings of our Board and its standing committees. Our Board has three standing committees: our Audit Committee; our Compensation Committee; and our Nominating and Corporate Governance Committee, each of which has the composition and the responsibilities described below, and operates under a written charter.

Copies of our standing committee charters are posted on our website, as required by applicable SEC rules and Nasdaq Rules.

				Board Committees
Name	Age	Director Since	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Stanley Chia	42	2021
Mark Anderson	48	2021				C
Todd Boehly	50	2021
Jane DeFlorio	53	2021	I	C + FE		M
Craig Dixon	48	2021	I	M	M	M
David Donnini	58	2021			C
Tom Ehrhart	36	2021			M
Julie Masino	52	2021	I	M
Martin Taylor	53	2021	I

I – Independent director under Nasdaq Rules

C – Chair

M – Member

FE – Audit Committee financial expert

Audit Committee

Our Audit Committee’s responsibilities include, among other things:

•	overseeing our accounting and financial reporting process;

•

appointing, compensating, retaining and overseeing the work of our registered independent public accounting firm and any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for us;

•	discussing with our registered independent public accounting firm any audit problems or difficulties and management’s response;

•

pre-approving all audit and non-audit services provided to us by our registered independent public accounting firm (other than those provided pursuant to appropriate preapproval policies established by our Audit Committee or exempt from such requirement under the rules of the SEC);

•	reviewing and discussing our annual and quarterly financial statements with management and our registered independent public accounting firm;

•	reviewing and evaluating our risk management policies;

•	reviewing and discussing our treasury and investment matters;

•	reviewing and discussing our information technology and cybersecurity programs;

•	reviewing and approving or ratifying any related person transactions;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and for the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•	preparing the annual audit committee report required by SEC rules.

Our Audit Committee currently consists of Jane DeFlorio (Chair), Craig Dixon and Julie Masino. All members of our Audit Committee meet the requirements for financial literacy under the applicable Nasdaq rules and regulations. Our Board has determined that each member of our Audit Committee qualifies as “independent” under Nasdaq’s additional standards applicable to audit committee members and Rule 10A-3 of the Exchange Act. Our Board has also determined that Jane DeFlorio qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

Our Compensation Committee’s responsibilities include, among other things:

•

reviewing and approving corporate goals and objectives with respect to the compensation of our Chief Executive Officer, evaluating our Chief Executive Officer’s performance in light of these goals and objectives and setting our Chief Executive Officer’s compensation;

•	reviewing and setting or making recommendations to our Board regarding the compensation of our other executive officers;

•	reviewing and making recommendations to our Board regarding director compensation;

•	reviewing and approving or making recommendations to our Board regarding our incentive compensation and equity-based plans and arrangements; and

•	appointing and overseeing any compensation consultants;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” to the extent required; and

•	preparing the annual compensation committee report required by SEC rules, to the extent required.

Our Compensation Committee currently consists of David Donnini (Chair), Craig Dixon and Julie Masino. Our Board has determined that each of Craig Dixon and Julie Masino qualifies as “independent” under Nasdaq’s additional standards applicable to compensation committee members and that each member of our Compensation Committee is a “non-employee director” as defined in Section 16b-3 of the Exchange Act.

Pursuant to our Compensation Committee’s charter, our Compensation Committee has the authority to retain or obtain the advice of compensation consultants, legal counsel and other advisors to assist in carrying out its responsibilities. Before selecting any such consultant, counsel or advisor, our Compensation Committee reviews and considers the independence of such consultant, counsel or advisor in accordance with applicable Nasdaq Rules. We must provide appropriate funding for payment of reasonable compensation to any advisor retained by our Compensation Committee.

Compensation Consultants

Our Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. In 2022, our Compensation Committee engaged an outside compensation consultant, FW Cook, to review executive and director compensation and provide market data to inform our individual executive compensation levels and programs and director compensation fees and programs for 2022.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is responsible for, among other things:

•	identifying individuals qualified to become members of our Board and ensuring that our Board has the requisite expertise and consists of persons with sufficiently diverse and independent backgrounds;

•	recommending to our Board the persons to be nominated for election as directors and to serve on each committee of our Board;

•	developing and recommending to our Board corporate governance guidelines, and reviewing and recommending to our Board proposed changes to our corporate governance guidelines from time to time; and

•	overseeing the annual evaluations of our Board, its committees and management.

Our Nominating and Corporate Governance Committee currently consists of Mark Anderson (Chair), Jane DeFlorio and Craig Dixon. Our Board has determined that each of Jane DeFlorio and Craig Dixon qualifies as “independent” under Nasdaq Rules applicable to nominating and corporate governance committee members.

In addition, our Board may from time to time establish other committees when it deems doing so to be necessary or advisable to address specific matters.

Compensation Committee Interlocks and Insider Participation

During the 2022 fiscal year, our Compensation Committee consisted of David Donnini (Chair), Julie Masino and Tom Ehrhart. None of these individuals has served as our officer or employee or for any of our subsidiaries. We are not aware of any compensation committee interlocks.

EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for our executive officers who are named in the “Summary Compensation Table” below. In 2022, our “named executive officers” and their positions were as follows:

•	Stanley Chia, Chief Executive Officer;

•	Lawrence Fey, Chief Financial Officer; and

•	Jon Wagner, Chief Technology Officer.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs.

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for our fiscal year ended December 31, 2022.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Stanley Chia Chief Executive Officer	2022	619,231	3,250,000	3,250,000	669.389	22,595	7,811,215
	2021	600,000	3,215,000	4,509,722	900,000	20,617	9,245,339
	2020	551,539	1,042,105	—	275,769	26,906	1,896,319
Lawrence Fey Chief Financial Officer	2022	309,231	2,000,000	2,000,000	167,139	12,200	4,488,570
	2021	300,000	2,572,000	3,607,780	225,000	11,600	6,716,380
	2020	192,692	483,973	—	48,173	6,877	731,715
Jon Wagner Chief Technology Officer	2022	375,200	1,250,000	1,250,000	202,796	12,200	3,090,196
	2021	360,231	1,286,000	1,803,890	270,173	11,600	3,731,894
	2020	350,000	303,354	—	87,500	9,205	750,059

(1)

The amounts shown in this column represent RSUs granted under the 2021 Plan. The amounts represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For a detailed description of the assumptions used for purposes of determining grant date fair value, see Note 20 to our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Equity-Based Compensation” included elsewhere in this prospectus.

(2)

The amounts shown in this column represent stock options granted under the 2021 Plan. The amounts represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For a detailed description of the assumptions used for purposes of determining grant date fair value, see Note 20 to our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Equity-Based Compensation” included elsewhere in this prospectus.

(3)	The amounts shown in this column represent cash incentive awards earned for 2022 and paid in the first quarter of 2023 under our Annual Incentive Plan. See “2022 Annual Incentive Plan Awards” below.
(4)

The amount for Mr. Chia reflects (a) Young President’s Organization international membership in the amount of $10,395 and (b) employer matching contribution under our 401(k) in the amount of $12,200. The amounts for Mr. Fey and Mr. Wagner reflect employer matching contributions under our 401(k).

2022 Salaries

The named executive officers receive a base salary to compensate them for services rendered to us. The base salary payable to each named executive officer is reviewed annually by our Compensation Committee and is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Messrs. Chia, Fey and Wagner were each provided a 4% merit increase in March 2022.

Name	Title	2022 Base Salary	2021 Base Salary	Percent Increase
Stanley Chia	Chief Executive Officer	$625,000	$600,000	4%
Lawrence Fey	Chief Financial Officer	$312,000	$300,000	4%
Jon Wagner	Chief Technology Officer	$378,560	$364,000	4%

2022 Annual Incentive Plan Awards

In 2022, each of the named executive officers was eligible to receive a cash incentive award under our 2022 Annual Incentive Plan (“AIP”) expressed as a percentage of annual base salary.

Name	Title	Target Bonus for 2022 (% of Base Salary)
Stanley Chia	Chief Executive Officer	100%
Lawrence Fey	Chief Financial Officer	50%
Jon Wagner	Chief Technology Officer	50%

The AIP was designed by our Compensation Committee in early 2022 to stimulate and support a high-performance environment by tying 2022 cash incentive awards to the attainment of short-term goals across two metrics aligned with our financial objectives that our Compensation Committee believed are valued by our stockholders: revenue (50% weighting) and adjusted EBITDA (50% weighting). Our Compensation Committee further determined that for each metric, the award payout would be determined by measuring our actual performance, based on our financial results for 2022, against our 2022 operating plan targets approved by our Board in early 2022, as set out in the following table:

	Revenue / Adjusted EBITDA Performance as % of Operating Plan Target	Payout
Threshold	85%	40%
Target	100%	100%
Maximum	115%	150%

No payout would be received for achievement of less than 85% of the operating plan target. The maximum award payout that could be earned was 150% of the target value. To the extent the level of achievement fell between any of the levels in the above graph, straight-line interpolation would be utilized to calculate the payout level for the metric. There was substantial uncertainty at the time our Compensation Committee established the targets as to the likelihood of our attainment of the targeted levels of performance and the actual payout of the AIP. Each officer’s AIP award was subject to continued employment through the payment date.

Based on our 2022 achievement of actual revenue and adjusted EBITDA at levels 107.2% and 97.4% of target, respectively, our Compensation Committee in early 2023 determined that, in accordance with the AIP, the cash incentive awards earned for 2022 under the AIP would be paid according to the AIP’s formulaic funding of 108.1% of the targeted award levels for each executive officer, with no discretionary adjustments.

Equity Compensation

In 2022, equity-based awards for our named executive officers were granted in the form of RSUs and stock options under the 2021 Plan. On March 11, 2022, we granted Messrs. Chia, Fey and Wagner 814,536, 501,253 and 313,283 stock options, respectively, each with an exercise price of $10.26. We also granted Messrs. Chia, Fey and Wagner 316,764, 194,931 and 121,832 RSUs, respectively. One-third of the stock options and RSUs vest on March 11, 2023, and the remaining unvested stock options and RSUs vest in eight equal quarterly installments, subject to the named executive officer’s continued employment through the vesting date.

We adopted the 2021 Plan in order to facilitate the grant of cash and equity incentives to our directors, employees (including our named executive officers) and consultants and certain of our affiliates and to enable us and certain of our affiliates to obtain and retain services of these individuals, which is essential to our long-term success. The plan became effective on the date on which it was adopted by our Board, subject to approval of such plan by our stockholders. See “Outstanding Equity Awards at Fiscal Year-End” for additional information on the equity awards granted during 2022.

Other Elements of Compensation

Retirement Plans

We maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers will be eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions, and these matching contributions are fully vested as of the date on which the contribution is made. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan, and making fully vested matching contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Employee Benefits and Perquisites

All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including:

•	medical, dental and visions benefits;

•	medical and dependent care flexible spending accounts;

•	short-term and long-term disability insurance; and

•	life insurance.

We believe the perquisites described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.

No Tax Gross-Ups

We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by us.

Employment Arrangements

Stanley Chia, Chief Executive Officer

On August 9, 2021, we and Vivid Seats LLC (“Vivid LLC”) entered into an employment agreement with Mr. Chia, providing for his position as Chief Executive Officer, that became effective upon the closing of the Business Combination (the “Chia Employment Agreement”). Mr. Chia’s employment with us is at-will and either party may terminate the Chia Employment Agreement without notice. Under the Chia Employment Agreement, Mr. Chia is subject to perpetual confidentiality and mutual non-disparagement provisions and a non-compete and non-solicitation of customers and employees during his employment and in the one-year period post termination.

The Chia Employment Agreement also provides for potential payments upon termination as described below under “Potential Payments Upon Termination.”

Lawrence Fey, Chief Financial Officer

On April 1, 2020, Vivid LLC entered into an Employment and Restrictive Covenants Agreement with Mr. Fey (the “Fey RCA”) providing for his position as Chief Financial Officer. Subsequently, on August 9, 2021, we and Vivid LLC entered into an employment agreement with Mr. Fey that became effective upon the closing of the Business Combination (together with the Fey RCA, the “Fey Employment Agreement”). Mr. Fey’s employment with us is at-will and either party may terminate the Fey Employment Agreement without notice. Mr. Fey is subject to perpetual confidentiality and mutual non-disparagement provisions and a non-compete and non-solicitation of customers and employees during his employment and in the two-year period post termination.

The Fey Employment Agreement also provides for potential payments upon termination as described below under “Potential Payments Upon Termination.”

Jon Wagner, Chief Technology Officer

On December 12, 2018, Vivid LLC entered into an Employment and Restrictive Covenants Agreement with Mr. Wagner (the “Wagner RCA”) providing for his position as Chief Technology Officer. Subsequently, on August 9, 2021, we and Vivid LLC entered into an employment agreement with Mr. Wagner that became effective upon the closing of the Business Combination (together with the Wagner RCA, the “Wagner Employment Agreement)”. Mr. Wagner’s employment with us is at-will and either party may terminate the Wagner Employment Agreement without notice. Mr. Wagner is subject to perpetual confidentiality and mutual non-disparagement provisions and a non-compete and non-solicitation of customers and employees during his employment and in the two-year period post termination.

The Wagner Employment Agreement also provides for potential payments upon termination as described below under “Potential Payments Upon Termination.”

Potential Payments Upon Termination

The Chia Employment Agreement, the Fey Employment Agreement and the Wagner Agreement provide that upon termination of their employment by us without Cause (as defined below) or if they resign for Good Reason (as defined below), they will be entitled to receive, subject to their execution and non-revocation of a release of claims: (a) continued payment of their annual base salary for the periods set forth below, (b) a prorated annual cash incentive payment for the year in which termination occurs (determined at 50% of target achievement), (c) payment of any unpaid bonus or annual cash incentive payment for the prior fiscal year, and (d) reimbursement for COBRA health insurance premiums for the periods set forth below.

	Annual Base Salary	COBRA Health Insurance Premiums
Mr. Chia	12 months	12 months
Mr. Fey	12 months	12 months
Mr. Wagner	9 months	9 months

“Cause” is defined as:

(a)	a material failure to perform his responsibilities or duties under the applicable employment agreement or those other responsibilities or duties as reasonably requested from time to time by our Board;

(b)	engagement in illegal conduct or gross misconduct that has materially harmed or is reasonably likely to materially harm our standing and reputation;

(c)

commission or conviction of, or plea of guilty or nolo contendere to, a felony, a crime involving moral turpitude or any other act or omission that has materially harmed or is reasonably likely to materially harm our standing and reputation;

(d)

a material breach of the duty of loyalty or our code of conduct and business ethics, in either case, that has materially harmed or is reasonably likely to materially harm our standing and reputation or material breach of any material written agreement with us;

(e)	dishonesty that has materially harmed or is reasonably likely to materially harm us;

(f)	fraud, gross negligence or repetitive negligence committed without regarding to corrective direction in the course of his duties as an employee; or

(g)	excessive and unreasonable absences from his duties for any reason (other than authorized leave as a result of his death or disability);

provided, however, as to clauses (a), (b), (d), (f) or (g), an event will only constitute Cause after written notice has been given by our Board and has not been cured for a period of thirty (30) days.

“Good Reason” is defined as:

(a)

a material adverse change in title, position, duties or responsibilities including, but not limited, to (x) our failure to maintain the title, position, duties and responsibilities as set forth below, (y) any requirement to report directly to anyone other than as set forth below, or (z) with respect to Mr. Chia, while Mr. Chia is our Chief Executive Officer, Mr. Chia’s failure to be nominated to our Board;

(b)	a reduction in then-current base salary or then-current targeted annual cash incentive award by more than 10%;

(c)	our material breach of any agreement with the executive officer; or

(d)	a relocation of the primary location of work more than 30 miles from the location set forth below;

provided, however, that the executive officer must (i) first provide written notice to us of the existence of the Good Reason within thirty (30) days of the initial existence of such event specifying the basis for his belief that he is entitled to terminate his employment for Good Reason, (b) give us an opportunity to cure within 30 days following delivery to us of such written notice, and (c) actually resign from employment with us within 30 days following the expiration of our 30 day cure period.

	Position	Reporting Structure	Primary Location
Mr. Chia	Chief Executive Officer, most senior officer, and member of Board	Board	Headquarters in Chicago

Mr. Fey	Chief Financial Officer	Chief Executive Officer or Board	Austin-Round Rock-San Marcos metropolitan area or Chicago- Naperville-Elgin metropolitan area

Mr. Wagner	Chief Technology Officer	Chief Executive Officer	Philadelphia-Camden-Wilmington metropolitan area or Chicago- Naperville-Elgin metropolitan area

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the information regarding each outstanding unexercised or unvested equity award held by our named executive officers as of December 31, 2022.

Name	Type of Equity	Grant Date			Option Awards					Stock Awards
			Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)		Option Expiration Date	Number of Shares/ Units of Stock that have Not Vested (#)(2)		Market Value of Shares/ Units of Stock that have Not Vested ($)
			Unexercisable	Exercisable
Stan Chia	Profit Interests	11/5/18	—							100,153	(1)	0	(8)
	Phantom Equity	9/1/20	—							270,000	(2)	1,621,776	(8)
	Profit Interests	9/1/20	—							270,000	(2)	9,797,756	(8)
	Stock Options	10/19/21	—	234,702	704,110	(3)	12.86	(4)	10/19/31
	Stock Options	10/19/21	—	68,920	206,762	(3)	15.00		10/19/31
	RSUs	10/19/21	—							187,500	(5)	1,368,750	(9)
	Stock Options	3/11/22	—		814,536	(10)	10.26		3/11/32
	RSUs	3/11/22	—							316,764	(11)	2,312,377	(9)
Larry Fey	Phantom Equity	9/1/20	—							66,000	(6)	396,434	(8)
	Profit Interest	9/1/20	—							66,000	(6)	2,395,007	(8)
	Profit Interest	9/1/20	—							264,000	(6)	0	(8)
	Stock Options	10/19/21	—	187,762	563,288	(3)	12.86	(4)	10/19/31
	Stock Options	10/19/21	—	55,136	165,410	(3)	15.00		10/19/31
	RSUs	10/19/21	—							150,000	(5)	1,095,000	(9)
	Stock Options	3/11/22	—		501,253	(10)	10.26		3/11/32
	RSUs	3/11/22	—							194,931	(11)	1,422,996	(9)
Jon Wagner	Profit Interest	12/17/18	—							18,000	(7)	0	(8)
	Phantom Equity	9/1/20	—							46,200	(6)	277,504
	Profit Interest	9/1/20	—							46,200	(6)	1,676,505
	Profit Interest	9/1/20	—							144,000	(6)	0
	Stock Options	10/19/21	—	93,881	281,644	(3)	12.86	(4)	10/19/31
	Stock Options	10/19/21	—	27,568	82,705	(3)	15.00		10/19/31
	RSUs	10/19/21	—							75,000	(5)	547,500	(9)
	Stock Options	3/11/22	—		313,283	(10)	10.26		3/11/32
	RSUs	3/11/22	—							121,832	(11)	889,374	(9)

(1)

20% vests in equal installments on each anniversary of November 5, 2018, subject to Mr. Chia’s continued employment. Upon certain qualifying terminations, (a) an additional 10% of unvested profits interests will accelerate and vest and (b) if there is a sale of Hoya Topco in the six-months after Mr. Chia’s termination, all of his unvested units will accelerate and vest.

(2)

20% vests in equal installments on each anniversary of June 30, 2020, subject to Mr. Chia’s continued employment. Upon certain qualifying terminations, (a) an additional 10% of unvested profits interests will accelerate and vest and (b) if there is a sale of Hoya Topco in the six-months after Mr. Chia’s termination, all of his unvested units will accelerate and vest.

(3)	The stock options vest in 16 equal quarterly installments beginning on January 19, 2022, subject to the named executive officer’s continued employment through each vesting date.

(4)

The original exercise price was $13.09 per share. On the grant date, we anticipated that we would pay an extraordinary dividend of $0.23 per share in the near term. We paid the dividend on November 2, 2021 and the exercise price was reduced by $0.23 per share, which resulted in an exercise price of $12.86 per share.

(5)	The RSUs vest in 16 equal quarterly installments beginning on January 19, 2022, subject to the named executive officer’s continued employment through each vesting date.
(6)	20% vests in equal installments on each anniversary of June 30, 2020, subject to the named executive officer’s continued employment through each vesting date.
(7)	20% vests in equal installments on each anniversary of December 12, 2018, subject to the named executive officer’s continued employment through each vesting date.
(8)

There is no public market for the profit interests. For purpose of this disclosure, we valued the profit interests primarily based on the Class A common stock share price as of December 31, 2022. The amount reported above under “Market Value of Shares or Units of Stock That Have Not Vested” reflects the intrinsic value of the profit interests as of December 31, 2022 based upon the terms of each profit interest.

(9)	Represents the fair market value per share of our Class A common stock as of December 31, 2022, which was $7.30.
(10)	One-third of the stock options vest on March 11, 2023 and thereafter quarterly in eight equal installments, subject to the named executive officer’s continued employment through each vesting date.
(11)	One-third of the RSUs vest on March 11, 2023 and thereafter in eight equal quarterly installments, subject to the named executive officer’s continued employment through each vesting date.

Director Compensation

The following table sets forth information concerning the compensation of our Board for the year ended December 31, 2022. Please note that Mr. Chia receives no compensation for his role as director, and the entirety of his compensation is reported in the Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Mark Anderson	51,745	160,000	211,745
Todd Boehly	47,500	160,000	207,500
Jane DeFlorio	55,659	160,000	215,659
Craig Dixon	50,000	160,000	210,000
David Donnini	58,159	160,000	218,159
Tom Ehrhart	46,415	160,000	206,415
Julie Masino	56,415	160,000	216,415
Martin Taylor	—	—	—

(1)

The amounts shown in this column for 2022 represent awards granted under our 2021 Plan. The amounts listed are equal to the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For a detailed description of the assumptions used for purposes of determining grant date fair value, see Note 20 to our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Equity-Based Compensation” included elsewhere in this prospectus.

(2)

The RSUs vest on the earlier of (i) the day immediately preceding the date of the first annual meeting of stockholders following the date of grant and (ii) the first anniversary of the date of grant, subject to the non-employee director continuing in service on our Board through the applicable vesting date.

We pay each non-employee director an annual cash fee of $40,000 for service on our Board. In recognition of the additional responsibilities associated with service on our Board committees: (i) each member of our Audit Committee receives an additional annual cash retainer of $10,000 ($20,000 for the Chair); (ii) each member of our Compensation Committee receives an additional annual cash retainer of $7,500 ($15,000 for the Chair); and (iii) each member of our Nominating and Corporate Governance Committee receives an additional annual cash retainer of $7,500 ($15,000 for the Chair). All fees are earned on a quarterly basis. Our non-employee directors may elect to have all or a portion of their annual retainers paid in fully vested shares of Class A common stock. No additional fees are paid for attending meetings of our Board or its committees. We reimburse expenses incurred by directors in attending meetings of our Board and its committees.

Our Non-Employee Director Compensation Policy provides for the grant of equity to each non-employee director as follows:

•

RSUs having an aggregate grant date fair value of $320,000 on the date of his or her initial election or appointment to our Board, which will vest in five equal installments on the first five anniversaries of the date of grant, and

•

RSUs having an aggregate grant date fair value of $160,000 on an annual basis on the date of our annual meeting of stockholders. Each annual award will vest on the earlier of the day before the date of the first annual meeting of stockholders after the date of grant and the first anniversary of the date of grant.

Each equity grant requires continued service on our Board through the applicable vesting date. No portion of an equity award that is unvested at the time of a director’s termination of service on our Board will vest thereafter, subject, in the case of death or disability, to the award remaining outstanding for 30 days following such event and the discretion of our Board to accelerate unvested awards during such period. All of a director’s equity award will vest in full immediately prior to a change in control, to the extent outstanding at such time.

Equity Compensation Plan Information

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2022 with respect to the shares of our common stock that may be issued under our existing equity compensation plans approved by shareholders, which are the 2021 Plan and the 2021 ESPP:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	8,677,002	(1)	$12.09	(2)	10,564,525	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	8,677,002	(1)	$12.09	(2)	10,564,525	(3)

(1)

The securities listed are comprised of 6,125,446 shares that may be issued pursuant to stock options upon exercise and 2,551,556 shares that may be issued pursuant to RSUs upon vesting pursuant to the 2021 Plan. The securities listed exclude purchase rights outstanding under the 2021 ESPP.

(2)	Represents the weighted average exercise price of outstanding options to purchase common stock. No weighting is assigned to RSUs as no exercise price is applicable to such RSUs.
(3)

The securities listed are comprised of 7,571,056 shares available for future issuance under the 2021 Plan and 2,993,469 shares available for issuance under the 2021 ESPP. The number of shares of common stock reserved for issuance under the 2021 Plan will increase on the first day of each calendar year beginning on January 1, 2022 and ending on and including January 1, 2031, by a number equal to the lesser of (i) 2% of the aggregate number of shares of common stock outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of Shares (as defined in the 2021 Plan) as is determined by our Board. The number of shares of common stock reserved for issuance under the 2021 ESPP will also increase on the first day of each calendar year beginning on January 1, 2022 and ending on and including January 1, 2031 by a equal to the lesser of (a) 0.5% of the aggregate number of common stock outstanding on the final day of the immediately preceding calendar year and (b) such smaller number of Shares (as defined in the 2021 ESPP) as determined by our Board.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Amended and Restated Charter, our Amended and Restated Bylaws and the warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of the documents described herein in their entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Capital Stock

Our Amended and Restated Charter authorizes the issuance of 800,000,000 shares of common stock, par value $0.0001 per share, 500,000,000 of which are shares of Class A common stock, 250,000,000 of which are shares of Class B common stock and 50,000,000 of which are shares of preferred stock.

Common Stock

Voting

Except as otherwise required by our Amended and Restated Charter, holders of Class A common stock and Class B common stock vote together as a single class on all matters on which stockholders are generally entitled to vote. Each holder of Class A common stock is entitled to one vote per share, and each holder of Class B common stock is entitled to one vote per share. Pursuant to our Amended and Restated Charter, the holders of the outstanding shares of Class A common stock and Class B common stock shall be entitled to vote separately as a class upon any amendment to our Amended and Restated Charter (including by merger, consolidation, reorganization or similar event or otherwise) that would alter or change the powers, preferences, or special rights of a class of stock so as to affect them adversely.

Dividends

The holders of Class A common stock are entitled to receive dividends, as and if declared by our Board out of our assets that are by law available for such use. Dividends shall not be declared or paid on our Class B common stock.

Liquidation or Dissolution

Upon our liquidation, dissolution or winding up of our affairs, after payment or provision for payment of the debts and other liabilities of ours as required by law and of the preferential and other amounts, if any, to which the holders of preferred stock shall be entitled, the holders of all outstanding shares of Class A common stock will be entitled to receive our remaining assets available for distribution ratably in proportion to the number of shares held by each such stockholder. The holders of shares of Class B common stock shall not be entitled to receive any assets of ours in the event of any such liquidation, dissolution or winding up our affairs.

Redemption Rights

We will at all times reserve and keep available out of our authorized and unissued shares of Class A common stock, for the purposes of effecting any redemptions or exchanges pursuant to the applicable provisions of Article IX of the Hoya Intermediate LLC Agreement, the number of shares of Class A common stock that are issuable in connection with the redemption or exchange of all outstanding Intermediate Units as a result of any Redemption or Direct Exchange (each as defined in the Hoya Intermediate LLC Agreement) pursuant to the applicable provisions of Article IX of the Hoya Intermediate LLC Agreement. In the event that (a) a share of Class A common stock is issued as a result of any Redemption or Direct Exchange of an Intermediate Common Unit pursuant to the applicable provisions of Article IX of the Hoya Intermediate LLC Agreement or (b) a Redemption by Cash Payment (as defined in the Hoya Intermediate LLC Agreement) is effected with respect to any Intermediate Units pursuant to the applicable provisions of Article IX of the Hoya Intermediate LLC Agreement, a share of Class B common stock held by such unitholder chosen by us in our sole discretion will automatically and without further action on the part of us or of such unitholder be transferred to us for no consideration and thereupon shall automatically be retired and cease to exist, and such share thereafter may not be reissued by us.

Other Provisions

None of our Class A common stock and our Class B common stock has any pre-emptive or other subscription rights.

Preferred Stock

We are authorized to issue up to 50,000,000 shares of preferred stock. Our Board is authorized, subject to limitations prescribed by law, to provide for the issuance of shares of preferred stock in one or more series, and with respect to each series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. The powers (including voting powers), preferences, and relative, participating, optional and other special rights of each series of preferred stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any other series at any time outstanding. Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares of preferred stock then outstanding) by the approval of our Board and by the affirmative vote of the holders of a majority in voting power of the outstanding shares of our capital stock entitled to vote generally in an election of directors, without the separate vote of the holders of the preferred stock as a class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Redeemable Warrants

Vivid Seats Public IPO Warrants

In connection with the Business Combination, each Horizon IPO Public Warrant was converted into a corresponding Vivid Seats Public IPO Warrant. The terms of the Vivid Seats Public IPO Warrants are identical to those of the Horizon IPO Public Warrants.

Each whole Vivid Seats Public IPO Warrant entitles the registered holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination, except as discussed in the immediately succeeding paragraph. Pursuant to the Amended and Restated Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. The Vivid Seats Public IPO Warrants will expire at 5:00 p.m., New York City time, on October 18, 2026 (five years after the completion of the Business Combination) or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a Vivid Seats Public IPO Warrant and will have no obligation to settle such exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying such warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No Vivid Seats Public IPO Warrant will be exercisable, and we will not be obligated to issue a share of Class A common stock upon exercise of a Vivid Seats Public IPO Warrant, unless the share of Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of such warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Vivid Seats Public IPO Warrant, the holder thereof will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

We agreed that we would use commercially reasonable efforts to file with the SEC a registration statement for the registration under the Securities Act of the shares of Class A common stock issuable upon exercise of the Vivid Seats Public IPO Warrants. We will continue to use commercially reasonable efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Vivid Seats Public IPO Warrants in accordance with the provisions of the Amended and Restated Warrant Agreement. During any period when we fail to maintain an effective registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants, holders of Vivid Seats Public IPO Warrants may exercise such warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In such event, each holder would pay the exercise price by surrendering the Vivid Seats Public IPO Warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the Vivid Seats Public IPO Warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the Vivid Seats Public IPO Warrants by (y) the fair market value. The “fair market value” as used in this paragraph means the volume weighted average price of the shares of Class A common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of Vivid Seats Public IPO Warrants When the Price Per Share of Class A Common Stock Equals or Exceeds $18.00

Once the Vivid Seats Public IPO Warrants become exercisable, we may call the outstanding Vivid Seats Public IPO Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per Vivid Seats Public IPO Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption (the “Redemption Period”) to each holder of Vivid Seats Public IPO Warrants; and

•

if, and only if, the closing price of our Class A common stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Vivid Seats Public IPO Warrant as described under the heading “—Vivid Seats Public IPO Warrants—Anti-Dilution Adjustments”) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the holders of Vivid Seats Public IPO Warrants.

We will not redeem the Vivid Seats Public IPO Warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the Vivid Seats Public IPO Warrants is then effective and a current prospectus relating to those shares is available throughout the Redemption Period. If and when the Vivid Seats Public IPO Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Vivid Seats Public IPO Warrants, each holder of such warrants will be entitled to exercise his, her or its Vivid Seats Public IPO Warrants prior to the scheduled redemption date. However, the price of our Class A common stock may fall below the $18.00 per share redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Vivid Seats Public IPO Warrant as described under the heading “—Vivid Seats Public IPO Warrants—Anti-Dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption Procedures

A holder of a Vivid Seats Public IPO Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as specified by the holder) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding shares of Class A common stock is increased by a share capitalization or share dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such share capitalization, share dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each Vivid Seats Public IPO Warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of shares of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the “historical fair market value” (as defined below) will be deemed a share capitalization of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Class A common stock) multiplied by (ii) one minus the quotient of (x) the price per share of Class A common stock paid in such rights offering and divided by (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of Class A common stock, in determining the price payable for shares of Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of shares of Class A common stock during the 10-trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Vivid Seats Public IPO Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to holders of shares of Class A common stock on account of such shares of Class A common stock (or other securities into which the Vivid Seats Public IPO Warrants are convertible), other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of Class A common stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Class A common stock issuable on exercise of each warrant) does not exceed $0.50, then the Vivid Seats Public IPO Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of outstanding shares of Class A common stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each Vivid Seats Public IPO Warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the Vivid Seats Public IPO Warrants is adjusted, as described above, the Vivid Seats Public IPO Warrant exercise price will be adjusted by multiplying the Vivid Seats Public IPO Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the Vivid Seats Public IPO Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Vivid Seats Public IPO Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Vivid Seats Public IPO Warrants and in lieu of the shares of Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Class A common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Vivid Seats Public IPO Warrants would have received if such holder had exercised their Vivid Seats Public IPO Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Vivid Seats Public IPO Warrants will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election. Additionally, if less than 70% of the consideration receivable by the holders of shares of Class A common stock in such a transaction is payable in the form of in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the Vivid Seats Public IPO Warrant exercise price will be reduced as specified in the Amended and Restated Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Amended and Restated Warrant Agreement) of the Vivid Seats Public IPO Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Vivid Seats Public IPO Warrants when an extraordinary transaction occurs during the exercise period of the Vivid Seats Public IPO Warrants pursuant to which the holders of the Vivid Seats Public IPO Warrants otherwise do not receive the full potential value of the Vivid Seats Public IPO Warrants.

The Vivid Seats Public IPO Warrants are governed by the warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Horizon. The Amended and Restated Warrant Agreement provides that the terms of the Vivid Seats Public IPO Warrants may be amended without the consent of any holder to cure any ambiguity or correct any mistake, including to conform the provisions of the Amended and Restated Warrant Agreement to the description of the terms of the Vivid Seats Public IPO Warrants and the Amended and Restated Warrant Agreement set forth in this prospectus related to Horizon’s IPO, or defective provision, but requires the approval by the holders of at least 65% of the then outstanding Vivid Seats Public IPO Warrants to make any change that adversely affects the interests of the registered holders of Vivid Seats Public IPO Warrants and, solely with respect to any amendment to the terms of the Vivid Seats Private Placement IPO Warrants or any provision of the Amended and Restated Warrant Agreement with respect to the Vivid Seats Private Placement IPO Warrants, 65% of the then outstanding Vivid Seats Private Placement IPO Warrants. You should review a copy of the Amended and Restated Warrant Agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the Vivid Seats Public IPO Warrants.

The Vivid Seats Public IPO Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Vivid Seats Public IPO Warrants being exercised. The holders of the Vivid Seats Public IPO Warrants do not have the rights or privileges (including voting rights) of holders of Class A common stock until they exercise their Vivid Seats Public IPO Warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the Vivid Seats Public IPO Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Vivid Seats Private Placement IPO Warrants

In connection with the Business Combination, each Horizon IPO Private Placement Warrant was converted into a corresponding Vivid Seats Private Placement IPO Warrant.

Except as described below, the Vivid Seats Private Placement IPO Warrants have terms and provisions that are identical to those of the Vivid Seats Public IPO Warrants. The Vivid Seats Private Placement IPO Warrants (including the shares of Class A common stock issuable upon exercise of such Vivid Seats Private Placement IPO Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination (except, among other limited exceptions, to officers, directors and affiliates of Sponsor) and they will not be redeemable. Sponsor or its permitted transferees will have certain registration rights with respect to the shares of Class A common stock underlying the Vivid Seats Private Placement IPO Warrants.

Vivid Seats $10.00 Exercise Warrants and Vivid Seats $15.00 Exercise Warrants

In connection with the Business Combination, we issued the Vivid Seats $10.00 Exercise Warrants and the Vivid Seats $15.00 Exercise Warrants. The Vivid Seats $10.00 Exercise Warrants and the Vivid Seats $15.00 Exercise Warrants have identical terms (other than with respect to exercise price) and were each issued pursuant to a warrant agreement between Horizon and Continental Stock Transfer & Trust Company, filed as exhibits to the registration statement of which this prospectus is a part, substantially in the form of the Form of New Warrant Agreement.

The Form of New Warrant Agreement is substantially consistent with the Amended and Restated Warrant Agreement other than with respect to the following key terms:

•	The Form of New Warrant Agreement excludes references to ownership through The Depository Trust Company;

•	The Form of New Warrant Agreement reflects the fact that the Vivid Seats $10.00 Exercise Warrants and Vivid Seats $15.00 Exercise Warrants were not issued as part of a unit;

•	The Form of New Warrant Agreement does not distinguish between “private” and “public” warrants;

•	The Vivid Seats $10.00 Exercise Warrants and the Vivid Seats $15.00 Exercise Warrants terminate on the date that is ten years after the date of completion of the Business Combination;

•	The Form of New Warrant Agreement does not provide for the redemption of the Vivid Seats $10.00 Exercise Warrants or the Vivid Seats $15.00 Exercise Warrants;

•	The underlying value for purposes of warrant exercise makes reference to the last reported sale price; and

•	The Form of New Warrant Agreement excludes provisions contingent upon the consummation of the Business Combination.

Vivid Seats Class B Warrants

In connection with the Business Combination, we issued the Vivid Seats Class B Warrants. Each Vivid Seats Class B Warrant will exercise automatically upon the exercise of a corresponding Hoya Intermediate Warrant. The terms of the Hoya Intermediate Warrants have terms substantially consistent with the Vivid Seats $10.00 Exercise Warrants and the Vivid Seats $15.00 Exercise Warrants.

Choice of Forum

Our Amended and Restated Charter provides that, to the fullest extent permitted by law, and unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or stockholders to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our Amended and Restated Charter or our Amended and Restated Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine. Our Amended and Restated Charter further provides that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. There is uncertainty as to whether a court would enforce such a provision relating to causes of action arising under the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. The clauses described above will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Anti-Takeover Effects of Provisions of Our Amended and Restated Charter and Our Amended and Restated Bylaws

The provisions of our Amended and Restated Charter, our Amended and Restated Bylaws and the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of our Class A common stock.

Our Amended and Restated Charter and our Amended and Restated Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our Board and that may have the effect of delaying, deferring or preventing a future takeover or change in control of us unless such takeover or change in control is approved by our Board.

These provisions include:

•

Action by Written Consent; Special Meetings of Stockholders. Our Amended and Restated Charter provides that, following the time that our Private Equity Owner and its affiliated companies cease to beneficially own in the aggregate 50% of the voting control of us, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our Amended and Restated Charter and our Amended and Restated Bylaws also provide that, subject to any special rights of the holders of any series of preferred stock and except as otherwise required by law, special meetings of our stockholders may be called only (i) by or at the direction of our Board or the Chair of our Board pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors that we would have if there were no vacancies or (ii) prior to the date on which our Private Equity Owner and its affiliated companies cease to beneficially own at least 30% of the voting control of us, by the Chair of our Board at the written request of the holders of a majority of the voting power of the then outstanding shares of voting stock in the manner provided for in our Amended and Restated Bylaws.

•

Advance Notice Procedures. Our Amended and Restated Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, and for stockholder nominations of persons for election to our Board to be brought before an annual or special meeting of stockholders. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business or nomination before the meeting. Although our Amended and Restated Bylaws do not give our Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, as applicable, our Amended and Restated Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

•

Authorized but Unissued Shares. Our authorized but unissued shares of Class A common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Class A common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our Class A common stock by means of a proxy contest, tender offer, merger or otherwise.

•

Business Combinations with Interested Stockholders. Our Amended and Restated Charter provides that we are not subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an “interested stockholder” (which includes a person or group owning 15% or more of the corporation’s voting stock) for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we are not subject to any anti-takeover effects of Section 203. Nevertheless, our Amended and Restated Charter contains provisions that have a similar effect to Section 203, except that they provide that Sponsor, Hoya Topco and our Private Equity Owner, and their respective affiliates and successors and their direct and indirect transferees will not be deemed to be “interested stockholders,” regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to such restrictions.

•

Director Designees; Classes of Directors. Pursuant to our Amended and Restated Charter, our Board is divided into three classes, with each class of directors serving staggered three-year terms. The existence of a classified board of directors could discourage a third party from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

•

No Cumulative Voting for Directors. The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our Amended and Restated Charter does not provide for cumulative voting. As a result, the holders of shares of our common stock representing a majority of the voting power of all of the outstanding shares of our capital stock of will be able to elect all of the directors then standing for election.

•

Restriction on Issuance of Class B Common Stock. No shares of Class B common stock may be issued by us except to a holder of Intermediate Units, such that after such issuance such unitholder holds an identical number of Intermediate Units and shares of Class B common stock. The Intermediate Units are held by us and Hoya Topco and are subject to transfer restrictions set forth in the Hoya Intermediate LLC Agreement. The restriction on issuance of Class B common stock and the restriction on transfer of Intermediate Units could make it more difficult for a third party to obtain control of us from Hoya Topco, which controls our business policies and affairs and will control any action requiring the general approval of stockholders by virtue of its ownership of all outstanding shares of Class B common stock.

Limitations on Liability and Indemnification of Officers and Directors

Our Amended and Restated Charter limits the liability of our directors to the fullest extent permitted by the DGCL and provides that we will provide them with customary indemnification and advancement of expenses. We entered into customary indemnification agreements with each of our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.

Corporate Opportunity

Our Amended and Restated Charter provides that, to the fullest extent permitted by law, (a) we renounce any interest or expectancy in a transaction or matter that may be a corporate opportunity for us and (b) our Private Equity Owner and/or its affiliated companies or Sponsor and/or its affiliates companies and/or their respective directors, members, managers and/or employees have no duty to present such corporate opportunity to us.

Transfer Agent and Registrar

The transfer agent for our common stock is Continental Stock Transfer & Trust Company.

Listing of Class A Common Stock and Vivid Seats Public IPO Warrants

Our Class A common stock and our Vivid Seats Public IPO Warrants are listed on Nasdaq under the symbols “SEAT” and “SEATW” respectively.

SECURITY OWNERSHIP AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to holdings of our common stock by:

•	stockholders who beneficially owned more than 5% of the outstanding shares of our common stock;

•	each of our named executive officers and directors; and

•	all of our directors and executive officers as a group.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC and includes voting or investment power with respect to securities. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or has the right to acquire such powers within 60 days. We have based our calculation of the percentages of beneficial ownership on 112,162,928 shares of our Class A common stock and 99,800,000 shares of our Class B common stock issued and outstanding as of November 3, 2023.

Unless otherwise indicated, we believe, based on information provided to us, that each of the stockholders listed below has sole voting and investment power with respect to all shares of voting shares beneficially owned by them.

Unless otherwise noted, the business address of each of those listed in the table below is c/o Vivid Seats Inc., 24 E. Washington Street, Suite 900, Chicago, IL 60602.

	Class A Common Stock		Class B Common Stock		Combined Voting Power (%)(1)
Name and Address of Beneficial Owner	Number	%	Number	%
5% Holders:
Hoya Topco, LLC(2)	—	—	105,800,000	100.0	48.5
Eldridge Industries, LLC(3)(4)	94,824,316	61.1	—	—	37.2
Michael Reichartz(5)	7,317,680	6.5	—	—	3.5
Named Executive Officers:
Stanley Chia(3)	1,392,170	1.2	—	—	*
Lawrence Fey(3)	991,904	*	—	—	*
Jon Wagner(3)	514,062	*	—	—	*
Non-Employee Directors:
Todd Boehly(3)(4)	94,824,316	61.1	—	—	48.5
Jane DeFlorio(3)	55,857	*	—	—	*
Craig Dixon(3)	10,468	*	—	—	*
Julie Masino(3)	27,857	*	—	—	*
Martin Taylor(3)	—	—	—	—	—
Mark Anderson(2)(3)	27,857	*	105,800,000	100.0	48.5
David Donnini(2)(3)	27,857	*	105,800,000	100.0	48.5
Tom Ehrhart(3)	27,857	*	—	—	*
All directors and executive officers, as a group (13 individuals)	98,287,363	63.2	105,800,000	100.0	78.1

*	Represents beneficial ownership of less than 1%.

(1)

Percentage of combined voting power represents voting power with respect to all shares of Class A and Class B common stock, voting together as a single class. Each holder of Class A and Class B common stock is entitled to one vote per share.

(2)

Based on a Schedule 13G filed with the SEC on February 14, 2022 on behalf of GTCR Fund XI/B LP (“GTCR Fund XI/B”), GTCR Fund XI/C LP (“GTCR Fund XI/C”) and certain other entities affiliated with GTCR LLC (“GTCR”), who have the right to appoint a majority of the members of the Board of Managers of Hoya Topco. GTCR Partners XI/B LP (“GTCR Partners XI/B”) is the general partner of GTCR Fund XI/B. GTCR Partners XI/A&C LP (“GTCR Partners XI/A&C”) is the general partner of GTCR Fund XI/C LP. GTCR Investment XI LLC (“GTCR Investment XI”) is the general partner of each of GTCR Partners XI/B and GTCR Partners XI/A&C. GTCR Investment XI is managed by a Board of Managers, which includes Mark Anderson and David Donnini, and no single person has voting or dispositive authority over the securities reported herein. As such, each of the foregoing entities and individuals may be deemed to share beneficial ownership of the securities reported herein. Each of them disclaims any such beneficial ownership. The address for each of the entities and individuals is 300 North LaSalle Street, Suite 5600, Chicago, Illinois, 60654. This amount includes shares of Class B common stock issuable in connection with 6,000,000 of our Class B warrants. The following table sets forth our directors’ and named executive officers’ direct and indirect beneficial ownership interests in Hoya Topco, excluding, in the case of directors, any shares indirectly owned by such individuals as a result of his partnership interest in GTCR or its affiliates.

Name of Beneficial Owner	Class B Units	Class B-1 Incentive Units	Class C Units(a)	Percentage of Class C Units Beneficially Owned	Class D Units	Class E Units
Stanley Chia(b)	—	450,000	—	—	—	500,765
Lawrence Fey(c)	—	110,000	—	—	440,000	—
Jon Wagner(d)	—	77,000	—	—	330,000	—

(a)	The Class C Units are the voting securities of Hoya Topco.
(b)	Includes vested and unvested interests. Excludes 450,000 phantom units of Hoya Topco. The Class E Units are profit interests of Hoya Topco.
(c)	Includes vested and unvested interests. Excludes 110,000 phantom units of Hoya Topco. The Class D Units are profit interests of Hoya Topco.
(d)	Includes vested and unvested interests. Excludes 77,000 phantom units of Hoya Topco. The Class D Units are profit interests of Hoya Topco.

(3)

The following table sets forth shares of Class A common stock subject to options that are exercisable within 60 days of November 3, 2023 that are held by our named executive officers, our directors and our executive officers and directors as a group.

Name of Beneficial Owner	Number of Shares Subject to Options
Named Executive Officers:
Stanley Chia	1,082,293
Lawrence Fey	778,195
Jon Wagner	425,646
Non-Employee Directors:
Mark Anderson	—
Todd Boehly	—
Jane DeFlorio	—
Craig Dixon	—
David Donnini	—
Tom Ehrhart	—
Julie Masino	—
Martin Taylor	—
All executive officers and directors as a group (13 individuals)	2,598,895

(4)

Based on a Schedule 13G/A filed with the SEC on February 9, 2023 on behalf of Todd L. Boehly (“Mr. Boehly”), Eldridge Industries, LLC (“Eldridge”), Horizon Sponsor, LLC (“Horizon”), Post Portfolio Trust, LLC (“PPT”) and SBT Investors, LLC (“SBT”). Each of Horizon and PPT is indirectly controlled by Eldridge. SBT is the majority owner and controlling member of Eldridge. Mr. Boehly is the indirect majority and controlling member of SBT. Mr. Boehly is also the Chairman and Chief Executive Officer of Eldridge. Each of Mr. Boehly, Eldridge, Horizon, PPT and SBT may be deemed to have voting and dispositive power over the securities for which it directly or indirectly exercises control. Eldridge has shared voting and dispositive power with respect to 84,361,886 shares, consisting of (i) 41,342,095 shares (16,789,999 held directly by Horizon and 24,552,096 held directly by PPT), (ii) 40,519,791 shares acquirable through warrants that are exercisable (held directly by Horizon) and (iii) 2,500,000 shares underlying an option (obligation to purchase) (held directly by Eldridge). Mr. Boehly has sole voting and dispositive power with respect to 27,857 shares, and each of Mr. Boehly and SBT has shared voting and dispositive power with respect to 94,796,459 shares, consisting of (i) the 84,361,886 shares over which Eldridge also has shared voting and dispositive power (described above) and (ii) an additional 10,434,573 shares (held directly and indirectly by SBT). Each of Horizon and PPT has shared voting and dispositive power with respect to the shares indicated above as being held by them. The address for each of Mr. Boehly, Eldridge, Horizon, PPT and SBT is 600 Steamboat Road, Suite 200, Greenwich, CT 06830.

(5)

Comprised of 7,317,680 shares of Class A common stock issued to Michael Reichartz pursuant to the Merger Agreement, 50% of which are being registered hereunder pursuant to the Registration Rights and Lockup Agreement. Mr. Reichartz is the President of Vegas.com, LLC. See “Selling Stockholders.”

SELLING STOCKHOLDERS

The selling stockholders listed in the table below may from time to time offer and sell any or all of the shares of Class A common stock set forth below pursuant to this prospectus. When we refer to the “selling stockholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, successors and other permitted transferees that may come to hold any of the selling stockholders’ interest in the shares of Class A common stock after the date of this prospectus.

The following table sets forth certain information provided by or on behalf of the selling stockholders concerning the shares of Class A common stock that may be offered from time to time by each of them pursuant to this prospectus. The selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their shares after the date on which they provided us with this information. Moreover, the shares identified below include only the shares being registered for resale and may not incorporate all shares deemed to be beneficially held by the selling stockholders. Any changed or new information given to us by the selling stockholders, including regarding the identity of, and the shares held by, each selling stockholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary. A selling stockholder may sell all, some or none of the shares registered pursuant to the registration statement of which this prospectus is a part. See the “Plan of Distribution” section of this prospectus.

We have based our calculation of the percentages of beneficial ownership on 112,162,928 shares of our Class A common stock and 99,800,000 shares of our Class B common stock issued and outstanding as of November 3, 2023. Other than as described below or elsewhere in this prospectus, none of the selling stockholders has, or within the last three years has had, any material relationship with us or any of our predecessors or affiliates.

Name of Selling Stockholder	Shares Beneficially Owned Before the Offering				Shares of Class A Common Stock to be Sold in the Offering(1)	Shares Beneficially Owned After the Offering(2)
	Class A Common Stock		Class B Common Stock			Class A Common Stock		Class B Common Stock
	Number	%	Number	%		Number	%	Number	%
TZP Capital Partners III-A (Blocker), L.P.(3)	2,167,257	1.9	—	—	1,083,629	1,083,628	*	—	—
TZP Capital Partners III, L.P.(4)	2,932,172	2.6	—	—	1,466,086	1,466,086	1.3	—	—
Michael Reichartz(5)	7,317,680	6.5	—	—	3,658,840	3,658,840	3.3	—	—
Adam White(6)	3,136,149	2.8	—	—	1,568,075	1,568,074	1.4	—	—

*	Represents beneficial ownership of less than 1%.

(1)	Represents the number of shares being registered hereby on behalf of the selling stockholder.
(2)

Assumes that the selling stockholder disposes of all the shares being registered hereunder and does not acquire beneficial ownership of any additional shares. The registration of these shares does not necessarily mean that the selling stockholder will sell all or any of such shares.

(3)

Shares beneficially owned prior to the offering include 2,167,257 shares of Class A common stock issued to TZP Capital Partners III-A (Blocker), L.P. (“TZP Blocker”) pursuant to the Merger Agreement, 50% of which are being registered hereunder pursuant to the Registration Rights and Lockup Agreement. TZP Capital Partners GP III, L.P. has voting and dispositive power over the shares held by the TZP Blocker and, as such, may be deemed to have beneficial ownership over such shares. TZP Capital Partners GP III, L.P. disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein. The address for TZP Blocker is c/o TZP Group LLC, 888 7th Avenue, 20th Floor, New York, NY 10106.

(4)

Shares beneficially owned prior to the offering include 2,932,172 shares of Class A common stock issued to TZP Capital Partners III, L.P. (“TZP Capital”) pursuant to the Merger Agreement, 50% of which are being registered hereunder pursuant to the Registration Rights and Lockup Agreement. TZP Capital Partners GP III, L.P. has voting and dispositive power over the shares held by the TZP Capital and, as such, may be deemed to have beneficial ownership over such shares. TZP Capital Partners GP III, L.P. disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein. The address for TZP Capital is c/o TZP Group LLC, 888 7th Avenue, 20th Floor, New York, NY 10106.

(5)

Shares beneficially owned prior to the offering include 7,317,680 shares of Class A common stock issued to Michael Reichartz pursuant to the Merger Agreement, 50% of which are being registered hereunder pursuant to the Registration Rights and Lockup Agreement. Mr. Reichartz is the President of Vegas.com, LLC. The address for Mr. Reichartz is c/o Vivid Seats Inc., 24 E. Washington St., Suite 900, Chicago, IL 60602.

(6)

Shares beneficially owned prior to the offering include 3,136,149 shares of Class A common stock issued to Adam White pursuant to the Merger Agreement, 50% of which are being registered hereunder pursuant to the Registration Rights and Lockup Agreement. Mr. White is the Chief Financial Officer and Chief Operating Officer of Vegas.com, LLC. The address for Mr. White is c/o Vivid Seats Inc., 24 E. Washington St., Suite 900, Chicago, IL 60602.

Registration Rights and Lockup Agreement

On November 3, 2021, we entered into the Registration Rights and Lockup Agreement with the selling stockholders, pursuant to which 50% of the shares of Class A common stock issued by us pursuant to the Merger Agreement (the “Locked Shares”) are subject to contractual restrictions on transfer. The Locked Shares will be released from such restrictions on November 3, 2024. The remaining 50% of the shares of Class A common stock issued by us pursuant to the Merger Agreement (the “Unlocked Shares”) are not subject to contractual restrictions on transfer. Pursuant to the Registration Rights and Lockup Agreement, we agreed to file (i) this registration statement with respect to the Unlocked Shares, and to use reasonable best efforts to cause such registration statement to become effective as soon as practicable after filing, and (ii) such additional registration statements as may requested if any of the Locked Shares cannot be sold without restriction pursuant to Rule 144 under the Securities Act, at the end of the lockup period. We also agreed to use our reasonable best efforts to cause any such registration statement to become effective within certain time periods.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Stockholders’ Agreement

At the Closing, we entered into the Stockholders’ Agreement with Sponsor and Hoya Topco, pursuant to which, among other things, our Private Equity Owner was granted certain rights to designate directors for election to our Board (and the voting parties will vote in favor of such designees). Such director nomination rights of Hoya Topco and Sponsor shall step down as their respective aggregate ownership interests in us decrease.

In addition to the aforementioned nomination rights, pursuant to the Stockholders’ Agreement, Sponsor and Hoya Topco will agree, subject to limited exceptions, not to transfer shares of our common stock or warrants to purchase shares of our common stock held by Hoya Topco (and, in certain circumstances, certain of Hoya Topco’s members and their affiliates) or held by Sponsor or any of its affiliates for the Lock-up Period after Closing as follows: (i) 50% of such shares and warrants will be subject to lock-up restrictions until the six month anniversary of Closing and (ii) 50% of such shares and warrants will be subject to lock-up restrictions until the 12 month anniversary of Closing; provided that 50% of these shares and warrants shall be released from the lock-up early upon the occurrence of both (a) the post-Closing share price exceeding $15.00 per share for 20 trading days within a consecutive 30-trading day period commencing at least five months after Closing and (b) the average daily trading volume exceeding 1,000,000 during such period. The Stockholders’ Agreement also provides for, among other things, certain other voting agreements of Sponsor and Hoya Topco with respect to us.

2021 Registration Rights Agreement

At the Closing, we, Sponsor and Hoya Topco amended and restated the Registration and Shareholder Rights Agreement, dated as of August 25, 2020, by and between Horizon and Sponsor. Pursuant to the 2021 Registration Rights Agreement, we agreed to file a registration statement for a shelf registration on Form S-1 or Form S-3 within 30 days following Closing and Sponsor and Hoya Topco will be granted certain customary registration rights with respect to our securities.

Tax Receivable Agreement

At the Closing, we entered into the Tax Receivable Agreement with Hoya Intermediate, the TRA Holder Representative, Hoya Topco and the other TRA Holders. Pursuant to the Tax Receivable Agreement, we will generally be required to pay Hoya Topco and the other TRA Holders 85% of the amount of savings, if any, in U.S. federal, state, local and foreign taxes that are based on, or measured with respect to, net income or profits, and any interest related thereto that the Tax Group (i.e., us and applicable consolidated, unitary or combined subsidiaries thereof) realizes, or is deemed to realize, as a result of certain Tax Attributes, which include:

•

existing tax basis in certain assets of Hoya Intermediate and certain of its direct or indirect subsidiaries, including assets that will eventually be subject to depreciation or amortization, once placed in service;

•

tax basis adjustments resulting from taxable exchanges of Intermediate Units (including any such adjustments resulting from certain payments made by us under the Tax Receivable Agreement) acquired by us from a TRA Holder pursuant to the terms of the Hoya Intermediate LLC Agreement;

•	certain tax attributes of Blocker Corporations holding Intermediate Units that are acquired directly or indirectly by us pursuant to a Reorganization Transaction;

•

certain tax benefits realized by us as a result of certain U.S. federal income tax allocations of taxable income or gain away from us and to other members of Hoya Intermediate and deductions or losses to us and away from other members of Hoya Intermediate, in each case, as a result of the Business Combination; and

•	tax deductions in respect of portions of certain payments made under the Tax Receivable Agreement.

Hoya Intermediate LLC Agreement

We operate our business through Hoya Intermediate and its subsidiaries. At the Closing, we and Hoya Topco entered into the Hoya Intermediate LLC Agreement, which sets forth, among other things, the rights and obligations of the board of managers and the members of Hoya Intermediate. Pursuant to the Hoya Intermediate LLC Agreement, for so long as any holder of Intermediate Units holds at least 5% or more of such outstanding Intermediate Units, Hoya Intermediate will use its reasonable best efforts to provide (or cause to be provided) at Hoya Intermediate’s expense, any accounting, tax, legal, insurance and administrative support to such holder and its affiliates as such holder may reasonably request.

PIPE Subscription Agreements

In connection with the execution of the Transaction Agreement, we and Horizon entered into the Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors agreed to subscribe for and purchase, an aggregate of 22,500,000 shares of our Class A common stock, in a private placement for a purchase price of $10.00 per share, for aggregate gross proceeds of $225.0 million. In the event that redemptions of Horizon Class A ordinary shares reduced the Transaction Proceeds to an amount below $769.0 million, Sponsor agreed to increase its commitment to the PIPE Subscription by a corresponding amount (the “Sponsor Backstop Commitment”). In consideration for the Sponsor Backstop Commitment, Hoya Intermediate paid Sponsor $11.7 million in cash at Closing. As a result of the Sponsor Backstop Commitment, the PIPE Investors purchased an aggregate of 47,517,173 shares of our Class A common stock, for aggregate gross proceeds of $475.2 million. Pursuant to the Subscription Agreements, the PIPE Investors were granted certain customary registration rights.

Sponsor Agreement

On April 21, 2021, Horizon entered into the Sponsor Agreement with Sponsor, Horizon and Hoya Topco. Pursuant to the Sponsor Agreement, among other things, Sponsor agreed to vote in favor of the Transaction Agreement and the business combination, in each case, subject to the terms and conditions contemplated by the Sponsor Agreement. Sponsor also agreed to certain transfer restrictions on its lock-up shares during the Lock-up Period, in each case, subject to limited exceptions as contemplated thereby.

Policies and Procedures for Related Person Transactions

Our Board adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “related person transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

•	any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors;

•	any person who is known by us to be the beneficial owner of more than 5% of our voting shares;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of our voting shares, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our voting shares; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

We have policies and procedures designed to minimize potential conflicts of interest arising from any dealings we may have with our affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to our its charter, our Audit Committee has the responsibility to review related party transactions.

Related Party Transactions Since January 1, 2022

Our Audit Committee reviewed the facts and circumstances of each of the following related person transactions pursuant to our formal policy for the review, approval or ratification of related party transactions.

Viral Nation

We signed an agreement with Viral Nation Inc. (“Viral Nation”) in 2021. Viral Nation is a marketing agency that creates viral and social media influencer campaigns and provides advertising, marketing, and technology services. Viral Nation produced social media content for our social media channels and engaged influencers to create custom content to enhance our brand awareness and reputation. The approximate dollar value of this transaction is $800,000. In 2023, a new statement of work was entered into under our existing agreement with Viral Nation, the approximate dollar value of which is $3.0 million. Eldridge owns in excess of 25% of Viral Nation. Mr. Boehly is the co-founder, Chairman and CEO of Eldridge and is a member of our Board.

Rolling Stone

We signed two agreements with Rolling Stone, LLC (“Rolling Stone”) in 2022 to sponsor events and receive other marketing benefits. Rolling Stone is a high-profile magazine and media platform that focuses on music, film, TV, and news coverages. We sponsored a party after Lollapalooza in Chicago at House of Vans with Rolling Stone (“Lollapalooza Event”). The approximate dollar value of the Lollapalooza Event was $250,000. We also sponsored a Rolling Stone party at Super Bowl LVII (“Super Bowl Event”). These sponsored events provide exclusive access for our loyalty members. The approximate dollar value of the Super Bowl Event was $250,000. Rolling Stone created and placed custom content for us on their websites. We are also the exclusive ticketing partner of Rolling Stone. The approximate dollar value of this content creation was $400,000. Eldridge owns in excess of 20% of Rolling Stone. Mr. Boehly is the co-founder, Chairman and CEO of Eldridge and is a member of our Board.

Los Angeles Dodgers

We signed a sponsorship agreement with The Los Angeles Dodgers (the “Dodgers”) in 2023. The Dodgers is a Major League Baseball team based in Los Angeles, California. Our strategic partnership with the Dodgers includes our designation as the Official Ticket Marketplace of the Dodgers and certain other advertising, marketing, promotional and sponsorship benefits. The approximate dollar value of this transaction is $3.75 million. Mr. Boehly is a minority owner of the Dodgers and is a member of our Board.

PLAN OF DISTRIBUTION

The selling stockholders (which as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of our Class A common stock or interests therein received after the date of this prospectus from the selling stockholders as a gift, pledge, partnership distribution or other transfer) may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of Class A common stock or interests therein covered hereby on Nasdaq or any other stock exchange, market or trading facility on which shares of our Class A common stock are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of their shares of Class A common stock or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	one or more underwritten offerings;

•	block trades in which the broker-dealer will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•

through trading plans entered into by a selling stockholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their shares on the basis of parameters described in such trading plans;

•	privately negotiated transactions;

•	distributions to their members, partners or shareholders, including in-kind distributions;

•	short sales effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•	directly to one or more purchasers;

•	through agents;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in certain shares of our Class A common stock owned by them and, if a selling stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares from time to time under this prospectus or under an amendment or supplement to this prospectus amending the list of the selling stockholders to include the pledgee, transferee or other successors in interest as the selling stockholders under this prospectus. The selling stockholders also may transfer shares of our Class A common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of shares of our Class A common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our Class A common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our Class A common stock short and deliver these shares to close out their short positions, or loan or pledge shares of our Class A common stock to broker-dealers that in turn may sell these shares. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our Class A common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

At any time a particular offer of the shares of Class A common stock covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate number of shares of Class A common stock covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from us or the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the shares of Class A common stock covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the shares of Class A common stock sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the shares of Class A common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

The aggregate proceeds to the selling stockholders from the sale of shares of our Class A common stock offered by them will be the purchase price of such shares less discounts or commissions, if any. The selling stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares of our Class A common stock to be made directly or through agents. We will not receive any of the proceeds from any offering by the selling stockholders.

The selling stockholders also may in the future resell a portion of the shares of our Class A common stock owned by them in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of shares of our Class A common stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of shares of our Class A common stock may be underwriting discounts and commissions under the Securities Act. If any selling stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, then the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the selling stockholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To facilitate the offering of shares of our Class A common stock by the selling stockholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our Class A common stock. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of Class A common stock than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our Class A common stock by bidding for or purchasing shares of our Class A common stock in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of our Class A common stock sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our Class A common stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Under the Registration Rights and Lockup Agreement, we have agreed to indemnify the selling stockholders against certain liabilities that they may incur in connection with the sale of the shares of our Class A common stock registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the selling stockholders may be required to make with respect thereto. We have also agreed to maintain the effectiveness of this registration statement until all shares of Class A common stock covered hereby have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding. We have agreed to pay all expenses in connection with this offering, other than incremental selling expenses relating to the sale of any shares, such as commissions and discounts, brokerage fees, marketing costs and fees and certain legal expenses, which shall be borne by the selling stockholders.

In addition, the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares of Class A common stock in the market and to the activities of the selling stockholders and their affiliates. Regulation M may restrict the ability of any person engaged in the distribution of shares of Class A common stock to engage in market-making activities with respect to such shares. All of the foregoing may affect the marketability of the shares of Class A common stock covered by this prospectus and the ability of any person to engage in market-making activities with respect to such shares.

There can be no assurance that any selling stockholder will sell any or all of the shares registered pursuant to the registration statement of which this prospectus is a part.

LEGAL MATTERS

Latham & Watkins LLP has passed upon the validity of the shares of Class A common stock offered by this prospectus and certain other legal matters related to this prospectus. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The financial statements of Vivid Seats Inc. as of December 31, 2022 and 2021, and for each of the three years in the period ended December 31, 2022, included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The financial statements of VDC Holdco, LLC as of December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022, included in this prospectus, have been audited by Eide Bailly LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the shares of Class A common stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Vivid Seats Inc.

VDC Holdco, LLC

VIVID SEATS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data) (Unaudited)

	September 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$268,678	$251,542
Restricted cash	1,056	748
Accounts receivable – net	64,829	36,531
Inventory – net	21,533	12,783
Prepaid expenses and other current assets	49,407	29,912

Total current assets	405,503	331,516
Property and equipment – net	10,240	10,431
Right-of-use assets – net	9,291	7,859
Intangible assets – net	113,873	81,976
Goodwill	759,971	715,258
Deferred tax assets	77,376	1,853
Investments	6,042	—
Other non-current assets	2,780	2,538

Total assets	$1,385,076	$1,151,431

Liabilities and shareholders’ deficit
Current liabilities:
Accounts payable	$219,118	$161,312
Accrued expenses and other current liabilities	197,247	181,970
Deferred revenue	34,447	31,983
Current maturities of long-term debt	3,308	2,750

Total current liabilities	454,120	378,015
Long-term debt – net	265,875	264,898
Long-term lease liabilities	15,931	14,911
Tax Receivable Agreement liability	98,977	—
Other non-current liabilities	29,745	13,445

Total long-term liabilities	410,528	293,254
Commitments and contingencies (Note 14)
Redeemable noncontrolling interests	640,717	862,860
Shareholders’ deficit
Class A common stock, $0.0001 par value; 500,000,000 shares authorized at September 30, 2023 and December 31, 2022; 101,803,392 and 82,410,774 issued and outstanding at September 30, 2023 and December 31, 2022, respectively	11	8
Class B common stock, $0.0001 par value; 250,000,000 shares authorized, 99,800,000 and 118,200,000 issued and outstanding at September 30, 2023 and December 31, 2022, respectively	10	12
Additional paid-in capital	884,523	663,908
Treasury stock, at cost, 5,291,497 and 4,342,477 shares at September 30, 2023 and December 31, 2022, respectively	(40,106)	(32,494)
Accumulated deficit	(964,561)	(1,014,132)
Accumulated other comprehensive loss	(166)	—

Total Shareholders’ deficit	(120,289)	(382,698)

Total liabilities, Redeemable noncontrolling interests, and Shareholders’ deficit	$1,385,076	$1,151,431

The accompanying notes are an integral part of these financial statements.

VIVID SEATS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for per share data) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues	$188,133	$156,818	$514,576	$435,284
Costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	50,462	37,617	130,838	102,203
Marketing and selling	77,006	66,323	196,970	179,963
General and administrative	37,225	30,239	107,921	95,721
Depreciation and amortization	3,301	2,158	8,603	5,269
Change in fair value of contingent consideration	20	(1,220)	(998)	(1,220)

Income from operations	20,119	21,701	71,242	53,348
Other (income) expense:
Interest expense – net	2,544	2,901	8,596	9,542
Loss on extinguishment of debt	—	—	—	4,285
Other income	(1,038)	(65)	(365)	(6,618)

Income before income taxes	$18,613	$18,865	$63,011	$46,139
Income tax expense (benefit)	2,595	118	(21,605)	194

Net income	16,018	18,747	84,616	45,945
Net income attributable to redeemable noncontrolling interests	9,341	11,084	35,045	27,368

Net income attributable to Class A Common Stockholders	$6,677	$7,663	$49,571	$18,577

Income per Class A Common Stock:
Basic	$0.07	$(0.09)	$0.57	$0.23
Diluted	$0.07	$(0.09)	$0.43	$0.23
Weighted average Class A Common Stock outstanding:
Basic	96,407,327	81,996,447	86,403,617	80,145,329
Diluted	96,862,899	82,023,463	196,307,731	198,709,769

The accompanying notes are an integral part of these financial statements.

VIVID SEATS INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net income	$16,018	$18,747	$84,616	$45.945
Other comprehensive income:
Foreign currency translation adjustment	(374)	—	(374)	—
Comprehensive income, net of taxes	15,644	18,747	84,242	45,945
Comprehensive income attributable to redeemable noncontrolling interests	9,341	11,084	35,045	27,368
Foreign currency translation adjustment attributable to redeemable noncontrolling interests	(208)	—	(208)	—

Comprehensive income attributable to Class A Common Stockholders	$6,511	$7,663	$49,405	$18,577

The accompanying notes are an integral part of these financial statements.

VIVID SEATS INC.

CONDENSED CONSOLIDATED STATEMENTS OF DEFICIT

(in thousands, except for share data) (Unaudited)

	Redeemable noncontrolling interests	Class A Common Stock		Class B Common Stock		Additional paid-in capital	Treasury Stock		Accumulated Other Comprehensive Income (loss)	Accumulated deficit	Total shareholders’ deficit
		Shares	Amount	Shares	Amount		Shares	Amount
Balances at January 1, 2022	$1,286,016	79,091,871	$8	118,200,000	$12	$182,091	—	$—	$—	$(1,042,794)	$(860,683)
Net income	1,879	—	—	—	—	—	—	—	—	1,259	1,259
Issuance of shares	—	75,072	—	—	—	—	—	—	—	—	—
Deemed contribution from former parent	691	—	—	—	—	463	—	—	—	—	463
Equity-based compensation	—	—	—	—	—	2,443	—	—	—	—	2,443
Subsequent remeasurement of Redeemable noncontrolling interests	18,706	—	—	—	—	(18,706)	—	—	—	—	(18,706)

Balances at March 31, 2022	$1,307,292	79,166,943	$8	118,200,000	$12	$166,291	—	$—	$—	$(1,041,535)	$(875,224)
Net income	14,405	—	—	—	—	—	—	—	—	9,655	9,655
Issuance of shares	—	74,089	—	—	—	—	—	—	—	—	—
Deemed contribution from former parent	699	—	—	—	—	468	—	—	—	—	468
Equity-based compensation	—	—	—	—	—	4,145	—	—	—	—	4,145
Distributions to non-controlling interest	—	—	—	—	—	(4,108)	—	—	—	—	(4,108)
Subsequent remeasurement of Redeemable noncontrolling interests	(439,442)	—	—	—	—	439,442	—	—	—	—	439,442

Balances at June 30, 2022	$882,954	79,241,032	$8	118,200,000	$12	$606,238	—	$—	$—	$(1,031,880)	$(425,622)
Net income	11,084	—	—	—	—	—	—	—	—	7,663	7,663
Issuance of shares	—	72,325	—	—	—	—	—	—	—	—	—
Deemed contribution from former parent	617	—	—	—	—	427	—	—	—	—	427
Equity-based compensation	—	—	—	—	—	4,029	—	—	—	—	4,029
Repurchases of common stock	—	—	—	—	—	—	(397,551)	(3,050)	—	—	(3,050)
Distributions to non-controlling interest	(810)	—	—	—	—	—	—	—	—	—	—
Reclassification of contingent consideration	—	—	—	—	—	2,657	—	—	—	—	2,657
Subsequent remeasurement of Redeemable noncontrolling interests	11,567	—	—	—	—	(11,567)	—	—	—	—	(11,567)
Increase in common shares outstanding following warrant exchange	—	2,727,785	—	—	—	—	—	—	—	—	—

Balances at September 30, 2022	$905,412	82,041,142	$8	118,200,000	$12	$601,784	(397,551)	$(3,050)	$—	$(1,024,217)	$(425,463)

The accompanying notes are an integral part of these financial statements.

	Redeemable noncontrolling interests	Class A Common Stock		Class B Common Stock		Additional paid-in capital	Treasury Stock		Accumulated Other Comprehensive Loss	Accumulated deficit	Total shareholders’ deficit
		Shares	Amount	Shares	Amount		Shares	Amount
Balances at January 1, 2023	$862,860	82,410,774	$8	118,200,000	$12	$663,908	(4,342,477)	$(32,494)	$—	$(1,014,132)	$(382,698)
Net income	18,090	—	—	—	—	—	—	—	—	12,182	12,182
Issuance of shares	—	491,502	1	—	—	—	—	—	—	—	1
Deemed contribution from former parent	577	—	—	—	—	391	—	—	—	—	391
Equity-based compensation	—	—	—	—	—	4,615	—	—	—	—	4,615
Repurchases of common stock	—	—	—	—	—	—	(949,020)	(7,612)	—	—	(7,612)
Distributions to non-controlling interest	(3,816)	—	—	—	—	—	—	—	—	—	—
Subsequent remeasurement of Redeemable noncontrolling interests	24,155	—	—	—	—	(24,155)	—	—	—	—	(24,155)

Balances at March 31, 2023	$901,866	82,902,276	$9	118,200,000	$12	$644,759	(5,291,497)	$(40,106)	$—	$(1,001,950)	$(397,276)
Net income	7,614	—	—	—	—	—	—	—	—	30,712	30,712
Issuance of shares	—	309,529	—	—	—	—	—	—	—	—	—
Deemed contribution from former parent	544	—	—	—	—	431	—	—	—	—	431
Secondary Offering of Class A common stock	(145,064)	18,400,000	2	(18,400,000)	(2)	145,064	—	—	—	—	145,064
Equity-based compensation	—	—	—	—	—	6,524	—	—	—	—	6,524
Distributions to non-controlling interest	(7,200)	—	—	—	—	—	—	—	—	—	—
Subsequent remeasurement of Redeemable noncontrolling interests	32,656	—	—	—	—	(32,656)	—	—	—	—	(32,656)
Establishment of liabilities under Tax Receivable Agreement, net of tax and other tax impact of Secondary Offering (Note 16)	—	—	—	—	—	(46,132)	—	—	—	—	(46,132)

Balances at June 30, 2023	$790,416	101,611,805	$11	99,800,000	$10	$717,990	(5,291,497)	$(40,106)	$—	$(971,238)	$(293,333)
Net income	9,341	—	—	—	—	—	—	—	—	6,677	6,677
Issuance of shares	—	191,587	—	—	—	—	—	—	—	—	—
Deemed contribution from former parent	498	—	—	—	—	481	—	—	—	—	481
Equity-based compensation	—	—	—	—	—	6,722	—	—	—	—	6,722
Other comprehensive loss	(208)	—	—	—	—	—	—	—	(166)	—	(166)
Subsequent remeasurement of Redeemable noncontrolling interests	(159,330)	—	—	—	—	159,330	—	—	—	—	159,330

Balances at September 30, 2023	$640,717	101,803,392	$11	99,800,000	$10	$884,523	(5,291,497)	$(40,106)	$(166)	$(964,561)	$(120,289)

The accompanying notes are an integral part of these financial statements.

VIVID SEATS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands) (Unaudited)

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities
Net income	$84,616	$45,945
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,603	5,269
Amortization of leases	467	1,591
Amortization of deferred financing costs and interest rate cap	688	819
Equity-based compensation expense	20,488	13,982
Change in fair value of warrants	(991)	(6,618)
Change in fair value of derivative asset	83	—
Change in fair value of contingent consideration	(998)	(1,220)
Loss on extinguishment of debt	—	4,285
Loss on asset disposals	51	63
Deferred taxes	(22,678)	—
Non-cash interest income	(125)	—
Foreign currency revaluation losses	542	—
Change in assets and liabilities:
Accounts receivable	(26,147)	(4,292)
Inventory	(8,702)	(2,350)
Prepaid expenses and other current assets	(19,239)	37,778
Accounts payable	50,484	(26,737)
Accrued expenses and other current liabilities	18,415	(73,938)
Deferred revenue	2,464	8,492
Other non-current assets and liabilities	6,365	(1,680)

Net cash provided by operating activities	114,386	1,389
Cash flows from investing activities
Acquisition of business, net of cash acquired	(55,935)	—
Investments in convertible promissory note and warrant	(6,000)	—
Purchases of property and equipment	(785)	(2,727)
Purchases of personal seat licenses	(542)	(165)
Investments in developed technology	(7,770)	(8,988)
Cash adjustment in acquisition	—	(8)

Net cash used in investing activities	(71,032)	(11,888)
Cash flows from financing activities
Payments of February 2022 First Lien Loan	(2,063)	(1,375)
Repurchase of common stock as treasury stock	(7,612)	(3,050)
Cash paid for milestone payments	(6,005)	—
Distributions to non-controlling interest	(11,016)	(4,918)
Payments of June 2017 First Lien Loan	—	(465,712)
Proceeds from February 2022 First Lien Loan	—	275,000
Payments of deferred financing costs and other debt-related costs	—	(4,856)

Net cash used in financing activities	(26,696)	(204,911)
Impact of foreign exchange on cash, cash equivalents, and restricted cash	786	—
Net increase (decrease) in cash, cash equivalents, and restricted cash	17,444	(215,410)

Cash, cash equivalents, and restricted cash – beginning of period	252,290	489,810

Cash, cash equivalents, and restricted cash – end of period	$269,734	$274,400

Supplemental disclosure of cash flow information:
Cash paid for interest	$13,250	$9,886
Cash paid for income tax	$401	$—
Cash paid for operating lease liabilities	$686	$2,587
Property and equipment acquired through tenant improvement allowance	$—	$5,346
Right-of-use assets obtained in exchange for lease obligations	$—	$3,406
Establishment of liabilities under Tax Receivable Agreement	$98,977	$—
Establishment of deferred tax asset under Tax Receivable Agreement and Secondary Offering	$52,845	$—

The accompanying notes are an integral part of these financial statements.

VIVID SEATS INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1. BACKGROUND AND BASIS OF PRESENTATION

Vivid Seats Inc. and its subsidiaries including Hoya Intermediate, LLC (“Hoya Intermediate”), Hoya Midco, LLC and Vivid Seats LLC (collectively the “Company,” “us,” “we,” and “our”) provide an online secondary ticket marketplace that enables ticket buyers to discover and easily purchase tickets to concert, sporting and theater events in the United States, Canada and Japan. Through our Marketplace segment, we operate an online platform enabling ticket buyers to purchase tickets to live events, while enabling ticket sellers to seamlessly manage their operations. In our Resale segment, we acquire tickets to resell on secondary ticket marketplaces, including our own.

We have prepared these unaudited condensed consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and the instructions to the Quarterly Report on Form 10-Q and Article 10 of Regulation S-X issued by the U.S. Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and notes required by GAAP for comprehensive annual financial statements. These condensed consolidated financial statements are not necessarily indicative of results that may be expected for any other interim period or for the full year. These condensed consolidated financial statements should be read together with the audited annual consolidated financial statements and accompanying notes included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and Amendment No. 1 thereto, which were filed with the SEC on March 7, 2023 and May 9, 2023, respectively (together, our “2022 Form 10-K”). These condensed consolidated financial statements include all of our accounts, including those of our consolidated subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. Certain prior period amounts of Other non-current assets have been reclassified to conform to current period presentation. These reclassifications had no effect on previously reported totals for assets, liabilities, shareholders’ deficit, cash flows or net income.

2. NEW ACCOUNTING STANDARDS

Recently Adopted Accounting Standards

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which changes how entities will measure credit losses for financial assets and certain other instruments that are not measured at fair value through net income. The new expected credit loss impairment model requires immediate recognition of estimated credit losses expected to occur. ASU 2019-10, Financial Instruments-Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, deferred the effective date for non-public companies. The standard is effective for non-public companies for fiscal years beginning after December 15, 2022. We adopted these requirements as of January 1, 2023 with no material impact on our consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848), Facilitation of the Effects of Reference Rate Reform on Financial Reporting, as modified in January 2021. The ASU is intended to help stakeholders during the global market-wide reference rate transition period. The new guidance provides optional expedients and exceptions for applying GAAP to contract modifications and hedging relationships, subject to meeting certain criteria, that reference the London Interbank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued. The guidance also establishes (1) a general contract modification principle that entities can apply in other areas that may be affected by reference rate reform and (2) certain elective hedge accounting expedients. We adopted these requirements as of January 1, 2023 with no material impact on our consolidated financial statements.

3. BUSINESS ACQUISITION

On September 8, 2023 (the “Acquisition Date”), we acquired 100% of the outstanding shares of WD Holdings Co., Ltd. (“Wavedash”), an online ticket marketplace headquartered in Tokyo, Japan. The purchase price was JPY 10,946.1 million, or approximately $74.3 million based on the exchange rate in effect on the Acquisition Date, before considering the net effect of cash acquired equal to the amount in the table below. We financed the transaction at closing with cash on hand. The acquisition was accounted for as an acquisition of a business in accordance with the acquisition method of accounting.

We have applied the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations and recognized assets acquired and liabilities assumed at their respective fair values as of the Acquisition Date, with the excess purchase consideration recorded to goodwill. The goodwill recorded is not expected to be deductible for income tax purposes. The goodwill is primarily attributable to revenue opportunities associated with Wavedash’s service offerings and assembled workforce and is included in our Marketplace segment.

The fair values of the assets acquired and liabilities assumed are preliminary and subject to change because the evaluations necessary to assess the fair values of the net assets acquired are still in process. The primary areas that are not yet finalized relate to the valuations of certain intangible assets and acquired income tax assets and liabilities. Acquired assets and liability amounts are also still being finalized. We expect to finalize the allocation of the purchase price as soon as practicable, but no later than one year from the Acquisition Date when the measurement period ends. In connection with the transaction, we assumed long-term debt which matures in the second quarter of 2026, subject to a fixed interest rate. Refer to Note 12, Debt for more information.

Acquisition costs directly related to the transaction were $1.9 million and $2.7 million for the three and nine months ended September 30, 2023, respectively, and are included in General and administrative expenses in the Condensed Consolidated Statements of Operations.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as of the Acquisition Date (in thousands):

Cash	$18,390
Accounts receivable	2,182
Inventory	49
Prepaid expenses and other current assets	259
Property and equipment	67
Right-of-use assets	1,927
Other net assets	675
Intangible assets	31,846
Goodwill	45,351
Accounts payable	(7,427)
Accrued expenses and other current liabilities	(3,901)
Current maturities of long-term debt	(566)
Long-term debt	(2,546)
Other non-current liabilities	(11,981)

Net assets acquired	$74,325

The following table sets forth the components of identifiable intangible assets acquired (in thousands) and their estimated useful lives (in years) as of the Acquisition Date:

	Cost	Estimated Useful Life
Tradename	$2,173	Indefinite
Supplier relationships	19,963	5 years
Customer relationships	5,500	4 years
Developed technology	4,210	3 years

Total acquired intangible assets	$31,846

4. REVENUE RECOGNITION

We recognize revenue in accordance with Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers. We have two reportable segments: Marketplace and Resale.

Through the Marketplace segment, we act as an intermediary between ticket buyers and sellers. We earn revenue processing ticket sales from our Owned Properties, consisting of our websites and mobile applications, and from our Private Label offering, which is comprised of numerous distribution partners.

Marketplace revenues consisted of the following (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Marketplace revenues:
Owned Properties	$122,778	$106,597	$329,006	$288,827
Private Label	31,610	23,945	101,113	82,145

Total Marketplace revenues	$154,388	$130,542	$430,119	$370,972

Marketplace revenues consisted of the following event categories (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Marketplace revenues:
Concerts	$87,142	$63,802	$239,762	$188,291
Sports	52,169	52,812	143,118	143,012
Theater	14,788	13,526	45,705	37,997
Other	289	402	1,534	1,672

Total Marketplace revenues	$154,388	$130,542	$430,119	$370,972

Resale revenues were $33.7 million and $84.5 million during the three and nine months ended September 30, 2023, respectively, and $26.3 million and $64.3 million during the three and nine months ended September 30, 2022, respectively.

At September 30, 2023, Deferred revenue in the Condensed Consolidated Balance Sheets was $34.4 million, which primarily relates to Vivid Seats Rewards, our loyalty program. Stamps earned under the program expire in two to three years, if not converted to credits, and credits expire in two to four years, if not redeemed. We expect to recognize all outstanding deferred revenue in the next seven years.

At December 31, 2022, $32.0 million was recorded as Deferred revenue, of which $1.9 million and $13.6 million was recognized as revenue during the three and nine months ended September 30, 2023, respectively. At December 31, 2021, $25.1 million was recorded as Deferred revenue, of which $1.2 million and $7.2 million was recognized as revenue during the three and nine months ended September 30, 2022, respectively.

5. SEGMENT REPORTING

Our reportable segments are Marketplace and Resale. Through the Marketplace segment, we act as an intermediary between ticket buyers and sellers within our online secondary ticket marketplace. Through the Resale segment, we acquire tickets from primary sellers, which we then sell through secondary ticket marketplaces, including our own. Revenues and contribution margin are used by our Chief Operating Decision Maker (“CODM”) to assess performance of the business. We define contribution margin as revenues less cost of revenues and marketing and selling expenses.

We do not report our assets, capital expenditures, general and administrative expenses or related depreciation and amortization expenses by segment because our CODM does not use this information to evaluate the performance of our operating segments.

The following tables represent our segment information (in thousands):

	Three Months Ended September 30, 2023			Nine Months Ended September 30, 2023
	Marketplace	Resale	Consolidated	Marketplace	Resale	Consolidated
Revenues	$154,388	$33,745	$188,133	$430,119	$84,457	$514,576
Cost of revenues (exclusive of depreciation and amortization shown separately below)	23,923	26,539	50,462	66,749	64,089	130,838
Marketing and selling	77,006	—	77,006	196,970	—	196,970

Contribution margin	$53,459	$7,206	60,665	$166,400	$20,368	186,768
General and administrative			37,225			107,921
Depreciation and amortization			3,301			8,603
Change in fair value of contingent consideration			20			(998)

Income from operations			20,119			71,242
Interest expense – net			2,544			8,596
Other income			(1,038)			(365)

Income before income taxes			$18,613			$63,011

	Three Months Ended September 30, 2022			Nine Months Ended September 30, 2022
	Marketplace	Resale	Consolidated	Marketplace	Resale	Consolidated
Revenues	$130,542	$26,276	$156,818	$370,972	$64,312	$435,284
Cost of revenues (exclusive of depreciation and amortization shown separately below)	17,950	19,667	37,617	52,912	49,291	102,203
Marketing and selling	66,323	—	66,323	179,963	—	179,963

Contribution margin	$46,269	$6,609	52,878	$138,097	$15,021	153,118
General and administrative			30,239			95,721
Depreciation and amortization			2,158			5,269
Change in fair value of contingent consideration			(1,220)			(1,220)

Income from operations			21,701			53,348
Interest expense – net			2,901			9,542
Loss on extinguishment of debt			—			4,285
Other expenses			(65)			(6,618)

Income before income taxes			$18,865			$46,139

Substantially all of our assets reside in the United States.

6. ACCOUNTS RECEIVABLE—NET

As of September 30, 2023 and December 31, 2022, Accounts receivable – net was $64.8 million and $36.5 million, respectively.

$42.2 million and $18.9 million of the Accounts receivable balance at September 30, 2023 and December 31, 2022, respectively, consisted of uncollateralized payment processor obligations due under normal trade terms typically requiring payment within three business days. Credit risk with respect to accounts receivable from payment processing entities is limited due to the consolidation of those receivables with large financial institutions and the frequency with which the receivables turn over.

$7.8 million and $1.0 million of the Accounts receivable balance at September 30, 2023 and December 31, 2022, respectively, consisted of amounts due from marketplace ticket sellers for canceled events and costs of replacement tickets. We recorded an allowance for credit losses of $4.0 million and $0.1 million at September 30, 2023 and December 31, 2022, respectively, to reflect potential challenges in collecting funds from marketplace ticket sellers. The allowance for credit losses increased during the nine months ended September 30, 2023 as certain ticket sellers on the marketplace platform generated balances in excess of their existing payables, creating a greater risk of credit losses on these receivables.

$12.1 million and $11.7 million of the Accounts receivable balance at September 30, 2023 and December 31, 2022, respectively, consisted of amounts due from distribution partners for cancellation charges, primarily related to canceled events. We recorded an allowance for credit losses of $5.0 million and $3.6 million at September 30, 2023 and December 31, 2022, respectively, to reflect potential challenges in collecting funds from distribution partners, particularly for amounts due upon usage of store credit previously issued to buyers.

Accounts receivable balances are stated net of allowance for credit losses and bad debt expense is presented as a reduction of Revenues in the Condensed Consolidated Statement of Operations.

There were no write-offs for the three and nine months ended September 30, 2023 and 2022.

7. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following (in thousands):

	September 30, 2023	December 31, 2022
Recovery of future customer compensation	$42,421	$23,311
Prepaid expenses	6,591	6,032
Other current assets	395	569

Total prepaid expenses and other current assets	$49,407	$29,912

Recovery of future customer compensation represents expected recoveries of compensation to be paid to customers for event cancellations or other service issues related to previously recorded sales transactions. Recovery of future customer compensation costs increased by $19.1 million at September 30, 2023 compared to December 31, 2022 due to an increase in the reserve for future cancellations driven by higher volume of sales for future events. The provision related to these expected recoveries is included in Accrued expenses and other current liabilities in the Condensed Consolidated Balance Sheets.

8. GOODWILL AND INTANGIBLE ASSETS

Definite-lived intangible assets includes developed technology and customer relationships, which had a net carrying amount of $47.1 million and $17.3 million at September 30, 2023 and December 31, 2022, respectively, and accumulated amortization of $17.2 million and $9.6 million at September 30, 2023 and December 31, 2022, respectively. Our goodwill is included in our Marketplace segment.

The net changes in the carrying amounts of our intangible assets and goodwill were as follows (in thousands):

	Definite-lived Intangible Assets	Trademark	Goodwill
Balance at January 1, 2023	$17,310	$64,666	$715,258
Wavedash acquisition	29,673	2,173	45,351
Foreign currency translation	(418)	(30)	(638)
Capitalized development costs	8,067	—	—
Disposals	(43)	—	—
Amortization	(7,525)	—	—

Balance at September 30, 2023	$47,064	$66,809	$759,971

	Definite-lived Intangible Assets	Trademark	Goodwill
Balance at January 1, 2022	$13,845	$64,666	$718,204
Betcha acquisition adjustment	(890)	—	(2,946)
Capitalized development costs	8,988	—	—
Amortization	(5,009)	—	—

Balance at September 30, 2022	$16,934	$64,666	$715,258

We had recorded $563.2 million of cumulative impairment charges related to our intangible assets and goodwill as of September 30, 2023 and December 31, 2022.

Amortization expense on our definite-lived intangible assets was $2.9 million and $7.5 million for the three and nine months ended September 30, 2023, respectively, and $2.1 million and $5.0 million for the three and nine months ended September 30, 2022, respectively. Amortization expense is presented in Depreciation and amortization in the Condensed Consolidated Statements of Operations.

9. INVESTMENTS

In July 2023, we invested $6.0 million in a privately held company in the form of a convertible promissory note (the “Note”) and a warrant to purchase up to 1,874,933 shares of the company’s stock (the “Warrant”). Interest on the Note accrues at 8% per annum and outstanding principal and accrued interest is due and payable at the earlier of July 3, 2030 or a change in control of the company. The Warrant is exercisable until the date three years after the Note is repaid, subject to certain accelerating events.

We account for the Note in accordance with ASC Topic 320, Investments—Debt and Equity Securities. The Note is classified as an available-for-sale security and is recorded at fair value with the change in unrealized gains and losses reported as a separate component on the Condensed Consolidated Statements of Comprehensive Income until realized. The Note’s unrealized gain for the three and nine months ended September 30, 2023 was less than $0.1 million. The Note’s amortized cost amounted to $2.5 million at September 30, 2023. We did not recognize any credit losses related to the Note during the three and nine months ended September 30, 2023.

We account for the Warrant in accordance with ASC Topic 815, Derivatives and Hedging (“ASC 815”). As required by ASC 815, we record the derivative instrument on the Condensed Consolidated Balance Sheets at fair value with changes in fair value recognized in Other (income) expense on the Condensed Consolidated Statements of Operations on the recurring basis. The classification of the derivative instrument, including whether such instrument should be recorded as an asset or a liability, is evaluated at the end of each reporting period.

10. FAIR VALUE MEASUREMENTS

We account for financial instruments under ASC Topic 820, Fair Value Measurements (“ASC 820”). This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements, ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:

Level 1—Measurements that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2—Measurements that include other inputs that are directly or indirectly observable in the marketplace.

Level 3—Measurements derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable. These fair value measurements require significant judgment.

Financial instruments recorded at fair value on recurring basis as of September 30, 2023 and December 31, 2022 are as follows (in thousands):

	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total
September 30, 2023
Money market funds (cash equivalent)	$190,054	$—	$—	$190,054
Investments:
Note	—	—	2,536	2,536
Warrant	—	—	3,506	3,506

	$190,054	$—	$6,042	$196,096

	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total
December 31, 2022
Money market funds (cash equivalent)	$203,285	—	—	$203,285

	$203,285	$—	$—	$203,285

The fair value of the Note is determined using the income approach, utilizing Level 3 inputs. The estimated fair value of the Warrant is determined using the Black-Scholes model, which requires us to make assumptions and judgments about the variables used in the calculation related to volatility, expected term, dividend yield and risk-free interest rate. Because of the inherent uncertainty of valuation, these estimated values may differ significantly from the values that would have been used had a ready market for the investments existed, and the differences could be material.

The following table presents quantitative information about the significant unobservable inputs applied to these Level 3 fair value measurements:

Assets	Significant Unobservable Inputs	September 30, 2023
Note	Expected terms (years)	7.0
	Implied Yield	23.0%
Warrant	Estimated volatility	55.0%
	Expected terms (years)	7.0
	Risk-free rate	4.6%
	Expected dividend yield	0%

The following table provides a reconciliation of the financial instruments measured at fair value using Level 3 significant unobservable inputs for the three months ended September 30, 2023 (in thousands):

	Note	Warrant
Balance as of July 3, 2023 (inception)	$2,411	$3,589
Accretion of discount	8
Interest paid-in-kind	117
Total unrealized gains or losses:
Recognized in earnings	—	(83)

Balance at September 30, 2023	$2,536	$3,506

11. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following (in thousands):

	September 30, 2023	December 31, 2022
Accrued marketing expense	$44,709	$26,873
Accrued taxes	938	542
Accrued customer credits	63,754	88,167
Accrued future customer compensation	46,263	30,181
Accrued contingencies	—	5,898
Accrued payroll	13,363	10,660
Other current liabilities	28,220	19,649

Total accrued expenses and other current liabilities	$197,247	$181,970

Accrued customer credits represent credits issued and outstanding for event cancellations or other service issues related to recorded sales transactions. The accrued amount is reduced by the amount of credits estimated to go unused, known as breakage, provided that the credits are not subject to escheatment. We estimate breakage based on historical usage trends and available data on comparable programs and recognize breakage in proportion to the pattern of redemption for customer credits. Our breakage estimate could be impacted by future activity differing from our estimates, the effects of which could be material.

During the three and nine months ended September 30, 2023, $2.6 million and $7.8 million of accrued customer credits were redeemed, respectively, and we recognized $7.7 million and $18.4 million of revenue from breakage, respectively. During the three and nine months ended September 30, 2022, $5.6 million and $22.9 million of accrued customer credits were redeemed, respectively, and we recognized $1.8 million and $5.0 million of revenue from breakage, respectively. Breakage amounts are net of reductions in associated accounts receivable balances.

Accrued future customer compensation represents an estimate of the amount of customer compensation due from cancellation charges in the future. These provisions are based on historic experience, revenue volumes for future events, and management’s estimate of the likelihood of future event cancellations and are recognized as a component of Revenues in the Condensed Consolidated Statements of Operations. The expected recoveries of these obligations are included in Prepaid expenses and other current assets in the Condensed Consolidated Balance Sheets. This estimated accrual could be impacted by future activity differing from our estimates, the effects of which could be material. During the three and nine months ended September 30, 2023, we recognized a net increase in revenue of $1.5 million and $0.2 million, respectively, and during the three and nine months ended September 30, 2022, we recognized a net increase in revenue of $4.6 million and $4.5 million, respectively, from the reversals of previously recorded revenue and changes to accrued future customer compensation related to event cancellations where the performance obligations were satisfied in prior periods.

Accrued contingencies primarily decreased as a result of milestone payments to Betcha Sports, Inc. (“Betcha,” which was rebranded as “Vivid Picks”) of $6.0 million in cash during the nine months ended September 30, 2023.

Other current liabilities primarily increased as a result of accrued interest during the nine months ended September 30, 2023.

12. DEBT

Our outstanding debt is comprised of the following (in thousands):

	September 30, 2023	December 31, 2022
February 2022 First Lien Loan	$270,875	$272,938
Shoko Chukin Bank Loan	3,068	—

Total long-term debt, gross	273,943	272,938
Less: unamortized debt issuance costs	(4,760)	(5,290)

Total long-term debt, net of issuance costs	269,183	267,648
Less: current portion	(3,308)	(2,750)

Total long-term debt, net	$265,875	$264,898

June 2017 Term Loans

On June 30, 2017, we entered into a $575.0 million first lien debt facility, comprised of a $50.0 million revolving credit facility and a $525.0 million term loan (the “June 2017 First Lien Loan”), and a second lien credit facility, comprised of a $185.0 million second lien term loan (the “June 2017 Second Lien Loan”). The June 2017 First Lien Loan was amended to upsize the committed amount by $115.0 million on July 2, 2018. On October 28, 2019, we paid off the June 2017 Second Lien Loan balance. The revolving credit facility component of the first lien debt facility was subsequently retired on May 22, 2020. On October 18, 2021, we made an early principal payment related to the June 2017 First Lien Loan of $148.2 million in connection with, and using the proceeds from, the merger transaction with Horizon Acquisition Corporation (“Merger Transaction”) and a private investment in public equity. On February 3, 2022, we repaid $190.7 million of the outstanding balance of the June 2017 First Lien Loan and refinanced the remaining balance with a new $275.0 million term loan.

February 2022 First Lien Loan

On February 3, 2022, we entered into an amendment which refinanced the remaining balance of the June 2017 First Lien Loan with a new $275.0 million term loan (the “February 2022 First Lien Loan”), which has a maturity date of February 3, 2029 and added a new $100.0 million revolving credit facility (the “Revolving Facility”) with a maturity date of February 3, 2027. At September 30, 2023, we had no outstanding borrowings under our Revolving Facility.

The terms of the February 2022 First Lien Loan specify a secured overnight financing rate (“SOFR”) based floating interest rate and contain a springing financial covenant that requires compliance with a first lien net leverage ratio when revolver borrowings exceed certain levels. All obligations under the February 2022 First Lien Loan are unconditionally guaranteed by Hoya Intermediate and substantially all of Hoya Intermediate’s existing and future direct and indirect wholly owned domestic subsidiaries. The February 2022 First Lien Loan requires quarterly amortization payments of $0.7 million. The Revolving Facility does not require periodic payments. All obligations under the February 2022 First Lien Loan are secured, subject to permitted liens and other exceptions, by first-priority perfected security interests in substantially all of our assets. The February 2022 First Lien Loan carries an interest rate of SOFR (subject to a 0.5% floor) plus 3.25%. The effective interest rate on the February 2022 First Lien Loan was 9.04% and 7.98% per annum at September 30, 2023 and December 31, 2022, respectively.

Our February 2022 First Lien Loan is held by third-party financial institutions and is carried at the outstanding principal balance, less debt issuance costs and any unamortized discount or premium. The fair value was estimated using quoted prices that are directly observable in the marketplace. Therefore, the fair value is estimated on a Level 2 basis. At September 30, 2023 and December 31, 2022, the fair value of our February 2022 First Lien Loan approximated the carrying value.

We are subject to certain reporting and compliance-related covenants to remain in good standing under the February 2022 First Lien Loan. These covenants, among other things, limit our ability to incur additional indebtedness and, in certain circumstances, restrict our ability to enter into transactions with affiliates, create liens, merge or consolidate, and make certain payments. Non-compliance with these covenants and failure to remedy could result in the acceleration of the loans or foreclosure on the collateral. As of September 30, 2023, we were in compliance with all of our debt covenants related to the February 2022 First Lien Loan.

Due to the refinancing of the June 2017 First Lien Loan with the February 2022 First Lien Loan, we incurred a loss of $4.3 million for the nine months ended September 30, 2022, which is presented in Loss on extinguishment of debt in the Condensed Consolidated Statements of Operations.

Shoko Chukin Bank Loan

In connection with our acquisition of Wavedash, we assumed long-term debt of JPY 458.3 million (approximately $3.1 million), which has a maturity date of June 24, 2026, subject to a fixed interest rate of 1.27% per annum.

13. FINANCIAL INSTRUMENTS

We issued the following warrants during the year ended December 31, 2021 in connection with the Merger Transaction:

Public Warrants

We issued warrants to purchase 18,132,776 shares of our Class A common stock at an exercise price of $11.50 per share (“Public Warrants”) to former warrant holders of Horizon Acquisition Corporation, of which warrants to purchase 5,166,666 shares were issued to Horizon Sponsor, LLC. The Public Warrants are traded on the Nasdaq Stock Market under the symbol “SEATW.” As of September 30, 2023, there were 6,766,853 outstanding Public Warrants.

Private Warrants

We issued warrants to purchase 6,519,791 shares of our Class A common stock at an exercise price of $11.50 per share (“Private Warrants”) to Horizon Sponsor, LLC. The Private Warrants have similar terms to the Public Warrants, except that the Private Warrants are not redeemable by us. As of September 30, 2023, there were 6,519,791 outstanding Private Warrants.

Exercise Warrants

We issued to Horizon Sponsor, LLC warrants to purchase 17,000,000 shares of our Class A common stock at an exercise price of $10.00 per share (“$10 Exercise Warrants”) and warrants to purchase 17,000,000 shares of our Class A common stock at an exercise of $15.00 per share (“$15 Exercise Warrants”; together with the $10 Exercise Warrants, “Exercise Warrants”). The Exercise Warrants have similar terms to the Public Warrants, except that the Exercise Warrants have different exercise prices, an initial term of 10 years, are not redeemable by us, and are fully transferable. As of September 30, 2023, there were 17,000,000 $10 Exercise Warrants outstanding and 17,000,000 $15 Exercise Warrants outstanding.

Mirror Warrants

Hoya Intermediate issued to us warrants to purchase 17,000,000 of its common units (“Intermediate Units”) at an exercise price of $10.00 per unit (“$10 Mirror Warrants”), warrants to purchase 17,000,000 Intermediate Units at an exercise of $15.00 per unit (“$15 Mirror Warrants”), and warrants to purchase 24,652,557 Intermediate Units at an exercise price of $11.50 per unit (“$11.50 Mirror Warrants”; together with the $10 Mirror Warrants and $15 Mirror Warrants, “Mirror Warrants”). The number and terms of the Mirror Warrants are identical to the Public, Private and Exercise Warrants, respectively. Upon the valid exercise of a Public, Private or Exercise Warrant, Hoya Intermediate will issue to us an equivalent number of Intermediate Units. Similarly, if a Public, Private or Exercise Warrant is tendered, an equivalent number of Mirror Warrants will be tendered. As of September 30, 2023, there were 17,000,000 $10 Mirror Warrants outstanding, 17,000,000 $15 Mirror Warrants outstanding and 13,286,644 $11.50 Mirror Warrants outstanding.

Hoya Intermediate Warrants

Hoya Intermediate issued to Hoya Topco, LLC (“Hoya Topco”) warrants to purchase 3,000,000 Intermediate Units at an exercise price of $10.00 per unit and warrants to purchase 3,000,000 Intermediate Units at an exercise of $15.00 per unit (collectively, the “Hoya Intermediate Warrants”).

A portion of the Hoya Intermediate Warrants, consisting of warrants to purchase 1,000,000 Intermediate Units at exercise prices of $10.00 and $15.00 per unit, respectively (“Option Contingent Warrants”), were issued in tandem with stock options we issued to members of our management team (“Management Options”). The Option Contingent Warrants only become exercisable by Hoya Topco if a Management Option is forfeited or expires unexercised. As of September 30, 2023, 0.1 million Management Options were forfeited or expired.

Because the Hoya Intermediate Warrants allow for cash redemption at the option of the warrant holder, they are classified as a liability in Other liabilities in the Condensed Consolidated Balance Sheets. Upon consummation of the Merger Transaction, we recorded a warrant liability of $20.4 million, reflecting the fair value of the Hoya Intermediate Warrants determined using the Black-Scholes model. Upon consummation of the Merger Transaction, the fair value of the Hoya Intermediate Warrants included Option Contingent Warrants of $1.6 million. The estimated fair value of the Option Contingent Warrants is adjusted to reflect the probability of forfeiture of the corresponding Management Options based on historical forfeiture rates for Hoya Topco profits interests.

The following assumptions were used to calculate the fair value of the Hoya Intermediate Warrants and the Option Contingent Warrants:

	September 30, 2023	December 31, 2022
Estimated volatility	46.0%	39.0%
Expected term (years)	8.1	8.8
Risk-free rate	4.6%	3.9%
Expected dividend yield	0.0%	0.0%

For the three and nine months ended September 30, 2023, the fair value of the Hoya Intermediate Warrants and the Option Contingent Warrants decreased by $1.7 million and $1.0 million, respectively, and for the three and nine months ended September 30, 2022 decreased by less than $0.1 million and $6.6 million, respectively, which is presented in Other (income) expense on the Condensed Consolidated Statements of Operations.

Upon the valid exercise of a Hoya Intermediate Warrant for Intermediate Units, we will issue an equivalent amount of shares of our Class B common stock to Hoya Topco.

Other financial instruments, including accounts receivable and accounts payable, are carried at cost, which approximates their fair value because of the short-term nature of these instruments.

Share Repurchase Program

On May 25, 2022, our board of directors (“Board”) authorized a share repurchase program of our Class A common stock of up to $40.0 million (“Repurchase Program”). The Repurchase Program was announced on May 26, 2022 and its authorization was fully utilized during 2022 and the three months ended March 31, 2023. Cumulatively under the Repurchase Program, we repurchased 5.3 million shares of our Class A common stock for $40.0 million and paid $0.1 million in commissions. The share repurchases are accounted for as Treasury stock in the Condensed Consolidated Balance Sheets. We made no share repurchases during the three months ended September 30, 2023.

Secondary Offering

We completed a public offering of 18,400,000 shares of our Class A common stock, comprised of 16,000,000 shares sold on May 22, 2023 and 2,400,000 shares sold on June 15, 2023 pursuant to the full exercise by the underwriters of their option to purchase additional shares (the “Secondary Offering”). The shares were sold at a public offering price of $8.00 per share and were purchased by the underwriters from Hoya Topco (the “Selling Stockholder”) at a price of $7.68 per share. The Selling Stockholder exchanged 18,400,000 shares of our Class B common stock and 18,400,000 Intermediate Units for the shares of our Class A common stock that it sold in the Secondary Offering. We did not receive any of the proceeds from the sale of the shares by the Selling Stockholder in the Secondary Offering. In connection with the Secondary Offering, we incurred $1.5 million of expenses during the nine months ended September 30, 2023, which are included within General and administrative expenses in the Condensed Consolidated Statements of Operations.

14. COMMITMENTS AND CONTINGENCIES

Litigation

From time to time, we are involved in various claims and legal actions arising in the ordinary course of business, none of which, in the opinion of management, could have a material effect on our business, financial position or results of operations other than those matters discussed herein.

We are a co-defendant in a class action lawsuit in Canada alleging a failure to disclose service fees prior to checkout, which we have settled. On January 5, 2022, we issued coupons to certain members of the class. Other members were notified in 2022 that they are eligible to submit a claim for a coupon, which they received in 2023. As of September 30, 2023 and December 31, 2022, a liability of $0.9 million was recorded in Accrued expenses and other current liabilities in the Condensed Consolidated Balance Sheets related to expected claim submissions and credit redemptions as of the measurement date.

We received multiple class action lawsuits related to customer compensation for cancellations, primarily as a result of COVID-19 restrictions. A final order approving settlement of one of the lawsuits was entered by the court on November 1, 2021. As such, after insurance, $4.5 million was funded to a claims settlement pool in 2021 and fully disbursed in 2022. A settlement was reached in another of the lawsuits in July 2022 and received final approval from the court on January 31, 2023. After insurance, we paid $3.3 million to cover legal and administrative fees and approved claims. Payments for approved claims were made in August 2023. We had no accrued liability as of September 30, 2023 and an accrued liability of $1.6 million as of December 31, 2022 within Accrued expenses and other current liabilities in the Condensed Consolidated Balance Sheets related to these matters.

We are a defendant in a lawsuit related to an alleged violation of the Illinois Biometric Information Privacy Act. We deny these allegations and intend to vigorously defend against this lawsuit. Based on the information currently available, we are unable to reasonably estimate a possible loss or range of possible losses. As a result, no litigation reserve has been recorded in the Condensed Consolidated Balance Sheets related to this matter.

Other

In 2018, the U.S. Supreme Court issued its decision in South Dakota v. Wayfair Inc., which overturned previous case law that had precluded states from imposing sales tax collection requirements on retailers without a physical presence in the state. In response, most states have already adopted laws that attempt to impose tax collection obligations on out-of-state companies, and we have registered and are collecting tax, where required by statute. However, states or local governments may continue to adopt laws requiring that we calculate, collect, and remit taxes on sales in their jurisdictions. A successful assertion by one or more jurisdictions could result in tax liabilities, including taxes on past sales, as well as penalties and interest. Based on our analysis of certain state regulations, specifically related to marketplace facilitators and ticket sales, we do not believe risk of loss is probable on historical revenue activities where tax has not already been remitted. We continuously monitor state regulations and will implement required collection and remittance procedures if and when we are subject to such regulations.

15. RELATED-PARTY TRANSACTIONS

Vivid Cheers Inc.

In December 2020, Vivid Cheers Inc. (“Vivid Cheers”) was incorporated as a non-profit organization within the meaning of Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “IRC”). Vivid Cheers’ mission is to support causes and organizations dedicated to healthcare, education, and support of workers in the live events industry during times of need. We have the right to elect the board of directors of Vivid Cheers, which currently comprises our executives. We do not have a controlling financial interest in Vivid Cheers and, accordingly, do not consolidate its statement of activities with our financial results. We made no charitable contributions to Vivid Cheers during the three and nine months ended September 30, 2023. We made no charitable contributions to Vivid Cheers during the three months ended September 30, 2022, and $0.6 million during the nine months ended September 30, 2022. We had no accrued charitable contributions payable as of September 30, 2023 and December 31, 2022.

Viral Nation Inc.

Viral Nation Inc. (“Viral Nation”) is a marketing agency that creates viral social media influencer campaigns and provides advertising, marketing, and technology services. Todd Boehly, a member of our Board, is the Co-Founder, Chairman and CEO of Eldridge Industries, LLC, which owns in excess of 25% of Viral Nation. We incurred an expense of $0.1 million for the three and nine months ended September 30, 2023 and $0.2 million and $0.8 million for the three and nine months ended September 30, 2022, respectively, which is presented in Marketing and selling expenses on the Condensed Consolidated Statements of Operations.

Rolling Stone

Rolling Stone, LLC (“Rolling Stone”) is a high-profile magazine and media platform that focuses on music, film, television, and news coverages. Todd Boehly, a member of our Board, is the Co-Founder, Chairman and CEO of Eldridge Industries, LLC, which owns in excess of 20% of Rolling Stone. We incurred an expense of $0.2 million and $0.7 million as part of our multifaceted partnership with Rolling Stone for the three and nine months ended September 30, 2023, respectively, which is presented in Marketing and selling expenses on the Condensed Consolidated Statements of Operations. We incurred an expense of $0.5 million and $0.6 million for the three and nine months ended September 30, 2022, respectively.

Khoros, LLC

Khoros, LLC (“Khoros”) is a social media engagement and management platform. Martin Taylor, a member of our Board, is a Senior Managing Director at Vista Equity Partners, which is one of our investors and a majority owner of Khoros. We incurred an expense of less than $0.1 million and $0.1 million for the three and nine months ended September 30, 2023, respectively, and less than $0.1 million and $0.1 million for the three and nine months ended September 30, 2022, respectively, which is presented in General and administrative expenses on the Condensed Consolidated Statements of Operations.

Los Angeles Dodgers

The Los Angeles Dodgers (the “Dodgers”) is a Major League Baseball team based in Los Angeles, California. Todd Boehly, a member of our Board, is a minority owner of the Dodgers. As part of our strategic partnership with the Dodgers, including our designation as the Official Ticket Marketplace of the Dodgers and certain other advertising, marketing, promotional and sponsorship benefits, we incurred an expense of $1.1 million for the three and nine months ended September 30, 2023 and zero for the three and nine months ended September 30, 2022, respectively, which is presented in Marketing and selling expenses on the Condensed Consolidated Statements of Operations.

Tax Receivable Agreement

In connection with the Merger Transaction, we entered into a Tax Receivable Agreement with the existing Hoya Intermediate shareholders that provides for our payment to such shareholders of 85% of the amount of the tax savings, if any, that we realize (or, under certain circumstances, are deemed to realize) as a result of, or attributable to, (i) increases in the tax basis of assets owned directly or indirectly by Hoya Intermediate or its subsidiaries from, among other things, any redemptions or exchanges of Intermediate Units, (ii) existing tax basis (including depreciation and amortization deductions arising from such tax basis) in long-lived assets owned directly or indirectly by Hoya Intermediate and its subsidiaries, and (iii) certain other tax benefits (including deductions in respect of imputed interest) related to us making payments under the Tax Receivable Agreement.

In conjunction with the Secondary Offering in the second quarter of 2023, Hoya Topco exchanged Intermediate Units, and as a result, we recorded a liability of $99.0 million and a deferred tax asset of $52.8 million related to the Secondary Offering as well as the projected payments under the Tax Receivable Agreement, with a corresponding reduction to additional paid-in capital of $46.1 million. Tax Receivable Agreement-related liabilities are classified as current or long-term based on the expected date of payment. As of September 30, 2023, there were no amounts due within 12 months and, therefore, the entire liability is included in Tax Receivable Agreement liability within long-term liabilities in the Condensed Consolidated Balance Sheets.

16. INCOME TAXES

For the three and nine months ended September 30, 2023, we recorded a $2.6 million income tax expense and a $21.6 million income tax benefit in continuing operations, respectively. Our effective income tax rate differs from the 21% U.S. federal statutory rate largely due to the impact of noncontrolling interests and the release of our valuation allowance on our U.S. net operating losses, interest limitations, and tax credit carryforwards.

For the three and nine months ended September 30, 2022, we recorded a $0.1 million and $0.2 million income tax expense in continuing operations, respectively. The September 30, 2022 income tax provision was primarily a result of state taxes.

As of September 30, 2023, our deferred tax assets were primarily the result of our investment in partnership, net operating losses, interest limitations, and tax credit carryforwards. Prior to the second quarter of 2023, a full valuation allowance was maintained against our U.S. deferred tax assets on the basis of management’s reassessment of the amount of the deferred tax assets that are more likely than not to be realized. As of each reporting date, management considers new evidence, both positive and negative, that could affect its view of the future realization of deferred tax assets. As of June 30, 2023, in part because in the current year we achieved three years of cumulative pretax income in the U.S. federal tax jurisdiction, management determined that there is sufficient positive evidence to conclude that it is more likely than not that additional deferred tax assets of $31.3 million associated with our investment in partnership, U.S. net operating losses, interest limitations, and tax credit carryforwards are realizable. We therefore reduced the valuation allowance accordingly in the second quarter of 2023. We maintain a partial valuation allowance on our investments in partnership related to the portion of the basis difference that will only reverse upon the sale of our interests, which would result in a capital loss that we do not expect to be able to utilize. Certain tax attributes remain subject to an annual limitation under Section 382 of the IRC as a result of the historical acquisitions.

During the second quarter of 2023, we received a refund associated with our 2021 tax filing in the amount of $7.8 million, including interest, for which a long-term liability was established.

Tax Receivable Agreement

In connection with the Merger Transaction, we entered into a Tax Receivable Agreement with the existing Hoya Intermediate shareholders that will provide for payment to Hoya Intermediate shareholders of 85% of the amount of the tax savings, if any, that we realize (or, under certain circumstances, are deemed to realize) as a result of, or attributable to, (i) increases in the tax basis of assets owned directly or indirectly by Hoya Intermediate or its subsidiaries from, among other things, any redemptions or exchanges of Intermediate Units (ii) existing tax basis (including depreciation and amortization deductions arising from such tax basis) in long-lived assets owned directly or indirectly by Hoya Intermediate and its subsidiaries, and (iii) certain other tax benefits (including deductions in respect of imputed interest) related to VSI making payments under the Tax Receivable Agreement.

In conjunction with the Secondary Offering in the second quarter of 2023, Hoya Topco exchanged Intermediate Units, and as a result, we now have an obligation to make payments pursuant to the Tax Receivable Agreement. The increase in deferred tax assets, the Tax Receivable Agreement liability, and additional reduction in paid-in capital resulting from the Secondary Offering was $52.8 million, $99.0 million, and $46.1 million, respectively. Payments pursuant to the Tax Receivable Agreement relating to the Secondary Offering are expected to begin during the year ending December 31, 2024.

Amounts payable under the Tax Receivable Agreement are contingent upon the generation of future taxable income over the term of the Tax Receivable Agreement and future changes in tax laws. If we do not generate sufficient taxable income in the aggregate over the term of the Tax Receivable Agreement to utilize the tax benefits, then we would not be required to make the related payments. As of September 30, 2023, we estimate that the tax savings associated with all tax attributes described above would aggregate to approximately $116.4 million. Under this scenario we would be required to pay approximately 85% of such amount, or $99.0 million, primarily over the next 15 years. As of September 30, 2023, there were no amounts due within 12 months.

17. EQUITY-BASED COMPENSATION

The 2021 Incentive Award Plan (“2021 Plan”) was approved and adopted in order to facilitate the grant of equity incentive awards to our employees, directors and consultants. The 2021 Plan became effective on October 18, 2021 upon closing of the Merger Transaction.

Restricted Stock Units (“RSUs”)

In March 2023, we granted 2.5 million RSUs to certain employees at a weighted average grant date fair value of $7.17 per share. In May 2023, we granted less than 0.1 million RSUs to certain employees at a weighted average grant date fair value of $7.67 per share. In August 2023, we granted 0.1 million RSUs to certain employees at a weighted average grant date fair value of $7.45 per share. RSUs granted to employees vest over three years, with one-third vesting on the one-year anniversary of the grant date and the remaining portion vesting on a quarterly basis thereafter, subject to the employee’s continued employment through the applicable vesting date.

In June 2023, we granted 0.1 million RSUs to our directors at a weighted average grant date fair value of $7.68 per share. RSUs granted to directors fully vest on the earlier of (i) one day prior to the date of our first annual meeting of stockholders following the grant date and (ii) the one-year anniversary of the grant date, subject to the director’s continued service on our Board.

In June 2023, we granted less than 0.1 million RSUs to certain consultants at a weighted average grant date fair value of $7.98 per share. RSUs granted to consultants vest in equal annual installments over three years, subject to the consultant’s continued service.

We account for forfeitures of outstanding, but unvested grants, in the period they occur. During the three and nine months ended September 30, 2023, less than 0.1 million and 0.2 million RSUs were forfeited, respectively. During the three and nine months ended September 30, 2022, 0.2 million and 0.3 million RSUs were forfeited, respectively.

During the three and nine months ended September 30, 2023, 0.3 million and 1.0 million RSUs vested, respectively. During the three and nine months ended September 30, 2022, 0.1 million and 0.2 million RSUs vested, respectively. At September 30, 2023 and December 31, 2022, there were 4.1 million and 2.6 million RSUs outstanding, respectively.

Stock options

In March 2023, we granted 3.6 million stock options to certain employees at an exercise price of $7.17. The grant date fair value of the stock options is $3.30 per option. Stock options provide for the purchase of shares of our Class A common stock in the future at an exercise price set on the grant date. These stock options vest over three years, with one-third vesting on the one-year anniversary of the grant date and the remaining portion vesting on a quarterly basis thereafter. The stock options have a contractual term of ten years from the grant date, subject to the employee’s continued employment through the applicable vesting date. The fair value of stock options granted is estimated on the grant date using the Black-Scholes model.

In June 2023, we granted 0.9 million stock options divided into three tranches, 0.2 million, 0.3 million and 0.4 million, respectively, to certain consultants at exercise prices of $7.98, $17.00 and $23.00, respectively. The grant date fair value of the stock options is $3.22, $1.87 and $1.44 per option, respectively. Stock options provide for the purchase of shares of our Class A common stock in the future at an exercise price set on the grant date. These stock options vest in equal annual installments over three years. The stock options have a contractual term of seven years from the grant date, subject to the consultants’ continued service through the applicable vesting date. The fair value of stock options granted is estimated on the grant date using the Hull White model.

The following assumptions were used to calculate the fair value of our stock options:

	June 14, 2023	March 10, 2023
Volatility	42.0%	42.0%
Expected term (years)	7.0	5.9
Risk-free rate	4.0%	3.9%
Dividend yield	0.0%	0.0%

At September 30, 2023 and December 31, 2022, there were 10.6 million and 6.1 million stock options outstanding, respectively. No stock options were exercised during the three and nine months ended September 30, 2023 and 2022. During the three and nine months ended September 30, 2023, zero and less than 0.1 million stock options were forfeited or expired, respectively. During the three and nine months ended September 30, 2022, 0.4 million stock options were forfeited or expired.

Compensation expense

For the three and nine months ended September 30, 2023, equity-based compensation expense related to RSUs was $3.9 million and $10.5 million, respectively, compared to $2.3 million and $6.0 million for the three and nine months ended September 30, 2022, respectively. Unrecognized compensation expense relating to unvested RSUs as of September 30, 2023 was $35.8 million, which is expected to be recognized over a weighted average period of approximately two years.

For the three and nine months ended September 30, 2023, equity-based compensation expense related to stock options was $2.8 million and $7.3 million, respectively, compared to $1.7 million and $4.6 million for the three and nine months ended September 30, 2022, respectively. Unrecognized compensation expense relating to unvested stock options as of September 30, 2023 was $25.4 million, which is expected to be recognized over a weighted average period of approximately two years.

For the three and nine months ended September 30, 2023, equity-based compensation expense related to profit interests was $1.0 million and $3.0 million, respectively. For the three and nine months ended September 30, 2022, equity-based compensation expense related to profit interests was $1.1 million and $3.4 million, respectively. Unrecognized compensation expense relating to these profit interests as of September 30, 2023 was $1.6 million, which is expected to be recognized over a weighted average period of approximately two years.

18. EARNINGS PER SHARE

We calculate basic and diluted net income per share of Class A common stock in accordance with ASC 260, Earnings per Share. Our Class B common stock does not have economic rights in our Company and, as a result, is not considered a participating security for basic and diluted income per share. As such, basic and diluted income per share of our Class B common stock has not been presented. However, holders of our Class B common stock are allocated income in Hoya Intermediate (our operating entity) according to their weighted average percentage ownership of Intermediate Units during each quarter.

Net income attributable to redeemable noncontrolling interests is calculated by multiplying Hoya Intermediate’s net income for each quarterly period by Hoya Topco’s weighted average percentage ownership of Intermediate Units during the period. Hoya Topco has the right to exchange its Intermediate Units for shares of our Class A common stock on a one-to-one basis or for cash proceeds of equal value at the time of redemption. The option to redeem Intermediate Units for cash proceeds must be approved by our Board, which as of September 30, 2023, is controlled by investors in Hoya Topco. The ability to put Intermediate Units is solely within the control of the holder of the redeemable noncontrolling interests. If Hoya Topco elects for a redemption to be settled in cash, the cash used to settle the redemption must be funded through a private or public offering of our Class A common stock and is subject to our Board’s approval.

The following table provides net income attributable to Hoya Topco’s redeemable noncontrolling interests (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
Net income—Hoya Intermediate	$17,672	$18,761	$61,674	$45,963
Hoya Topco’s weighted average % allocation of Hoya Intermediate’s net income	52.9%	59.1%	56.8%	59.5%

Net income attributable to Hoya Topco’s redeemable noncontrolling interests	$9,341	$11,084	$35,045	$27,368

Net income attributable to Class A common stockholders–basic is calculated by subtracting the portion of Hoya Intermediate’s net income attributable to redeemable noncontrolling interests from our total net income, which includes our net income for activities outside of our investment in Hoya Intermediate as well as the full results of Hoya Intermediate on a consolidated basis.

Net income per Class A common stock–diluted is based on the average number of shares of our Class A common stock used for the basic earnings per share calculation, adjusted for the weighted-average number of Class A common share equivalents outstanding for the period determined using the treasury stock method and if-converted method, as applicable. Net income attributable to Class A common stockholders–diluted is adjusted for (i) our share of Hoya Intermediate’s consolidated net income after giving effect to Intermediate Units that convert into potential shares of our Class A common stock, to the extent it is dilutive, and (ii) the impact of changes in the fair value of Hoya Intermediate Warrants, to the extent they are dilutive.

The following table sets forth the computation of basic and diluted net income per share of Class A common stock for the periods in which shares of our Class A and Class B common stock were outstanding (in thousands, except share and per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Numerator—basic:
Net income	$16,018	$18,747	$84,616	$45,945
Less: Income attributable to redeemable noncontrolling interests	9,341	11,084	35,045	27,368

Net income attributable to Class A Common Stockholders—basic	6,677	7,663	49,571	18,577

Denominator—basic:
Weighted average Class A common stock outstanding—basic	96,407,327	81,996,447	86,403,617	80,145,329

Net income per Class A common stock—basic	$0.07	$0.09	$0.57	$0.23

Numerator—diluted:
Net income attributable to Class A Common Stockholders—basic	$6,677	$7,663	$49,571	$18,577
Net income effect of dilutive securities:
Effect of Exercise Warrants	—	—	—	—
Effect of RSUs	15	1	68	—
Effect of noncontrolling interests	—	—	33,874	27,368

Net income attributable to Class A Common Stockholders—diluted	6,692	7,664	83,513	45,945
Denominator—diluted:
Weighted average Class A common stock outstanding—basic	96,407,327	81,996,447	86,403,617	80,145,329
Weighted average effect of dilutive securities:
Effect of Noncontrolling Interests	—	—	109,514,286	118,200,000
Effect of Exercise Warrants	—	—	—	345,208
Effect of RSUs	455,572	27,016	389,828	19,232

Weighted average Class A common stock outstanding—diluted	96,862,899	82,023,463	196,307,731	198,709,769

Net income per Class A common stock—diluted	$0.07	$0.09	$0.43	$0.23

Potential shares of our Class A common stock are excluded from the computation of diluted net income per share of Class A common stock if their effect would have been anti-dilutive for the period presented or if the issuance of shares is contingent upon events that did not occur by the end of the period. The dilution reflected in diluted net income per share of Class A common stock during the nine months ended September 30, 2023 relates primarily to an assumed conversion of our noncontrolling interests to shares of our Class A common stock, which would not have a commensurate effect on net income, primarily due to the release of the valuation allowance which benefit is attributable to Vivid Seats Inc. only.

The following table presents potentially dilutive securities excluded from the computation of diluted net income per share of Class A common stock for the periods presented that could potentially dilute earnings per share in the future:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
RSUs	1,576,861	2,446,014	857,813	1,273,638
Stock options	10,597,528	6,239,307	10,597,528	6,239,607
Public Warrants and Private Warrants	13,286,644	13,286,644	13,286,644	13,286,644
Exercise Warrants	34,000,000	34,000,000	34,000,000	17,000,000
Hoya Intermediate Warrants	6,000,000	6,000,000	6,000,000	6,000,000
Noncontrolling Interests	99,800,000	118,200,000	—	—

19. SUBSEQUENT EVENTS

On November 3, 2023, we entered into a definitive agreement to acquire 100% ownership of VDC Holdco, LLC, the indirect parent company of Vegas.com, LLC, a leading entertainment marketplace for consumers exploring Las Vegas, Nevada. The agreed upon purchase price was approximately $243.8 million, which is subject to customary closing adjustments, comprised of approximately $153.6 million in cash and approximately 15.6 million shares of our Class A common stock (calculated based on a price per share of $5.80, representing the average daily volume weighted price per share for each of the five consecutive trading days ending on and including November 2, 2023). The transaction also closed on November 3, 2023. We financed the cash portion of the purchase price with cash on hand.

Report of Independent Registered Public Accounting Firm

To the shareholders and the Board of Directors of Vivid Seats Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Vivid Seats Inc. and subsidiaries (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, comprehensive income (loss), deficit, and cash flows for each of the three years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter

As discussed in Note 1 to the financial statements, the Company consummated a merger on October 18, 2021, which has been accounted for as a reverse recapitalization. The financial statements of the Company represent a continuation of the financial statements of Hoya Intermediate, LLC.

/s/ Deloitte & Touche LLP

Chicago, Illinois

March 7, 2023

We have served as the Company’s auditor since 2021.

VIVID SEATS INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	December 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$251,542	$489,530
Restricted cash	748	280
Accounts receivable – net	36,531	36,124
Inventory – net	12,783	11,773
Prepaid expenses and other current assets	29,912	72,504

Total current assets	331,516	610,211
Property and equipment – net	10,431	1,082
Right-of-use assets – net	7,859	—
Intangible assets – net	81,976	78,511
Goodwill	715,258	718,204
Other non-current assets	4,391	787

Total assets	$1,151,431	$1,408,795

Liabilities and equity (deficit)
Current liabilities:
Accounts payable	$161,312	$191,201
Accrued expenses and other current liabilities	181,970	281,156
Deferred revenue	31,983	25,139
Current maturities of long-term debt	2,750	—

Total current liabilities	378,015	497,496
Long-term debt – net	264,898	460,132
Long-term lease liabilities	14,911	—
Other liabilities	13,445	25,834

Total long-term liabilities	293,254	485,966
Commitments and contingencies (Note 17)
Redeemable noncontrolling interests	862,860	1,286,016
Shareholders’ deficit
Class A common stock, $0.0001 par value; 500,000,000 shares authorized, 82,410,774 issued and outstanding at December 31, 2022; 79,091,871 shares issued and outstanding at December 31, 2021	8	8
Class B common stock, $0.0001 par value; 250,000,000 shares authorized, 118,200,000 issued and outstanding at December 31, 2022 and December 31, 2021	12	12
Additional paid-in capital	663,908	182,091
Treasury stock, at cost, 4,342,477 shares at December 31, 2022; no shares at December 31, 2021	(32,494)	—
Accumulated deficit	(1,014,132)	(1,042,794)

Total Shareholders’ deficit	(382,698)	(860,683)

Total liabilities, Redeemable noncontrolling interests, and Shareholders’ deficit	$1,151,431	$1,408,795

The accompanying notes are an integral part of these financial statements.

VIVID SEATS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

	Years Ended December 31,
	2022	2021	2020
Revenues	$600,274	$443,038	$35,077
Costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	140,508	90,617	24,690
Marketing and selling	248,375	181,358	38,121
General and administrative	127,619	92,170	66,199
Depreciation and amortization	7,732	2,322	48,247
Impairment charges	—	—	573,838
Change in fair value of contingent consideration	(2,065)	—	—

Income (loss) from operations	78,105	76,571	(716,018)
Other (income) expense:
Interest expense – net	12,858	58,179	57,482
Loss on extinguishment of debt	4,285	35,828	685
Other (income) expense	(8,227)	1,389	—

Income (loss) before income taxes	$69,189	$(18,825)	$(774,185)
Income tax expense (benefit)	(1,590)	304	—

Net income (loss)	70,779	(19,129)	(774,185)
Net loss attributable to Hoya Intermediate, LLC shareholders prior to reverse recapitalization	—	(12,836)	(774,185)
Net income (loss) attributable to redeemable noncontrolling interests	42,117	(3,010)	—

Net income (loss) attributable to Class A Common Stockholders	$28,662	$(3,283)	$—

Income (loss) per Class A Common Stock(1):
Basic	$0.36	$(0.04)
Diluted	$0.36	$(0.04)
Weighted average Class A Common Stock outstanding(1):
Basic	80,257,247	77,498,775
Diluted	198,744,381	77,498,775

(1)	There were no shares of Class A Common Stock outstanding prior to October 18, 2021. Therefore, no income (loss) per share information has been presented for any period prior to that date.

The accompanying notes are an integral part of these financial statements.

VIVID SEATS INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands)

	Years Ended December 31,
	2022	2021	2020
Net income (loss)	$70,779	$(19,129)	$(774,185)
Other comprehensive income (loss):
Unrealized gain on derivative instruments	—	822	1,095

Comprehensive income (loss), net of taxes	$70,779	$(18,307)	$(773,090)
Comprehensive loss attributable to Hoya Intermediate, LLC shareholders prior to reverse recapitalization	—	(12,836)	(773,090)
Comprehensive income (loss) attributable to redeemable noncontrolling interests	42,117	(3,010)	—

Comprehensive income (loss) attributable to Class A Common Stockholders	$28,662	$(2,461)	$—

The accompanying notes are an integral part of these financial statements.

VIVID SEATS INC.

CONSOLIDATED STATEMENTS OF EQUITY (DEFICIT)

(in thousands, except share/unit data)

	Redeemable senior preferred units		Redeemable preferred units			Common units		Class A Common Shares		Class B Common Shares			Treasury Stock
	Units	Amount	Units	Amount	Redeemable noncontrolling interests	Units	Amount	Shares	Amount	Shares	Amount	Additional paid-in capital	Shares	Amount	Accumulated deficit	Accumulated other comprehensive (income) loss	Total shareholders’ equity (deficit)
Balances at January 1, 2020	100	$197,154	100	$9,939	$—	100	$—	—	$—	—	$—	$772,683	—	$—	$(252,490)	$(1,917)	$518,276
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(774,185)	—	(774,185)
Unrealized gain on derivative instruments	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	887	887
Loss reclassified from accumulated other comprehensive loss to earnings	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	208	208
Deemed contribution from former parent	—	—	—	—	—	—	—	—	—	—	—	4,287	—	—	—	—	4,287
Accretion of senior preferred units	—	21,134	—	—	—	—	—	—	—	—	—	(21,134)	—	—	—	—	(21,134)
Distributions to former parent	—	—	—	—	—	—	—	—	—	—	—	(120)	—	—	—	—	(120)

Balances at December 31, 2020	100	$218,288	100	$9,939	$—	100	$—	—	$—	—	$—	$755,716	—	$—	$(1,026,675)	$(822)	$(271,781)
Net loss prior to reverse recapitalization	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(12,836)	—	(12,836)
Loss reclassified from accumulated other comprehensive loss to earnings prior to reverse recapitalization	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	822	822
Deemed contribution from former parent prior to reverse recapitalization	—	—	—	—	—	—	—	—	—	—	—	3,692	—	—	—	—	3,692
Accretion of senior preferred units prior to reverse recapitalization	—	17,738	—	—	—	—	—	—	—	—	—	(17,738)	—	—	—	—	(17,738)
Reverse recapitalization, net	(100)	(236,026)	(100)	(9,939)	84,874	(100)	—	76,948,433	8	118,200,000	12	637,341	—	—	—	—	637,361
Net loss after reverse recapitalization	—	—	—	—	(3,010)	—	—	—	—	—	—	—	—	—	(3,283)	—	(3,283)
Deemed contribution from former parent after reverse recapitalization	—	—	—	—	438	—	—	—	—	—	—	293	—	—	—	—	293
Equity-based compensation after reverse recapitalization	—	—	—	—	—	—	—	—	—	—	—	1,624	—	—	—	—	1,624
Change in fair value of warrants	—	—	—	—	—	—	—	—	—	—	—	1,269	—	—	—	—	1,269
Issuance of shares related to acquisition	—	—	—	—	—	—	—	2,143,438	—	—	—	21,306	—	—	—	—	21,306
Dividends paid to Class A Common Shareholders	—	—	—	—	—	—	—	—	—	—	—	(17,698)	—	—	—	—	(17,698)
Subsequent remeasurement of Redeemable noncontrolling interests	—	—	—	—	1,203,714	—	—	—	—	—	—	(1,203,714)	—	—	—	—	(1,203,714)

Balances at December 31, 2021	—	$—	—	$—	$1,286,016	—	$—	79,091,871	$8	118,200,000	$12	$182,091	—	$—	$(1,042,794)	$—	$(860,683)

Net income	—	—	—	—	42,117	—	—	—	—	—	—	$—	—	—	28,662	—	28,662
Issuance of shares	—	—	—	—	—	—	—	591,118	—	—	—	—	—	—	—	—	—
Deemed contribution from former parent	—	—	—	—	2,687	—	—	—	—	—	—	1,824	—	—	—	—	1,824
Equity-based compensation	—	—	—	—	—	—	—	—	—	—	—	14,621	—	—	—	—	14,621
Repurchases of common stock	—	—	—	—	—	—	—	—	—	—	—	—	(4,342,477)	(32,494)	—	—	(32,494)
Distributions to non-controlling interest	—	—	—	—	(5,245)	—	—	—	—	—	—	—	—	—	—	—	—
Reclassification of contingent consideration	—	—	—	—	—	—	—	—	—	—	—	2,657	—	—	—	—	2,657
Subsequent remeasurement of Redeemable noncontrolling interests	—	—	—	—	(462,715)	—	—	—	—	—	—	462,715	—	—	—	—	462,715
Increase in common shares outstanding following warrant exchange	—	—	—	—	—	—	—	2,727,785	—	—	—	—	—	—	—	—	—

Balances at December 31, 2022	—	$—	—	$—	$862,860	—	$—	82,410,774	$8	118,200,000	$12	$663,908	(4,342,477)	$(32,494)	$(1,014,132)	$—	$(382,698)

The accompanying notes are an integral part of these financial statements.

VIVID SEATS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2022	2021	2020
Cash flows from operating activities
Net income (loss)	$70,779	$(19,129)	$(774,185)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	7,732	2,322	48,247
Amortization of deferred financing costs and interest rate cap	1,052	4,472	3,863
Loss on asset disposals	369	—	169
Equity-based compensation expense	19,053	6,047	4,287
Loss on extinguishment of debt	4,285	35,828	685
Interest expense paid-in-kind	—	25,214	15,678
Change in fair value of warrants	(8,227)	1,389	—
Impairment charges	—	—	573,838
Amortization of right-of-use assets	2,170	—	—
Change in fair value of contingent consideration	(2,065)	—	—
Changes in operating assets and liabilities:
Accounts receivable	(329)	(874)	(10,250)
Inventory	(1,010)	(4,311)	4,094
Prepaid expenses and other current assets	42,894	7,623	(67,584)
Accounts payable	(30,779)	128,160	(28,674)
Accrued expenses and other current liabilities	(94,415)	14,196	195,404
Deferred paid-in-kind interest paid on May 2020 First Lien Loan	—	(44,141)	—
Deferred revenue	6,844	19,183	24
Other assets and liabilities	(3,978)	(189)	512

Net cash provided by (used in) operating activities	14,375	175,790	(33,892)
Cash flows from investing activities
Cash acquired (paid) in acquisition	(8)	301	—
Purchases of property and equipment	(3,558)	(1,132)	(341)
Purchases of personal seat licenses	(165)	(76)	—
Investments in developed technology	(11,684)	(8,438)	(7,264)

Net cash used in investing activities	(15,415)	(9,345)	(7,605)
Cash flows from financing activities
Proceeds from February 2022 First Lien Loan	275,000	—	—
Payments of February 2022 First Lien Loan	(2,062)	—	—
Distributions to non-controlling interests	(5,245)	—	—
Repurchase of Common Stock as Treasury Stock	(32,494)	—	—
Cash paid for milestone payments	(1,111)	—	—
Proceeds from PIPE Financing	—	475,172	—
Proceeds from the Merger Transaction	—	277,738	—
Redemption of Redeemable Senior Preferred Units	—	(236,026)	—
Payments of May 2020 First Lien Loan	—	(260,000)	—
Payments of June 2017 First Lien Loan	(465,712)	(153,009)	(5,856)
Prepayment penalty on extinguishment of debt	—	(27,974)	—
Payment of reverse recapitalization costs	—	(20,175)	—
Dividends paid to Class A Common Stock Shareholders	—	(17,698)	—
Proceeds from May 2020 First Lien Loan	—	—	260,000
Proceeds from Revolving Facility	—	—	50,000
Payments of Revolving Facility	—	—	(50,000)
Payments of deferred financing costs and other debt-related costs	(4,856)	—	(8,479)
Distributions	—	—	(120)

Net cash (used in) provided by financing activities	(236,480)	38,028	245,545

Net increase (decrease) in cash, cash equivalents, and restricted cash	(237,520)	204,473	204,048

Cash, cash equivalents, and restricted cash – beginning of period	489,810	285,337	81,289

Cash, cash equivalents, and restricted cash – end of period	$252,290	$489,810	$285,337

Supplemental disclosure of cash flow information:
Paid-in-kind interest added to May 2020 First Lien Loan principal	$—	$28,463	$15,678
Cash paid for interest	$14,794	$72,736	$34,592
Acquisition non-cash consideration	$—	$21,306	$—
Property and equipment acquired through tenant improvement allowance	$6,472	$—	$—
Right-of-use assets obtained in exchange for lease obligations	$3,406	$—	$—
Equity-based compensation expense related to capitalized development costs	$79	$—	$—

The accompanying notes are an integral part of these financial statements.

VIVID SEATS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. BACKGROUND, DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Vivid Seats Inc. (“VSI”) and its subsidiaries including Hoya Intermediate, LLC (“Hoya Intermediate”), Hoya Midco, LLC (“Hoya Midco”), and Vivid Seats LLC (collectively the “Company,” “us,” “we,” and “our”) provide an online secondary ticket marketplace that enables ticket buyers to discover and easily purchase tickets to concert, sporting and theater events in the United States and Canada. Through our Marketplace segment, we operate an online platform enabling ticket buyers to purchase tickets to live events, while enabling ticket sellers to seamlessly manage their operations. In our Resale segment, we acquire tickets to resell on secondary ticket marketplaces, including our own.

Our consolidated financial statements include all of our accounts, including those of our consolidated subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

VSI was incorporated in Delaware on March 29, 2021 as a wholly owned subsidiary of Hoya Intermediate. VSI was formed for the purpose of completing the transactions contemplated by the definitive transaction agreement, dated April 21, 2021 (the “Transaction Agreement”), by and among Horizon Acquisition Corporation (“Horizon”), a publicly traded special purpose acquisition company, Hoya Intermediate, Hoya Topco, VSI, and the other parties thereto. On October 18, 2021, the transactions contemplated by the Transaction Agreement were completed.

The Merger Transaction and PIPE Financing—On October 18, 2021, we consummated a series of transactions (collectively, the “Merger Transaction”) between Horizon, VSI, and Hoya Intermediate. The Merger Transaction was accounted for as a reverse recapitalization, with Hoya Intermediate treated as the accounting acquirer. Accordingly, our consolidated financial statements represent a continuation of the financial statements of Hoya Intermediate with net assets of Hoya Intermediate stated at historical cost.

In connection with the Merger Transaction, VSI:

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Issued 29,431,260 shares of Class A common stock to former shareholders of Horizon, whereby $293.2 million in cash and cash equivalents (after the payment of $18.7 million in transaction costs incurred by Horizon) of Horizon became available to VSI. We subsequently paid an additional $15.5 million in transaction costs incurred by Horizon using the cash and cash equivalents that became available to VSI;

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Issued 118,200,000 shares of Class B common stock and 6,000,000 warrants at an exercise price of $0.001 per share to purchase Class B common stock (“Class B Warrants”), which are only exercisable upon the exercise of a corresponding Hoya Intermediate Warrant (defined below), to Hoya Topco in exchange for the outstanding shares of Hoya Intermediate;

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Received $475.2 million in aggregate consideration from certain investors, including Horizon Sponsor in exchange for 47,517,173 shares of Class A common stock, pursuant to a private investment in public equity (“PIPE Financing”).

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Used proceeds from Horizon and the PIPE Financing to pay (i) $482.4 million towards our outstanding debt, (ii) $236.0 million to facilitate the redemption of preferred units held in Hoya Intermediate, and (iii) $54.3 million for transaction fees incurred in connection with the Merger Transaction;

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Issued to Horizon Sponsor (i) warrants to purchase 17,000,000 shares of Class A common stock at an exercise price of $10.00 per share, (ii) warrants to purchase 17,000,000 shares of Class A common stock at an exercise of $15.00 per share (collectively, the “Exercise Warrants”), and (iii) 50,000 shares of Class A common stock; and

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Issued private warrants to purchase 6,519,791 shares of Class A common stock at an exercise price of $11.50 per share (“Private Warrants”), and public warrants to purchase 18,132,776 shares of Class A common stock at an exercise price of $11.50 per share (“Public Warrants”), to former holders of Horizon warrants.

In connection with the Merger Transaction, Hoya Intermediate issued to Hoya Topco (i) warrants to purchase 3,000,000 shares of common units of Hoya Intermediate (“Intermediate Units”) at an exercise price of $10.00 per share, and (ii) warrants to purchase 3,000,000 shares of Intermediate Units at an exercise of $15.00 per share (collectively, the “Hoya Intermediate Warrants”). A portion of the Hoya Intermediate Warrants consisting of warrants to purchase 1,000,000 Intermediate Units at exercise prices of $10.00 and $15.00 per unit (“Option Contingent Warrants”), respectively, were issued in tandem with stock options issued by VSI to members of our management team (“Management Options”). The Option Contingent Warrants only become available to exercise by Hoya Topco in the event that a Management Option is forfeited or goes unexercised. For additional details regarding the issuance of warrants in connection with the Merger Transaction refer to Note 14, Financial Instruments.

Following the Merger Transaction, the legacy unit holders of Hoya Intermediate own a controlling interest in VSI through their ownership of Class B common stock in VSI.

Immaterial Correction of an Error in Prior Period—We identified an immaterial error related to the classification of the payment of previously deferred interest in our Consolidated Statement of Cash Flows for the year ended December 31, 2021. The payment of $44.1 million of deferred interest was previously classified as a financing cash outflow included within the Payments of May 2020 First Lien Loan in the Consolidated Statement of Cash flows. We subsequently determined that the $44.1 million should have been classified as an operating cash outflow in the Consolidated Statement of Cash Flows. We therefore conducted an evaluation of the quantitative and qualitative factors outlined in Staff Accounting Bulletin No. 99 and concluded that the impact of the cash flow classification error was not material to the previously issued financial statements. We corrected the deferred interest payment of $44.1 million from an outflow in cash flows from financing activities to an outflow in cash flows from operating activities in the Consolidated Statement of Cash Flows for the year ended December 31, 2021. The effect of the error did not impact the Consolidated Statement of Operations, the Consolidated Statement of Comprehensive Income (Loss), or the Consolidated Statement of Equity (Deficit) for the year ended December 31, 2021. The effect of the error did not impact the Consolidated Balance Sheet as of December 31, 2021.

The impact of this correction in the Consolidated Statement of Cash Flows for the year ended December 31, 2021 is as follows:

	As Reported	As Restated
Cash flows from operating activities
Deferred paid-in-kind interest paid on May 2020 Loan	$—	$(44,141)
Net cash provided by operating activities	219,931	175,790
Cash flows from financing activities
Payments of May 2020 First Lien Loan	(304,141)	(260,000)
Net cash (used in) provided by financing activities	(6,113)	38,028
Supplemental disclosure of cash flow information:
Cash paid for interest	28,595	72,736

COVID-19 Update—Beginning in the second quarter of 2021, and continuing throughout 2022, we have seen a recovery in ticket orders as mitigation measures ease. While we have experienced recovery from the COVID-19 pandemic, uncertainty remains around the potential for new variants to emerge or case counts to rise. We expect some of our key accounting estimates to continue to evolve depending on the degree of future impacts associated with the COVID-19 pandemic. If economic conditions caused by the pandemic worsen, our financial condition, cash flows, and results of operations may be materially impacted.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates—We use estimates and assumptions in the preparation of our consolidated financial statements in accordance with GAAP. Our estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Our actual financial results could differ significantly from these estimates. The significant estimates underlying our consolidated financial statements include the accrual for future customer compensation and the related recovery of future customer compensation asset; breakage rates related to customer credits; usage assumptions for our loyalty program; inventory valuation; valuation of equity-based compensation; valuation of warrants; valuation of acquired intangible assets and goodwill and valuation of earnouts issued in connection with our acquisition of Betcha Sports, Inc. (“Betcha”, as renamed “Vivid Picks”); useful life of definite-lived intangible assets and other long-lived assets; impairments of goodwill, indefinite-lived intangible assets, definite-lived intangible assets and long-lived assets, and valuation allowances.

Cash and Cash Equivalents—Cash and cash equivalents include all cash balances and highly liquid investments purchased with original maturities of three months or less. Our cash and cash equivalents consist primarily of domestic bank accounts, interest-bearing deposit accounts, and money market accounts managed by third-party financial institutions. Cash and cash equivalents are valued by us based on quoted prices in an active market, which represent a Level 1 measurement within the fair value hierarchy.

Cash and cash equivalents held in interest-bearing accounts may exceed the Federal Deposit Insurance Corporation insurance limits. To reduce credit risk, we monitor the credit standing of the financial institutions that hold our cash and cash equivalents. However, balances could be impacted in the future if underlying financial institutions fail. As of December 31, 2022 and 2021, we have not experienced any loss or lack of access to its cash and cash equivalents.

Restricted Cash—Restricted cash consists of funds reserved for Vivid Picks account balances, which are required to remain separate from our operational funds and are reserved for users.

Accounts Receivable and Credit Policies—$18.9 million and $9.5 million of the Accounts receivable balance at December 31, 2022 and 2021, respectively, consisted of uncollateralized payment processor obligations due under normal trade terms typically requiring payment within three business days. Credit risk with respect to accounts receivable from payment processing entities is limited due to the consolidation of those receivables with large financial institutions and the frequency with which the receivables turn over.

$1.0 million and $7.2 million of the Accounts receivable balance at December 31, 2022 and 2021, respectively, consisted of amounts due from marketplace ticket sellers for cancelled event tickets. We recorded an allowance for doubtful accounts of $0.1 million and $1.4 million at December 31, 2022 and 2021, respectively, to reflect potential challenges in collecting funds from marketplace ticket sellers. The allowance for doubtful accounts decreased during 2022 as ticket sellers on the marketplace platform repaid their outstanding balances or uncollectable amounts were written off. Accounts receivable balances are stated net of allowance for doubtful accounts and bad debt expense is presented as a reduction of Revenues in the Consolidated Statements of Operations.

$11.7 million and $14.5 million of the Accounts receivable balance at December 31, 2022 and 2021, respectively, consisted of amounts due from distribution partners for cancellation charges, primarily related to cancelled events. We recorded an allowance for doubtful accounts of $3.6 million and $1.6 million at December 31, 2022 and 2021, respectively, to reflect potential challenges in collecting funds from distribution partners, particularly for amounts due upon usage of store credit previously issued to buyers. Accounts receivable balances are stated net of allowance for doubtful accounts and bad debt expense is presented as a reduction of Revenues in the Consolidated Statements of Operations.

Write-offs were $4.9 million, $1.0 million, and less than $0.1 million for the years ended December 31, 2022, 2021 and 2020, respectively.

Inventory—Inventory consists of tickets to live events purchased by our Resale segment. All inventory is valued at the lower of cost or net realizable value, determined by the specific identification method. A provision is recorded to adjust inventory to its estimated realizable value when inventory is determined to be in excess of anticipated demand. During the years ended December 31, 2022, 2021, and 2020, we incurred inventory write-downs of $5.0 million, $2.1 million, and $1.6 million, respectively, which are presented in Cost of revenues in the Consolidated Statements of Operations.

Property and Equipment—Property and equipment are stated at cost, net of depreciation. Depreciation is computed using the straight-line method over the following estimated useful lives:

Asset Class	Useful Life
Computer Equipment	5 years
Purchased Software	3 years
Furniture and Fixtures	7 years

Leasehold improvements are amortized over the shorter of the term of the lease or the improvements’ estimated useful lives.

Long-Lived Assets Impairment Assessments—We review our long-lived assets (property and equipment – net and personal seat licenses – net) for impairment whenever events or changes in circumstances indicate the carrying amount of an asset or asset group may not be recoverable. The fair value of our long-lived assets is determined using both the market approach and income approach, utilizing Level 3 inputs. If circumstances require a long-lived asset or asset group to be held and used be tested for possible impairment, we first compare the undiscounted cash flows expected to be generated by that long-lived asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent the carrying amount exceeds its fair value.

During the second quarter of 2020, we determined a triggering event occurred that required us to evaluate our long-lived assets for impairment. We recorded an impairment charge as a result of those assessments. Refer to Note 6, Impairments, for additional information.

Goodwill and Intangible Assets—Goodwill represents the excess purchase price over the fair value of the net assets acquired. Intangible assets other than goodwill primarily consists of customer and supplier relationships, developed technology, non-compete agreements, and trademarks.

We evaluate goodwill and our indefinite-lived intangible asset for impairment annually on October 31 or more frequently when an event occurs or circumstances change that indicates the carrying value may not be recoverable. We have the option to assess goodwill and our indefinite-lived intangible asset for impairment by first performing a qualitative assessment to determine whether it is more-likely-than-not that the fair value of a reporting unit or the indefinite-lived intangible asset is less than its carrying value. If it is determined that the reporting unit’s or the indefinite-lived intangible asset’s fair value is more-likely-than-not less than its carrying value, or if we do not elect the option to perform an initial qualitative assessment, we perform a quantitative assessment of the reporting unit’s or the indefinite-lived intangible asset’s fair value. If the fair value of the reporting unit or the indefinite-lived intangible asset is in excess of its carrying value, the related goodwill or the indefinite-lived intangible asset is not impaired. If the fair value of the reporting unit is less than the carrying value, we recognize an impairment equal to the difference between the carrying value of the reporting unit and its fair value, not to exceed the carrying value of goodwill. If the fair value of the indefinite-lived intangible asset is less than the carrying value, we recognize an impairment equal to the difference.

We review our definite-lived intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset or asset group may not be recoverable. If circumstances require a definite-lived intangible asset or its asset group to be held and used be tested for possible impairment, we first compare the undiscounted cash flows expected to be generated by that definite-lived intangible asset or asset group to its carrying amount. If the carrying amount of the definite-lived intangible asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying amount exceeds its fair value. The fair value of our definite-lived intangible assets or asset group is determined using both the market approach and income approach, utilizing Level 3 inputs.

Definite-lived intangible assets are amortized on a straight-line basis over their estimated period of benefit, over the following estimated useful lives:

Asset Class	Useful Life
Non-competition agreements	3 years
Supplier relationships	4 years
Developed technology	3-5 years
Customer relationships	2-5 years

During the second quarter of 2020, we determined a triggering event occurred that required us to evaluate our long-lived assets for impairment. We recorded an impairment charge as a result of those assessments. Refer to Note 6, Impairments, for additional information.

Capitalized Development Costs—We incur costs related to internal-use software and website development. Costs incurred in both the preliminary project stage and post-implementation stage of development are expensed as incurred. Qualifying development costs, including those incurred for upgrades and enhancements that result in additional functionality to existing software, are capitalized. Capitalized development costs are classified as Intangible assets – net on the Consolidated Balance Sheets and amortized using the straight-line method over the 3 year useful life of the applicable software. The amortization is presented in Depreciation and amortization expense in the Consolidated Statements of Operations.

Accrued Customer Credits—We may issue credits to customers for cancelled events that can be applied to future purchases on our marketplace. The amount recognized in Accrued expenses and other current liabilities in the Consolidated Balance Sheets represents the balance of credits issued to these customers. Breakage income from customer credits that are not expected to be used, and are not subject to escheatment, is estimated and recognized as revenue in proportion to the pattern of redemption for the customer credits that are used. We estimate breakage based on historical usage trends for credits issued by us and available data on comparable programs. This estimate could be impacted by changes in credit usage rates, or in the determination of which credits are subject to escheatment, the effects of which could be material to the consolidated financial statements. When customer credits are used to make a purchase, revenue is recognized for the new transaction.

Accrued Future Customer Compensation—Provisions for accrued future customer compensation are included in Accrued expenses and other current liabilities in the Consolidated Balance Sheets and represent compensation to be paid to customers for event cancellations or other service issues related to previously recorded sales transactions. The expected recoveries of these obligations are included in Prepaid expenses and other current assets. These provisions are based on historic experience, revenue volumes for future events, and management’s estimate of the likelihood of future event cancellations and are recognized as a component of Revenue. This estimated accrual could be impacted by future activity differing from our estimates, the effects of which could be material to the consolidated financial statements.

Income Taxes—Hoya Intermediate is treated as a partnership for U.S. federal and most applicable state and local income tax purposes. As a partnership, Hoya Intermediate’s taxable income and losses were passed through to and included in the taxable income of its members, including VSI, for periods following the Merger Transaction. Accordingly, amounts related to income taxes were zero for us prior to the Merger Transaction, and therefore, are not representative of future amounts expected to be incurred by us.

Following the Merger Transaction, our parent legal entity is VSI. We are subject to income taxes at the U.S. federal, state, and local levels for income tax purposes, including with respect to our allocable share of any taxable income of Hoya Intermediate. Income taxes are accounted for using the asset and liability method of accounting. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences on differences between the carrying amounts of assets and liabilities and their respective tax basis, using tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred assets and liabilities of a change in tax rates is recognized in income in the period when the change is enacted. Deferred tax assets are reduced by a valuation allowance when it is “more-likely-than not” that some portion or all of the deferred tax assets will not be realized. The realization of the deferred tax assets is dependent on the amount of our future taxable income.

We recognize interest and penalties related to underpayment of income taxes in Income tax expense on the Consolidated Statements of Operations. To date, the interest or penalties incurred related to income taxes have not been material.

Tax Receivable Agreement—In connection with the Merger Transaction, we entered into a Tax Receivable Agreement with the existing Hoya Intermediate shareholders that will provide for payment to Hoya Intermediate shareholders of 85% of the amount of the tax savings, if any, that we realize (or, under certain circumstances, is deemed to realize) as a result of, or attributable to, (i) increases in the tax basis of assets owned directly or indirectly by Hoya Intermediate or its subsidiaries from, among other things, any redemptions or exchanges of Intermediate Units (ii) existing tax basis (including depreciation and amortization deductions arising from such tax basis) in long-lived assets owned directly or indirectly by Hoya Intermediate and its subsidiaries, and (iii) certain other tax benefits (including deductions in respect of imputed interest) related to Hoya Intermediate making payments under the Tax Receivable Agreement.

Debt—Term debt is carried at the outstanding principal balance, less debt issuance costs and any unamortized discount or premium. Deferred borrowing costs and discounts are amortized to interest expense over the terms of the respective borrowings using the effective interest method. Upon the repayment of our term debt, we reflected prepayment penalties and the write-off of any unamortized borrowing costs and discounts as loss on extinguishment of debt on the Consolidated Statements of Operations.

Fair Value of Financial Instruments—Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value of our financial instruments is disclosed based on the fair value hierarchy using the following three categories:

Level 1—Measurements that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2—Measurements that include other inputs that are directly or indirectly observable in the marketplace.

Level 3—Measurements derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable. These fair value measurements require significant judgment.

Our assets and liabilities measured at fair value on a recurring basis are presented in Note 12, Debt, and Note 14, Financial Instruments. Our non-financial assets, such as goodwill, intangible assets, and long-lived assets are measured at fair value on a nonrecurring basis, utilizing Level 3 inputs, are presented in Note 9, Goodwill and Intangible Assets. Other financial instruments, including accounts receivable and accounts payable, are carried at cost, which approximates their fair value because of the short-term nature of these instruments. We did not have any transfers of financial instruments between valuation levels during the years ended December 31, 2022 and 2021.

Warrants—In connection with the Merger Transaction, we issued several types of warrants. We separately evaluate the terms for each of these outstanding warrants in accordance with ASC 480, Distinguishing Liabilities from Equity, and ASC 815-40, Derivatives and Hedging: Contracts in an Entity’s Own Equity to determine the appropriate classification and accounting treatment. Our Public Warrants, Private Warrants, and Exercise Warrants meet the criteria to be classified as equity instruments. Hoya Intermediate Warrants are exercisable for Intermediate Units, which allow for a potential cash redemption at the discretion of the unit holder, and hence, these warrants are classified as a liability in Other liabilities on our Consolidated Balance Sheets. The warrant liability is subject to a fair value remeasurement each period with an offsetting adjustment reflected in Other expenses on our Consolidated Statements of Operations.

Redeemable Noncontrolling Interests—VSI holds a 40.5% interest in Hoya Intermediate, with the remainder held by Hoya Topco. Hoya Topco’s interest in Hoya Intermediate represents a redeemable noncontrolling interest. At its discretion, Hoya Topco has the right to exchange its common units in Hoya Intermediate for either shares of Class A common stock of VSI on a one-to-one basis or cash proceeds of equal value at the time of redemption. Any redemption of Intermediate Units in cash must be funded through a private or public offering of Class A Common Stock and is subject to the approval of the VSI Board of Directors (“Board”). As of December 31, 2022, equity holders of Hoya Topco hold the majority of the voting rights on the Board.

As the redeemable noncontrolling interests are redeemable upon the occurrence of an event that is not solely within our control, we classify our redeemable noncontrolling interests as temporary equity. The redeemable noncontrolling interests were initially measured at Hoya Topco’s share in the net assets of Hoya Intermediate upon consummation of the Merger Transaction. Subsequent remeasurements of our redeemable noncontrolling interests are recorded as a deemed dividend each reporting period, which reduces retained earnings, if any, or additional paid-in capital of VSI Remeasurements of our redeemable noncontrolling interests are based on the fair value of our Class A common stock.

Offering costs—We incurred incremental costs associated with the Merger Transaction and PIPE Financing related for legal, accounting, and other third-party fees. In accordance with Staff Accounting Bulletin (“SAB”) Topic 5.A, Expenses of Offering, we deferred certain incremental costs directly associated with the Merger Transaction and PIPE Financing. These deferred costs were capitalized by us and subsequently charged against the gross proceeds of the Merger Transaction and PIPE Financing as a reduction to additional paid-in capital on the Consolidated Balance Sheets. Our total transaction costs during the year ended December 31, 2021 were $32.7 million, of which $20.2 million was charged against the gross proceeds of the Merger Transaction and PIPE Financing.

Equity-Based Compensation—We account for Restricted Stock Units (“RSUs”), stock options, and profits interest at fair value as of the grant date. We award RSUs to our employees, directors and consultants. We award stock options to certain employees. We account for forfeitures of outstanding, but unvested grants, in the period they occur. The awards are subject to the recipient’s continued service through the applicable vesting date. The grant-date fair value of stock options is estimated using an option pricing model. The model requires us to make assumptions and judgments about the variables used in the calculation, the volatility of our common stock, risk-free interest rate, and expected dividends. Expense related to grants of equity-based awards is recognized as equity-based compensation in the Consolidated Statements of Operations.

Prior to the Merger Transaction, certain members of management received profit interests in Hoya Topco and Phantom units in a cash bonus pool funded by Hoya Topco. Under Accounting Standards Codification (“ASC”) 718, Compensation–Stock Compensation, and ASC 480, Distinguishing Liabilities from Equity, the grants of profits interest meet the criteria to be recognized as equity-classified awards, whereas the grants of Phantom units meet the criteria to be recognized as liability-classified awards.

For the profit interests and Phantom units, we used a market-based approach to determine the total equity value of Hoya Topco and allocate the resulting value between share classes using the Black-Scholes option pricing model to determine the grant date fair value of employee grants. The exercise prices used are based on various scenarios considering the waterfall payout structure of the units that exists at the Hoya Topco level.

For Phantom Units with service and performance conditions, we recognize a liability for the fair value of the outstanding units only when we conclude it is probable that the performance condition will be achieved. As of December 31, 2022 and 2021, it is not probable the performance condition will be achieved.

Segment Reporting—Operating segments are defined as components of an entity for which discrete financial information is available and is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in making decisions regarding resource allocation and performance assessment. Our CODM is our Chief Executive Officer. We have determined that we have two operating and reportable segments: Marketplace and Resale.

Revenue Recognition—We recognize revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). We report revenue on a gross or net basis based on management’s assessment of whether we are acting as a principal or agent in the transaction. Revenue is reported net of sales taxes. The determination of whether we are acting as a principal or an agent in a transaction is based on the evaluation of control over the ticket, including the right to sell the ticket, before it is transferred to the ticket buyer.

Marketplace

We act as an intermediary between ticket buyers and sellers in our online secondary ticketing marketplace. Revenue primarily consists of service fees from ticketing operations and is reduced by incentives provided to ticket buyers.

We have one primary performance obligation, facilitating the Marketplace transaction between the ticket buyers and sellers, which is satisfied at the time the order is confirmed. In this transaction, we act as an agent as we do not control the ticket prior to transferring it to the ticket buyer.

Revenue is recognized net of the amount due to the ticket seller when the seller confirms an order with the ticket buyer, at which point the seller is obligated to deliver the tickets to the buyer in accordance with the original marketplace listing. Payment from the ticket buyer is due at the time of sale.

Our sales terms provide that we will compensate the ticket buyer for the total amount of the purchase if an event is cancelled, the ticket is invalid, or if the ticket is delivered after the promised time. We have determined this is considered a stand-ready obligation to provide a return that is not a separate performance obligation, but is an element of variable consideration, which results in a reduction to revenue. The revenue reversal is reflected within Accrued expenses and other current liabilities in the Consolidated Balance Sheets when the buyer has yet to be compensated. We estimate the customer compensation liability, and corresponding charge against revenue, using the expected value method, which best predicts customer compensation for future cancellations. To the extent we estimate that a portion of the refund is recoverable from ticket sellers or distribution partners, we record the recovery as revenue to align with the net presentation of the original transaction. In extreme circumstances, such as the COVID-related shutdowns during 2020, the timing of event cancellations versus new sales transactions can result in customer compensation costs exceeding current period sales resulting in negative marketplace revenue for that period.

In certain instances, ticket buyers are compensated with credit to be used on future purchases. When a credit is redeemed, revenue is recognized for the newly placed order. Breakage income from customer credits that are not expected to be used, and not subject to escheatment, is estimated and recognized as revenue in proportion to the pattern of redemption for the customer credits that are used.

We also earn referral commissions on purchases of third-party insurance services by ticket buyers at the time of sale of the associated ticket on the Marketplace platform. Referral commissions are recognized as revenue when the ticket buyer makes a purchase from the third-party insurance provider during customer checkout. Payment from the third-party provider is due to us net 30 from when invoiced. This revenue is included within all categories of Marketplace disaggregated revenue described in Note 4, Revenue Recognition.

We earn revenue from our daily fantasy sports offering, which is the difference between cash entry fees collected and cash amounts paid out to users for winning picks, less customer promotions and incentives in a period.

Resale

We sell tickets we own on secondary ticket marketplaces. The Resale business has one performance obligation, which is to transfer control of a live event ticket to a ticket buyer once an order has been confirmed.

We act as a principal in these transactions as we own the ticket and therefore we control the ticket prior to transferring the ticket to the customer. Revenue is recorded on a gross basis based on the value of the ticket and is recognized when an order is confirmed in the secondary ticket marketplace. Payment from the marketplace is typically due upon delivery of the ticket or after the event has passed.

Secondary ticket marketplace terms and conditions require sellers to repay amounts received for events that are cancelled or tickets that are invalid or delivered after the promised time. We have determined that this obligation is a stand-ready obligation to provide a return that is not a separate performance obligation, but is an element of variable consideration, which results in a reduction to revenue. We recognize a liability for known and estimated cancellation charges within Accrued expenses and other current liabilities in the Consolidated Balance Sheets. We estimate the future customer compensation liability, and corresponding charge against revenue, using the expected value method. To the extent we estimate that a portion of the charge is recoverable from the event host, we record the estimated recovery asset to Prepaid expenses and other current assets.

When our Resale business sells a ticket in our own marketplace, the service fee is recorded in Marketplace revenues and the sales price of the ticket is recorded in Resale revenues.

Deferred Revenue

Deferred revenue consists of fees received related to unsatisfied performance obligations at the end of the period. The majority of the unsatisfied performance obligations are related to our loyalty program, Vivid Seats Rewards. Vivid Seats Rewards allows ticket buyers to earn stamps for each ticket purchased, which convert to credits upon reaching certain thresholds. Buyers can redeem those credits on future transactions. The credits earned in the program represent a material right to the ticket buyer and constitute an additional performance obligation for us. As such, we defer revenue based on expected future usage and recognize the deferred revenue as credits are redeemed.

Revenue from sales of contingent events, such as postseason sporting events, is initially recorded as Deferred revenue in the Consolidated Balance Sheets and is recognized when the contingency is resolved.

Sales Tax—Sales taxes are imposed by state, county, and city governmental authorities. We collect sales tax from the ticket buyer where required and remit to the appropriate governmental agency. Collected sales taxes are recorded as a liability until remitted. There is no impact on the Consolidated Statements of Operations as revenue is recorded net of sales taxes.

Advertising Costs—We utilize various forms of advertising, including paid search, brand partnership, e-mail marketing, and other forms of media. Advertising costs are expensed as incurred and were $247.3 million, $180.7 million, and $37.5 million for the years ended December 31, 2022, 2021, and 2020 respectively. Advertising costs are presented as part of Marketing and selling expense in the Consolidated Statements of Operations.

Shipping and Handling—Shipping and handling charges to customers are included in Revenues in the Consolidated Statements of Operations. Shipping and handling costs incurred by us are treated as fulfillment activities, and as such are included in Cost of revenues in the Consolidated Statements of Operations. These costs are accrued upon recognition of revenue.

Recent Accounting Pronouncements

As an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), we are provided the option to adopt new or revised accounting guidance either (1) within the same periods as those otherwise applicable to public business entities, or (2) within the same time periods as non-public business entities, including early adoption when permissible. The following provides a brief description of recent accounting pronouncements that could have a material effect on our financial statements:

Issued accounting standards adopted

Leases—In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842), which requires lessees to recognize a right-of-use asset and a lease liability for virtually all of their leases (other than leases that meet the definition of a short-term lease) in the balance sheet. Lease liabilities are equal to the present value of lease payments, while right-of-use assets are based on the associated lease liabilities, subject to certain adjustments, such as for initial direct costs. We elected the extended transition period available to emerging growth companies and adopted Accounting Standards Codification (“ASC”) 842 effective January 1, 2022 on a modified retrospective basis by applying the new standard to all leases existing at the date of initial application. We elected to present the financial statements for all periods prior to January 1, 2022 under the previous lease standard (“ASC 840”), as well as elected other options, which allow us to use our previous evaluations regarding if an arrangement contains a lease, if a lease is an operating or financing lease, and what costs are capitalized as initial direct costs prior to adoption. We also elected to combine lease and non-lease components.

Upon the adoption of the new lease standard, on January 1, 2022, we recognized right-of-use assets of $6.6 million and lease liabilities of $8.1 million (including a current liability of $3.0 million) in the Consolidated Balance Sheets and reclassified certain balances related to existing leases. The right-of-use assets balance as of January 1, 2022 is adjusted for $1.5 million of lease termination liabilities and deferred rent liabilities recognized under the previous lease standard. There was no impact to Accumulated deficit on the Consolidated Balance Sheets at adoption. Refer to Note 8, Leases, for more information on leases.

Financial Instruments-Credit Losses—In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which changes how entities will measure credit losses for financial assets and certain other instruments that are not measured at fair value through net income. The new expected credit loss impairment model requires immediate recognition of estimated credit losses expected to occur. Additional disclosures are required regarding assumptions, models, and methods for estimating the credit losses. ASU 2019-10, Financial Instruments-Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, deferred the effective date for non-public companies. The standard is effective for non-public companies for fiscal years beginning after December 15, 2022. We adopted these requirements as of January 1, 2023 with no material impact on our consolidated financial statements.

Reference Rate Reform—In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848), Facilitation of the Effects of Reference Rate Reform on Financial Reporting, as modified in January 2021. The ASU is intended to help stakeholders during the global market-wide reference rate transition period. The new guidance provides optional expedients and exceptions for applying generally accepted accounting principles to contract modifications and hedging relationships, subject to meeting certain criteria, that reference LIBOR or another reference rate expected to be discontinued. The guidance also establishes (1) a general contract modification principle that entities can apply in other areas that may be affected by reference rate reform and (2) certain elective hedge accounting expedients. We adopted these requirements as of January 1, 2023 with no material impact on our consolidated financial statements.

3. BUSINESS ACQUISITION

On December 13, 2021, we acquired 100% of the equity of Betcha. In August 2022, we rebranded Betcha as Vivid Picks. Vivid Picks is a real money daily fantasy sports app with social and gamification features that enhance fans’ connection with their favorite live sports. The acquisition was accounted for as an acquisition of a business in accordance with the acquisition method of accounting. Acquisition costs directly related to the transaction for the year ended December 31, 2022 were not material and are included in General and administrative expenses in the Consolidated Statements of Operations.

The acquisition date fair value of the consideration consisted of $0.8 million in cash and 2.1 million shares of our Class A common stock. The total consideration includes cash earnouts of $3.4 million as of the acquisition date representing the estimated fair value that we may be obligated to pay if Vivid Picks meets certain earnings objectives. In addition, the consideration includes future milestone payments of $9.5 million as of the acquisition date representing the estimated fair value that we may be obligated to pay upon the achievement of certain integration objectives. For the year ended December 31, 2022, the estimated fair value of cash earnouts decreased by $2.1 million, which is presented in Change in fair value of contingent consideration on the Consolidated Statements of Operations. As of December 31, 2022, $2.6 million was recorded in Additional paid-in capital in the Consolidated Balance Sheets related to our first milestone payment. For the year ended December 31, 2022, we made no payments related to cash earnouts and paid milestone payments which consisted of 0.3 million in shares of our Class A common stock and $1.1 million in cash. Subsequent to the year ended December 31, 2022, we paid a milestone payment of $2.5 million in cash. As of December 31, 2022, we had $5.9 million recorded in accrued expenses and other current liabilities related to future milestone payments and $1.1 million in other liabilities related to earnouts.

As part of the acquisition, we agreed to pay cash bonuses to certain Vivid Picks employees over three years following the anniversary of the employee start date. The payouts are subject to continued service, and therefore treated as compensation and expensed.

Proforma financial information has not been presented as the Vivid Picks acquisition was not considered material to our Consolidated Financial Statements.

The consideration was allocated to the assets acquired and liabilities assumed based on their fair value as of the acquisition date. The excess of the purchase price over the net assets acquired was recorded as goodwill. The goodwill recorded is not deductible for tax purposes as the Vivid Picks acquisition was primarily a stock acquisition and is attributable to the assembled workforce as well as the anticipated synergies from the integration of Vivid Picks’s technology with our technology.

During the year ended December 31, 2022, we recognized adjustments related to the estimated fair values of the assets acquired and liabilities assumed at the acquisition date. The adjustments primarily consisted of $0.9 million in definite-lived intangible assets and $2.9 million in goodwill. Refer to Note 9, Goodwill and Intangible Assets, for the acquisition adjustment. We have finalized purchase accounting for this acquisition in the fourth quarter of 2022.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as of the acquisition date (in thousands):

Cash	$48
Restricted cash	245
Accounts receivable	78
Prepaid expenses and other current assets	60
Intangible assets	4,430
Goodwill	31,931
Accounts payable	(1,180)
Accrued expenses and other current liabilities	(677)

Net assets acquired	$34,935

The following table summarizes the purchase consideration (in thousands):

Fair value of common stock	$21,306
Cash consideration	759
Fair value of milestone payments	9,470
Fair value of earnouts	3,400

Total purchase consideration	$34,935

The following table sets forth the components of identifiable intangible assets acquired (in thousands) and their estimated useful lives (in years) as of the date of acquisition (in thousands):

	Cost	Estimated Useful Life
Customer relationships	1,530	2 years
Developed technology	2,900	5 years

Total acquired intangible assets	$4,430

4. REVENUE RECOGNITION

During the years ended December 31, 2022, 2021, and 2020 Marketplace revenues consisted of the following (in thousands):

	2022	2021	2020
Marketplace revenues:
Owned Properties	$400,413	$308,226	$24,188
Private Label	110,681	81,442	(907)

Total Marketplace revenues	$511,094	$389,668	$23,281

During the years ended December 31, 2022, 2021, and 2020 Marketplace revenues consisted of the following event categories (in thousands):

	2022	2021	2020
Marketplace revenues:
Concerts	$251,423	$171,149	$15,775
Sports	196,467	175,471	3,484
Theater	61,483	41,745	3,759
Other	1,721	1,303	263

Total Marketplace revenues	$511,094	$389,668	$23,281

Within the Resale segment, we sell tickets we hold in inventory on resale ticket marketplaces. Resale revenues were $89.2 million, $53.4 million, and $11.8 million during the years ended December 31, 2022, 2021, and 2020, respectively.

At December 31, 2022, Deferred revenue in the Consolidated Balance Sheets was $32.0 million, which primarily relates to Vivid Seats Rewards, our loyalty program. Stamps earned under the program expire in two to three years, if not converted to credits, and credits expire in two to four years, if not redeemed. We expect to recognize all outstanding deferred revenue in the next seven years.

At December 31, 2021, $25.1 million was recorded as Deferred revenue, of which $16.2 million was recognized as revenue during year ended December 31, 2022. At December 31, 2020, $6.0 million was recorded as deferred revenue, of which $3.3 million was recognized as revenue during the year ended December 31, 2021.

5. SEGMENT REPORTING

Our reportable segments are Marketplace and Resale. Through the Marketplace segment, we act as an intermediary between ticket buyers and sellers within our online secondary ticket marketplace. Through the Resale segment, we acquire tickets from primary sellers, which we then sell through secondary ticket marketplaces. Revenues and contribution margin are used by our CODM to assess performance of the business. We define contribution margin as revenues less cost of revenues and marketing and selling expenses.

We do not report our assets, capital expenditures, general and administrative expenses or related depreciation and amortization expenses by segment, because our CODM does not use this information to evaluate the performance of our operating segments.

The following table represents our segment information for the year ended December 31, 2022 (in thousands):

	Marketplace	Resale	Consolidated
Revenues	$511,094	$89,180	$600,274
Cost of revenues (exclusive of depreciation and amortization shown separately below)	73,126	67,382	140,508
Marketing and selling	248,375	—	248,375

Contribution margin	$189,593	$21,798	211,391
General and administrative			127,619
Depreciation and amortization			7,732
Change in fair value of contingent consideration			(2,065)

Income from operations			78,105
Interest expense – net			12,858
Loss on extinguishment of debt			4,285
Other income			(8,227)

Income before income taxes			$69,189

The following table represents our segment information for the year ended December 31, 2021 (in thousands):

	Marketplace	Resale	Consolidated
Revenues	$389,668	$53,370	$443,038
Cost of revenues (exclusive of depreciation and amortization shown separately below)	51,702	38,915	90,617
Marketing and selling	181,358	—	181,358

Contribution margin	$156,608	$14,455	171,063
General and administrative			92,170
Depreciation and amortization			2,322

Income from operations			76,571
Interest expense – net			58,179
Loss on extinguishment of debt			35,828
Other expenses			1,389

Loss before income taxes			$(18,825)

The following table represents our segment information for the year ended December 31, 2020 (in thousands):

	Marketplace	Resale	Consolidated
Revenues	$23,281	$11,796	$35,077
Cost of revenues (exclusive of depreciation and amortization shown separately below)	13,741	10,949	24,690
Marketing and selling	38,121	—	38,121

Contribution margin	$(28,581)	$847	(27,734)
General and administrative			66,199
Depreciation and amortization			48,247
Impairment charges			573,838

Loss from operations			(716,018)
Interest expense—net			57,482
Loss on extinguishment of debt			685

Net loss			$(774,185)

Substantially all of our sales occur and assets reside in the United States.

6. IMPAIRMENTS

As disclosed in Note 2, Summary of Significant Accounting Policies, we assess goodwill and other indefinite-lived intangible assets for impairment annually, or more frequently if events or changes in circumstances indicate that an asset may be impaired. Definite-lived intangible assets and other long-lived assets are assessed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset or asset group may not be recoverable.

During the second quarter of 2020, we identified the COVID-19 pandemic as a triggering event for our long-lived assets, goodwill, indefinite-lived trademark, and definite-lived intangible assets. Due to global social distancing efforts put in place to mitigate the spread of the virus, and compliance with restrictions enacted by various governmental entities, most live events during 2020 were either postponed or cancelled. Consequently, we experienced a significant reduction of revenue during the year ended December 31, 2020.

The following summarizes the impairment charges recorded by us during the year ended December 31, 2020 (in thousands):

Goodwill	$377,101
Indefinite-lived trademark	78,734
Definite-lived intangible assets	107,365
Property and equipment	3,670
Personal seat licenses	6,968

Total impairment charges	$573,838

Long-lived asset impairments

We assessed its long-lived assets for potential impairment during the second quarter of 2020. ASC 360, Property, Plant, and Equipment, requires an impairment loss to be recognized for a long-lived asset if the carrying amount of the asset is not recoverable and exceeds its fair value. In accordance with ASC 360, we classify our long-lived assets as a single asset group, which consists primarily of property and equipment, personal seat licenses, and definite-lived intangible assets.

For the fair value of the asset group, we compared the expected future undiscounted cash flows associated with the asset group to the long-lived asset group’s carrying value and concluded that the carrying value was not recoverable. We then measured the fair value of the asset group using a discounted cash flow model. The significant estimates used in the undiscounted and discounted cash flow models include projected operating cash flows; forecasted capital expenditures and working capital needs; rates of long-term growth; and the discount rate (in the discounted cash flow model). The significant unobservable inputs included forecasted revenues which reflected significant declines in earlier years as a result of the COVID-19 pandemic and included estimates regarding when revenue would return to pre-pandemic levels. The significant unobservable inputs also included forecasted costs, capital expenditures, and working capital needs which were informed by actual historical experience and estimates of the timing of when live events would return to pre-pandemic levels.

The following table presents quantitative information about the significant unobservable inputs applied to these Level 3 fair value measurements during our assessment for impairment in the second quarter of 2020:

Significant Unobservable Inputs	Range (Weighted Average)
Discount rate	12.5% - 13.5% (13.0%)
Long-term growth rate	2.5% - 3.5% (3.0%)

The following table presents the sensitivities to changes in the significant unobservable inputs above (in thousands):

	Goodwill	Trademark
50 basis point increase in discount rate	$(37,680)	$(3,935)
50 basis point decrease in long-term growth rate	(21,344)	(2,298)

As a result, we recorded an impairment of $118.0 million, of which $107.4 million was related to definite-lived intangible assets. The impairment is presented in Impairment charges in the Consolidated Statements of Operations.

No impairment triggering events to our long-lived assets were identified during the years ended December 31, 2022 and 2021.

Indefinite-lived trademark and goodwill impairments

During the second quarter of 2020, we determined that the estimated carrying value of our indefinite-lived trademark was in excess of its fair value. The fair value of the indefinite-lived trademark asset, classified as a Level 3 measurement, was measured using the relief-from-royalty method. This methodology involves estimating reasonable royalty rates for the trademarks, applying the royalty rate to a net sales stream, and utilizing the discounted cash flow method. We utilized a 2.0% royalty rate, consistent with the rate used in the initial valuation of the trademark. We recorded an impairment charge of $78.7 million related to the indefinite-lived trademark. The impairment charge is presented in Impairment charges in the Consolidated Statements of Operations.

As part of the goodwill impairment assessment performed during the second quarter of 2020, we determined that the carrying value of its Marketplace reporting unit exceeded its estimated fair value, resulting in a goodwill impairment charge of $377.1 million, which is presented in Impairment charges in the Consolidated Statements of Operations. The fair value estimate of our reporting units was based on a blended analysis of the present value of future discounted cash flows and market value approach, using Level 3 inputs. The significant estimates used in the discounted cash flow models are projected operating cash flows; forecasted capital expenditures and working capital needs; weighted average cost of capital; and rates of long-term growth. These estimates considered the recent deterioration in financial performance of the reporting units, as well as the anticipated rate of recovery, and implied risk premiums based on the market prices of our equity and debt as of the assessment date. The significant estimates used in the market multiple valuation approach include identifying business factors; such as size, growth, profitability, risk and return on investment; and assessing comparable revenue and earnings multiples. Following the impairment charge, the carrying value of the Marketplace reporting unit’s goodwill was $683.3 million. In accordance with its annual re-assessment, we assessed its goodwill and indefinite-lived trademark for impairment as of October 31, 2020, determining no further impairment had occurred. No triggering events were identified during the years ended December 31, 2022 and 2021.

Our goodwill and indefinite-lived trademark constitute nonfinancial assets measured at fair value on a nonrecurring basis. These nonfinancial assets are classified as Level 3 assets in the fair value hierarchy established under ASC Topic 820, Fair Value Measurement (“ASC 820”).

7. PROPERTY AND EQUIPMENT

The following table summarizes our major classes of property and equipment, net of accumulated depreciation (in thousands):

	2022	2021
Computer equipment	$1,935	$568
Furniture	1,625	—
Leasehold Improvements	7,467	—
Construction in progress	—	564

Total property and equipment	11,027	1,132
Less: accumulated depreciation	596	50

Total property and equipment – net	$10,431	$1,082

Depreciation expense related to property and equipment was $0.6 million, $0.1 million, and $0.6 million for the years ended December 31, 2022, 2021, and 2020, respectively, and is presented in Depreciation and amortization expense in the Consolidated Statements of Operations. There were no impairment charges for the years ended December 31, 2022 and 2021. For the year ended December 31, 2020, long-lived asset impairment charges related to property and equipment of $3.7 million were recognized, resulting in a full impairment of all property and equipment. The impairment charges are presented in Impairment charges in the Consolidated Statements of Operations. During the year ended December 31, 2022, we incurred a loss of $0.1 million on asset disposals related to property and equipment, which are included in General and administrative expenses in the Consolidated Statements of Operations.

8. LEASES

On January 1, 2022, we adopted ASC 842 using a modified retrospective transition approach that allows for a cumulative-effect adjustment in the period of adoption without revising prior period presentation. Therefore, for reporting periods beginning after December 31, 2021, the financial statements are prepared in accordance with the current lease standard (ASC 842) and we elected to present the financial statements for all periods prior to January 1, 2022 under the previous lease standard (ASC 840). We elected the practical expedient package, which permits us to not reassess whether any expired or existing contracts are or contain leases, the lease classification for any expired or existing leases, and any initial direct costs for any existing leases as of the effective date.

We determine if an arrangement is a lease at inception of a contract. Right-of-use (“ROU”) assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit interest rate, we use the incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. As of December 31, 2022, the weighted average discount rate applied to the lease liabilities is approximately 7%. Leases with an initial term of 12 months or less are not recorded on the Consolidated Balance Sheets and rent expense for these short-term leases is recognized in General and administrative expenses in the Consolidated Statements of Operations on a straight-line basis over the lease term. Short-term lease costs were not material to our Consolidated Statements of Operations for the year ended December 31, 2022.

We entered into all of our lease contracts as a lessee. We are not acting as a lessor under any of our leasing arrangements. The vast majority of our lease contracts are real estate leases for office space. All of our leases are classified as operating. At December 31, 2022, we had $7.9 million of ROU assets in Right-of-use assets — net, and the corresponding operating lease liabilities of $0.6 million recorded in Accrued expenses and other current liabilities and $14.9 million recorded in Long-term lease liabilities in the Consolidated Balance Sheets.

Most leases have one or more options to renew, with renewal terms that can initially extend the lease term for various periods up to five years. The exercise of renewal options is at our discretion and are included if they are reasonably certain to be exercised. As of December 31, 2022, the weighted average remaining minimum lease term is approximately 9.7 years. Lease expense for operating leases is recognized on a straight-line basis over the lease term and is recorded under General and administrative expenses in the Consolidated Statements of Operations. We elected not to separate lease and non-lease components. Our leases do not contain any material residual value guarantees or restrictive covenants.

In December 2021, we entered into a lease agreement for our new corporate headquarters in Chicago, Illinois. The lease commenced in the first quarter of 2022 when we obtained control of the premises, and runs through December 31, 2033 with a 5-year renewal option. The aggregate lease payments for the initial term are approximately $16.2 million with no rent due until March 2024.

The lease agreement provides for a tenant improvement allowance from the landlord in an amount equal to $6.5 million towards the design and construction on the leased premises. As of December 31, 2022, we incurred leasehold improvement costs of $6.5 million related to the tenant improvement allowance. This amount is recorded in Property and equipment—net in the Consolidated Balance Sheets. On the commencement date, we recognized the ROU asset and corresponding lease liability of $3.4 million in Right-of-use assets — net and Long-term lease liabilities, respectively, in the Consolidated Balance Sheets.

Operating and variable lease expenses for the years ended December 31, 2022, 2021 and 2020 were $3.6 million, $3.7 million and $2.8 million, respectively.

Cash payments for operating lease liabilities during the year ended December 31, 2022, which are included within the operating activities section in the Consolidated Statements of Cash Flows, were $3.1 million.

Future lease payments at December 31, 2022 are as follows (in thousands):

Operating Leases
2023	906
2024	2,030
2025	2,450
2026	2,471
2027	2,436
2028	2,486
Thereafter	9,817

Total remaining lease payments	22,596
Less: Imputed interest	7,104

Present value of lease liabilities	$15,492

Future lease payments at December 31, 2021 under ASC 840 were as follows (in thousands):

Operating Leases
2022	3,437
2023	905
2024	2,038
2025	2,458
2026	2,477
Thereafter	14,736

Total remaining lease payments	$26,051

9. GOODWILL AND INTANGIBLE ASSETS

Definite-lived intangible assets includes developed technology and customer relationships, which had a net carrying amount of $17.3 million and $13.8 million at December 31, 2022 and 2021, respectively. At December 31, 2022 and 2021, accumulated amortization related to our developed technology was $9.6 million and $2.5 million, respectively. Our goodwill is included in our Marketplace segment.

The net changes in the carrying amounts of our intangible assets and goodwill were as follows (in thousands):

	Definite-lived Intangible Assets	Trademark	Goodwill
Balance at January 1, 2021	$2,358	$64,666	$683,327
Acquisition	5,320	—	34,877
Capitalized development costs	8,438	—	—
Amortization	(2,271)	—	—

Balance at December 31, 2021	13,845	64,666	718,204
Acquisition adjustment	(890)	—	(2,946)
Capitalized development costs	11,763	—	—
Disposals	(259)	—	—
Amortization	(7,149)	—	—

Balance at December 31, 2022	$17,310	$64,666	$715,258

We had recorded $563.2 million of cumulative impairment charges related to our intangible assets and goodwill as of December 31, 2022 and 2021.

Amortization expense on our definite-lived intangible assets was $7.1 million, $2.3 million, and $47.4 million for the years ended December 31, 2022, 2021, and 2020, respectively, and is presented in Depreciation and amortization in the Consolidated Statements of Operations. During the year ended December 31, 2022, we incurred a loss of $0.3 million on asset disposals related to definite-lived intangible assets, which are included in General and administrative expenses in the Consolidated Statements of Operations.

The estimated future amortization expense related to the definite-lived intangible assets as of December 31, 2022 is as follows (in thousands):

Future amortization expense:
2023	$8,589
2024	5,820
2025	2,321
2026	580
2027	—

Total	$17,310

10. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets at December 31, 2022 and 2021 consist of the following (in thousands):

	2022	2021
Recovery of future customer compensation	$23,311	$58,319
Prepaid expenses	6,032	9,573
Other current assets	569	4,612

Total prepaid expenses and other current assets	$29,912	$72,504

Recovery of future customer compensation represents expected recoveries of compensation to be paid to customers for event cancellations or other service issues related to previously recorded sales transactions. Recovery of future customer compensation costs decreased by $35.0 million due to a reduction in the estimated rate of future cancellations as of December 31, 2022. The provision related to these expected recoveries is included in Accrued expenses and other current liabilities in the Consolidated Balance Sheets.

11. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities at December 31, 2022 and 2021 consist of the following (in thousands):

	2022	2021
Accrued marketing expense	$26,873	$27,304
Accrued taxes	542	9,332
Accrued customer credits	88,167	119,355
Accrued future customer compensation	30,181	73,959
Accrued contingencies	5,898	12,686
Accrued payroll	10,660	9,286
Other current liabilities	19,649	29,234

Total accrued expenses and other current liabilities	$181,970	$281,156

Accrued customer credits represent credits issued and outstanding for event cancellations or other service issues related to recorded sales transactions. The accrued amount is reduced by the amount of credits estimated to go unused, or breakage, provided that the credits are not subject to escheatment. We estimate breakage based on historical usage trends and available data on comparable programs, and recognize breakage in proportion to the pattern of redemption for customer credits. Our breakage estimate could be impacted by future activity differing from our estimates, the effects of which could be material. During the year ended December 31, 2022, $24.3 million of accrued customer credits were redeemed and we recognized $11.5 million of revenue from breakage. During the year ended December 31, 2021, $55.9 million of accrued customer credits were redeemed and we recognized $3.3 million of revenue from breakage. During the year ended December 31, 2020, $7.4 million of accrued customer credits were redeemed and we recognized $0.8 million of revenue from breakage. Breakage amounts are net of reductions in associated accounts receivable balances.

Accrued future customer compensation represents an estimate of the amount of customer compensation due from cancellation charges in the future. These provisions are based on historic experience, revenue volumes for future events, and management’s estimate of the likelihood of future event cancellations and are recognized as a component of Revenues in the Consolidated Statements of Operations. The expected recoveries of these obligations are included in Prepaid expenses and other current assets in the Consolidated Balance Sheets. This estimated accrual could be impacted by future activity differing from our estimates, the effects of which could be material. During the years ended December 31, 2022, 2021 and 2020, we recognized a net increase in revenue of $2.3 million, $5.1 million, and a decrease in revenue of $15.3 million, respectively, from the reversals of previously recorded revenue and changes to accrued future customer compensation related to event cancellations where the performance obligations were satisfied in prior periods. Accrued future customer compensation decreased by $43.8 million due to a reduction in the estimated rate of future cancellations as of December 31, 2022.

Accrued taxes decreased as we have historically accrued contingent sales tax expense in jurisdictions where we expected to remit sales tax payments for sales prior to collecting tax from customers which began in the second half of 2021. During 2022, we finalized the remaining open discussions with jurisdictions regarding the liability for uncollected sales tax and no longer have this contingent liability.

Other current liabilities primarily decreased as a result of making sales tax payments for liabilities that were no longer deemed contingent as of December 31, 2021, but were not yet paid at that time. These payments represent the exposure for sales tax prior to the date we began collecting sales tax from customers reduced by abatements received, inclusive of any penalties and interest assessed by the jurisdictions. The remaining historic sales tax liability payments were made during the year ended December 31, 2022.

12. DEBT

Our outstanding debt at December 31, 2022 and 2021 is comprised of the following (in thousands):

	2022	2021
June 2017 First Lien Loan	$—	$465,712
February 2022 First Lien Loan	272,938	—

Total long-term debt, gross	272,938	465,712
Less: unamortized debt issuance costs	(5,290)	(5,580)

Total long-term debt, net of issuance costs	267,648	460,132
Less: current portion	(2,750)	—

Total long-term debt, net	$264,898	$460,132

June 2017 Term Loans

On June 30, 2017, we entered into a $575.0 million first lien debt facility, comprised of a $50.0 million revolving facility and a $525.0 million term loan (the “June 2017 First Lien Loan”), and a second lien credit facility, comprised of a $185.0 million second lien term loan (the “June 2017 Second Lien Loan”). The First Lien Loan was amended to upsize the committed amount by $115.0 million on July 2, 2018. On October 28, 2019, we paid off the June 2017 Second Lien Loan balance. The underlying revolving credit facility, part of the June 2017 First Lien Loan, was subsequently retired on May 22, 2020. On October 18, 2021, we made an early principal payment related to the June 2017 First Lien Loan of $148.2 million in connection with, and using the proceeds from, the Merger Transaction and PIPE Financing. On February 3, 2022, we repaid $190.7 million of the outstanding balance of the June 2017 First Lien Loan and refinanced the remaining balance with a new $275.0 million term loan.

The June 2017 First Lien Loan was held by third-party financial institutions and was carried at the outstanding principal balance, less debt issuance costs and any unamortized discount or premium. The fair value was estimated using quoted prices that are directly observable in the marketplace. Therefore, the fair value is estimated on a Level 2 basis. At December 31, 2021, the June 2017 First Lien Loan had a fair value of $465.1 million as compared to the carrying amount of $460.1 million.

February 2022 First Lien Loan

On February 3, 2022, we entered into an amendment which refinanced the remaining June 2017 First Lien Loan with a new $275.0 million term loan (the “February 2022 First Lien Loan”) with a maturity date of February 3, 2029. In connection with the February 2022 First Lien Loan, we also entered into a new revolving credit facility (the “Revolving Facility”), which allows for an aggregate principal amount of $100.0 million and has a maturity date of February 3, 2027. At December 31, 2022, we had no outstanding borrowings under our Revolving Facility.

The terms of the February 2022 First Lien Loan specified a secured overnight financing rate (“SOFR”) based floating interest rate and revised the springing financial covenant under the June 2017 First Lien Loan to require compliance with a first lien net leverage ratio when revolver borrowings exceed certain levels. All obligations under the February 2022 First Lien Loan are unconditionally guaranteed by Hoya Intermediate and substantially all of Hoya Intermediate’s existing and future direct and indirect wholly owned domestic subsidiaries. It requires quarterly amortization payments of $0.7 million. The Revolving Facility does not require periodic payments. All obligations under the February 2022 First Lien Loan are secured, subject to permitted liens and other exceptions, by first-priority perfected security interests in substantially all of our assets. The February 2022 First Lien Loan carries an interest rate of SOFR plus 3.25%. The SOFR rate for the February 2022 First Lien Loan is subject to a 0.5% floor. The effective interest rate on the February 2022 First Lien Loan was 7.98% per annum at December 31, 2022.

Our February 2022 First Lien Loan is held by third-party financial institutions and is carried at the outstanding principal balance, less debt issuance costs and any unamortized discount or premium. The fair value was estimated using quoted prices that are directly observable in the marketplace. Therefore, the fair value is estimated on a Level 2 basis. At December 31, 2022, the fair value of our February 2022 First Lien Loan approximates the carrying value.

We are subject to certain reporting and compliance-related covenants to remain in good standing under the February 2022 First Lien Loan. These covenants, among other things, limit our ability to incur additional indebtedness, and in certain circumstances, create restrictions on the ability to enter into transactions with affiliates; create liens; merge or consolidate; and make certain payments. Non-compliance with these covenants and failure to remedy could result in the acceleration of the loans or foreclosure on the collateral. As of December 31, 2022, we were in compliance with all of our debt covenants related to the February 2022 First Lien Loan.

Due to the refinancing of the June 2017 First Lien Loan with the February 2022 First Lien Loan, we incurred a loss of $4.3 million for the year ended December 31, 2022, which is presented in Loss on extinguishment of debt in the Consolidated Statements of Operations.

May 2020 First Lien Loan

On May 22, 2020, we entered into a $260.0 million first lien term loan (the “May 2020 First Lien Loan”) that is pari passu with the June 2017 First Lien Loan. The proceeds from the May 2020 First Lien Loan were used for general corporate purposes and to extinguish and retire the revolving facility related to the June 2017 First Lien Loan in full. The May 2020 First Lien Loan had no required amortization payments. All obligations under the May 2020 First Lien Loan were secured, subject to permitted liens and other exceptions, by first-priority perfected security interests in substantially all of our assets.

The interest rate for the May 2020 First Lien Loan was determined using a LIBOR rate plus an applicable margin of 9.50% per annum, or a base rate plus an applicable margin of 8.50% per annum. The LIBOR rate was subject to a 1.00% floor and the base rate was subject to a 2.00% floor. All obligations under the May 2020 First Lien Loan were secured, subject to permitted liens and other exceptions, by first-priority perfected security interests in substantially all of our assets. For any period ending prior to May 22, 2022, we had the option of submitting paid-in-kind elections, whereby the entire outstanding balance would be charged interest at 11.50% per annum and interest amounts will be added to the outstanding principal. On and after May 22, 2022 but prior to May 22, 2023, we had the option of submitting paid-in-kind elections with respect to all or some of the outstanding balance, whereby the portion for which such paid-in-kind election was made will be charged interest at a rate equal to the sum of i) 5.0% per annum and ii) at our election, a LIBOR rate plus an applicable margin of 5.00% per annum, or a base rate plus an applicable margin of 4.00% per annum.

Under the terms of the May 2020 First Lien Loan, for certain prepayments and repricing transactions that occurred prior to May 22, 2023, we would owe a prepayment penalty of 3.0% on the first $91.0 million of prepayments. For prepayments greater than $91.0 million prior to May 22, 2022, the amount exceeding $91.0 million would be subject to a prepayment penalty equal to the greater of i) 6.0% and ii) the excess of the discounted measure of principal and interest due upon the second anniversary of the effective date and the outstanding principal at the time of the prepayment. For prepayments greater than $91.0 million on or after May 22, 2022 and prior to May 22, 2023, the amount exceeding $91.0 million would be subject to a prepayment penalty equal to 6.0%.

Our May 2020 First Lien Loan was not traded and was carried at the outstanding principal balance, less debt issuance costs and any unamortized discount or premium. On October 18, 2021, in connection with, and using the proceeds from the Merger Transaction, we paid off in full the May 2020 First Lien Loan balance. The debt extinguishment resulted in a loss of $34.1 million, which is presented in Loss on extinguishment of debt in the Consolidated Statements of Operations. The loss consists of a $28.0 million prepayment penalty and the remaining balance of the original issuance discount and issuance costs of $6.1 million.

Future maturities of our outstanding debt, excluding interest, as of December 31, 2022 were as follows (in thousands):

2023	$2,750
2024	2,750
2025	2,750
2026	2,750
2027	2,750
Thereafter	259,188

Total	$272,938

13. EMPLOYEE BENEFIT PLAN

We have a defined contribution and profit-sharing 401(k) plan that covers substantially all employees who meet eligibility requirements. Participants may contribute to the plan, through regular payroll deductions, an amount subject to limitations imposed by the Internal Revenue Code. The plan also provides for discretionary profit-sharing contributions and matching contributions. We contributed approximately $1.3 million, $0.8 million, and $0.9 million in matching contributions for the years ended December 31, 2022, 2021, and 2020, respectively, and is included in General and administrative expense in the Consolidated Statements of Operations. For the years ended December 31, 2022, and 2021, there were no discretionary profit-sharing contributions.

14. FINANCIAL INSTRUMENTS

Derivatives

The financial instruments entered into by us are typically executed over-the-counter. All financial instruments are measured at fair value on a recurring basis. The fair value is derived from discounted cash flows adjusted for nonperformance risk. The fair value models primarily use market observable inputs and, therefore, are classified as Level 2 assets. These models incorporate a variety of factors, including, where applicable, maturity, interest rate yield curves, and counterparty credit risks. The credit valuation adjustment associated with the derivatives, related to the likelihood of default by us and the counterparty, was not significant to the overall valuation.

Interest Rate Swaps

On November 10, 2017, we purchased pay-fixed, receive-float interest rate swaps with a combined notional value of $520.7 million on September 30, 2020. The interest rate swaps matured on September 30, 2020. The interest rate swaps had a fixed rate of 1.9%. The interest rate swaps were purchased to reduce a portion of the exposure to fluctuations in LIBOR interest rates associated with our variable-rate term loan.

The objective in using the swaps was to add stability to interest expense and to manage the exposure to interest rate movements. The interest rate swaps are designated as effective cash flow hedges involving the receipt of variable amounts from a counterparty in exchange for us making fixed-rate payments over the life of the agreement without exchange of the underlying notional amount.

We performed a regression analysis at inception of the hedging relationship to assess the effectiveness. The design of the regression analysis addresses the effectiveness of the hedging relationship by considering how the hedge instrument performs against the forecasted transaction or hypothetical interest rate swaps over historical months. The changes in the fair value of the hedge instrument and the hedged item over the historical months demonstrated the effectiveness of the hedge relationship as the prospective and retrospective test. On an ongoing basis, we assessed hedge effectiveness prospectively and retrospectively. The hedge continued to be highly effective through its maturity date.

The amount recognized in Interest expense — net in the Consolidated Statements of Operations was $4.3 million for the year ended December 31, 2020.

Interest Rate Cap

On November 26, 2018, we entered into an interest rate cap with an effective date of September 30, 2020. We paid $1.0 million to enter into the cap. The notional value was $516.8 million on September 30, 2021. The interest rate cap matured on September 30, 2021. The interest rate cap had a strike rate of 3.5%. The interest rate cap was purchased to reduce a portion of the exposure to fluctuations in LIBOR interest rates associated with our variable-rate term loan.

The objective in using the cap is to add stability to interest expense and to manage the exposure to interest rate movements. Interest rate caps involve the borrower paying the hedge provider an initial one-time fee in exchange for the hedge provider paying the borrower the excess of the floating interest rate payment above a strike rate, in the event that the floating interest rate is greater than the strike rate during the period between the effective date and maturity date.

We performed a regression analysis at inception of the hedging relationship to assess the effectiveness. The design of the regression analysis addressed the effectiveness of the hedging relationship by considering how the hedge instrument performs against the forecasted transaction or hypothetical interest rate cap over historical months. Historical changes in the fair value of the hedge instrument and the underlying item demonstrated the effectiveness of the hedging relationship. On an ongoing basis, we assess hedge effectiveness prospectively and retrospectively. The hedge continued to be highly effective through its maturity.

The interest rate cap is measured at fair value, which was zero at December 31, 2020.

Effect of Derivative Contracts on Accumulated Other Comprehensive Loss (“AOCL”) and Earnings

Since we designated the financial instruments as effective cash flow hedges that qualify for hedge accounting, net interest payments are recorded in Interest expense – net in the Consolidated Statements of Comprehensive Income (Loss), and unrealized gains or losses resulting from adjusting the financial instruments to fair value are recorded as a component of Other comprehensive loss and subsequently reclassified into earnings in the same period during which the hedged transaction affects earnings. During the years ended December 31, 2021 and 2020, we reclassified losses of $0.8 million and $0.2 million, respectively, into Interest expense – net from AOCL related to the interest rate cap. Cash flows resulting from settlements are presented as a component of cash flows from operating activities within the Consolidated Statements of Cash Flows.

The following table presents the effects of hedge accounting on AOCL for the year ended December 31, 2021 for interest rate contracts designated as cash flow hedges (in thousands):

Interest rate cap
Beginning accumulated derivative loss in AOCL	$(822)
Amount of gain (loss) recognized in AOCL	—
Less: Amount of loss reclassified from AOCL to income	(822)

Ending accumulated derivative loss in AOCL	$—

The following table presents the effects of hedge accounting on AOCL for the year ended December 31, 2020 for interest rate contracts designated as cash flow hedges (in thousands):

	Interest rate swaps	Interest rate cap	Total
Beginning accumulated derivative loss in AOCL	$(887)	$(1,030)	$(1,917)
Amount of gain recognized in AOCL	887	—	887
Less: Amount of loss reclassified from AOCL to income	—	(208)	(208)

Ending accumulated derivative loss in AOCL	$—	$(822)	$(822)

Warrants

We issued the following warrants during the year ended December 31, 2021 in connection with the Merger Transaction:

Public Warrants

We issued warrants to purchase 18,132,776 shares of Class A common stock at an exercise price of $11.50 per share to former warrant holders of Horizon, of which 5,166,666 shares were issued to Horizon Sponsor. These warrants are traded on the Nasdaq Stock Market under the symbol “SEATW.”

On May 26, 2022, we announced the commencement of an offer to the holders of outstanding Public Warrants to receive 0.240 shares of Class A common stock in exchange for each outstanding Public Warrant (the “Offer”). On July 5, 2022, a total of 11,365,913 public warrants were tendered for 2,727,785 shares of Class A common stock (the “Exchange”). Following the Exchange, 6,766,853 Public Warrants remained outstanding. During the year ended December 31, 2022, ten Public Warrants were exercised. The exercise of the Public Warrants are accounted for as a transaction within Additional paid-in capital in the Consolidated Balance Sheets. As of December 31, 2022, we had 6,766,853 outstanding Public Warrants.

We may, in our sole discretion, reduce the exercise price of the Public Warrants to induce early exercise, provided that we provide at least five days advance notice. The exercise price and number of Class A common stock shares issuable upon exercise of the Public Warrants may also be adjusted in certain circumstances including in the event of a share dividend, recapitalization, reorganization, merger or consolidation. In no event are we required to net cash settle the Public Warrants.

The Public Warrants became exercisable 30 days following the Merger Transaction and expire at the earliest of five years following the Merger Transaction, our liquidation, or the date of redemption elected at our option provided that the value of the Class A common stock exceeds $18.00 per share. There is an effective registration statement and prospectus relating to the shares issuable upon exercise of the Public Warrants.

Under certain circumstances, we may elect to redeem the Public Warrants at a redemption price of $0.01 per Public Warrant at any time during the term of the Public Warrant in which our Class A common stock share trading price has been at least $18.00 per share for 20 trading days within the 30 trading-day period. If we elect to redeem the Public Warrants, we must notify the Public Warrant holders in advance, who would then have at least 30 days from the date of notification to exercise their respective warrants. If the Public Warrant is not exercised within that 30-day period, it will be redeemed pursuant to this provision.

As part of the Merger Transaction, we modified the terms of the Public Warrants. The modification resulted in a transfer of incremental value of $1.3 million to the holders of the Public Warrants, which we recorded as Other expenses in the Consolidated Statements of Operations during the year ended December 31, 2021.

Private Warrants

We issued warrants to purchase 6,519,791 shares of our Class A common stock at an exercise price of $11.50 per share to Sponsor. The Private Warrants have similar terms to the Public Warrants, except that the Private Warrants are not redeemable by us.

As part of the Merger Transaction, we modified the terms of the Private Warrants. The modification did not result in a transfer of incremental value to the warrant holders.

As of December 31, 2022, we had 6,519,791 outstanding Private Warrants.

Exercise Warrants

We issued warrants to purchase 17,000,000 shares of Class A common stock at an exercise price of $10.00 per share (“$10 Exercise Warrants”) and warrants to purchase 17,000,000 of Class A common stock at an exercise of $15.00 per share (“$15 Exercise Warrants”; together with the $10 Exercise Warrants, “Exercise Warrants”). The Exercise Warrants have similar terms to the Public Warrants, except that the Exercise Warrants have different exercise prices, an initial term of 10 years, are not redeemable by us, and are fully transferable.

As of December 31, 2022, we had 17,000,000 $10 Exercise Warrants outstanding and 17,000,000 $15 Exercise Warrants outstanding.

Mirror Warrants

Hoya Intermediate issued warrants to VSI to purchase 17,000,000 Intermediate Units at an exercise price of $10.00 per unit (“$10 Mirror Warrants”), warrants to purchase 17,000,000 Intermediate Units at an exercise of $15.00 per unit (“$15 Mirror Warrants”), warrants to purchase 24,652,557 Intermediate Units at an exercise price of $11.50 per unit (“$11.50 Mirror Warrants”; together with the $10 Mirror Warrants and $15 Mirror Warrants, “Mirror Warrants”). The number and terms of the Mirror Warrants are identical to the Public, Private and Exercise Warrants, respectively. Upon the valid exercise of a Public Warrant, Private Warrant and Exercise Warrant, Hoya Intermediate will issue to VSI an equivalent number of Intermediate Units. Similarly, if a Public, Private or Exercise Warrant is tendered, an equivalent number of Mirror Warrants will be tendered. In connection with the Exchange, we tendered 11,365,913 $11.50 Mirror Warrants and received 2,727,785 Intermediate Units.

As of December 31, 2022, we had 17,000,000 $10 Mirror Warrants outstanding, 17,000,000 $15 Mirror Warrants outstanding and 13,286,644 $11.50 Mirror Warrants outstanding.

As the Public Warrants, Private Warrants and Exercise Warrants are indexed to our equity and meet the equity classification guidance of ASC 815-40, we reflect these warrants as a component of equity within additional paid-in capital. Our Mirror Warrants eliminate in consolidation and do not impact the presentation of our consolidated financial statements.

Hoya Intermediate Warrants

Hoya Intermediate issued the Hoya Intermediate Warrants, which are classified as Other Liabilities in the Consolidated Balance Sheets. 1,000,000 Hoya Intermediate Warrants to purchase Intermediate Units at exercise prices of $10.00 and $15.00 per unit, respectively (“Option Contingent Warrants”), were issued in tandem with stock options we issued to members of our management team (“Management Options”). The Option Contingent Warrants only become exercisable by Hoya Topco if a Management Option is forfeited or expires unexercised. As of December 31, 2022, 0.2 million of the corresponding Management Options had been forfeited.

Hoya Intermediate Warrants allow for cash redemption at the option of the warrant holder. Hence, the Hoya Intermediate Warrants are classified as a liability in Other liabilities on our Consolidated Balance Sheets. Upon consummation of the Merger Transaction, we recorded a warrant liability of $20.4 million reflecting the fair value of the Hoya Intermediate Warrants determined using the Black Scholes model. The fair value of the Hoya Intermediate Warrants includes Option Contingent Warrants of $1.6 million. The estimated fair value of the Option Contingent Warrants is adjusted to reflect the probability of forfeiture of the Management Options based on historical forfeiture rates for Hoya Topco profit interests.

The following assumptions were used to calculate the fair value of the Hoya Intermediate Warrants and Option Contingent Warrants at December 31, 2022 and 2021:

	2022	2021
Estimated volatility	39.0%	36.0%
Expected term (years)	8.8	9.8
Risk-free rate	3.9%	1.5%
Expected dividend yield	0.0%	0.0%

For the year ended December 31, 2022, the fair value of the Hoya Intermediate Warrants and Option Contingent Warrants decreased by $8.2 million, which is presented in Other income on the Consolidated Statements of Operations. For the period from October 18, 2021 until December 31, 2021, we recognized a charge to Other expenses on the Consolidated Statements of Operations resulting from an increase in the fair value of the Hoya Intermediate Warrants and Option Contingent Warrants of $0.1 million.

Upon the valid exercise of a Hoya Intermediate Warrant for Intermediate Units, VSI will issue an equivalent amount of VSI Class B common shares to Hoya Topco.

Other financial instruments, including accounts receivable and accounts payable, are carried at cost, which approximates their fair value because of the short-term nature of these instruments.

15. REDEEMABLE NONCONTROLLING INTERESTS

As of December 31, 2022, Hoya Topco held 100% of the Class B common stock in VSI and owned 59.5% of the Intermediate Units. Hoya Topco has the right to exchange its Intermediate Units for shares of VSI Class A common stock on a one-to-one basis or cash proceeds of equal value at the time of redemption. The option to redeem Intermediate Units for cash proceeds must be approved by the Board of VSI, which as of December 31, 2022, is controlled by investors in Hoya Topco. The ability to put Intermediate Units is solely within the control of the holder of the redeemable noncontrolling interests. If Hoya Topco elects the redemption to be settled in cash, the cash used to settle the redemption must be funded through a private or public offering of Class A common stock and subject to our Board’s approval.

Net income (loss) attributable to redeemable noncontrolling interests is calculated by multiplying Hoya Intermediate’s net income (loss) incurred in the period by Hoya Topco’s weighted average percentage allocation of Intermediate Units during the period. Refer to Note 21, Earnings per Share, for computation of net income (loss) attributable to redeemable noncontrolling interests.

16. EQUITY

For periods prior to the Merger Transaction, Hoya Intermediate had Senior Preferred Units, Preferred Units, and Common Units, described below, authorized, issued and outstanding. As described in Note 1, Background, Description of Business and Basis of Presentation, on October 18, 2021, we consummated a series of merger transactions between Horizon, VSI, and Hoya Intermediate. Subsequent to the Merger Transaction, we have two classes of common stock authorized and issued by VSI: Class A common stock and Class B common stock.

Hoya Intermediate Senior Preferred Units, Preferred Units, and Common Units

Prior to the Merger Transaction, Hoya Intermediate had authorized and issued 100 units of Redeemable Senior Preferred Units, 100 units of Redeemable Preferred Units and 100 common units. In connection with the Merger Transaction, the Senior Preferred Units and the Preferred Units were redeemed and no longer remain outstanding.

As of December 31, 2022, 196,268,297 Intermediate Units are outstanding. VSI holds 40.5% of the outstanding Intermediate Units as of December 31, 2022, with the remainder held by Hoya Topco.

VSI Class A Common Stock

Holders of Class A common stock are entitled to full economic rights in VSI, including the right to receive dividends when and if declared by our Board, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock. Each holder of Class A common stock is entitled to one vote for each share of Class A common stock held.

VSI Class B Common Stock

Holders of Class B common stock do not have economic rights in VSI but are entitled to one vote for each share of Class B common stock held. Holders of Class B common stock receive one Intermediate Unit for each Class B share (see Note 15, Redeemable Noncontrolling Interest). Holders of Class A common stock and Class B common stock vote as a single class on all matters requiring a shareholder vote. Following the Merger Transaction, the quantity of Class A common stock and Class B common stock outstanding net of treasury stock is equal to the quantity of Intermediate Units outstanding.

17. COMMITMENTS AND CONTINGENCIES

Purchase Obligations

We enter into non-cancelable arrangements, primarily related to the purchase of marketing services and tickets at an agreed upon price. Our purchase obligations are $2.7 million payable in the next twelve months and $5.2 million payable thereafter.

Litigation

From time to time, we are involved in various claims and legal actions arising in the ordinary course of business, none of which, in the opinion of management, could have a material effect on our business, financial position or results of operations other than those matters discussed herein.

We are a co-defendant in a class action lawsuit in Canada alleging a failure to disclose service fees prior to checkout, which we have settled. On January 5, 2022, we issued coupons to certain members of the class. Other members were notified in 2022 that they are eligible to submit a claim for a coupon, which they will receive in 2023. As of December 31, 2022 and December 31, 2021, a liability of $0.9 million was recorded in Accrued expenses and other current liabilities in the Consolidated Balance Sheets related to expected claim submissions and credit redemptions as of the measurement date.

We received multiple class action lawsuits related to customer compensation for cancellations, primarily as a result of COVID-19 restrictions. A final order approving settlement of one of the lawsuits was entered by the court on November 1, 2021. As such, after insurance, $4.5 million was funded to a claims settlement pool in 2021 and fully disbursed in 2022. A settlement was reached in another of the lawsuits in July 2022 which established a separate claims settlement pool of up to $2.5 million. That settlement received final approval from the court on January 31, 2023 and the settlement pool will be funded in 2023. As of December 31, 2022 and December 31, 2021, we had accrued a liability of $1.6 million and $1.7 million, respectively, within Accrued expenses and other current liabilities in the Consolidated Balance Sheets related to these matters. We expect to recover some of these costs under our insurance policies and have separately recognized an insurance recovery asset of $0.5 million within Prepaid expenses and other current assets in the Consolidated Balance Sheets at December 31, 2022 and December 31, 2021, respectively.

Other

In 2018, the U.S. Supreme Court issued its decision in South Dakota v. Wayfair Inc., which overturned previous case law that had precluded states from imposing sales tax collection requirements on retailers without a physical presence in the state. In response, most states have already adopted laws that attempt to impose tax collection obligations on out-of-state companies, and we have registered and are collecting tax, where required by statute. However, states or local governments may continue to adopt laws requiring that we calculate, collect, and remit taxes on sales in their jurisdictions. A successful assertion by one or more jurisdictions could result in tax liabilities, including taxes on past sales, as well as penalties and interest. Based on our analysis of certain state regulations, specifically related to marketplace facilitators and ticket sales, we do not believe risk of loss is probable on historical revenue activities where tax has not already been remitted. We continuously monitor state regulations and will implement required collection and remittance procedures if and when we are subject to such regulations.

Share Repurchase Program

On May 25, 2022, our board of directors authorized a share repurchase program of our Class A Common Stock of up to $40.0 million (“Repurchase Program”). The Repurchase Program was announced on May 26, 2022 and will be effective until March 31, 2023. We may repurchase shares from time to time in open market transactions, through privately negotiated transactions or otherwise in accordance with applicable federal securities laws. The amount and timing of repurchases will depend upon market conditions and other factors including price. The Repurchase Program does not obligate us to acquire any particular amount of stock, and it may be terminated, modified, or suspended at any time at our discretion. The Repurchase Program commenced on July 5, 2022 upon the completion of the Exchange of our Public Warrants. As of December 31, 2022, we have repurchased 4.3 million shares of our Class A Common Stock for $32.5 million under the Repurchase Program. The share repurchases are accounted for as Treasury stock in the Consolidated Balance Sheets.

18. RELATED-PARTY TRANSACTIONS

Vivid Cheers Inc.

In December 2020, Vivid Cheers Inc. (“Vivid Cheers”) was incorporated as a non-profit organization within the meaning of Section 501(c)(3) of the Internal Revenue Code. Vivid Cheers’ mission is to support causes and organizations dedicated to healthcare, education, and support of workers in the live events industry during times of need. We have the right to elect the Board of Directors of Vivid Cheers, which currently comprises our executives. We do not have a controlling financial interest in Vivid Cheers, and accordingly, do not consolidate Vivid Cheers’ statement of activities with its financial results. We made charitable contributions of $0.6 million and $2.4 million for the years ended December 31, 2022 and 2021, respectively to Vivid Cheers. We had no accrued charitable contributions payable as of December 31, 2022 and had $1.3 million of accrued charitable contributions payable as of December 31, 2021, which is included in Accrued expenses and other current liabilities in the Consolidated Balance Sheet.

Viral Nation Inc.

Viral Nation Inc. (“Viral Nation”) is a marketing agency that creates viral and social media influencer campaigns and provides advertising, marketing, and technology services. Todd Boehly, a member of our Board, is the co-founder, Chairman and CEO of Eldridge Industries, which owns in excess of 25% of Viral Nation. We incurred an expense of $0.8 million and $0.2 million for the years ended December 31, 2022 and 2021, respectively, which is presented in Marketing and selling expenses in the Consolidated Statements of Operations.

Rolling Stone

Rolling Stone is a high-profile magazine and media platform that focuses on music, film, TV, and news coverages. Todd Boehly, a member of our Board, is the co-founder, Chairman and CEO of Eldridge Industries, which owns in excess of 20% of Rolling Stone. We incurred an expense of $0.9 million and $0.1 million as part of our multifaceted partnership with Rolling Stone for the years ended December 31, 2022 and 2021, respectively, which is presented in Marketing and selling expenses in the Consolidated Statements of Operations.

Khoros, LLC

Khoros, LLC (“Khoros”) is a social media engagement and management platform. Martin Taylor, a member of our Board, is a principal at Vista Equity Partners, which is one of our investors and a majority owner of Khoros. We incurred an expense of $0.1 million and zero for the years ended December 31, 2022 and 2021, respectively, which is presented in General and administrative expenses in the Consolidated Statements of Operations.

19. INCOME TAXES

We are subject to U.S. federal and state income taxes with respect to our allocable share of any taxable income or loss of Hoya Intermediate, as well as any stand-alone income or loss we generate. Hoya Intermediate is organized as a limited liability company and treated as a partnership for federal tax purposes, with the exception to the Canadian operations of Vivid Seats Canada Ltd. (formerly Fanxchange Ltd.), which we acquired in 2019. Hoya Intermediate’s taxable income or loss is passed through to its members, including VSI. VSI files and pays corporate income taxes for U.S. federal and state income tax purposes. We anticipate this structure to remain in existence for the foreseeable future.

Components of (loss) income from continuing operations before income taxes for the years ended December 31 were as follows (in thousands):

	2022	2021	2020
United States	$68,416	$(17,859)	$(763,664)
Foreign	773	(966)	(10,521)

Total (loss) income before income taxes	$69,189	$(18,825)	$(774,185)

Prior to 2021, we did not incur material amounts of income tax expense or have material income tax liability or deferred tax balances.

During the years ended December 31, 2022 and 2021, significant components of income tax (expense) benefit were as follows (in thousands):

	2022	2021
Current
U.S. Federal	$15	$—
State & Local	248	304
Foreign	—	—

Total current income tax expense (benefit)	263	304

Deferred
U.S. Federal	—	—
State & Local	—	—
Foreign	(1,853)	—

Total deferred income tax expense (benefit)	(1,853)	—

Total income tax expense (benefit)	$(1,590)	$304

A reconciliation of income taxes computed at the U.S. federal statutory income tax rate of 21% for 2022 and 2021 to our income tax (expense) benefit was as follows:

	2022	2021
At U.S. statutory tax rate	21.0%	21.0%
State income taxes	1.8%	(1.1)%
Foreign rate differential	0.1%	0.3%
Pass-through loss / (income)	— %	(14.3)%
Noncontrolling interest	(12.3)%	(2.7)%
Change in valuation allowance	(23.1)%	(3.5)%
Deferred tax partnership adjustment	10.1%	— %
Warrants remeasurement	— %	(1.4)%
Research & Development Credit	(0.5)%	— %
Other	0.6%	0.1%

Total income tax expense (benefit)	(2.3)%	(1.6)%

As of December 31, 2022 and 2021, our deferred tax balances consisted of the following (in thousands):

	2022	2021
Deferred Tax Assets
Net operating loss	$12,740	$9,670
Interest carryforwards	15,919	15,206
Investment in partnerships	91,302	120,706
Other	748	132

Total deferred tax assets	120,709	145,714

Valuation allowance	(118,734)	(145,668)

Total deferred tax assets net of valuation allowance	1,975	46

Deferred Tax Liabilities
Other	122	46

Total Deferred Tax Liabilities	122	46

Net Deferred Tax Assets / (Liabilities)	$1,853	$—

We recognize deferred tax assets to the extent we believe these assets are more likely than not to be realized. Valuation allowances have been established primarily with regard to the tax benefits of certain net operating losses, tax credits, as well as its investment in partnership. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent results of operations. After considering all those factors, we recorded a $118.7 million valuation allowance against our deferred tax assets, as we have determined these assets are not more likely than not to be realized as of December 31, 2022.

Excluded from the deferred tax asset for investment in partnerships above is a portion of the income tax basis in the partnership investment which will only reverse upon sale as a capital loss. As the Company does not expect to have sufficient sources of future capital gains to offset this future capital loss, the Company has not recorded a deferred tax asset for this portion of the basis difference in the investment in the partnership.

The deferred tax asset valuation allowance and changes were as follows (in thousands):

	2022	2021
Balance at beginning of period	$145,668	$1,828
Other(1)	(6,154)	—
Charged to costs and expenses	(15,961)	646
(Credited) charged to other accounts	(4,819)	143,194
Deductions	—	—

Ending balance	$118,734	$145,668

(1)

This relates to a true-up of the investment in partnership deferred tax asset and related valuation allowance which has been updated to remove the basis that will only reverse upon sale as a capital loss.

As of December 31, 2022, we determined that there is sufficient positive evidence to conclude that it is more likely than not that our Canadian deferred taxes of $1.9 million are realizable. We therefore reduced the valuation allowance accordingly. We expect to continue maintaining a full valuation allowance on our U.S. net deferred tax asset until there is sufficient positive evidence to support the reversal of a portion of this allowance. However, given our current earnings and anticipated future earnings, we believe that there is a reasonable possibility that within the next 3-6 months, sufficient positive evidence may become available to allow us to reach a conclusion that a significant portion or the entirety of the valuation allowance will no longer be necessary to be recorded against our U.S. net deferred tax assets. Release of the valuation allowance would result in the recognition of previously unrecognized deferred tax assets and an income tax benefit in the period in which the release of the valuation allowance is recorded. However, the exact timing and amount of the valuation allowance release are subject to change on the basis of the level of positive evidence becoming available.

At December 31, 2022, we had U.S. state operating loss carryforwards totaling $23.0 million, U.S. federal operating loss carryforwards totaling $45.5 million. The U.S. federal and state operating loss carryforwards begin to expire in 2029 with $46.4 million of the operating loss carryforwards having no expiration date.

At December 31, 2022, with respect to our operations outside the U.S., we had foreign operating loss carryforwards totaling $5.3 million. The foreign operating loss carryforwards begin to expire in 2037.

At December 31, 2022, we were not indefinitely reinvested on undistributed earnings from our foreign operations and the deferred tax liability associated with the future repatriation of these earnings is expected to be immaterial.

ASC 740, Income Taxes, prescribes a recognition threshold of more-likely-than not to be sustained upon examination as it relates to the accounting for uncertainty in income tax benefits recognized in an enterprise’s financial statements. Our unrecognized tax benefits which relate to a tax refund are as follows:

2022
Balance at beginning of the year	$—
Tax positions taken in the prior year	7,500

Balance at end of the year	$7,500

We classified interest and penalties associated with income taxes in income tax expense (benefit) within the consolidated statements of operations. We did not recognize any interest and penalties during 2022. There was no liability recognized related to interest and penalties as of December 31, 2022. The total amount of gross unrecognized tax benefits that, if recognized, would impact the effective tax rate is $7.5 million as of December 31, 2022.

We are subject to routine audits by taxing jurisdictions. The periods subject to tax audits are 2018 through 2022. There are currently no audits for any tax periods in progress.

20. EQUITY-BASED COMPENSATION

The 2021 Incentive Award Plan (“2021 Plan”) was approved and adopted to facilitate the grant of equity incentive awards to our employees, directors and consultants. The 2021 Plan became effective on October 18, 2021 upon closing of the Merger Transaction.

RSUs

We award RSUs to our employees, directors and consultants. RSUs vest generally over periods from one to three years from issuance. We account for forfeitures of outstanding, but unvested grants, in the period they occur.

A summary of activity for RSUs is as follows (in thousands):

	Shares	Weighted-Average Grant Date Fair Value Per Share
Unvested at December 31, 2021	1,378	$12.86
Granted	1,787	9.92
Forfeited	(290)	11.24
Vested	(324)	12.86

Unvested at December 31, 2022	2,551	$10.99

Stock options

On October 19, 2021, we granted 3.1 million stock options at an exercise price of $13.09 and 1.0 million stock options at an exercise price of $15.00 to certain employees. The fair value of stock options granted during 2021 is estimated on the grant date using the Hull-White model. On March 11, 2022, we granted 2.6 million stock options at an exercise price of $10.26 and grant fair value of $3.99 per option, and on November 11, 2022, we granted 0.1 million stock options at an exercise price of $8.22 and grant fair value of $3.66, to certain employees. The fair value of stock options granted during 2022 is estimated on the grant date using the Black-Scholes model.

Stock options provide for the purchase of shares of our Class A common stock in the future at an exercise price set on the grant date. These stock options vest over three years, with one-third vesting upon the one-year anniversary of the grant date and the remaining portion vesting on a quarterly basis thereafter. The stock options have a contractual term of ten years from the date of the grant, subject to the employee’s continued service through the applicable vesting date.

The following assumptions were used to calculate the fair value of our stock awards:

	November 11, 2022	March 11, 2022	October 19, 2021
Estimated volatility	40.0%	37.5%	28.0%
Expected term (years)	5.9	5.9	10.0
Risk-free rate	3.9%	2.0%	1.7%
Expected dividend yield	0.0%	0.0%	0.0%

A summary of activity for stock options is as follows (in thousands):

	Outstanding Options	Weighted Average Exercise Price Per Option	Weighted Average Remaining Contractual Life (in Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2021	4.1	$13.39
Granted	2.7	10.17
Forfeited	(0.6)	12.03
Expired	(0.1)	13.39

Outstanding at December 31, 2022	6.1	$12.09	9	$—

Vested and exercisable at December 31, 2022	1.0	$13.38	9	$—

No options were vested and exercisable as of December 31, 2021. The weighted-average grant-date fair value per stock options outstanding as of December 31, 2022 and 2021 was $3.82 and $3.71, respectively. The weighted-average grant-date fair value for stock options forfeited was $3.83 during the year ended December 31, 2022. The weighted-average grant-date fair value for stock options vested was $3.71 during the year ended December 31, 2022. During 2022, the total fair value of options vested was $3.5 million.

Profits interest and Phantom Units

Prior to the Merger Transaction, certain members of management received equity-based compensation awards for profits interest in Hoya Topco in the form of Incentive Units, Phantom Units, Class D Units, and Class E Units. Each incentive unit vests ratably over five years and accelerates upon a change in control of Hoya Topco. We do not expect any future profits interest to be granted after the Merger Transaction. The fair value of the incentive units granted is estimated using the Black-Scholes option-pricing model.

The Black-Scholes option-pricing model requires certain subjective inputs and assumptions, including the fair value Hoya Topco’s equity, the expected term, risk-free interest rates, and expected equity volatility. The fair value of incentive units is recognized as equity-based compensation expense on a straight-line basis over the requisite service period. We account for forfeitures as they occur. Changes in assumptions made on expected term, the risk-free rate of interest, and expected volatility can materially impact the estimate of fair value and ultimately how much share-based compensation expense is recognized. The expected term is estimated based on the timing and probabilities until a major liquidity event. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant and corresponds to the expected term. The expected volatility is estimated on the date of grant based on the average historical stock price volatility of comparable publicly-traded companies.

The following table summarizes the Hoya Topco Incentive Units, Class D Units, and Class E Units for the years ended December 31, 2022, 2021, and 2020:

	Class B-1 Units		Class D Units		Class E Units
	Number of Incentive Units	Weighted Average Grant Date Fair Value	Number of Incentive Units	Weighted Average Grant Date Fair Value	Number of Incentive Units	Weighted Average Grant Date Fair Value
Balances at January 1, 2020	—	—	832,510	$15.63	500,765	$25.46

Units granted	905,000	2.32	1,755,000	0.89	—	—
Units repurchased	—	—	(97,604)	15.95	—	—
Units forfeited	(50,000)	2.32	(441,666)	7.81	—	—

Balances at December 31, 2020	855,000	$2.32	2,048,240	$4.67	500,765	$25.46

Units granted	—	—	—	—	—	—
Units repurchased	—	—	—	—	—	—
Units forfeited	(10,000)	2.32	(60,400)	7.01	—	—

Balances at December 31, 2021	845,000	$2.32	1,987,840	$4.60	500,765	$25.46

Units granted	—	—	—	—	—	—
Units repurchased	—	—	—	—	—	—
Units forfeited	(9,000)	2.32	(35,510)	2.91	—	—

Balances at December 31, 2022	836,000	$2.32	1,952,330	$4.60	500,765	$25.46

Compensation expense

For the years ended December 31, 2022, 2021 and 2020, equity-based compensation expense related to RSUs was $8.4 million, $0.8 million and zero, respectively. Unrecognized compensation expense relating to unvested RSUs as of December 31, 2022, was approximately $26.6 million, which is expected to be recognized over a weighted average period of approximately three years.

For the years ended December 31, 2022, 2021 and 2020, equity-based compensation expense related to stock options was $6.2 million, $0.8 million and zero, respectively. Unrecognized compensation expense relating to unvested stock options as of December 31, 2022, was approximately $19.1 million, which is expected to be recognized over a weighted average period of approximately three years.

For the years ended December 31, 2022, 2021 and 2020, equity-based compensation expense related to profit interests was $4.5 million, $4.4 million and $4.3 million, respectively. Unrecognized compensation expense as of December 31, 2022 related to these incentive units was $4.5 million, which is expected to be recognized over a weighted average period of approximately two years.

For the year ended December 31, 2022, equity-based compensation expense excludes $0.1 million related to capitalized development costs.

Our Board declared a special dividend of $0.23 per share to holders of Class A common stock on October 18, 2021, which we paid on November 2, 2021. On November 2, 2021, the exercise price of outstanding options was modified and reduced by the same $0.23 per share. The amount recognized in the compensation expense relating to stock option modifications for the year ended December 31, 2021 is immaterial.

21. EARNINGS PER SHARE

We calculate basic and diluted net income (loss) per share of Class A common stock in accordance with ASC 260, Earnings per Share. Class B common stock does not have economic rights in VSI and as a result, is not considered a participating security for basic and diluted income (loss) per share. As such, basic and diluted income (loss) per share of Class B common stock has not been presented. However, holders of Class B common stock are allocated income in Hoya Intermediate (our operating entity) according to their weighted average percentage ownership of Intermediate Units during each quarter.

Net loss attributable to redeemable noncontrolling interests is calculated by multiplying Hoya Intermediate’s net income (loss) incurred in each quarterly period by Hoya Topco’s weighted average percentage ownership of Intermediate Units during the period.

The following table provides the net income (loss) attributable to Hoya Topco’s redeemable noncontrolling interest for the year ended December 31, 2022 and the period from October 18, 2021 to December 31, 2021:

	2022	2021
Net income (loss)—Hoya Intermediate	$70,794	$(5,024)
Hoya Topco’s weighted average % allocation of Hoya Intermediate’s net income (loss)	59.5%	59.9%

Net income (loss) attributable to Hoya Topco’s redeemable noncontrolling interests	$42,117	$(3,010)

Net income (loss) to Class A common stock–basic is calculated by subtracting the portion of Hoya Intermediate’s net loss attributable to redeemable noncontrolling interests from our total net loss, which includes our net loss for activities outside of our investment in Hoya Intermediate as well as the full results of Hoya Intermediate on a consolidated basis.

Net income (loss) per Class A common stock–diluted is based on the average number of shares of Class A common stock used for the basic earnings per share calculation, adjusted for the weighted-average number of common share equivalents outstanding for the period determined using the treasury stock method and if-converted method, as applicable. Net income (loss) attributable to Class A common stockholders–diluted is adjusted for our share of Hoya Intermediate’s consolidated net loss after giving effect to Intermediate Units that convert into potential shares of Class A common stock, to the extent it is dilutive. In addition, Net income (loss) attributable to Class A common stockholders–diluted is adjusted for the impact of changes in the fair value of Hoya Intermediate Warrants, to the extent they are dilutive.

The following tables set forth the computation of basic and diluted net income (loss) per share of Class A common stock for the year ended December 31, 2022 and the period from October 18, 2021 to December 31, 2021 where we had Class A and Class B common stock outstanding (in thousands, except share and per share data):

	2022	2021
Numerator—basic:
Net income (loss)	$70,779	$(6,293)
Less: (Income) loss attributable to redeemable noncontrolling interests	(42,117)	3,010

Net income (loss) attributable to Class A Common Stockholders—basic	28,662	(3,283)

Denominator—basic:
Weighted average Class A common stock outstanding—basic	80,257,247	77,498,775

Net income (loss) per Class A common stock—basic	$0.36	$(0.04)

Numerator—diluted:
Net income (loss) attributable to Class A Common Stockholders—basic	$28,662	$(3,283)
Net income (loss) effect of dilutive securities:
Effect of dilutive Exercise Warrants	55	—
Effect of dilutive RSUs	6	—
Effect of dilutive noncontrolling interests	42,056	—
Effect of dilutive Hoya Intermediate Warrants	—	(123)

Net income (loss) attributable to Class A Common Stockholders—diluted	70,779	(3,406)

Denominator—diluted:
Weighted average Class A common stock outstanding—basic	80,257,247	77,498,775
Weighted average effect of dilutive securities:
Effect of dilutive Exercise Warrants	258,906	—
Effect of dilutive RSUs	28,228	—
Effect of dilutive noncontrolling interests	118,200,000	—

Weighted average Class A common stock outstanding—diluted	198,744,381	77,498,775

Net income (loss) per Class A common stock—diluted	$0.36	$(0.04)

Potential shares of common stock are excluded from the computation of diluted net income per share if their effect would have been anti-dilutive for the period presented or if the issuance of shares is contingent upon events that did not occur by the end of the period.

The following tables present potentially dilutive securities excluded from the computation of diluted net income per share for the periods presented that could potentially dilute earnings per share in the future:

	2022	2021
RSUs	1,224,919	1,378,111
Stock options	6,300,837	4,061,486
Public Warrants and Private Warrants	13,286,644	24,652,569
Exercise Warrants	17,000,000	34,000,000
Hoya Intermediate Warrants	6,000,000	4,000,000
Shares of Class B common stock	—	118,200,000

We analyzed the calculation of income (loss) per share for periods prior to the Merger Transaction and determined that it resulted in values that would not be meaningful to the users of the consolidated financial statements. Therefore, income (loss) per share information has not been presented for periods prior to the Merger Transaction.

Consolidated Financial Statements

September 30, 2023

VDC Holdco, LLC and Subsidiaries

VDC Holdco, LLC and Subsidiaries

September 30, 2023

VDC Holdco, LLC and Subsidiaries

Consolidated Balance Sheets

September 30, 2023 and December 31, 2022

	September 30, 2023	December 31, 2022
Assets
Current Assets
Cash and cash equivalents	$34,031,955	$26,016,855
Restricted cash	283,544	6,599,163
Accounts receivable	401,573	308,493
Other receivables	52,100	670,303
Prepaid expenses	2,774,743	1,501,974

Total current assets	37,543,915	35,096,788

Long-Term Assets
Property and equipment, net	1,997,947	2,044,490
Goodwill	45,748,167	45,748,167
Intangible assets, net	6,129,121	7,068,701
Deferred income taxes	1,435,000	1,359,000
Operating lease right-of-use asset	763,486	1,189,340
Security deposit	452,062	124,225

Total long-term assets	56,525,783	57,533,923

	$94,069,698	$92,630,711

Liabilities and Members’ Equity
Current Liabilities
Accounts payable	$18,822,569	$12,833,700
Accrued expenses	12,034,332	20,597,694
Income tax payable	—	1,763,454
Deferred merchant bookings	13,371,273	6,990,224
Contract liabilities	6,941,731	4,350,146
Current maturities of long-term debt	2,700,000	2,700,000
Current maturities of operating lease liability	741,323	655,951
Other payables	27,500	27,500

Total current liabilities	54,638,728	49,918,669

Long-Term Liabilities
Long-term debt, less current maturities	17,275,000	24,300,000
Operating lease liability, less current maturities	136,232	702,567

Total long-term liabilities	17,411,232	25,002,567

Total liabilities	72,049,960	74,921,236
Commitments and Contingencies (Note 8)
Members’ Equity	22,019,738	17,709,475

	$94,069,698	$92,630,711

See Notes to Consolidated Financial Statements

VDC Holdco, LLC and Subsidiaries

Consolidated Statements of Income

Nine Months Ended September 30, 2023 and 2022

	September 30, 2023	September 30, 2022
Revenue	$77,783,568	$64,684,217

Operating Expenses
Paid search fees and marketing	23,424,083	18,455,659
Cost of revenue, exclusive of depreciation and amortization	11,128,206	9,174,890
Salaries and wages	10,023,408	9,263,178
Depreciation and amortization	1,592,924	5,188,351
General and administrative expenses	5,325,284	3,198,809
License fee	1,875,000	1,875,000
Rent expense	941,040	1,295,338

Total operating expenses	54,309,945	48,451,225

Operating Income	23,473,623	16,232,992

Other Income (Expense)
Interest expense	(1,874,557)	(1,432,363)
Interest income	355,551	473
Other income	—	548,000
Breakage (loss) income	(70,354)	2,903,436
Gain (loss) on sale of property and equipment	3,000	(6,496)

Total other income (expense)	(1,586,360)	2,013,050

Net Income Before Income Taxes	21,887,263	18,246,042
Provision for Income Taxes	(4,577,000)	(4,062,202)

Net Income	$17,310,263	$14,183,840

See Notes to Consolidated Financial Statements

VDC Holdco, LLC and Subsidiaries

Consolidated Statements of Members’ Equity

Nine Months Ended September 30, 2023 and 2022

	Contributed Capital	Retained Earnings (Deficit)	Total
Balance, January 1, 2022	$20,000,000	$(16,308,533)	$3,691,467
Net income	—	14,183,840	14,183,840
Distributions	—	(3,200,000)	(3,200,000)

Balance, September 30, 2022	$20,000,000	$(5,324,693)	$14,675,307

	Contributed Capital	Retained Earnings (Deficit)	Total
Balance, January 1, 2023	$20,000,000	$(2,290,525)	$17,709,475
Net income	—	17,310,263	17,310,263
Distributions	—	(13,000,000)	(13,000,000)

Balance, September 30, 2023	$20,000,000	$2,019,738	$22,019,738

See Notes to Consolidated Financial Statements

VDC Holdco, LLC and Subsidiaries

Consolidated Statements of Cash Flows

Nine Months Ended September 30, 2023 and 2022

	September 30, 2023	September 30, 2022
Operating Activities
Net income	$17,310,263	$14,183,840
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	1,592,924	5,188,351
Deferred income taxes	(76,000)	802,000
(Gain) loss on sale of property and equipment	(3,000)	6,496
Breakage loss (income)	70,354	(2,903,436)
Changes in operating assets and liabilities:
Accounts receivable	(93,080)	78,120
Other receivables	618,203	737,032
Other assets	—	(548,041)
Prepaid expenses	(1,272,769)	(288,239)
Operating lease right-of-use assets and liabilities	(55,109)	(464,954)
Security deposit	(327,837)	(50,225)
Accounts payable	5,988,869	(5,065)
Accrued expenses	(8,633,716)	(6,196,934)
Income tax payable	(1,763,454)	1,049,314
Deferred merchant bookings	6,381,049	3,614,996
Contract liabilities	2,591,585	2,871,763

Net Cash from Operating Activities	22,328,282	18,075,018

Investing Activities
Payroll costs capitalized to software in progress	(555,534)	(618,946)
Acquisition of internet domain	—	(12,676)
Acquisition of property and equipment	(48,267)	(435,905)

Net Cash used for Investing Activities	(603,801)	(1,067,527)

Financing Activities
Payments on long-term debt	(7,025,000)	(3,200,000)
Distributions	(13,000,000)	(3,200,000)

Net Cash used for Financing Activities	(20,025,000)	(6,400,000)

Net Change in Cash, Cash Equivalents, and Restricted Cash	1,699,481	10,607,491
Cash, Cash Equivalents, and Restricted Cash, Beginning of Period	32,616,018	18,011,563

Cash, Cash Equivalents, and Restricted Cash, End of Period	$34,315,499	$28,619,054

Cash and Cash Equivalents	$34,031,955	$22,020,057
Restricted Cash	283,544	6,598,997

Total cash, cash equivalents, and restricted cash	$34,315,499	$28,619,054

Supplemental Disclosure of Cash Flow Information
Cash payments for:
Interest	$2,053,872	$2,174,181
Income Taxes	5,190,000	1,450,000

See Notes to Consolidated Financial Statements

VDC Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

September 30, 2023

Note 1—Principal Business Activity and Significant Accounting Policies

Principal Business Activity

VDC Holdco, LLC (“VDC Holdco”) was established on January 1, 2020 and has no designated legal life. VDC Holdco acquired VDC-MGG Holdings, LLC (“VDC-MGG”) on March 10, 2020. VDC-MGG owns and operates Vegas.com, LLC (“Vegas.com”) and its subsidiaries. Primary offices and operations are in the Las Vegas, Nevada area. Vegas.com operates websites which provide for sale to customers a full range of travel products including hotel rooms, air-hotel packages, show tickets, tours, and attractions.

Principles of Consolidation

The consolidated financial statements include the accounts of VDC Holdco, LLC and its wholly owned subsidiaries: VDC-MGG Holdings, Vegas.com, and LasVegas.com, LLC (collectively, the “Company”). All significant intercompany accounts and transactions have been eliminated in consolidation.

Concentrations of Credit Risk

The Company maintains its cash in bank deposit accounts which exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 per depositor, per insured bank, for each account ownership category. At September 30, 2023 and December 31, 2022, the Company had $33,117,629 and $31,790,710, respectively, in excess of FDIC-insured limits.

Cash Equivalents

Cash equivalents consists of highly liquid investments with an original maturity of three months or less.

Restricted Cash

Amounts included in restricted cash represent letters of credit required by vendors to be held by a bank. The letters of credit bear no interest, have no maturity, and can only be released in whole or in part at the vendors discretion.

Accounts Receivable and Credit Policy

Accounts receivable due from customers are uncollateralized customer obligations due under normal trade terms requiring payment within 30 days from the invoice date. Accounts receivable are stated at the amount billed to the customer. The Company does not generally charge interest on overdue customer account balances. Payments of accounts receivable are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoices.

The Company estimates an allowance for doubtful accounts based upon an evaluation of the current status of receivables, historical experience, and other factors as necessary. The allowance for doubtful accounts was $0 at September 30, 2023 and December 31, 2022. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change.

VDC Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

September 30, 2023

Property and Equipment

Property and equipment is recorded at cost. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are charged to expense. When equipment is retired or sold, the cost and related accumulated depreciation are eliminated from the accounts and the resultant gain or loss is reflected in operations.

Depreciation is provided using the straight-line method, based on useful lives of the assets which range from three to five years. Right-of-use (“ROU”) assets from financing leases are amortized on the straight-line method over the shorter of the lease term or their respective estimated useful lives. Financing lease ROU asset amortization is included in deprecation in the consolidated statement of operations.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. Based on this assessment there was no impairment at September 30, 2023 and December 31, 2022.

Internally Developed Software

The Company develops and utilizes internally developed software. Costs incurred are accounted for under the provision of Accounting Standards Codification (“ASC”) 350, Intangibles – Goodwill and Other. Accordingly, all costs incurred in planning the development of the software are expensed as incurred. Costs, other than general and administrative and overhead costs, incurred in the application development stage, which includes hiring outside software developers to develop the software, are capitalized. Other costs incurred during the operating stage, such as training, administrative, and maintenance costs are expensed as incurred. Costs incurred during the operating stage for upgrades and enhancements of software are capitalized if it is probable that they will result in added functionality. Capitalized software development costs are included in property and equipment, net in the accompanying consolidated balance sheet and are amortized over their estimated useful lives.

Goodwill

Goodwill represents costs in excess of purchase price over the fair value of the assets of businesses acquired, including other identifiable intangible assets.

Goodwill is not amortized, rather potential impairment is considered on an annual basis, or more frequently upon the occurrence of an event or when circumstances indicate that the amount of goodwill is greater than its fair value. As of September 30, 2023 and December 31, 2022, the carrying value of the Company’s goodwill was not considered impaired.

Intangible Assets

Intangible assets with a finite life consist of developed technology, customer relationships, and customer lists and are carried at cost less accumulated amortization. The Company amortizes the cost of identifiable intangible assets on a straight-line basis over the expected period of benefit, which is three years for customer relationships and developed technology and two years for customer lists.

Intangible assets with an indefinite life include a trademark and internet domains.

Income Taxes

VDC Holdco filed an entity classification election (Form 8832) in 2020, the year the entity was created. This election under the Internal Revenue Code election results in VDC Holdco being taxed as a C Corporation. VDC Holdco effectively files a consolidated return, which includes all of its subsidiaries.

VDC Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

September 30, 2023

Income taxes are provided for the tax effects of transactions reporting in the consolidated financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of intangible assets, receivables allowance, prepaid expenses, property and equipment, accrued liabilities, net operating losses and interest limitation carryover for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions. As of September 30, 2023 and December 31, 2022, the unrecognized tax benefits accrual was zero. The Company will recognize future accrued interest and penalties related to unrecognized tax benefits in income tax expense if incurred. The Company is no longer subject to Federal tax examinations by tax authorities for years before 2019.

Revenue Recognition

For the majority of the Company’s sales, the Company remain the merchant of record, but various service providers with whom they maintain relationships are ultimately responsible for delivering the underlying services for which customers transact, such as lodging, air travel and entertainment. The Company’s obligation to its customers is to arrange for these service providers to provide the underlying services and the Company satisfies their obligation at the point in time that these service providers begin to provide the underlying service (e.g., upon the check-in date for lodging stays, upon the show/performance date for entertainment transactions, etc.). Though the Company is the merchant of record for transactions in which other entities provide the ultimate service, they are an agent in such transactions; therefore, they recognize revenue from transactions on a net basis (i.e., the amount billed to customers less the amounts paid to service providers).

Customers pay at the time the reservation is made via the Company’s sales channels, primarily the Vegas.com website and mobile application. Because the reservation date almost always precedes the date that the performance obligation is satisfied, the Company records a contract liability for the amount of consideration received. In general, the Company satisfies most of their performance obligations within approximately three to four months from the reservation date, and substantially all performance obligations are satisfied within one year from the reservation date.

The Company records revenue from click-through fees charged to their travel partners for leads sent to the travel partners’ websites. The Company records revenue from click-through fees after the traveler makes the click-through to the related travel partners’ websites. The Company records revenue for advertising placements ratably over the advertising period or upon delivery of advertising impressions, depending on the terms of the contract. Payments from advertisers are generally due within 30 days of invoicing.

The following table disaggregates the Company’s revenue based on the timing of satisfaction of performance obligations for the nine months ended September 30, 2023 and 2022:

	September 30, 2023	September 30, 2022
Revenue recognized at a point in time	$75,459,905	$62,155,603
Revenue recognized over time	2,323,663	2,045,461

Total revenue from contracts with customers	77,783,568	64,201,064
Lease revenue	—	483,153

Total revenue	$77,783,568	$64,684,217

Revenue from performance obligations satisfied at a point in time consist of sales such as lodging, air travel and entertainment, where the Company remains the merchant of record. Revenue from performance obligations satisfied over time consists of the sale of advertising on the Company’s various websites.

VDC Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

September 30, 2023

Contract liabilities consist of advanced payments from customers, in the form of cash, for which revenue will be recognized in a later period. The beginning and ending balances for accounts receivable and contract liabilities were as follows for the nine months ended September 30, 2023 and the year ended December 31, 2022:

	2023
	January 1	September 30
Accounts receivable	$308,493	$401,573
Contract liabilities	4,350,146	6,941,731

	2022
	January 1	September 30
Accounts receivable	$614,461	$308,493
Contract liabilities	3,431,728	4,350,146

The Company expects to recognize all outstanding contract liabilities in the next twelve months.

Gift Card and Store Credit Liabilities and Breakage

Gift card and store credit liabilities, a component of accrued expenses on the consolidated balance sheets, represent purchased credit for future use or credits issued and outstanding for event cancellations or other service issues related to recorded sales transactions. The accrued amount is reduced by the amount of credits estimated to go unused, or breakage. The Company estimates breakage based on historical usage trends, and recognize breakage based on the age of the gift card or store credit. The Company’s breakage estimate could be impacted by future activity differing from estimates, the effects of which could be material.

The total gift card and store credit liability was $1,579,641 and $1,373,547 as of September 30, 2023 and December 31, 2022, respectively. During the nine months ended September 30, 2023, $3,371,354 of gift card and store credit liabilities were redeemed and the Company recognized $(70,353) of breakage.

Sales Taxes

Various jurisdictions impose a sales tax on the Company’s sales to non-exempt customers on the use or occupancy of hotel accommodations or other traveler services. Generally, the sales tax passes through to the hotel or traveler service company who collects taxes based on the rate paid to the hotel and remits these taxes to the various tax authorities.

Advertising Costs

Advertising costs identified as paid search fees and marketing fees are expensed as incurred. Such costs were $23,424,083 and $18,455,659 for the nine months ended September 30, 2023 and 2022, respectively.

Estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Guidance

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which changes how entities will measure credit losses for financial assets and certain other instruments that are not measured at fair value through net income. The new expected credit loss impairment model requires immediate recognition of estimated credit losses expected to occur. ASU 2019-10, Financial Instruments-Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, deferred the effective date for non-public companies. The standard is effective for non-public companies for fiscal years beginning after December 15, 2022. The Company adopted these requirements as of January 1, 2023 with no material impact on the consolidated financial statements.

VDC Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

September 30, 2023

Note 2—Property and Equipment

Property and equipment at September 30, 2023 and December 31, 2022 consists of the following:

	Estimated Life (Years)	September 30, 2023	December 31, 2022
Software	3	$4,709,473	$4,326,288
Machinery and equipment	3	1,092,052	1,040,785
Software development in progress	N/A	788,778	616,428
Furniture	5	181,208	181,208
Leasehold improvements	3	156,228	156,228

		6,927,739	6,320,937
Less accumulated depreciation		(4,929,792)	(4,276,447)

		$1,997,947	$2,044,490

Depreciation expense totaled $653,344 and $1,257,858 for the nine months ended September 30, 2023 and 2022, respectively.

Note 3—Intangible Assets and Goodwill

Intangible assets as of September 30, 2023 consist of the following:

	Cost	Accumulated Amortization	Net
Finite-lived intangible assets
Developed technology	$7,830,000	$ (7,830,000)	$—
Customer relationships	7,300,000	(7,300,000)	—
Customer list	1,700,000	(1,700,000)	—

	16,830,000	$(16,830,000)	—

Indefinite-lived intangible assets
Internet domains	629,121		629,121
Trademark	5,500,000		5,500,000

	6,129,121		6,129,121

Total intangible assets	$22,959,121		$6,129,121

Intangible assets as of December 31, 2022 consist of the following:

	Cost	Accumulated Amortization	Net
Finite-lived intangible assets
Developed technology	$7,830,000	$(7,343,753)	$486,247
Customer relationships	7,300,000	(6,846,667)	453,333
Customer list	1,700,000	(1,700,000)	—

	$16,830,000	$(15,890,420)	$939,580

Indefinite-lived intangible assets
Internet domains	629,121		629,121
Trademark	5,500,000		5,500,000

	6,129,121		6,129,121

Total intangible assets	$22,959,121		$7,068,701

Amortization expense for the nine months ended September 30, 2023 and 2022 was $939,580 and $3,930,493, respectively.

The gross amount of goodwill was $45,748,167 at September 30, 2023 and December 31, 2022. There was no impairment at September 30, 2023 and December 31, 2022.

Note 4—Long-Term Debt

Long-term debt at September 30, 2023 and December 31, 2022 consists of:

	September 30, 2023	December 31, 2022
Note payable, quarterly principal installments of $675,000 plus interest of Secured Overnight Financing Rate (SOFR) (5.31% as of September 30, 2023). All unpaid principal due November 2027. Secured by substantially all of the Company’s assets.	$19,975,000	$27,000,000
Less current maturities	(2,700,000)	(2,700,000)

Long-term debt, less current maturities	$17,275,000	$24,300,000

Future maturities of long-term debt are as follows:

Twelve months ended September 30,
2024	$2,700,000
2025	2,700,000
2026	2,700,000
2027	11,875,000

$19,975,000

Borrowings under the note payable are subject to certain covenants and restrictions on consolidated total leverage and fixed charges coverage.

VDC Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

September 30, 2023

Note 5—Leases

The Company leases office space under a long-term lease agreement. The lease expires in November 2024 and provides for a renewal option of one year. The Company included in the determination of the right-of-use assets and lease liabilities any renewal options when the options are reasonably certain to be exercised. The Company leased other office space, and subleased portions of the space, under a long-term lease agreement until the lease expired in September 2022.

The weighted-average discount rate is based on the discount rate implicit in the lease, or if the implicit rate is not readily determinable from the lease, then the Company estimates an applicable incremental borrowing rate. The incremental borrowing rate is estimated using the Company’s applicable borrowing rates and the contractual lease term.

The Company elected the practical expedient to not separate lease and non-lease components for its real estate leases. The Company also elected the short-term lease exemption for all leases with a term of 12 months or less for both existing and ongoing operating leases to not recognize the asset and liability for these leases. Lease payments for short-term leases are recognized on straight-line basis.

Total lease expense for the nine months ended September 30, 2023 and 2022 was $941,040 and 1,295,338, respectively.

The following summarizes the weighted-average remaining lease term and weighted-average discount rate as of September 30, 2023 and December 31, 2022:

	September 30, 2023	December 31, 2022
Weighted-average remaining lease term:
Operating leases	1.17 Years	1.9 Years
Weighted-average discount rate:
Operating leases	13.0%	13.0%

The future minimum lease payments under noncancelable operating leases are as follows as of September 30, 2023:

Twelve months ended September 30,
2024	$812,556
2025	138,450

Total lease payments	951,006
Less: interest	(73,451)

Present value of lease liabilities	$877,555

Note 6—Income Taxes

Deferred tax assets and liabilities consist of the following components as of September 30, 2023:

Deferred Tax Assets (Liabilities)	September 30, 2023	December 31, 2022
Intangibles	$690,000	$971,000
Receivable allowances	18,000	—
Prepaid expenses	(80,000)	(76,000)
Property and equipment	(31,000)	(57,000)
Accrued liabilities	291,000	(26,000)
Net operating loss	92,000	92,000
Interest limitation carryover	455,000	455,000

	$1,435,000	$1,359,000

VDC Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

September 30, 2023

The provision for income taxes charged to income for the period ended September 30, 2023 consists of the following:

	September 30, 2023	December 31, 2022
Currently payable	$4,653,000	$3,260,202
Deferred	(76,000)	802,000

	$4,577,000	$4,062,202

The Company’s effective income tax rate for the nine months ended September 30, 2023 is higher than what would be expected if the federal statutory rate were applied to income from continuing operations, as follows:

	September 30, 2023	September 30, 2022
U.S. Statutory Tax Rate	21.0%	21.0%
Nondeductible expenses	0.6%	0.5%
Other	-0.7%	0.8%

Total Income Tax Expense (Benefit)	20.9%	22.3%

As of September 30, 2023 and December 31, 2022, the Company had approximately $440,000 of federal net operating loss carryforwards available to offset future taxable income. The federal net operating losses generated do not expire and may be carried forward indefinitely.

Note 7—Employee Benefit Plans

The Company has a defined contribution plan covering substantially all employees. The plan provides that employees who have attained age 21 can voluntarily contribute from 0% to 99% of their earnings to the plan, subject to statutory contribution limits. The Company provides matching contributions up to 4% of eligible compensation. Total expense related to the plan for the nine months ended September 30, 2023 and 2022 was $250,260 and $204,421, respectively.

Note 8—Commitments and Contingencies

In 2018, the Company entered into an agreement for use of a suite at Allegiant Stadium in Las Vegas, Nevada with an unrelated party. Under the agreement, the Company is obligated to pay approximately $515,000 per year until the agreement expires in 2034.

In 2005, the Company entered into an agreement for use of an internet domain name with an unrelated party. Under the terms of the agreement, the Company is obligated to pay approximately $2,500,000 per year until the agreement expires in 2040. The Company has the option to terminate the agreement at any time, provided they operate the domain for a period of thirty days after termination.

Note 9—Related Party Transactions

TZP Capital Partners III-A (Blocker), L.P. and TZP Capital Partners III, L.P. (the two entities are referred to herein as “TZP”), members of VDC Holdco, charge the Company a management fee for services rendered by TZP to the Company. The management fee is $62,500 per quarter with an additional 2% fee for any preferred membership units outstanding greater than six months. TZP management fees were $187,500 for the nine months ended September 30, 2023 and 2022.

VDC Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

September 30, 2023

Note 10—Equity

The Company has two classes of membership interests – Class A Units and Preferred Units. There were 61,000,000 Class A Units issued and outstanding as of September 30, 2023 and December 31, 2022. Holders of Class A Units are entitled to distributions made by the Company, in accordance with their respective sharing ratios.

The Preferred Units are senior to the Class A Units, and earn a preferential dividend that ranges from 8% per annum to a maximum of 25% per annum based upon how long each Preferred Unit remains outstanding. If more than $10,000,000 in Preferred Units remain outstanding for more than 18 months, the unit holder is entitled to appoint additional directors to constitute a majority of the Board. In addition, a management fee of 2% accrues on each Preferred Unit that remains outstanding for more than 6 months. The Preferred Units are subject to optional redemption and mandatory redemption upon a sale of the Company. Preferred Units were issued in financial year 2020 and were redeemed in financial year 2021. There were no Preferred Units issued or outstanding as of September 30, 2023 and December 31, 2022.

Note 11—Subsequent Events

On November 3, 2023, the members entered into a definitive agreement to sell 100% of the ownership of the Company to Vivid Seats, Inc. The agreed-upon purchase price was approximately $243,800,000, subject to customary closing adjustments, comprised of approximately $153,600,000 in cash and approximately 15,600,000 million shares of Vivid Seats, Inc. Class A common stock.

Consolidated Financial Statements

December 31, 2022 and 2021

VDC Holdco, LLC and Subsidiaries

VDC Holdco, LLC and Subsidiaries

December 31, 2022 and 2021

Independent Auditor’s Report

To the Board of Directors

VDC Holdco, LLC and Subsidiaries

Las Vegas, Nevada

Report on the Audit of the Consolidated Financial Statements

Opinion

We have audited the consolidated financial statements of VDC Holdco, LLC and Subsidiaries, which comprise the consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of operations, members’ equity (deficit), and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements referred to above present fairly, in all material respects, the financial position of VDC Holdco, LLC and Subsidiaries as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated financial statements section of our report. We are required to be independent of VDC Holdco, LLC and Subsidiaries and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Restatement and Reissuance

As discussed in Note 13, the Company is restating and reissuing the consolidated financial statements as of and for the years ended December 31, 2022 and 2021 to reflect presentation and disclosure requirements applicable to public business entities. Our opinion is not modified with respect to these matters.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about VDC Holdco, LLC and Subsidiaries’ ability to continue as a going concern for one year after the date that the consolidated financial statements are issued.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of VDC Holdco, LLC and Subsidiaries’ internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about VDC Holdco, LLC and Subsidiaries ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

/s/ Eide Bailly LLP

Las Vegas, Nevada

February 27, 2023, except for modifications disclosed in Note 13, for which the date is December 4, 2023.

VDC Holdco, LLC and Subsidiaries

Consolidated Balance Sheets

December 31, 2022 and 2021

	As Restated 2022	As Restated 2021
Assets
Current Assets
Cash and cash equivalents	$26,016,855	$11,911,825
Restricted cash	6,599,163	6,099,738
Accounts receivable	308,493	614,461
Other receivables	670,303	737,032
Prepaid expenses	1,501,974	1,293,679
Other current assets	—	68,734

Total current assets	35,096,788	20,725,469

Long-Term Assets
Property and equipment, net	2,044,490	2,342,827
Goodwill	45,748,167	45,748,167
Intangible assets, net	7,068,701	11,641,270
Deferred income taxes	1,359,000	2,193,000
Operating lease right-of-use asset	1,189,340	1,926,261
Security deposit	124,225	124,225

Total long-term assets	57,533,923	63,975,750

	$92,630,711	$84,701,219

Liabilities and Members’ Equity
Current Liabilities
Accounts payable	$12,833,700	$11,368,184
Accrued expenses	20,597,694	24,473,804
Income tax payable	1,763,454	—
Deferred merchant bookings	6,990,224	5,891,402
Contract liabilities	4,350,146	3,431,728
Current maturities of long-term debt	2,700,000	—
Current maturities of operating lease liability	655,951	1,218,287
Other payables	27,500	27,500

Total current liabilities	49,918,669	46,410,905

Long-Term Liabilities
Long-term debt, less current maturities	24,300,000	33,200,000
Operating lease liability, less current maturities	702,567	1,358,518
Other	—	40,329

Total long-term liabilities	25,002,567	34,598,847

Total liabilities	74,921,236	81,009,752
Commitments and Contingencies (Note 8)
Members’ Equity	17,709,475	3,691,467

	$92,630,711	$84,701,219

See Notes to Consolidated Financial Statements

VDC Holdco, LLC and Subsidiaries

Consolidated Statements of Operations

December 31, 2022 and 2021

	As Restated 2022	As Restated 2021
Revenue	$91,359,242	$52,156,231

Operating Expenses
Paid search fees and marketing	25,392,915	14,450,962
Cost of revenue, exclusive of depreciation and amortization	13,126,752	7,232,249
Salaries and wages	13,057,570	12,663,603
Depreciation and amortization	6,729,164	7,749,659
General and administrative expenses	5,012,130	4,369,990
License fee	2,500,000	2,500,000
Rent expense	1,602,806	1,709,345

Total operating expenses	67,421,337	50,675,808

Operating Income	23,937,905	1,480,423

Other Income (Expense)
Interest expense	(1,972,279)	(2,776,533)
Breakage income	3,209,499	2,384,057
Paycheck Protection Program loan forgiveness	—	3,319,020
Employee retention credit	—	325,958
Other income	607,000	—
Loss on sale of property and equipment	(5,117)	(214,537)

Total other income (expense)	1,839,103	3,037,965

Net Income Before Income Taxes	25,777,008	4,518,388
Provision for Income Taxes	(5,559,000)	(499,000)

Net Income	$20,218,008	$4,019,388

See Notes to Consolidated Financial Statements

VDC Holdco, LLC and Subsidiaries

Consolidated Statements of Members’ Equity (Deficit)

December 31, 2022 and 2021

	Contributed Capital	Preferred Membership Units	Retained Earnings (Deficit)	Total
Balance, January 1, 2021, as restated	$20,000,000	$6,190,673	$(20,327,921)	$5,862,752
Net income, as restated	—	—	4,019,388	4,019,388
Dividend accretion of preferred units	—	516,481	—	516,481
Redemption of preferred units	—	(6,707,154)	—	(6,707,154)

Balance, December 31, 2021, as restated	20,000,000	—	(16,308,533)	3,691,467
Net income, as restated	—	—	20,218,008	20,218,008
Distributions	—	—	(6,200,000)	(6,200,000)

Balance, December 31, 2022, as restated	$20,000,000	$—	$(2,290,525)	$17,709,475

See Notes to Consolidated Financial Statements

VDC Holdco, LLC and Subsidiaries

Consolidated Statements of Cash Flows

December 31, 2022 and 2021

	As Restated 2022	As Restated 2021
Operating Activities
Net income	$20,218,008	$4,019,388
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	6,729,164	7,749,659
Deferred income taxes	834,000	226,000
Loss on sale of property and equipment	5,117	214,537
Breakage income	(3,209,499)	(2,384,057)
Paycheck Protection Program loan forgiveness income	—	(3,319,020)
Dividend accretion of preferred units expense	—	516,481
Changes in operating assets and liabilities:
Accounts receivable	305,967	(406,208)
Other receivables	66,730	(85,663)
Prepaid expenses	(208,295)	268,192
Other current assets	68,734	(68,734)
Operating lease right-of-use assets and liabilities	(481,366)	(497,340)
Accounts payable	1,465,516	(3,639,671)
Accrued expenses	(666,611)	12,527,961
Income tax payable	1,763,454	—
Deferred merchant bookings	1,098,822	4,248,185
Contract liabilities	918,418	2,968,608
Other payables	—	(71,000)

Net Cash from Operating Activities	28,908,159	22,267,318

Investing Activities
Payroll costs capitalized to software development in progress	(729,979)	(478,893)
Acquisition of internet domain	(629,120)	—
Sale of property and equipment	—	387,446
Acquisition of property and equipment	(504,276)	(59,641)

Net Cash used for Investing Activities	(1,863,375)	(151,088)

Financing Activities
Payments on long-term debt	(6,200,000)	(10,750,000)
Proceeds from issuance of Paycheck Protection Program loan	—	1,658,175
Redemption of preferred units	—	(6,707,154)
Payments on other long-term liabilities	(40,329)	—
Distributions	(6,200,000)	—

Net Cash used for Financing Activities	(12,440,329)	(15,798,979)

Net Change in Cash, Cash Equivalents, and Restricted Cash	14,604,455	6,317,251
Cash, Cash Equivalents, and Restricted Cash, Beginning of Year	18,011,563	11,694,312

Cash, Cash Equivalents, and Restricted Cash, End of Year	$32,616,018	$18,011,563

Cash and Cash Equivalents	$26,016,855	$11,911,825
Restricted Cash	6,599,163	6,099,738

Total cash, cash equivalents, and restricted cash	$32,616,018	$18,011,563

Supplemental Disclosure of Cash Flow Information
Cash payments for:
Interest	$1,975,114	$3,016,137
Income taxes	2,200,000	350,000

See Notes to Consolidated Financial Statements

VDC Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Note 1—Principal Business Activity and Significant Accounting Policies

Principal Business Activity

VDC Holdco, LLC (“VDC Holdco”) was established on January 1, 2020 and has no designated legal life. VDC Holdco acquired VDC-MGG Holdings, LLC (“VDC-MGG”) on March 10, 2020. VDC-MGG owns and operates Vegas.com, LLC (“Vegas.com”) and its subsidiaries. Primary offices and operations are in the Las Vegas, Nevada area. Vegas.com operates websites which provide for sale to customers a full range of travel products including hotel rooms, air-hotel packages, show tickets, tours, and attractions.

Principles of Consolidation

The consolidated financial statements include the accounts of VDC Holdco, LLC and its wholly-owned subsidiaries: VDC-MGG Holdings, Vegas.com, and LasVegas.com, LLC (collectively, the “Company”). All significant intercompany accounts and transactions have been eliminated in consolidation.

Concentrations of Credit Risk

The Company maintains its cash in bank deposit accounts which exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 per depositor, per insured bank, for each account ownership category. At December 31, 2022 and 2021, the Company had $31,790,710 and $16,793,093, respectively, in excess of FDIC-insured limits.

Cash Equivalents

Cash equivalents consists of highly liquid investments with an original maturity of three months or less.

Restricted Cash

Amounts included in restricted cash represent letters of credit required by vendors to be held by a bank. The letters of credit bear no interest, have no maturity, and can only be released in whole or in part at the vendors discretion.

Accounts Receivable and Credit Policy

Accounts receivable due from customers are uncollateralized customer obligations due under normal trade terms requiring payment within 30 days from the invoice date. Accounts receivable are stated at the amount billed to the customer. The Company does not generally charge interest on overdue customer account balances. Payments of accounts receivable are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoices.

The Company estimates an allowance for doubtful accounts based upon an evaluation of the current status of receivables, historical experience, and other factors as necessary. The estimate for the allowance for doubtful accounts was $0 for the years ended December 31, 2022 and 2021, respectively. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change.

Property and Equipment

Property and equipment is recorded at cost. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are charged to expense. When equipment is retired or sold, the cost and related accumulated depreciation are eliminated from the accounts and the resultant gain or loss is reflected in operations.

Depreciation is provided using the straight-line method, based on useful lives of the assets which range from three to five years. Right-of-use (“ROU”) assets from financing leases are amortized on the straight-line method over the shorter of the lease term or their respective estimated useful lives. Financing lease ROU asset amortization is included in deprecation in the consolidated statement of operations.

VDC Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. Based on this assessment there was no impairment at December 31, 2022 and 2021.

Internally Developed Software

The Company develops and utilizes internally developed software. Costs incurred are accounted for under the provision of Accounting Standards Codification (“ASC”) 350, Intangibles – Goodwill and Other. Accordingly, all costs incurred in planning the development of the software are expensed as incurred. Costs, other than general and administrative and overhead costs, incurred in the application development stage, which includes hiring outside software developers to develop the software, are capitalized. Other costs incurred during the operating stage, such as training, administrative, and maintenance costs are expensed as incurred. Costs incurred during the operating stage for upgrades and enhancements of software are capitalized if it is probable that they will result in added functionality. Capitalized software development costs are included in property and equipment, net in the accompanying consolidated balance sheets and are amortized over their estimated useful lives.

Goodwill

Goodwill represents costs in excess of purchase price over the fair value of the assets of businesses acquired, including other identifiable intangible assets.

Goodwill is not amortized, rather potential impairment is considered on an annual basis, or more frequently upon the occurrence of an event or when circumstances indicate that the amount of goodwill is greater than its fair value. As of December 31, 2022 and 2021, respectively, the carrying value of the Company’s goodwill was not considered impaired.

Intangible Assets

Intangible assets with a finite life consist of developed technology, customer relationships, and customer lists and are carried at cost less accumulated amortization. The Company amortizes the cost of identifiable intangible assets on a straight-line basis over the expected period of benefit, which is three years for customer relationships and developed technology and two years for customer lists.

Intangible assets with an indefinite life include a trademark and internet domains.

Income Taxes

VDC Holdco filed an entity classification election (Form 8832) in 2020, the year the entity was created. This election under the Internal Revenue Code election results in VDC Holdco being taxed as a C Corporation. VDC Holdco effectively files a consolidated return, which includes all of its subsidiaries.

Income taxes are provided for the tax effects of transactions reporting in the consolidated financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of intangibles, prepaid expenses, property and equipment, accrued liabilities, and net operating losses for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions. As of December 31, 2022 and 2021, the unrecognized tax benefits accrual was zero. The Company will recognize future accrued interest and penalties related to unrecognized tax benefits in income tax expense if incurred. The Company is no longer subject to Federal tax examinations by tax authorities for years before 2019.

VDC Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Revenue Recognition

For the majority of the Company’s sales, the Company remain the merchant of record, but various service providers with whom they maintain relationships are ultimately responsible for delivering the underlying services for which customers transact, such as lodging, air travel and entertainment. The Company’s obligation to its customers is to arrange for these service providers to provide the underlying services and the Company satisfies their obligation at the point in time that these service providers begin to provide the underlying service (e.g., upon the check-in date for lodging stays, upon the show/performance date for entertainment transactions, etc.). Though the Company is the merchant of record for transactions in which other entities provide the ultimate service, they are an agent in such transactions; therefore, they recognize revenue from transactions on a net basis (i.e., the amount billed to customers less the amounts paid to service providers).

Customers pay at the time the reservation is made via the Company’s sales channels, primarily the Vegas.com website and mobile application. Because the reservation date almost always precedes the date that the performance obligation is satisfied, the Company records a contract liability for the amount of consideration received. In general, the Company satisfies most of their performance obligations within approximately three to four months from the reservation date, and substantially all performance obligations are satisfied within one year from the reservation date.

The Company records revenue from click-through fees charged to their travel partners for leads sent to the travel partners’ websites. The Company records revenue from click-through fees after the traveler makes the click-through to the related travel partners’ websites. The Company records revenue for advertising placements ratably over the advertising period or upon delivery of advertising impressions, depending on the terms of the contract. Payments from advertisers are generally due within 30 days of invoicing.

The following table disaggregates the Company’s revenue based on the timing of satisfaction of performance obligations for the years ended December 31, 2022 and 2021:

	2022	2021
Revenue recognized at a point in time	$88,065,448	$49,809,684
Revenue recognized over time	2,813,399	1,719,895

Total revenue from contracts with customers	90,878,847	51,529,579
Lease revenue	480,395	626,652

Total revenue	$91,359,242	$52,156,231

Revenue from performance obligations satisfied at a point in time consist of sales such as lodging, air travel and entertainment, where the Company remains the merchant of record. Revenue from performance obligations satisfied over time consists of the sale of advertising on the Company’s various websites.

Contract liabilities consist of advanced payments from customers, in the form of cash, for which revenue will be recognized in a later period. The beginning and ending balances for accounts receivable and contract liabilities were as follows for the years ended December 31, 2022 and 2021:

	2022
	January 1	December 31
Accounts receivable	$614,461	$308,493
Contract liabilities	3,431,728	4,350,146

	2021
	January 1	December 31
Accounts receivable	$845,455	$614,461
Contract liabilities	463,120	3,431,728

At December 31, 2022, contract liabilities in the consolidated balance sheets totaled $4,350,136. The Company expects to recognize the majority of outstanding contract liabilities during the year ended December 31, 2023.

VDC Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

At December 31, 2021, $3,431,728 was recorded as contract liabilities, of which $2,332,464 was recognized as revenue during year ended December 31, 2022. At January 1, 2021, $463,120 was recorded as contract liabilities, of which $270,531 was recognized as revenue during the year ended December 31, 2021.

Gift Card and Store Credit Liabilities and Breakage

Gift card and store credit liabilities, a component of accrued expenses on the consolidated balance sheets, represent purchased credit for future use or credits issued and outstanding for event cancellations or other service issues related to recorded sales transactions. The accrued amount is reduced by the amount of credits estimated to go unused, or breakage. The Company estimates breakage based on historical usage trends and recognize breakage based on the age of the gift card or store credit. The Company’s breakage estimate could be impacted by future activity differing from estimates, the effects of which could be material.

Total gift card and store credit liability was $1,373,547, $4,511,281, and $5,570,646 as of December 31, 2022, December 31, 2021, and January 1, 2021, respectively. During the year ended December 31, 2022, $5,233,774 of gift card and store credit liabilities were redeemed and the Company recognized $3,209,499 of breakage. During the year ended December 31, 2021, $6,789,972 of accrued customer credits were redeemed and we recognized $2,384,057 of breakage.

Sales Taxes

Various jurisdictions impose a sales tax on the Company’s sales to non-exempt customers on the use or occupancy of hotel accommodations or other traveler services. Generally, the sales tax passes through to the hotel or traveler service company who collects taxes based on the rate paid to the hotel and remits these taxes to the various tax authorities.

Employee Retention Credit

The Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) provided an employee retention credit (the “Credit”) which is a refundable tax credit against certain employment taxes of up to $5,000 per employee for eligible employers. The Credit is equal to 50% of qualified wages paid to employees, capped at $10,000 of qualified wages through December 31, 2020.

The Consolidated Appropriations Act of 2021 and the American Rescue Plan Act of 2021 (collectively, the “Acts”) expanded the availability of the employee retention Credit and extended the credit through December 31, 2021. The Acts increased the credit to 70% of qualified wages, capped at $10,000 per quarter, through 2021. As a result of the changes to the credit initiated through the Acts, the maximum credit per employee increased from $5,000 in 2020 to $28,000 in 2021. The Company qualified for the additional credits in 2021.

During the year ended December 31, 2021, the Company recorded a $325,958 benefit related to the Credit which is presented in the consolidated statements of operations as an element of other income.

Advertising Costs

Advertising costs identified as paid search fees and marketing fees are expensed as incurred. Such costs were $25,392,915 and $14,450,952, respectively, for the years ended December 31, 2022 and 2021.

Estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Guidance

In June 2016, FASB issued accounting standards update 2016-13, Financial Instruments – Credit Losses (Topic 326), which replaces the incurred loss impairment model with a forward-looking loss model, and is applicable to most financial assets, including trade receivables other than those arising from operating leases. The amended guidance is effective for the Company beginning January 1,

VDC Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

2023. A modified retrospective transition method with a cumulative effect adjustment to retained earnings is required to be applied at the date of adoption. The Company is currently assessing the impact the adoption of this standard will have on its consolidated financial statements.

Note 2—Property and Equipment

Property and equipment at December 31, 2022 and 2021 consists of the following:

		2022	2021
	Estimated Life (Years)
Software	3	$4,326,288	$3,838,257
Machinery and equipment	3	1,040,785	767,432
Software development in progress	N/A	616,428	548,671
Furniture	5	181,208	174,323
Leasehold improvements	3	156,228	156,228

		6,320,937	5,484,911
Less accumulated depreciation		(4,276,447)	(3,142,084)

		$2,044,490	$2,342,827

Depreciation expense totaled $1,527,475 and $1,856,326 for the years ended December 31, 2022 and 2021, respectively.

Note 3—Intangible Assets and Goodwill

Intangible assets as of December 31, 2022, consist of the following:

	Cost	Accumulated Amortization	Net
Finite-lived intangible assets
Developed technology	$7,830,000	$(7,343,753)	$486,247
Customer relationships	7,300,000	(6,846,667)	453,333
Customer list	1,700,000	(1,700,000)	—

	16,830,000	$(15,890,420)	939,580

Indefinite-lived intangible assets
Internet domains	629,121		629,121
Trademark	5,500,000		5,500,000

	6,129,121		6,129,121

Total intangible assets	$22,959,121		$7,068,701

VDC Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Intangible assets as of December 31, 2021, consist of the following:

	Cost	Accumulated Amortization	Net
2021
Finite-lived intangible assets
Developed technology	$7,830,000	$(4,733,753)	$3,096,247
Customer relationships	7,300,000	(4,413,333)	2,886,667
Customer list	1,700,000	(1,541,644)	158,356

	16,830,000	$(10,688,730)	6,141,270

Indefinite-lived intangible assets
Trademark	5,500,000		5,500,000

Total intangible assets	$22,330,000		$11,641,270

Amortization expense for the years ended December 31, 2022 and 2021 was $5,201,689 and $5,893,333, respectively. Estimated future amortization expense related to these intangible assets is $939,580 for the year ended December 31, 2023.

As of December 31, 2022, December 31, 2021, and January 1, 2021, the carrying value of goodwill was $45,748,167. There was no impairment at either December 31, 2022 and 2021.

Note 4—Long-Term Debt

Long-term debt at December 31, 2022 and 2021 consists of:

	2022	2021
Note payable; $650,000 due on December 31, 2023 followed by quarterly principal installments of $1,050,000 through maturity, plus interest of LIBOR plus 4.75% (4.90% as of December 31, 2021), to March 2025, secured by substantially all of the Company’s assets. Refinanced in November 2022.	$—	$33,200,000
Note payable; quarterly principal installments of $675,000 plus interest of Secured Overnight Financing Rate (SOFR) plus 4.25% (4.30% as of December 31, 2022), to March 2027, secured by substantially all of the Company’s assets.	27,000,000	—
Less current maturities	(2,700,000)	—

Long-term debt, less current maturities	$24,300,000	$33,200,000

Future maturities of long-term debt are as follows:

Years ended December 31,
2023	$2,700,000
2024	2,700,000
2025	2,700,000
2026	2,700,000
2027	16,200,000

$27,000,000

Borrowings under the notes payable are subject to certain covenants and restrictions on consolidated total leverage and fixed charges coverage.

VDC Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Note 5—Leases

The Company leases office space under a long-term lease agreement. The lease expires in November 2024 and provides for a renewal option of one year. The Company included in the determination of the right-of-use assets and lease liabilities any renewal options when the options are reasonably certain to be exercised. The Company leased other office space, and subleased portions of the space, under a long-term lease agreement until the lease expired in September 2022.

The weighted-average discount rate is based on the discount rate implicit in the lease, or if the implicit rate is not readily determinable from the lease, then the Company estimates an applicable incremental borrowing rate. The incremental borrowing rate is estimated using the Company’s applicable borrowing rates and the contractual lease term.

The Company elected the practical expedient to not separate lease and non-lease components for its real estate leases. The Company also elected the short-term lease exemption for all leases with a term of 12 months or less for both existing and ongoing operating leases to not recognize the asset and liability for these leases. Lease payments for short-term leases are recognized on straight-line basis.

The Company subleased portions of its operating office locations to 3 separate tenants until the maturity date in September 2022. Total lease expense and sublease income for the years ended December 31, 2022 and 2021 was as follows:

	2022	2021
Operating lease cost	$1,602,806	$1,709,345
Sublease income	$(480,395)	$(626,652)

The following summarizes the weighted-average remaining lease term and weighted-average discount rate as of December 31, 2022 and 2021:

	2022	2021
Weighted-average remaining lease term:
Operating leases	1.9 Years	2.4 Years
Weighted-average discount rate:
Operating leases	13.0%	13.0%

The future minimum lease payments under noncancelable operating leases with terms greater than one year are listed below as of December 31, 2022.

Years ended December 31,
2023	$794,766
2024	749,379

Total lease payments	1,544,145
Less: interest	(185,627)

Present value of lease liabilities	$1,358,518

VDC Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Note 6—Income Taxes

Deferred tax assets and liabilities consist of the following components as of December 31, 2022 and 2021:

	2022	2021
Deferred Tax Assets (Liabilities)
Intangibles	$971,000	$468,000
Prepaid Expenses	(76,000)	(53,000)
Property and Equipment	(57,000)	(141,000)
Accrued Liabilities	(26,000)	810,000
Net Operating Loss	92,000	654,000
Interest Limitaion Carryover	455,000	455,000

	$1,359,000	$2,193,000

The provision for income taxes charged to income for the years ended December 31, 2022 and 2021, consists of the following:

	2022	2021
Current	$4,725,000	$273,000
Deferred	834,000	226,000

	$5,559,000	$499,000

The Company’s effective income tax rate is lower than what would be expected if the federal statutory rate were applied to income from continuing operations primarily because of expenses deductible for financial reporting purposes that are not deductible for tax purposes, as follows for the years ended December 31, 2022 and 2021:

	2022	2021
U.S. Statutory Tax Rate	21.0%	21.0%
Nondeductible expenses	0.5%	2.0%
Nondeductible interest expense	0.0%	2.2%
PPP loan forgiveness	0.0%	-14.1%
Nontaxable refund	-0.5%	0.0%
Other	0.0%	-1.0%

Total Income Tax Expense (Benefit)	21.0%	10.1%

As of December 31, 2022 and 2021, the Company had approximately $440,000 and $3,114,000, respectively, of federal net operating loss carryforwards available to offset future taxable income. If not utilized, the pre-2018 federal net operating loss carryforwards expire in varying amounts between 2036 and 2037. The federal net operating losses generated after 2018 do not expire and may be carried forward indefinitely.

Note 7—Employee Benefit Plan

The Company has a defined contribution plan covering substantially all employees. The plan provides that employees who have attained age 21 can voluntarily contribute from 0% to 99% of their earnings to the plan, subject to statutory contribution limits. The Company provides matching contributions up to 4% of eligible compensation. Total expense related to the plan for the years ended December 31, 2022 and 2021 was $254,067 and $0, respectively.

Note 8—Commitments and Contingencies

In 2018, the Company entered into an agreement for use of a suite at Allegiant Stadium in Las Vegas, Nevada with an unrelated party. Under the agreement, the Company is obligated to pay approximately $515,000 per year until the agreement expires in 2034.

VDC Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

In 2005, the Company entered into an agreement for use of an internet domain name with an unrelated party. Under the terms of the agreement, the Company is obligated to pay approximately $2,500,000 per year until the agreement expires in 2040. The Company has the option to terminate the agreement at any time, provided they operate the domain for a period of thirty days after termination.

Note 9—Related Party Transactions

TZP Capital Partners III-A (Blocker), L.P. and TZP Capital Partners III, L.P. (the two entities are referred to herein as “TZP”), members of VDC Holdco, charge the Company a management fee for services rendered by TZP to the Company. The management fee is $62,500 per quarter with an additional 2% fee for any preferred membership units outstanding greater than six months. TZP management fees were $250,000 for the years ended December 31, 2022 and 2021 and are included as a component of general and administrative expense on the consolidated statements of operations.

Shortly after the COVID-19 pandemic shut down a majority of the Company’s operations, a second amendment to the Company’s LLC agreement was signed on May 18, 2020 wherein TZP agreed to make a “cash preferred equity contribution” to VDC Holdco. The agreement classed the two membership units to be created as (1) Class A Units and (2) Preferred Units (Note 11). The agreement also required TZP to make capital contributions (up to $10,000,000) in the event VDC Holdco’s cash on hand at the end of any week dropped below $4,000,000; preferred units issued at $1 per unit were issued to TZP in exchange for these capital contributions. The dividend rate on preferred units is 8% accrued daily and compounded quarterly for the first six months after issuance; 15% for the period between six and twelve months; 20% for the period between twelve and eighteen months; and 25% after 18 months.

For the year ended December 31, 2021, dividend accretions to the TZP preferred units totaled $516,481, based on the timing of accretions from the prior year of $6,190,673. The Company began redeeming the preferred units in June 2021 and continued redeeming units until the final units were redeemed in November 2021. Total amounts redeemed during the year ended December 31, 2021 was $6,707,154.

Note 10—Paycheck Protection Program Loans

In March 2021 and March 2020, the Company was granted $1,658,175 and $1,660,845, respectively, of loans under the Paycheck Protection Program (“PPP”) administered by Small Business Administration (“SBA”) approved partners. The loans are uncollateralized and are fully guaranteed by the Federal government. The Company initially recorded notes payable and recorded forgiveness when the loan obligations were legally released by the SBA. The Company recognized $3,319,020 of loan forgiveness income for the year ended December 31, 2021. There was no remaining balance after forgiveness.

In accordance with PPP loan requirements, the Company is required to maintain PPP loan files and certain underlying supporting documents for periods ranging from three to six years. The Company is also required to permit access to such files upon request by the SBA. Accordingly, there is potential the PPP loan could be subject to further review by the SBA and that previously recognized forgiveness could be reversed based on the outcome of this review.

Note 11—Equity

The Company has two classes of membership interests – Class A Units and Preferred Units. There were 61,000,000 Class A Units issued and outstanding as of December 31, 2022 and 2021. Holders of Class A Units are entitled to distributions made by the Company in accordance with their respective sharing ratios.

The Preferred Units are senior to the Class A Units, and earn a preferential dividend that ranges from 8% per annum to a maximum of 25% per annum based upon how long each Preferred Unit remains outstanding. If more than $10,000,000 in Preferred Units remain outstanding for more than 18 months, the unit holder is entitled to appoint additional directors to constitute a majority of the Board. In addition, a management fee of 2% accrues on each Preferred Unit that remains outstanding for more than 6 months. The Preferred Units are subject to optional redemption and mandatory redemption upon a sale of the Company. Preferred Units were issued in 2020 and were redeemed in 2021. There were no Preferred Units issued or outstanding as of December 31, 2022 and 2021.

VDC Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Note 12—Subsequent Events

On November 3, 2023, the members entered into a definitive agreement to sell 100% of the ownership of the Company to Vivid Seats, Inc. The agreed-upon purchase price was approximately $243,800,000 which is subject to customary closing adjustments, comprised of approximately $153,600,000 in cash and approximately 15,600,000 million shares of Vivid Seats, Inc. Class A common stock (calculated based on a price per share of $5.80, representing the average daily volume weighted price per share for each of the five consecutive trading days ending on and including November 2, 2023). The transaction closed on November 3, 2023.

Note 13—Restatement

Subsequent to the issuance of the December 31, 2022 consolidated financial statements and our report thereon dated February 27, 2023, VDC Holdco, LLC and Subsidiaries was acquired by Vivid Seats, Inc. which necessitated the reissuance of these consolidated financial statements under US GAAP for public business entities. To comply with US GAAP for public business entities, the accompanying consolidated financial statements have been restated to reflect the unwinding of the private company alternative for goodwill and the related tax implications. Accordingly, amounts reported for goodwill, deferred income taxes, tax provision, and amortization expense have been restated in the 2022 and 2021 consolidated financial statements now presented and an adjustment has been made to retained earnings as of January 1, 2021.

The following is a summary of the effects of the restatement in the Company’s Consolidated Balance Sheet as of December 31, 2022:

	As Previously Reported	Adjustment	As Restated
Goodwill	$32,883,061	$12,865,106	$45,748,167
Deferred tax asset	—	1,359,000	1,359,000
Total long-term assets	43,309,817	14,224,106	57,533,923
Total assets	78,406,605	14,224,106	92,630,711
Deferred tax liability	1,305,000	(1,305,000)	—
Total long-term liabilities	26,307,567	(1,305,000)	25,002,567
Total liabilities	76,226,236	(1,305,000)	74,921,236
Members’ equity	2,180,370	15,529,105	17,709,475
Total liabilities and members’ equity	78,406,606	14,224,105	92,630,711

The following is a summary of the effects of the restatement in the Company’s Consolidated Balance Sheet as of

December 31, 2021:

	As Previously Reported	Adjustment	As Restated
Other receivables	$99,830	$637,202	$737,032
Prepaid expenses	1,232,015	61,664	1,293,679
Total current assets	20,026,603	698,866	20,725,469
Goodwill	37,455,372	8,292,795	45,748,167
Deferred tax asset	—	2,193,000	2,193,000
Total long-term assets	53,489,955	10,485,795	63,975,750
Total assets	73,516,558	11,184,661	84,701,219
Deferred tax liability	1,431,000	(1,431,000)	—
Total long-term liabilities	36,029,847	(1,431,000)	34,598,847
Total liabilities	82,440,752	(1,431,000)	81,009,752
Members’ (deficit) equity	(8,924,194)	12,615,661	3,691,467
Total liabilities and members’ equity	73,516,558	11,184,661	84,701,219

VDC Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

The following is a summary of the effects of the restatement in the Company’s Consolidated Statement of Operations as of December 31, 2022:

	As Previously Reported	Adjustment	As Restated
Depreciation and amortization	$11,301,356	$ (4,572,192)	$6,729,164
Total operating expenses	71,993,529	(4,572,192)	67,421,337
Operating income	19,365,713	4,572,192	23,937,905
Net income before income taxes	21,204,816	4,572,192	25,777,008
Provision for income taxes	(3,900,252)	(1,658,748)	(5,559,000)
Net income	17,304,564	2,913,444	20,218,008

The following is a summary of the effects of the restatement on the Company’s Consolidated Statement of Operations as of December 31, 2021:

	As Previously Reported	Adjustment	As Restated
Depreciation and amortization	$12,321,970	$ (4,572,311)	$7,749,659
Total operating expenses	55,248,119	(4,572,311)	50,675,808
Operating (loss) income	(3,091,888)	4,572,311	1,480,423
Net income before income taxes	(53,923)	4,572,311	4,518,388
Provision for income taxes	(5,125,000)	4,626,000	(499,000)
Net (loss) income	(5,178,923)	9,198,311	4,019,388

The following is a summary of the effects of the restatement on the Company’s Consolidated Statement of Cash Flows as of December 31, 2022:

	As Previously Reported	Adjustment	As Restated
Net income	$17,304,564	$2,913,444	$20,218,008
Depreciation and amortization	11,301,475	(4,572,311)	6,729,164
Deferred income taxes	(126,000)	960,000	834,000
Other receivables	(570,473)	637,203	66,730
Prepaid expenses	(269,959)	61,664	(208,295)

The following is a summary of the effects of the restatement on the Company’s Consolidated Statement of Cash Flows as of December 31, 2021:

	As Previously Reported	Adjustment	As Restated
Net (loss) income	$ (5,178,923)	$ 9,198,311	$ 4,019,388
Depreciation and amortization	12,321,970	(4,572,311)	7,749,659
Deferred income taxes	4,775,000	(4,549,000)	226,000
Dividend accretion of preferred units expense	—	516,481	516,481
Other receivables	(8,663)	(77,000)	(85,663)
Net cash from operating activities	21,750,837	516,481	22,267,318
Issuance of preferred membership units	516,481	(516,481)	—
Net cash used for financing activities	(15,282,498)	(516,481)	(15,798,979)

VDC Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

The following is a summary of the effects of the restatement on the Company’s Consolidated Statements of Members’ Equity (Deficit) as of December 31, 2022 and 2021:

	As Previously Reported	Adjustment	As Restated
Retained earnings (deficit); balance, January 1, 2021	$(23,745,271)	$3,417,350	$(20,327,921)
Net (loss) income	(5,178,923)	9,198,311	4,019,388
Retained earnings (deficit); balance, December 31, 2021	(28,924,194)	12,615,661	(16,308,533)
Net income	17,304,564	2,913,444	20,218,008
Retained earnings (deficit); balance, December 31, 2022	(17,819,630)	15,529,105	(2,290,525)